 As Filed with the Securities and Exchange Commission on November 12, 1999

                                                      Registration No. 333-75887
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                       Pre-Effective Amendment No. 3

                                       to

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ----------------

                             HDA PARTS SYSTEM, INC.
             (exact name of registrant as specified in its charter)

                               ----------------

                      See Table of Additional Registrants

                               ----------------

            Alabama                            5013                       63-068-1070
(State or other jurisdiction of   (Primary standard industrial          (IRS Employer
 incorporation or organization)    classification code number)       Identification Number)

                               520 Lake Cook Road
                           Deerfield, Illinois 60015
                                 (847) 444-1095
         (Address, including zip code, and telephone number, including area code of Registrant's principal executive office)

                                 JOHN P. MILLER
                            Chief Financial Officer
                             HDA Parts System, Inc.
                  520 Lake Cook Road Deerfield, Illinois 60015
                                 (847) 444-1095
               (Name, address, including zip code, and telephone
               number, including area code, of Agent for service)

                                With Copies To:

                            RANDALL C. BASSETT, ESQ.
                          ELIZABETH A. BLENDELL, ESQ.
                                Latham & Watkins
                       633 West Fifth Street, Suite 4000
                         Los Angeles, California 90071
                                 (213) 485-1234

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS


Exact Name of Registrant as Specified in its     State or Other Jurisdiction of
Charter                                          Incorporation or Organization
--------------------------------------------     -----------------------------
City Truck Holdings, Inc.                        Delaware
City Truck and Trailer Parts of Alabama, Inc.    Alabama
City Truck and Trailer Parts of Alabama, L.L.C.  Alabama
City Truck and Trailer Parts of Tennessee, Inc.  Tennessee
City Friction, Inc.                              Alabama
Truck & Trailer Parts, Inc.                      Georgia
Truckparts, Inc.                                 Connecticut
Associated Brake Supply, Inc.                    California
Associated Truck Center, Inc.                    California
Onyx Distribution, Inc.                          California
Associated Truck Parts of Nevada, Inc.           Nevada
Freeway Truck Parts of Washington, Inc.          Washington
Tisco, Inc.                                      California
Tisco of Redding, Inc.                           California
Active Gear, L.L.C.                              Washington
Superior Truck & Auto Supply, Inc.               Massachusetts
QDSP Holdings, Inc.                              Delaware
Quality Distribution Service Partners, Inc.      Delaware
Automotive Sales Company, Inc.                   Delaware
City Spring Works, Inc.                          Delaware
Fleetpride, Inc.                                 Delaware
Holt Incorporated                                Delaware
SLM Power Group, Inc.                            Delaware
Truck City Parts, Inc.                           Delaware
Universal Joint Sales Company, Inc.              Delaware
Wheatley Truck Parts, Inc.                       Delaware
CB Acquisition Sub, Inc.                         Delaware
New England Truck & Auto Service, Inc.           Massachusetts
TBS, Incorporated                                Arizona
Four-T Sales & Service, Inc.                     Nebraska
Stats Remanufacturing Center, Inc.               Nebraska
Power Export Distributing Company                Texas
Power Equipment International, Inc.              Texas
Parts Management Company                         Texas
Parts Holding Company                            Nevada
Specialized Sales & Service, Inc.                Oregon
Parts Distributing Company, Ltd.                 Texas
Wheels and Brakes, Inc.                          Georgia
Specrite Brake Company                           Georgia

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell or offer these securities until the time the registration statement + +filed with the Securities and Exchange Commission becomes effective. This + +prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not + +permitted or would be unlawful prior to registration or qualification under +
+the securities laws of any such state.                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999

PROSPECTUS
                             HDA PARTS SYSTEM, INC.

                               OFFER TO EXCHANGE

                      $100,000,000 principal amount of its

                    12% senior subordinated notes due 2005,

              which have been registered under the Securities Act,

   for any and all of its outstanding 12% senior subordinated notes due 2005

                      Material Terms of the Exchange Offer

 . The exchange offer expires at 5:00 p.m., New York City time, on December 14,
  1999, unless extended.

 . We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act.

 . The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

 . You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

 . The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

 . We will not receive any proceeds from the exchange offer.

 . The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

 . You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000.

 . Our affiliates may not participate in the exchange offer.


    Please refer to "Risk Factors" beginning on page 9 of this document for a description of the risks you should consider when evaluating this investment.

We are not making this exchange offer in any state where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is      , 1999.

  We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

  The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus to you.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Summary Pro Forma Financial Data.........................................   8
Risk Factors.............................................................   9
Forward-Looking Statements...............................................  16
Market Data..............................................................  16
The Exchange Offer.......................................................  17
Company History..........................................................  28
Use of Proceeds..........................................................  30
Capitalization...........................................................  30
Unaudited Pro Forma Financial Data.......................................  31
Selected Historical Financial and Operating Data.........................  47
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  48
Business.................................................................  56
Management...............................................................  65
Principal Stockholders...................................................  68
Material Relationships and Transactions..................................  69
Description of Credit Facility...........................................  74
Description of Notes.....................................................  76
Material U.S. Federal Income Tax Consequences of the Exchange............ 124
Plan of Distribution..................................................... 125
Legal Matters............................................................ 125
Experts.................................................................. 126
Available Information.................................................... 127
Index to Financial Statements............................................ F-1

                                    SUMMARY

  The following summary contains basic information about this offering. It does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents we have referred you to.

                               The Exchange Offer

The Exchange Offer..........  We are offering to exchange our exchange notes for our outstanding private notes properly tendered and accepted. You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $100,000,000 principal amount of private notes is outstanding.

Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on December 14, 1999, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange
Offer.......................  The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

Procedures for Tendering
 Private Notes..............  If you wish to tender your private notes for exchange notes pursuant to the exchange offer you must transmit to the U.S. Trust Company, National Association, as exchange agent, on or before the expiration date, either:

                                 . a computer generated message transmitted
                                   through The Depository Trust Company's
                                   Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

                                 . a properly completed and duly executed
                                   letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your private notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

                               If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described under "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners..........   If you are a beneficial owner whose private notes
                               are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either (1) make appropriate arrangements to register ownership of the private notes in your name or
                               (2) obtain a properly completed bond power from the registered holder, before completing and executing the letter of transmittal and delivering your private notes.

Guaranteed Delivery
Procedures..................   If you wish to tender your private notes and time
                               will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your private notes according to the guaranteed delivery procedures described in this prospectus under the heading
                               "The Exchange Offer--Guaranteed Delivery
                               Procedures."

Acceptance of Private Notes
 and Delivery of Exchange
 Notes......................   Subject to the satisfaction or waiver of the
                               conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights...........   You may withdraw the tender of your private notes
                               at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange
                               Offer--Withdrawal of Tenders."

Liquidated Damages..........   We issued the private notes on July 31, 1998 to
                               the initial purchasers pursuant to a purchase agreement. At the same time, we entered into a registration rights agreement with the initial purchasers requiring us to make the exchange offer. The registration rights agreement also required us to:

                               . cause the registration statement filed with
                                 respect to the exchange offer to be declared effective by December 28, 1998; and

                               . consummate the exchange offer by March 13,
                                 1999.

                              We failed to comply with the above requirements and are paying you liquidated damages in the form of additional interest pursuant to the registration rights agreement. The rate is currently $20,000 per week in the aggregate.

Material U.S. Federal
 Income Tax Consequences....  The exchange of notes will not be a taxable event for United States federal income tax purposes. For a discussion of the material federal income tax consequences relating to the exchange of notes, see "Material U.S. Federal Income Tax Consequences of the Exchange."

Exchange Agent..............  U.S. Trust Company, National Association, the
                              trustee under the indenture governing the private notes, is serving as the exchange agent.

Consequences of Failure to
 Exchange Notes.............  If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.

Registration Rights
Agreement...................  You are entitled to exchange your private notes for exchange notes with substantially identical terms. The exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes. Under the circumstances described in the registration rights agreement, you may require us to file a shelf registration statement under the Securities Act.

     We explain the exchange offer in greater detail beginning on page 17.

                               The Exchange Notes

  The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes and both the private notes and the exchange notes, collectively, the "notes", are governed by the same indenture.

Securities Offered..........  $100.0 million principal amount of 12% senior subordinated notes due 2005.

Issuer......................  HDA Parts System, Inc.

Maturity Date...............  August 1, 2005.

Interest....................  The exchange notes will bear interest at the rate of 12% per year, payable every six months on February 1 and August 1, beginning August 1, 1999.

Optional Redemption.........  We may redeem the exchange notes, in whole or in part, on or after August 1, 2002 at the
                              redemption prices set forth in this prospectus, plus accrued and unpaid interest and liquidated damages.

                              In addition, at any time before August 1, 2001, we may redeem up to $35.0 million of notes originally issued at 112% of their principal amount, plus accrued and unpaid interest, with the net cash proceeds of one or more public offerings of equity of our company; provided however, that at least $65.0 million of notes remain outstanding after the redemption. For a more detailed description of the optional redemption procedures and prices, see "Description of Notes--Optional Redemption."

Guarantees..................  If we cannot make payments on the notes when due, our guarantors must make them instead. The guarantors will consist of our parent company and all of our current and future domestic subsidiaries. Our guarantors will fully and unconditionally guarantee the notes on a joint and several basis.

Ranking.....................  The exchange notes will rank behind all of our existing and future senior debt, including borrowings under the credit facility. The guarantees will rank behind all of the guarantors' existing and future senior debt, including guarantees under the credit facility. The indenture permits us to incur additional debt, including senior debt.

                              As of June 30, 1999 on a pro forma basis, we had approximately $103.1 million of senior debt outstanding, excluding unused commitments of $96.9 million under the revolving credit facilities. The guarantors had approximately $103.1 million of guarantor senior debt outstanding, consisting solely of guarantees under the revolving credit facilities and term loan but excluding guarantees of unused commitments under the revolving credit facilities.

Change of Control...........  Upon a change in our control, we must offer to repurchase your exchange notes at 101% of their principal amount, plus accrued and unpaid interest. If a change of control occurs, we may not have sufficient funds to repurchase all exchange notes tendered.

Covenants...................  The indenture contains covenants that, among other things, limit our ability and the ability of the guarantors to:

                                 . incur more debt;

                                 . prepay other debt or amend debt instruments;

                                 . create liens on assets;

                                 . make investments, loan or advances;

                                 . pay dividends or redeem stock;

                                 . engage in mergers or consolidations;

                                 . change the business we conduct; and

                                 . engage in transactions with affiliates.

                              In addition, we may be required to offer to purchase exchange notes at 100% of their principal amount, plus accrued and unpaid interest, with the proceeds of asset sales.

Form of Exchange Notes......  The exchange notes will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive exchange notes in certificated form unless one of the events described under the heading "Book-Entry; Delivery; Form and Transfer--Transfers of Interests in Global Notes for Certificated Notes" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these notes will be effected only through, records maintained in book-entry form by The Depository Trust Company and its participants.

Use of Proceeds.............  We will not receive any cash proceeds in the exchange offer.

     We explain the exchange notes in greater detail beginning on page 76.

                             HDA Parts System, Inc.

  We believe that we are one of the largest and fastest growing independent distributors in the highly fragmented $17 billion heavy duty vehicle parts and repair industry. We distribute parts to over 25,000 customers through 173 branch locations across 31 states. Based on both sales and number of branch locations, we believe that we are the largest independent distributor in the nation. Heavy duty vehicles include Class VI through Class VIII commercial vehicles such as tractor-trailers, waste disposal trucks and large off-road vehicles used in the mining, construction and agricultural industries. We have a broad base of customers including national and regional fleets operated by companies such as Waste Management, Inc., Browning-Ferris Industries, Inc., Dole Food, Inc. and Tyson Foods, Inc., and common carrier and rental fleets, including United Parcel Service of America, Inc., Consolidated Freightways Corporation, Con-Way Transportation Services, Ryder System, Inc., Roadway Package System, Inc. and Penske Leasing, Inc. A substantial part of our business consists of sales of heavy duty vehicle parts to local fleets, independent repair shops, heavy duty vehicle dealerships and government entities.

  Since our formation in June 1998, we have successfully pursued a strategy to become the largest national distributor of heavy duty vehicle parts, with a focus on building a nationwide system of branch locations, primarily through acquisitions. Since then, we have purchased 14 distributors. As a result of these acquisitions, we have leading market positions and highly experienced operating management and have achieved significant economies of scale and scope. We believe we are well positioned for additional growth both through acquisitions and new store openings. See "Company History" for additional details regarding our acquisitions.

  Our principal executive offices are located at 520 Lake Cook Road, Deerfield, Illinois 60015, and our telephone number is (847) 444 -1095.

                               Industry Overview

  Industry sources estimate that the heavy duty vehicle parts and repair industry generated $17.0 billion in revenues in 1997. An industry source expects the market for replacement parts, which accounted for the majority of revenues in the overall heavy duty vehicle parts and repair industry, to grow 17.7% from 1997 to 2002. We believe growth in the heavy duty vehicle parts and repair industry and growth in market share for full-service independent distributors like us has been and will continue to be driven by the following primary factors:

  . Expanding fleet of heavy duty vehicles;

  . Increased life expectancy of fleet vehicles;

  . Increased total truck miles driven annually; and

  . Increased outsourcing of parts inventory management by fleet operators.

                             Competitive Strengths

  We benefit from the following competitive strengths:

  . Ability to successfully execute our acquisition strategy;

  . Proven ability to grow revenue and profits;

  . Purchasing leverage;

  . Established customer relationships;

  . Superior inventory availability;

  . Outstanding customer service; and

  . Experienced management team.

                               Business Strategy

  Our strategic objective is to further grow our sales and profits by capitalizing on the continued growth opportunities in the heavy duty vehicle parts and repair industry. Our business strategy is to:

  . Become the largest national distributor of heavy duty vehicle parts;

  . Further reduce cost of products sold;

  . Develop distribution and operating efficiencies;

  . Achieve benefits from combining complementary operations; and

  . Expand relationships with national and regional fleet operators.

                        SUMMARY PRO FORMA FINANCIAL DATA

  The following summary pro forma financial data were derived from, and should be read in conjunction with, the more detailed consolidated financial statements of Holdings and its subsidiaries and the Unaudited Pro Forma Condensed Financial Data, including in each case, the related notes, included elsewhere in this prospectus. The summary pro forma financial data gives effect to the merger, the other acquisitions, equity contributions, the new $150 million revolving credit facility, the term loan and the notes, as if each transaction had occurred as of January 1, 1998 with respect to income statement data and as of June 30, 1999 with respect to balance sheet data. The selected pro forma condensed financial and operating data may not be indicative of our operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position.

                                                  Pro Forma       Pro Forma
                                                Twelve Months     Six Months
                                                    Ended           Ended
                                              December 31, 1998 June 30, 1999
                                              ----------------- --------------
                                                       (In thousands)
   Income Statement Data:
   Sales.....................................     $543,315         $284,068
   Gross profit..............................      176,449           93,024
   Selling, general and administrative
    expenses.................................      143,903           73,854
   Operating income..........................       32,546           19,170
   Net interest expense......................       20,692           10,345
   Net income................................        7,404            5,286

                                                                  Pro Forma
                                                                    as of
                                                                June 30, 1999
                                                                --------------
                                                                (In thousands)
   Balance Sheet Data:
   Cash and cash equivalents...................................    $  5,074
   Net working capital (1).....................................     129,263
   Total assets................................................     459,789
   Total debt (including current maturities)...................     203,250
   Stockholders' equity........................................     188,394


                                                     Pro Forma       Pro Forma
                                                   Twelve Months    Six Months
                                                       Ended           Ended
                                                 December 31, 1998 June 30, 1999
                                                 ----------------- -------------
                                                         (In thousands)
   Other Data:
   Depreciation and amortization................      $14,936         $6,703
   Ratio of earnings to fixed charges...........          1.6x           1.8x

--------------------
(1) Net working capital equals current assets less current liabilities.

                                  RISK FACTORS

  Before you invest in these exchange notes, you should consider carefully the following risk factors, as well as other information contained in this prospectus.

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

  We have a substantial amount of debt outstanding. As of June 30, 1999, our pro forma indebtedness, consisting principally of obligations under the revolving credit facilities, term loan and the private notes, was $203.2 million, and our pro forma capitalization was $391.6 million. The following chart shows other important pro forma credit statistics:

                                                                   Pro Forma
                                                                At June 30, 1999
                                                                ----------------
       Total indebtedness......................................      $203.2
       Stockholders' equity....................................       188.4

  Our substantial amount of debt could:

  . make it more difficult for us to satisfy our obligations under the notes;

  . limit our ability to obtain financing for acquisitions, working capital, capital expenditures and general corporate purposes, or limit our ability to obtain financing on terms favorable to us;

  . require us to dedicate a substantial portion of our cash flow from operations to pay our interest expense, and under certain conditions, to repay debt, thereby reducing the availability of our cash flow to fund operations and future business opportunities; and

  . limit our flexibility in reacting to changes in our operating environment or economic conditions, increasing our vulnerability to a downturn in our business or the economy generally.

If we are unable to generate a sufficient amount of cash to service our debt, we may not be able to satisfy our obligations under the notes.

  Our ability to repay or refinance our debt will depend on our ability to generate cash in the future, which will be affected by general economic conditions and financial, business and other factors, some of which are beyond our control. Based on currently applicable interest rates, we expect to use $21.7 million of our annual cash flow to pay the interest and principal on our debt. Our future cash flow and borrowings under the revolving credit facility may not be sufficient to meet our obligations. We may need to refinance some or all of our debt, including these notes, on or before maturity, sell material assets or operations or raise additional debt or equity capital. These alternatives may not be available to us on favorable terms or at all.

Your right to receive payments on the notes is subordinated to all of our existing and future senior debt. After we fulfill our obligations under our senior debt, we may not have sufficient assets to pay you.

  If we or our guarantors' file bankruptcy, liquidate or reorganize or undergo a similar proceeding, we must use our assets to pay our senior debt in full before paying you. Because of this obligation to pay the senior debt first, we may not have sufficient assets to pay any of the amounts due on the notes.

If we breach the terms of our debt, it could prevent us from fulfilling our obligations under the notes.

  The covenants in the indenture limit our ability to:

  . incur more debt;

  . prepay other debt or amend debt instrument

  . create liens on assets;

  . make investments, loan or advances;

  . pay dividends or redeem stock;

  . engage in mergers or consolidations;

  . change the business we conduct; and

  . engage in transactions with affiliates.

  Our credit facility also contains restrictive covenants. In addition to covenants similar to those contained in the indenture, the facility restricts acquisitions, sale/leaseback transactions and capital expenditures. This facility also requires us to maintain specified financial ratios and satisfy specified financial tests. Our ability to meet these financial ratios and financial tests will depend upon our financial performance and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach of any of these covenants could result in a default under the indenture or the credit facility, which would permit the senior lenders or you to declare all amounts borrowed under the credit facility to be due and payable, and the senior lenders could terminate their commitments to make further loans under the credit facility. If this occurs, we may not have sufficient assets to satisfy our obligations to you under the notes. In addition, if we were unable to repay our debt to our senior lenders, the senior lenders could proceed against the collateral securing that debt.

Our acquisition growth strategy makes us vulnerable to financing risks and the challenges of integrating new operations into our own. If we fail to successfully implement our strategy it could adversely affect our ability to compete.

  Our growth depends principally on our ability to acquire and successfully integrate heavy duty vehicle parts businesses. We may not be able to identify additional businesses for acquisition in the future, or these businesses may not be available at reasonable prices. If we fail to integrate the acquired businesses successfully or to acquire additional heavy duty vehicle parts businesses or if we pay increased prices for these businesses, our growth prospects, financial condition and results of operations could be materially adversely impacted.

  In addition, our acquisition strategy subjects us to the following risks:

  . we may require additional personnel, assets and capital, and we may not be able to expand successfully and operate the acquired companies profitably;

  . we may not anticipate or respond effectively to all of the changing demands that our expanding operations will have on our management information and operating systems, and we may experience delays, disruptions and unanticipated expenses in connection with our acquisition strategy. If we fail to meet the challenges of our expansion, it could have a material adverse effect on our results of operations and financial condition;

  . if we do not have sufficient cash resources to finance the implementation of our acquisition strategy, our growth could be limited unless we are able to obtain additional capital through debt or equity financings. We may not be able to obtain the additional financing we may need for our acquisition program on favorable terms, or at all; and

  . our growth strategy also includes expanding relationships with national and regional fleet operators, further reducing cost of products sold, developing distribution and operating efficiencies and achieving benefits from combining complementary operations. We may not be able to achieve any of these results.

  If we fail to attain any or all of these strategies, it could adversely affect our sales and our ability to compete.

The growth of our operations will place significant demands on our management.

  We will encounter various risks pursuing an acquisition growth strategy, including:

  . our future growth will require our management team to manage our expanding operations while evaluating, completing and integrating new businesses; and

  . our acquisition strategy will continue to place significant demands on our management to improve our operational, financial and management information systems, to develop further the management skills of our managers and supervisors, and to continue to retain, train, motivate and effectively manage our employees.

  If our management does not respond adequately to the demands, it could adversely affect our acquisition and growth strategy.

We may be unable to repay the notes if we do not compete successfully within our industry.

  We operate in a highly competitive environment. We compete against local, regional and national companies in the heavy duty parts and repair industry, including other independent distributors, original equipment manufacturers and their authorized dealerships, and independent repair shops. Our competition risks include the following:

  . current and potential competitors may have financial, personnel and other resources substantially greater than ours to finance acquisition and development opportunities;

  . our competitors may have lower overhead cost structures and may be able to provide their parts and services at lower rates than us;

  . original equipment manufacturers are in a position to offer incentives to heavy duty vehicle owners to return to their authorized dealerships for heavy duty vehicle parts and repair services, which could adversely affect our ability to compete; and

  . some owners of leased fleets may have sufficient leverage to purchase replacement parts directly from component manufacturers or to negotiate higher volume discounts from us.

   If we do not compete successfully within our industry, we may not be able to satisfy our obligations to you under the notes.

We depend on our executive officers, key employees and a well trained sales force and the loss of any of these individuals could adversely affect our business.

  Our performance depends upon the efforts of our key employees, especially our executive officers and operating management. The loss of any of our executive officers, operating management or other key employees could have a material adverse effect on our business. In addition, the successful implementation and management of our growth and expansion strategies will depend on our ability to continue to attract and retain qualified personnel. We may not be able to continue to attract that personnel or to retain key personnel in companies we acquire.

  Heavy duty vehicle parts are specialized, and we depend on a knowledgeable and experienced sales force to select and sell the proper parts to our customers. Our ability to grow our business will partially depend upon hiring, training, motivating and retaining a skilled work force.

The trucking industry is sensitive to economic factors outside of our control which may affect our sales.

  We sell many of our products to customers in industries that experience fluctuations in demand based on economic conditions, energy prices, consumer demand and other factors. The trucking industry has historically been highly cyclical as a result of various economic factors such as:

  . excess capacity in the industry;

  . competition from other forms of transportation;

  . the availability of qualified drivers;

  . changes in fuel prices and the supply of fuel;

  . increases in fuel or energy taxes;

  . interest rate fluctuations;

  . insurance costs;

  . fluctuations in the resale value of equipment;

  . economic recession; and

  . downturns in customers' business cycles and shipping requirements.

We have little or no control over these economic or industry specific factors. We may not be able to increase or maintain our level of sales in periods of economic stagnation or downturn.

The improvement in parts quality may reduce demand for our products which could adversely affect our sales.

  Improvement in the quality of parts manufactured for heavy duty vehicles and equipment may extend the useful lives and warranties of those parts and may reduce demand for our products and services by decreasing the frequency of replacement or refurbishment of those parts. A reduction in demand for our products and services could have a material adverse effect on our sales.

If we are not able to obtain an adequate supply of heavy duty vehicle parts, it could adversely affect our sales.

  We purchase heavy duty vehicle parts from a number of component manufacturers. We have not entered into any franchise agreements or supply contracts that would assure us a continued supply of parts to sell in the future. A key component of our business strategy is to maintain a wide selection of parts. Therefore, our inability to obtain access to parts in sufficient volumes for our branch locations could impair our strategy. Even though there are many component manufacturers in the marketplace, we may not be able to obtain an adequate supply of heavy duty vehicle replacement parts. If we fail to obtain an adequate supply of heavy duty vehicle replacement parts, it could have a material adverse effect on our sales. We also remanufacture used parts for resale to our customers. The used parts we need for remanufacturing may not be available to us in sufficient quantities in the future. If we cannot obtain an adequate supply of used parts, the resulting loss of sales could have a material adverse effect on our profitability. See "Business--Suppliers" for a more detailed discussion of our supplier relationships.

We may incur environmental clean-up costs or penalties in the future which could adversely affect our financial condition and profitability.

  Our operations are subject to various federal, state and local environmental laws, regulations and ordinances. If we fail to comply, or our predecessors failed to comply, with these environmental laws, we may be subject to civil or criminal liability. In particular, stringent environmental laws govern the handling and disposal of chemicals and substances, such as solvents and lubricants, we commonly use in some of our service and remanufacturing operations. In addition, some of our facilities operate, or have operated, above-ground and underground storage tanks for fuels and other substances which are subject to a variety of environmental laws. If the substances described above are released into the environment at our facilities or at facilities where we have arranged for disposal of these substances, we may be subject to liability for cleaning up contamination which results from those releases.

  We may not remain in compliance with applicable environmental laws, and it is possible that:

  . we may incur clean-up costs in the future;

  . environmental laws may be revised or amended to our detriment; or

  . changes to current environmental laws or enactment of new environmental laws affecting our business and operations may require further capital investments or make certain of our operations unprofitable.

  We conduct environmental diligence in connection with acquisitions and obtain indemnities from prior owners, which in some cases are limited by time and dollar amounts. As a result, we may inherit environmental liabilities not fully covered by indemnification.

The Year 2000 problem may adversely affect our sales and profitability if we or our suppliers fail to adequately address our Year 2000 concerns.

  We are currently addressing potential Year 2000 issues associated with our systems and our suppliers' systems. The ability of third parties with whom we transact business to address adequately their Year 2000 issues is outside of our control. Failure by us or our suppliers to address adequately our respective Year 2000 issues may result in lower sales for us and may require us to bear

Year 2000 costs and expenses. For a more detailed discussion of our Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

Brentwood and Aurora control our operations and their interests may not be aligned with yours.

  Brentwood and Aurora beneficially own 81.8% of Holdings' equity. As a result, Brentwood and Aurora are able to exercise significant voting control over us through their ability to determine the outcome of stockholders' votes regarding, among other things, the election of all of our directors and the approval of significant transactions. Holdings' stockholders also are party to a stockholders' agreement which, among other things, provides for the election of two of the eight directors. Each of Aurora and Brentwood are entitled to elect three of the remaining six directors pursuant to the certificates of designation for Holdings' series C special voting preferred stock and series D special voting preferred stock, respectively, which constitutes a majority of the board of directors. There may be conflicts between the interests of equity holders and note holders. You may expect Brentwood and Aurora to act in the best interests of equity holders.

State and federal statutes may allow courts, under specific circumstances, to void the exchange notes and the guarantees and require you to return payments received from us or the guarantors.

  Our obligations under the notes may be subject to review under state or federal fraudulent transfer laws if we go bankrupt or face other financial difficulty. Under those laws, a court could void the notes or subordinate the notes to the obligations due other creditors if the court were to find that when we issued the notes, we:

  . received less than fair consideration or reasonably equivalent value therefor and were or were rendered insolvent; or

  . were engaged in a business or transaction for which our remaining unencumbered assets constituted unreasonably small capital; or

  . intended to incur or believed or reasonably should have believed that we would incur debts beyond our ability to pay as those debts matured.

In addition, the court could direct the return of any amounts paid under the notes to us or to a fund for the benefit of our creditors. Moreover, regardless of the factors identified above, the court could avoid the notes and direct repayment or subordination if it found that we issued the notes with actual intent to hinder, delay or defraud our creditors.

  A court will likely find that we did not receive fair consideration or reasonably equivalent value for issuing the notes to the extent that we used the proceeds to repay obligations incurred when Brentwood acquired its interest in City Truck, including debt under the revolving credit facility and the interim securities purchased by Brentwood described on page 53, or otherwise did not directly benefit from the notes' proceeds. We incurred approximately $42.0 million in obligations under the revolving credit facility and to Brentwood when we acquired City Truck.

  In addition, a guarantor's obligations under its guarantee of the notes may be subject to review under the same laws if a guarantor files bankruptcy or faces other financial difficulty. In that event, the analysis above would generally apply. The court could avoid the guarantee and direct the repayment of amounts paid under the guarantee or subordinate the guarantee to the obligations due other creditors of the guarantor.

  A court will likely find that a guarantor did not receive fair consideration or reasonably equivalent value to the extent that it did not directly benefit from the notes' proceeds.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if:

  . the sum of its debts, including contingent or unliquidated debts, is greater than all of its property at a fair valuation, or

  . if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

However, a court may disagree with our conclusions in this regard.

We may not have sufficient assets to repurchase the notes upon a change of control.

  If a change of control occurs, the indenture requires us to offer to repurchase all exchange notes. The events involving a change of control may also constitute a default under the revolving credit facility. If we default under the revolving credit facility, the lenders could require us to repay the debt under the revolving credit facility in full before we repurchase the exchange notes. We may not have sufficient funds to repurchase the exchange notes if the lenders accelerate the debt under the revolving credit facility if a change of control occurs. Our inability to repurchase all of the tendered exchange notes would constitute an event of default under the indenture and you would be entitled to accelerate the notes. However, a default under the indenture would in turn, constitute a default under our senior debt. Since we are obligated to pay our senior debt in full before making any payments under the notes, we may not have sufficient assets remaining after we pay our senior debt to satisfy our obligations to you under the notes. Moreover, the terms of future debt may contain cross-default provisions based upon change of control or other defaults under the debt instruments.

If we sell a substantial amount of our assets, we may not be required to repurchase your notes.

  The definition of change of control in the indenture includes the sale, lease, transfer, conveyance or other disposition of all or "substantially all" of our assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no clearly established definition of the phrase in the context of an indenture. Accordingly, your ability to require us to repurchase your notes if we dispose of a substantial amount of our assets may be uncertain.

No public market exists for the notes and you may not be able to resell your notes.

  Before this exchange offer, there was no public market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange, although we expect the exchange notes to be eligible for trading in PORTAL. Donaldson, Lufkin & Jenrette Securities Corporation and BancAmerica Securities, the initial purchasers of the private notes, have advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so and may discontinue any market-making activity at any time without notice. Liquid markets may not develop for the exchange notes and you may not be able to resell your notes at all or at prices you consider reasonable. Future trading prices of the exchange notes also will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities.

                               ----------------

                           FORWARD-LOOKING STATEMENTS

  This prospectus, including the "Summary," "Unaudited Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains "forward-looking statements" which are identifiable by the use of forward-looking terms, such as "may," "intend," "will," "expect," "anticipate," "estimate," "continue" or similar phrases. In particular, any statement concerning future opportunities, future operating results or the ability to generate revenues, income or cash flow are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our expectations may not prove to be correct.

                               ----------------

                                  MARKET DATA

  We based the market data included in this prospectus, including information relating to our relative position in the industry, on independent industry publications, other publicly available information or the good faith belief of our management. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

                               ----------------

  Throughout this prospectus we use the words "HDA," "we," "our," "ours," and "us" to refer to HDA Parts System, Inc. and its subsidiaries. References to "Holdings" refer to City Truck Holdings, Inc., our parent company. Unless the context otherwise requires, all references to the following entities are before or after giving effect to the acquisitions, as appropriate: (1) "City Truck" means City Truck and Trailer Parts, Inc., (2) "Stone" means the assets and business of Stone Heavy Duty, Inc., (3) "Truck & Trailer Parts" means Truck & Trailer Parts, Inc., including DHP Leasing, Inc., (4) "Truckparts" means Truckparts, Inc., (5) "Tampa Brake" means the assets and business of Tampa Brake & Supply Co., Inc., (6) "Connecticut Driveshaft" means the assets and business of Connecticut Driveshaft, Inc., (7) "Associated" means Associated Brake Supply, Inc. and its subsidiaries, (8) "Tisco" means Tisco, Inc., including Tisco of Redding, Inc., (9) "Vantage Parts" means the assets and business of the Vantage Parts division of CNF Transportation Inc. and one of its subsidiaries, (10) "Active Gear" means Active Gear, L.L.C., (11) "Superior Truck" means Superior Truck & Auto Supply, Inc., (12) "Certified Powertrain" means some of the assets of the Certified Powertrain Specialist business of Certified Power, Inc., (13) "California Equipment" means the assets and business of California Equipment Company and California Equipment Company of Sacramento, (14) "Wheels and Brakes" means Wheels and Brakes, Inc., including Specrite Brake Company, and (15) "QDSP" means QDSP Holdings, Inc. and its subsidiaries.

  References to "HDA" mean City Truck and the companies or assets acquired since June 1998; Stone, Truck & Trailer Parts, Truckparts, Tampa Brake, Connecticut Driveshaft, Associated, Tisco, Vantage Parts, Active Gear, Superior Truck, Certified Powertrain, California Equipment, Wheels and Brakes and QDSP, and also refers to the historical performance or operations of those entities, taken as a whole. References to "Brentwood" mean Brentwood Associates Buyout Fund II, L.P., together with its affiliates, and references to "Aurora" mean Aurora Capital Partners L.P., together with its affiliates.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

  We issued the private notes on July 31, 1998 to Donaldson, Lufkin & Jenrette Securities Corporation and BancAmerica Securities, the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on July 31, 1998. Pursuant to the registration rights agreement, we agreed that we would:

  (1) file a registration statement with the SEC with respect to the exchange notes on or before December 28, 1998;

  (2) use our best efforts to cause the registration statement to be declared effective by the SEC on or before March 13, 1999;

  (3) use our best efforts to keep the registration statement effective until the closing of the exchange offer;

  (4) use our best efforts to keep the exchange offer open for a period of not less than 20 business days; and

  (5) use our best efforts to cause the exchange offer to be completed no later than the 30th business day after it is declared effective by the SEC.

  Upon the effectiveness of the registration statement, we will offer the exchange notes in exchange for the private notes. We filed a copy of the registration rights agreement as an exhibit to the registration statement. The registration statement satisfies some of our obligations under the registration rights agreement; however, we did not comply with our obligations to file and have the registration statement declared effective as described in items (1) and (2) above and are paying you liquidated damages in the form of additional interest pursuant to the registration rights agreement. The rate is currently $20,000 per week in the aggregate. The amount of the liquidated damages accelerates by an additional $5,000 per week at the beginning of and for each 90-day period following our failure to comply with our registration obligations until we satisfy those obligations. The maximum amount of liquidated damages we are required to pay is $50,000 per week in the aggregate. See "--Liquidated Damages" for more detail regarding the calculation of liquidated damages.

Resale of the Exchange Notes

  Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC's position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are:

  . a broker-dealer who purchases the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

  . you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

  In addition, if:

  . you are a broker-dealer; or

  . you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

  Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

  Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in integral multiples of $1,000.

  The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

  . we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

  . holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

  As of the date of this prospectus, $100,000,000 in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

  You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

  We will be deemed to have accepted validly tendered private notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

  If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

  The term expiration date will mean 5:00 p.m., New York City time on December 14, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.

  To extend the exchange offer, we will:

  . notify the exchange agent of any extension orally or in writing; and

  . mail to each registered holder an announcement that will include disclosure of the approximate number of private notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  We reserve the right, in our reasonable discretion:

  . to delay accepting any private notes:

  . to extend the exchange offer; or

  . if any conditions listed below under "--Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

  We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

  The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 12% per annum. Interest will be payable semi-annually in arrears on February 1 and August 1, commencing August 1, 1999.

You will receive interest on February 1, 2000 from August 1, 1999. We will deem the right to receive any interest accrued on the private notes waived by you if we accept your private notes for exchange.

Procedures for Tendering

  You may tender private notes in the exchange offer only if you are a registered holder of private notes. To tender in the exchange offer, you must:

  . complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

  . have the signatures guaranteed if required by the letter of transmittal;
    and

  . mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address listed below under "--Exchange Agent" for receipt before the expiration date.

  In addition, either:

  . the exchange agent must receive certificates for the private notes along with the letter of transmittal into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date;

  . the exchange agent must receive a timely confirmation of a book-entry transfer of the private notes, if the procedure is available, into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date; or

  . you must comply with the guaranteed delivery procedures described below.

  Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

  The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or private notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the transactions described above for you.

  If you are a beneficial owner of private notes whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering the private notes you must either:

  . make appropriate arrangements to register ownership of the private notes in your name; or

  . obtain a properly completed bond power from the registered holder.

  The transfer of registered ownership may take considerable time. Unless the private notes are tendered:

  (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  (2) for the account of:

    . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

    . a commercial bank or trust company having an office or correspondent in the United States; or

    . an "eligible guarantor institution" within the meaning of Rule 17Ad-
      15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal,

an eligible guarantor institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders."

  If the letter of transmittal is signed by a person other than the registered holder, the private notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the private notes.

  If the letter of transmittal or any private notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

  The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary's system may utilize the depositary's Automated Tender Offer Program to tender notes.

  We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.

  While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "--Conditions," and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

  If you wish to tender private notes in exchange for exchange notes in the exchange offer, we will require you to represent that:

  . you are not an affiliate of ours;

  . you will acquire any exchange notes in the ordinary course of your business; and

  . at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the exchange notes.

  In addition, in connection with the resale of exchange notes, any participating broker-dealer who acquired the private notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the registration statement.

Return of Notes

  If we do not accept any tendered private notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit private notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable. In the case of private notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the private notes to an account maintained with the depositary as promptly as practicable.

Book-Entry Transfer

  The exchange agent will make a request to establish an account with respect to the private notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the depositary's systems may make book-entry delivery of private notes by causing the depositary to transfer the private notes into the exchange agent's account at the depositary in accordance with the depositary's procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at the depositary, you must transmit and the exchange agent must receive, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, at the address below under "--Exchange Agent" on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

  If you wish to tender your private notes and (1) the notes are not immediately available or (2) you cannot deliver the private notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, may effect a tender if:

    (a) the tender is made through an eligible guarantor institution;

    (b) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

    . states your name and address, the certificate number(s) of the private notes and the principal amount of private notes tendered,

    . states that the tender is being made by that notice of guaranteed delivery, and

    . guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

    (c) within five New York Stock Exchange trading days after the expiration date, the exchange agent receives a properly executed letter of transmittal, as well as the certificate(s) representing all tendered private notes in proper form for transfer and all other documents required by the letter of transmittal.

  Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

  Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before 5:00 p.m. on the expiration date.

  To withdraw a tender of private notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

  . specify the name of the person who deposited the private notes to be withdrawn;

  . identify the private notes to be withdrawn, including the certificate number(s) and principal amount of the private notes; and

  . be signed in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees.

  We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following one of the procedures described above under "The Exchange Offer -- Procedures for Tendering" at any time before the expiration date.

Conditions

  Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

  If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

  . refuse to accept any private notes and return all tendered private notes to you;

  . extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

  . waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

  If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

  All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

  . to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

  . to provide, upon your request, the information required by Rule
    144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

  If (1) applicable law or SEC policy does not permit the exchange offer or (2) you notify us before the 20th business day following the completion of the exchange offer that:

  . you are prohibited by law or SEC policy from participating in the exchange offer;

  . you may not resell the exchange notes acquired by you in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the registration statement is not appropriate or available for resales by you; or

  . you are a broker-dealer and hold notes acquired directly from us,

we will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by you if you provide us with the necessary information for inclusion in the shelf registration statement.

  For the purposes of the registration rights agreement, "transfer restricted securities" means each private note until the earliest date on which:

  . the private note is exchanged in the exchange offer and entitled to be resold to the public without complying with the prospectus delivery requirements of the Securities Act;

  . the private note is disposed of in accordance with the shelf registration statement;

  . the private note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the registration statement; or

  . the private note is distributed to the public pursuant to Rule 144 under the Securities Act.

Liquidated Damages

  If:

    (1) we do not file the registration statement with the SEC on or before December 28, 1998;

    (2) the SEC does not declare the registration statement effective on or before March 13, 1999;

    (3) we do not complete the exchange offer on or before the 30th business day after the SEC declares the registration statement effective;

    (4) if we are obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or before the 30th business day after the filing obligation arises;

    (5) if we are obligated to file a shelf registration statement, the SEC does not declare the shelf registration statement effective on or before the 90th day after the obligation to file a shelf registration statement arises; or

    (6) if the registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the transfer restricted securities, for the time of non-effectiveness or non-usability, with each of items (1) through (6) constituting a "registration default," we agree to pay you liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by you for each week or portion of a week that the registration default continues for the first 90-day period immediately following the occurrence of the registration default. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities at the beginning of and for each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 in principal amount of transfer restricted securities. We will not be required to pay liquidated damages for more than one registration default at any given time. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

  We did not comply with our obligation to file and have the registration statement declared effective as described in items (1) and (2) above and are currently paying you liquidated damages in the form of additional interest pursuant to the registration rights agreement. The rate is currently $20,000 per week in the aggregate. We will pay all accrued liquidated damages in the same manner and on the same dates as the interest payments on the notes.

Exchange Agent

  We have appointed U.S. Trust Company, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

   By registered or Certified Mail:                By Hand Delivery:


  c/o United States Trust Company of      c/o United States Trust Company of
               New York                                New York
   P.O. Box 841 Peter Cooper Station           111 Broadway, Lower Level
     New York, New York 10276-0841           New York, New York 10006-1906
   Attn: Corporate Trust Operations        Attn: Corporate Trust Operations

        By Overnight Delivery:                       By Facsimile:


  c/o United States Trust Company of                (212) 420-6211
               New York                         Attn: Customer Service
       770 Broadway, 13th Floor
       New York, New York 10003
   Attn: Corporate Trust Operations              Confirm by Telephone:
                                                    (800) 225-2398

  Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees and Expenses

  We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our and our affiliates' officers and regular employees may make additional solicitations by telegraph, telephone or in person.

  We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

  We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $1 million. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

  We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If you do not submit satisfactory evidence of payment of the taxes or exemption from payment with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Consequence of Failures to Exchange

  Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take.

  Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

  . to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  . in a transaction meeting the requirements of Rule 144 under the Securities Act;

  . outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

  . in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

  . to us; or

  . pursuant to an effective registration statement.

  In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                                COMPANY HISTORY

  We were established by Brentwood, a private equity fund located in Los Angeles, in June 1998 through the acquisition and integration of two highly regarded heavy duty vehicle aftermarket parts distributors: City Truck and Stone, which have been in operation since 1975 and 1952, respectively. On June 1, 1998, Brentwood purchased 80% of the outstanding common stock of City Truck, a Birmingham, Alabama based distributor with 17 branch locations in the southeastern United States, in a recapitalization transaction. On June 19, 1998, City Truck acquired substantially all of the net assets of Stone, a Raleigh, North Carolina based operator with 18 branch locations primarily in the southeastern United States. On June 30, 1998, City Truck as recapitalized and including Stone changed its name to HDA Parts System, Inc., the issuer of the notes offered by this prospectus.

  We were formed by Brentwood to pursue a consolidation strategy in the highly fragmented heavy duty aftermarket parts industry. Since our inception, we have acquired 14 companies, including our September 30, 1999 merger with QDSP, a company formed in June 1998 by Aurora, a private equity fund located in Los Angeles, to pursue an acquisition strategy similar to ours. Since QDSP's inception, it has acquired 12 companies.

  HDA's acquisitions are described below:

                                                                       Number
                                           Acquisition                of Branch
                  Company                      Date      Region       Locations
                  -------                  -----------   ------       ---------
   City Truck............................ May 1998       Southeast        17
   Stone................................. June 1998      Mid-Atlantic     18
   Truck & Trailer Parts................. September 1998 Southeast         7
   Tampa Brake........................... October 1998   Southeast         5
   Connecticut Driveshaft................ November 1998  New England       6
   Truckparts............................ December 1998  New England       4
   Associated............................ January 1999   West             22
   Tisco................................. January 1999   West              4
   Active Gear........................... April 1999     West              2
   Vantage Parts......................... May 1999       National          7
   Superior Truck........................ June 1999      New England       1
   Certified Powertrain.................. August 1999    Northeast         1
   California Equipment.................. August 1999    West              6
   QDSP.................................. September 1999 National         63
   Wheels and Brakes..................... October 1999   Southeast        10
                                                                         ---
                                                                         173
                                                                         ===

  QDSP's acquisitions are described below:

                                                                      Number
                                                                     of Branch
             Company           Acquisition Date Region               Locations
             -------           ---------------- ------               ---------
   Fleetpride, Inc............   July 1998      Northeast                 8
   Sharkey Family Holdings,
    Inc. (d/b/a Universal
    Joint Sales Company)......   July 1998      Northeast                11
   Truck City Parts, Inc......   July 1998      Central/Mid-Atlantic      7
   Wheatley Truck Parts,
    Inc.......................   July 1998      Central                   4
   Automotive Sales Company,
    Inc.......................   July 1998      Southwest                 2
   Drive Train Southwest,
    Inc.......................   July 1998      Southwest                 4
   SLM Group, Inc.............   August 1998    Southcentral             14
   Holt Incorporated..........   August 1998    Central                   5
   City Spring Works, Inc.....   August 1998    Central                   3
   Clutch & Brake, Inc........   March 1999     Northeast                 2
   New England Truck & Auto
    Service, Inc..............   March 1999     Northeast                 1
   TBS, Incorporated..........   March 1999     Southwest                 2
                                                                        ---
                                                                         63
                                                                        ===

                                USE OF PROCEEDS

  The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

                                 CAPITALIZATION

  The following table sets forth as of June 30, 1999 (1) our actual capitalization and (2) our pro forma capitalization after giving effect to the Certified Powertrain, California Equipment, QDSP and Wheels and Brakes acquisitions and the related $40.0 million equity investment and refinancing of the revolving credit facility. You should read this table in conjunction with the "Unaudited Pro Forma Condensed Financial Data" and related notes, "Selected Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," all included elsewhere in this prospectus.

                                                               As of June 30,
                                                                    1999
                                                              -----------------
                                                                         Pro
                                                               Actual   Forma
                                                              -------- --------
                                                               (In thousands)
Cash and cash equivalents.................................... $  7,771 $  5,074
                                                              ======== ========
Long-term debt:
  Note payable............................................... $    150 $    150
  $85 million revolving credit facility......................   66,750       --
  New $150 million revolving credit facility.................       --   28,100
  New Term loan..............................................       --   75,000
  Existing senior subordinated notes.........................  100,000  100,000
                                                              -------- --------
    Total Debt...............................................  166,900  203,250
Stockholders' equity.........................................   78,823  188,394
                                                              -------- --------
    Total Capitalization..................................... $245,723 $391,644
                                                              ======== ========

                       UNAUDITED PRO FORMA FINANCIAL DATA

  Holdings is our parent company and has no separate operations. Its only asset is its investment in us and equity in our earnings recorded and it has no liabilities. Holdings is contingently liable for its guarantee of our debt. Thus, our separate pro forma financial statements are not presented.

  We derived the following unaudited pro forma financial data by applying pro forma consolidated adjustments to Holdings' historical financial statements, after giving effect to:

    (1) the recapitalization of City Truck;

    (2) the acquisitions of Stone, Truck & Trailer Parts, Tampa Brake, Connecticut Driveshaft, Truckparts, Tisco, Associated, Active Gear, Vantage Parts, Superior Truck, Certified Powertrain, California Equipment, Wheels and Brakes and QDSP;

    (3) the effect of refinancing the revolving credit facility and the issuance of the notes;

    (4) the June 1998 private equity offering and the January 1999 private equity offering, which was fully funded in April 1999; and

    (5) the equity contribution we received in connection with the QDSP merger.

  These pro forma consolidated adjustments give effect to the above transactions as if these transactions had occurred on January 1, 1998 for the condensed pro forma income statement data, and as if these transactions had occurred on June 30, 1999 for the condensed pro forma balance sheet data, except that the acquisitions we completed prior to June 30, 1999 are included in the June 30, 1999 balance sheet. We describe the pro forma adjustments in the accompanying notes.

  The unaudited pro forma financial data are subject to numerous assumptions and estimates which are subject to change and, in many cases, are beyond our control. The unaudited pro forma financial data may not be indicative of the operating results or financial position we would have achieved had we consummated the events described above. You should not construe this data as representative of our future operating results or financial position. You should read the unaudited pro forma financial data in conjunction with the historical financial statements of Holdings, Stone, Truck & Trailer Parts, Connecticut Driveshaft, Truckparts, Tisco, Associated, Vantage Parts, Superior Truck, California Equipment, Wheels and Brakes and QDSP, and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus.

                           CITY TRUCK HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of June 30, 1999
                                 (In thousands)

                                                   Post 06/30/99
                                                    Acquisitions
                                                --------------------
                                        (1)       (2)        (3)
                                       Actual    Actual   Pro Forma
                                      06/30/99  06/30/99 Adjustments     Total
                                      --------  -------- -----------    --------
               ASSETS
               ------
Current assets:
  Cash and cash equivalents.........  $  7,771  $  7,265  $ (9,962)(a)  $  5,074
  Accounts receivable, net..........    37,744    27,757       --         65,501
  Inventories.......................    71,318    41,686       --        113,004
  Prepaid expenses/other current
   assets...........................     4,294     6,450       --         10,744
  Current portion of notes
   receivable/patronage dividend....     2,906       427       (98)(b)     3,235
                                      --------  --------  --------      --------
    Total current assets............   124,033    83,585   (10,060)      197,558
Property, plant and equipment, net..    19,191     7,812       --         27,003
Other assets........................    16,424     1,223       (46)(c)    17,601
Deferred financing fees.............     5,835     1,668     3,135 (d)    10,638
Goodwill and other intangibles(4)...   122,753    65,884    18,352 (e)   206,989
                                      --------  --------  --------      --------
    Total assets....................  $288,236  $160,172  $ 11,381      $459,789
                                      ========  ========  ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Bank overdraft....................  $    --   $    231  $   (231)(f)  $    --
  Notes payable.....................       150     2,463    (2,463)(g)       150
  Current portion of long-term
   debt.............................       --      3,201    (3,201)(h)       --
  Accounts payable..................    24,515    16,563       --         41,078
  Accrued liabilities...............    17,998     8,369       700 (i)    27,067
                                      --------  --------  --------      --------
    Total current liabilities.......    42,663    30,827    (5,195)       68,295
Revolving credit facility...........    66,750    56,963   (95,613)(h)    28,100
Term loan...........................       --        --     75,000 (h)    75,000
12% senior subordinated notes.......   100,000       --        --        100,000
                                      --------  --------  --------      --------
    Total liabilities...............   209,413    87,790   (25,808)      271,395
Stockholders' equity:
  Series B preferred stock..........    88,142    32,573    49,489 (j)   170,204
  Common stock......................         2       256      (254)(j)         4
  Additional paid-in capital........    29,848    33,403    (2,931)(j)    60,320
  Employee notes....................      (425)      --        --           (425)
  Retained earnings.................   (38,744)    6,150    (9,115)(k)   (41,709)
                                      --------  --------  --------      --------
    Total stockholders' equity
     (deficit)......................    78,823    72,382    37,189       188,394
                                      --------  --------  --------      --------
    Total liabilities and
     stockholders' equity...........  $288,236  $160,172  $ 11,381      $459,789
                                      ========  ========  ========      ========

                                                   (footnotes on following page)

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of June 30, 1999
                                 (In thousands)

(1) "Actual 6/30/99" represents our actual historical June 30, 1999 balances, including those of acquisitions purchased as of June 30, 1999.

(2) "Post 6/30/99 Acquisitions--Actual 6/30/99" represents the actual historical June 30, 1999 balances for companies acquired after June 30, 1999: Certified Powertrain, California Equipment, Wheels and Brakes and QDSP.

                             Certified  California Wheels and
                             Powertrain Equipment    Brakes     QDSP    Total
                             ---------- ---------- ---------- -------- --------
           ASSETS
           ------
Current assets:
  Cash and cash
   equivalents..............   $  --      $  279    $   108   $  6,878 $  7,265
  Accounts receivable, net..    1,139      1,097      4,090     21,431   27,757
  Inventories...............    1,465      2,305      5,586     32,330   41,686
  Prepaid expenses and other
   current assets...........      --          36        105      6,309    6,450
  Current portion of notes
   receivable and...........      --         --         --         --       --
    patronage dividend......      329         65         33        --       427
                               ------     ------    -------   -------- --------
      Total current assets..    2,933      3,782      9,922     66,948   83,585
Property, plant and
 equipment, net.............      125        129        251      7,307    7,812
Other assets................      --         110         52      1,061    1,223
Deferred financing fees.....      --         --         --       1,668    1,668
Goodwill and other
 intangibles................      --         --         --      65,884   65,884
                               ------     ------    -------   -------- --------
        Total assets........   $3,058     $4,021    $10,225   $142,868 $160,172
                               ======     ======    =======   ======== ========
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
    --------------------
Current liabilities:
  Bank overdraft............   $  --      $  231    $   --    $    --  $    231
  Notes payable.............      --         --       2,463        --     2,463
  Current portion of long-
   term debt................      --         --         802      2,399    3,201
  Accounts payable..........      708      1,336      3,460     11,059   16,563
  Accrued liabilities.......      --         --         602      7,767    8,369
                               ------     ------    -------   -------- --------
      Total current
       liabilities..........      708      1,567      7,327     21,225   30,827
Revolving credit facility...      --       1,587        --      55,376   56,963
Term loan...................      --         --         --         --       --
12% senior subordinated
 notes......................      --         --         --         --       --
                               ------     ------    -------   -------- --------
      Total liabilities.....      708      3,154      7,327     76,601   87,790
Stockholders' equity:
  Series B preferred stock..      --         --         --      32,573   32,573
  Common stock..............      --         162          3         91      256
  Additional paid-in
   capital..................      --         848         73     32,482   33,403
  Retained earnings.........    2,350       (143)     2,822      1,121    6,150
                               ------     ------    -------   -------- --------
    Total stockholders'
     equity.................    2,350        867      2,898     66,267   72,382
                               ------     ------    -------   -------- --------
      Total liabilities and
       stockholders'
       equity...............   $3,058     $4,021    $10,225   $142,868 $160,172
                               ======     ======    =======   ======== ========

(3) "Post 6/30/99 Acquisitions--Pro Forma Adjustments" represents the pro forma adjustments to the historical financial statements of the companies acquired after June 30, 1999 as if the acquisitions and refinancings of debt had been completed on June 30, 1999. The items below indicate the changes made to the historical financial statements.

  (a) Reflects the elimination of cash of California Equipment ($279) and Wheels and Brakes ($108) not acquired as part of the acquisition and cash of $9,575 used to in-part finance the acquisition of Wheels and Brakes.

  (b) Reflects the elimination of patronage dividends of California Equipment ($65) and Wheels and Brakes ($33) not acquired as part of the acquisitions.

  (c) Reflects the elimination of other assets at California Equipment of $46 not acquired as part of the acquisition.

  (d) Reflects transaction fees of $6,100 related to establishing the term loan and new revolving credit facility and the elimination of financing fees for the existing revolving credit facility ($2,965).

  (e) Reflects the recognition of goodwill for Certified Powertrain ($4,255), California Equipment ($5), Wheels and Brakes ($6,778) and an increase of goodwill for QDSP ($4,919) and other intangibles for Certified Powertrain ($195), Wheels and Brakes ($350) and QDSP ($1,850).

  (f) Reflects the elimination of a bank overdraft at California Equipment of $231 not acquired as part of the acquisition.

  (g) Reflects the elimination of notes payable at Wheels and Brakes of $2,463 not acquired as part of the acquisition.

  (h) Reflects the elimination of debt of California Equipment ($1,587) and Wheels and Brakes ($802) not acquired as part of the acquisition and a $27,525 repayment of existing debt from equity contributions of $40,000 (see note i below), less $12,475 used to in-part finance the acquisition of Certified Powertrain ($6,800), California Equipment ($2,250) and Wheels and Brakes ($3,425), and refinancing the remaining debt with borrowings from the new revolving credit facility and term loan, net of $6,100 in transaction fees.

  (i) Reflects liabilities recorded in connection with the acquisitions of California Equipment ($50), Wheels and Brakes ($150) and QDSP ($500).

  (j) Reflects the issuance of stock related to the acquisition of QDSP ($72,536) and equity contributions in cash ($40,000) less QDSP previously outstanding stock ($65,146) and the elimination of stock of California Equipment ($1,010) and Wheels and Brakes ($76).

  (k) Reflects the elimination of equity prior to the acquisitions for Certified Powertrain ($2,350), California Equipment ($(143)), Wheels and Brakes ($2,822) and QDSP ($1,121) and the elimination of financing fees for the existing revolving credit facility ($2,965).

(4) The purchase price for each acquisition has been allocated to the assets acquired and liabilities assumed as shown below. Total consideration for the businesses includes cash of $180.4 million, common and preferred stock issued of $87.6 million and transaction fees of $18.9 million. The allocation includes a building acquired with a value of $2.3 million based upon an independent valution and the recognition $6.5 million of liabilities in connection with vendor consolidations, the closure of duplicate facilities and other activities that will be phased out in 1999. We have determined the fair value of the remaining assets and liabilities approximates the existing book values. Our business is that of a distributor of heavy duty vehicle parts and as such we believe that profit is attributable to the selling of the parts. Accordingly, the book value of inventory acquired has not been increased since no previously earned profit exists. The intangible assets were identified and valued by an independent appraisal related to workforce knowledge and experience, non-compete agreements with former owners and preferential customer agreements. Amortization of goodwill and other intangibles from the date of acquisition through June 30, 1999 was $2.1 million resulting in pro forma net goodwill and intangibles of $207.0 at June 30, 1999.

                              Total       Tangible             Identified
                             Purchase      Assets  Liabilities Intangible Recorded
         Acquisition          Price       Acquired  Acquired     Assets   Goodwill
         -----------         --------     -------- ----------- ---------- --------
   Stone...................  $ 27,637 (1) $ 18,963  $  8,880     $  878   $ 16,676
   Truck & Trailer Parts...    21,568 (1)    8,898     3,568        247     15,991
   Tampa Brake.............    10,068 (1)    5,246     2,010        348      6,484
   Connecticut Driveshaft..     9,832 (1)    9,711     3,462        132      3,451
   Truckparts..............    14,297 (1)    6,150     3,573        260     11,460
   Associated..............    62,137       22,011     5,652        676     45,102
   Tisco...................     7,666        3,598     1,013        220      4,861
   Active Gear.............     8,578        4,332       702        223      4,725
   Vantage Parts...........    28,510       16,532       872        345     12,505
   Superior Truck..........     2,043        2,071       335        --         307
   Certified Powertrain....     6,800        3,058       708        195      4,255
   California Equipment....     2,250        3,631     1,386        --           5
   Wheels and Brakes.......    13,000       10,084     4,212        350      6,778
   QDSP....................    72,536       76,984    77,101      1,850     70,803
                             --------     --------  --------     ------   --------
                             $286,922     $191,269  $113,474     $5,724   $203,403
                             ========     ========  ========     ======   ========

---------------------
(1) The purchase price per the December 31, 1998 audited financial statements of City Truck Holdings, Inc. is different from amounts above due to: rounded amounts of $.1 million each for Stone Heavy Duty, Truck and Trailer Parts and Connecticut Driveshaft, additional fees of $.2 million paid subsequent to audit in 1999 for Truckparts, and a $.2 million working capital adjustment settled subsequent to the audit for Tampa Brake.

                           CITY TRUCK HOLDINGS, INC.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                 For the Twelve Months Ended December 31, 1998
                                 (In thousands)

                            (1)        (2)                   (3)
                                                                        Pro Forma
                           Actual   Pro Forma Subtotal  Post 12/31/98 Twelve Months
                          12/31/98   Effect     1998    Acquisitions  Ended 12/31/98
                          --------  --------- --------  ------------- --------------

Net sales...............  $103,295   $89,555  $192,850    $350,465       $543,315
Cost of sales...........    65,855    61,254   127,109     239,757        366,866
                          --------   -------  --------    --------       --------
Gross profit............    37,440    28,301    65,741     110,708        176,449
Selling, general and
 administrative
 expenses...............    31,030    22,901    53,931      89,972        143,903
                          --------   -------  --------    --------       --------
Operating income........     6,410     5,400    11,810      20,736         32,546
Interest expense........     6,519     7,562    14,081       6,611         20,692
Interest (income).......      (624)      624       --          --             --
Other (income) expense..       (86)       (5)      (91)       (353)          (444)
                          --------   -------  --------    --------       --------
Income before income
 taxes..................       601    (2,781)   (2,180)     14,478         12,298
Income tax expense
 (benefit)..............      (687)     (181)     (868)      5,762          4,894
                          --------   -------  --------    --------       --------
Net income..............  $  1,288   $(2,600) $ (1,312)   $  8,716       $  7,404
                          ========   =======  ========    ========       ========

                                                   (footnotes on following page)

           NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                 For the Twelve Months Ended December 31, 1998
                                 (In thousands)

(1) "Actual 12/31/98" represents our actual historical 1998 results, including the results of acquisitions purchased in 1998 from the date of acquisition.

(2) "Pro Forma Effect" represents the actual historical 1998 results prior to the date of acquisition for companies acquired in 1998 and the application of pro forma adjustments to the historical financial statements of the companies owned as of December 31, 1998 as if the acquisitions and associated refinancings of debt and equity had been completed on January 1, 1998. The table below summarizes the historical results prior to acquisition and the effects of the pro forma adjustments.

                                      Truck & Connecticut  Tampa
                              Stone   Trailer Drive Shaft  Brake  Truckparts  Total
                             -------  ------- ----------- ------- ---------- -------
   Net sales...............  $23,379  $22,925   $16,393   $14,225  $12,633   $89,555
   Cost of sales...........   14,652   16,879    11,045    10,175    8,503    61,254
                             -------  -------   -------   -------  -------   -------
   Gross profit............    8,727    6,046     5,348     4,050    4,130    28,301
   Selling, general and
    administrative
    expenses...............    6,804    4,283     5,269     2,936    3,428    22,720
                             -------  -------   -------   -------  -------   -------
   Operating income........    1,923    1,763        79     1,114      702     5,581
   Interest expense........      --       119       140        14       50       323
   Interest (income).......      --       --         (7)      --       (14)      (21)
   Other (income) expense..       (6)       8       --        --        (7)       (5)
                             -------  -------   -------   -------  -------   -------
   Income before income
    taxes..................    1,929    1,636       (54)    1,100      673     5,284
   Income tax expense
    (benefit)..............      --       --        105       --       303       408
                             -------  -------   -------   -------  -------   -------
   Net income (loss).......  $ 1,929  $ 1,636   $  (159)  $ 1,100  $   370   $ 4,876
                             =======  =======   =======   =======  =======   =======

                                            Income
                                           Prior to     Pro Forma    Pro Forma
                                          Acquisition  Adjustments    Effect
                                          -----------  -----------   ---------
   Net sales.............................   $89,555      $   --       $89,555
   Cost of sales.........................    61,254          --        61,254
                                            -------      -------      -------
   Gross profit..........................    28,301          --        28,301
   Selling, general and administrative
    expenses.............................    22,720          181 (b)   22,901
                                            -------      -------      -------
   Operating income......................     5,581         (181)       5,400
   Interest expense......................       323        7,239 (c)    7,562
   Interest (income).....................       (21)         645 (d)      624
   Other (income) expense................        (5)         --            (5)
                                            -------      -------      -------
   Income before income taxes............     5,284       (8,065)      (2,781)
   Income tax expense (benefit)..........       408         (589)(e)     (181)
                                            -------      -------      -------
   Net income (loss).....................   $ 4,876(a)   $(7,476)     $(2,600)
                                            =======      =======      =======

  --------

   (a) Net income earned prior to acquisition.                          $4,876

   (b) Reflects the pro forma adjustments to selling, general and administrative expenses.
       --  Expense related to the revision of lease agreements,
           shortening the lease period and increasing amortization
           expense related to leasehold improvements.                      (50)
       --  Elimination of excess compensation, fringe benefits and related expenses of existing employees based upon salaried amounts in employment contracts entered into at the time
           of the acquisitions.                                          2,008

       --  Elimination of rent and related expenses for leased
           property owned by stockholders' which is no longer being
           leased to us, net of a contractual increase in lease
           expense.                                                        300
       --  Elimination of excess depreciation due to converting to
           a straight-line policy.                                         112
       --  Elimination of the net costs included in the combined
           financial statements of City Truck from the operation of
           equipment which was not acquired as part of the
           acquisitions, net of related outsourcing costs.                 219
       --  The elimination of accounting, legal and other fees no
           longer required as a result of the acquisitions.                111
       --  Annualization of amortization related to goodwill and
           intangible assets.                                           (1,158)
       --  Annualization of amortization related to deferred
           financing fees.                                              (1,723)
                                                                      --------
           Total selling, general and administrative adjustments          (181)

   (c) Reflects the pro forma adjustments to interest expense.
       --  Interest on $100,000 notes at 12%.                          (12,000)
       --  Interest expense related to borrowing under the term
           loan at 8.6% to finance acquisitions and replace
           existing debt.                                               (2,081)
       --  Elimination of previously recognized interest expense
           and amortization.                                             6,519
       --  Elimination of historical interest expense recognized
           prior to acquisition which is replaced by borrowing
           under the term loan above.                                      323
                                                                      --------
           Total interest expense adjustments                           (7,239)
   (d) Represents the elimination of previously recognized
       interest income.                                                   (645)
   (e) Represents the net effect of adjusting income taxes to our effective tax rate of 39.8%. We and most of the
       acquired companies were previously taxed as S
       corporations.                                                       589
                                                                      --------
           Total pro forma net income effect                          $ (2,600)
                                                                      ========

(3) "Post 12/31/98 Acquisitions" represent the actual historical 1998 results for companies acquired after December 31, 1998 and the application of pro forma adjustments as if the acquisitions had been completed as of January 1, 1998. The table below summarizes the actual results and the effects of the pro forma adjustments.

                                     Vantage  Active  Superior Certified  California Wheels &                         Truck
                  Associated Tisco    Parts    Gear    Truck   Powertrain Equipment  Brakes(1) QDSP(2) Fleetpride(3) City(3)
                  ---------- ------  -------  ------  -------- ---------- ---------- --------- ------- ------------- -------
Net sales.......   $57,039   $8,877  $55,012  $7,922   $3,640    $8,182     $6,409    $23,702  $67,490    $12,830    $8,411
Cost of sales...    35,960    6,659   43,820   5,197    2,065     5,143      4,178     16,820   45,234      8,436     5,520
                   -------   ------  -------  ------   ------    ------     ------    -------  -------    -------    ------
Gross profit....    21,079    2,218   11,192   2,725    1,575     3,039      2,231      6,882   22,256      4,394     2,891
Selling, general
 and
 administrative
 expenses.......    16,967    1,474    8,531   1,886    1,276     1,913      2,202      6,096   19,685      4,336     2,185
                   -------   ------  -------  ------   ------    ------     ------    -------  -------    -------    ------
Operating
 Income.........     4,112      744    2,661     839      299     1,126         29        786    2,571         58       706
Interest
 expense........       781       36      585     191      --        --         102        386    1,949        195       100
Interest
 (income).......       --       (41)     --      --       --        --         --         --       --         --        (18)
Other (income)
 expense........        12       (1)     (11)    (14)     --        --          (5)         9      --         --        --
                   -------   ------  -------  ------   ------    ------     ------    -------  -------    -------    ------
Income before
 income taxes...     3,319      750    2,087     662      299     1,126        (68)       391      622       (137)      624
Income tax
 expense
 (benefit)......         2      --       825     --       --        --         --         161      473        (39)      241
                   -------   ------  -------  ------   ------    ------     ------    -------  -------    -------    ------
Net income
 (loss).........   $ 3,317   $  750  $ 1,262  $  662   $  299    $1,126     $  (68)   $   230  $   149    $   (98)   $  383
                   =======   ======  =======  ======   ======    ======     ======    =======  =======    =======    ======

                                                                        City     Drive   Clutch &
                  Wheatley(3) Universal(3) ASCO(3)  Holt(3)  SLM(3)   Spring(3) Train(3) Brake(4) NETAS(4) TBS(4)  Total
                  ----------- ------------ -------  -------  -------  --------- -------- -------- -------- ------ --------
Net sales.......    $5,851      $15,122    $7,108   $8,735   $36,945   $4,811    $3,316   $5,699   $1,964  $3,724 $352,789
Cost of sales...     3,725        9,548     5,251    6,107    25,668    3,097     1,967    3,381    1,292   2,696  241,764
                    ------      -------    ------   ------   -------   ------    ------   ------   ------  ------ --------
Gross profit....     2,126        5,574     1,857    2,628    11,277    1,714     1,349    2,318      672   1,028  111,025
Selling, general
 and
 administrative
 expenses.......     1,789        4,525     1,290    2,498     8,688    1,365     1,093    1,845      533   1,000   91,177
                    ------      -------    ------   ------   -------   ------    ------   ------   ------  ------ --------
Operating
 Income.........       337        1,049       567      130     2,589      349       256      473      139      28   19,848
Interest
 expense........         5           86       105      136       434       74        60      --         3     --     5,228
Interest
 (income).......       --           --        --       --        --       --        --       --       --      --       (59)
Other (income)
 expense........        (8)         (49)      (15)       9      (203)     (42)      (35)     --       --      --      (353)
                    ------      -------    ------   ------   -------   ------    ------   ------   ------  ------ --------
Income before
 income taxes...       340        1,012       477      (15)    2,358      317       231      473      136      28   15,032
Income tax
 expense
 (benefit)......       135           23       --       --        272      128       --       --        61      10    2,292
                    ------      -------    ------   ------   -------   ------    ------   ------   ------  ------ --------
Net income
 (loss).........    $  205      $   989    $  477   $  (15)  $ 2,086   $  189    $  231   $  473   $   75  $   18 $ 12,740
                    ======      =======    ======   ======   =======   ======    ======   ======   ======  ====== ========

-------
(1) Amounts represent the results of operations of Wheels and Brakes from January 1, 1998 to December 31, 1998.

(2) Amounts represent the consolidated results of operations of QDSP Holdings, Inc. for the year ended December 31, 1998. Amounts include consolidated results of operations for companies acquired before December 31, 1998 (Fleetpride, Truck City, Wheatley, Universal, ASCO, Holt, SLM,
     City Spring, and Drive Train).

(3) Amounts represent the results of operations prior to acquisition for companies acquired before December 31, 1998 by QDSP Holdings, Inc.

(4) Amounts represent the results of operations from January 1, 1998 to December 31, 1998 for companies acquired by QDSP Holdings, Inc. subsequent to December 31, 1998.

                                           Annual       Pro Forma    Pro Forma
                                           Income      Adjustments    Effect
                                          --------     -----------   ---------
   Net sales............................. $352,789       $(2,324)(b) $350,465
   Cost of sales.........................  241,764        (2,007)(b)  239,757
                                          --------       -------     --------
   Gross profit..........................  111,025          (317)(b)  110,708
   Selling, general and administrative
    expenses.............................   91,177        (1,205)(c)   89,972
                                          --------       -------     --------
   Operating income......................   19,848           888       20,736
   Interest expense......................    5,228         1,383 (d)    6,611
   Interest (income).....................      (59)           59 (e)      --
   Other (income) expense................     (353)          --          (353)
                                          --------       -------     --------
   Income before income taxes............   15,032          (554)      14,478
   Income tax expense (benefit)..........    2,292         3,470 (f)    5,762
                                          --------       -------     --------
   Net income (loss)..................... $ 12,740 (a)   $(4,024)    $  8,716
                                          ========       =======     ========

   (a) Net income for companies acquired after December 31, 1998.                    $ 12,740

   (b) Elimination of sales, cost of sales and gross profit for Stats
       Remanufacturing Center, Inc. which has been sold and Power Equipment de
       Mexico, S.A. de C.V. which has been closed.                                       (317)
   (c) Reflects the pro forma adjustments to selling, general and administrative expenses.
       --  Elimination of excess compensation, fringe benefits and related expenses of existing employees based upon salaried amounts in employment
           contracts entered into at the time of the acquisitions.                      2,954
       --  Elimination of rent and related expenses for leased property owned by stockholders' which is no longer being leased to us, net of a
           contractual increase in lease expense.                                         272
       --  Elimination of accounting, legal and other fees no longer required as a
           result of the acquisitions.                                                    812
       --  Elimination of selling, general and administrative expenses for Stats
           Remanufacturing Center, Inc. which has been sold and Power Equipment de
           Mexico, S.A. de C.V. which has been closed.                                    924
       --  Elimination of management fees previously charged to Vantage Parts by its prior parent company, net of expense being incurred to replace
           allocated expenses.                                                            688
       --  Annualization of amortization related to goodwill and intangible assets.
                                                                                       (4,445)
                                                                                     --------
           Total selling, general and administrative adjustments                        1,205
   (d) Reflects the pro forma adjustments to interest expense.
       --  Interest expense related to borrowing under the term loan at 8.6% to
           fund the acquisitions and replace existing debt.                            (4,342)
       --  Interest expense related to borrowing under the revolving credit
           facility at 8.1% to fund the acquisitions and replace existing debt.        (2,267)
       --  Elimination of historical interest expense which is replaced by
           borrowing under the term loan and revolving credit facility above.           5,226
                                                                                     --------
           Total interest expense adjustments                                          (1,383)

   (e) Represents the elimination of previously recognized interest income.               (59)

   (f) Represents the net effect of adjusting income taxes to our effective tax rate of 39.8%. Most of the companies acquired were previously taxed as S
       corporations or partnerships.                                                   (3,470)
                                                                                     --------
           Total pro forma net income effect                                         $  8,716
                                                                                     ========

                           CITY TRUCK HOLDINGS, INC.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                     For the Six Months Ended June 30, 1999
                                 (In thousands)

                            (1)        (2)                 (3)
                                                                    Pro Forma
                                                                    Six Months
                           Actual   Pro Forma Subtotal Post 6/30/99   Ended
                          6/30/99    Effect     1999   Acquisitions  6/30/99
                          --------  --------- -------- ------------ ----------
Net sales................ $141,530   $28,783  $170,313   $113,755    $284,068
Cost of sales............   91,891    21,564   113,455     77,589     191,044
                          --------   -------  --------   --------    --------
Gross profit.............   49,639     7,219    56,858     36,166      93,024
Selling, general and
 administrative
 expenses................   37,075     6,030    43,105     30,749      73,854
                          --------   -------  --------   --------    --------
Operating income.........   12,564     1,189    13,753      5,417      19,170
Interest expense.........    8,283       837     9,120      1,225      10,345
Interest (income)........     (217)      217       --         --          --
Other (income) expense...       41        73       114        (71)         43
                          --------   -------  --------   --------    --------
Income before income
 taxes...................    4,457        62     4,519      4,263       8,782
Income tax expense
 (benefit)...............    1,774        25     1,799      1,697       3,496
                          --------   -------  --------   --------    --------
Net income............... $  2,683   $    37  $  2,720   $  2,566    $  5,286
                          ========   =======  ========   ========    ========

                                                   (footnotes on following page)

           NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                     For the Six Months Ended June 30, 1999
                                 (In thousands)

(1) "Actual 6/30/99" represents our actual historical results for the six months ended June 30, 1999, including the results of acquisitions purchased prior to June 30, 1999 from the date of acquisition.

(2) "Pro Forma Effect" represents the actual historical 1999 results through June 30, 1999 prior to the date of acquisition for companies acquired prior to June 30, 1999 and the application of pro forma adjustments to the historical financial statements of the companies owned as of June 30, 1999 as if the acquisitions and associated refinancings of debt and equity had been completed on January 1, 1999. The tables below summarize the historical results prior to acquisition and the effects of the pro forma adjustments.

                                               Vantage  Active  Superior
                             Associated Tisco   Parts    Gear    Truck    Total
                             ---------- -----  -------  ------  -------- -------
   Net sales...............    $1,388   $136   $23,179  $2,466   $1,614  $28,783
   Cost of sales...........       853     95    18,096   1,551      969   21,564
                               ------   ----   -------  ------   ------  -------
   Gross profit............       535     41     5,083     915      645    7,219
   Selling, general and
    administrative
    expenses...............       482     53     4,077     771      569    5,952
                               ------   ----   -------  ------   ------  -------
   Operating income........        53    (12)    1,006     144       76    1,267
   Interest expense........        32      1       160      44      --       237
   Interest (income).......       --      (1)      (24)    --       --       (25)
   Other (income) expense..                         77      (4)     --        73
                               ------   ----   -------  ------   ------  -------
   Income before income
    taxes..................        21    (12)      793     104       76      982
   Income tax expense
    (benefit)..............       --     --        --      --       --       --
                               ------   ----   -------  ------   ------  -------
   Net income (loss).......    $   21   $(12)  $   793  $  104   $   76  $   982
                               ======   ====   =======  ======   ======  =======

                                            Income
                                           Prior to      Pro Forma   Pro Forma
                                          Acquisition   Adjustments   Effect
                                          -----------   -----------  ---------
   Net sales.............................   $28,783                   $28,783
   Cost of sales.........................    21,564                    21,564
                                            -------        -----      -------
   Gross profit..........................     7,219                     7,219
   Selling, general and administrative
    expenses.............................     5,952        $  78 (b)    6,030
                                            -------        -----      -------
   Operating income......................     1,267          (78)       1,189
   Interest expense......................       237          600 (c)      837
   Interest (income).....................       (25)         242 (d)      217
   Other (income) expense................        73          --            73
                                            -------        -----      -------
   Income before income taxes............       982         (920)          62
   Income tax expense (benefit)..........       --            25 (e)       25
                                            -------        -----      -------
   Net income (loss).....................   $   982 (a)    $(945)     $    37
                                            =======        =====      =======

  --------

   (a) Net income earned prior to acquisition.                             $982

   (b) Reflects the pro forma adjustments to selling, general and administrative expenses:
       --  Elimination of excess compensation, fringe benefits and related expenses of existing employees based upon salaried amounts in employment contracts entered into at the time of
           the acquisitions.                                                 84
       --  Elimination of rent and related expenses for leased property owned by stockholders' which is no longer being leased to us,
           net of a contractual increases in lease expense.                   9

       --  Elimination of management fees previously charged to
           Vantage Parts by its prior parent company, net of expense
           being incurred to replace allocated expenses.                   334
       --  Elimination of accounting, legal and other fees no longer
           required as a result of the acquisitions.                        63
       --  Annualization of amortization related to goodwill and
           intangible assets.                                             (274)
       --  Annualization of amortization related to deferred
           financing fees.                                                (294)
                                                                       -------
           Total selling, general and administrative adjustments           (78)
   (c) Reflects the pro forma adjustments to interest expense.
       --  Interest on $100,000 notes at 12%.                           (6,000)
       --  Interest expense related to borrowing under the term loan at 8.6% to finance acquisitions and replace existing
           debt.                                                        (3,120)
       --  Elimination of previously recognized interest expense
           which is replaced by borrowing under the term loan above.     8,520
                                                                       -------
           Total interest expense adjustments                             (600)

   (d) Represents the elimination of previously recognized interest
       income.                                                            (242)
   (e) Represents the net effect of adjusting income taxes to our effective tax rate of 39.8%. Most of the companies acquired
       were previously taxed as S corporations or partnerships.            (25)
                                                                       -------
       Total pro forma net income effect                               $    37
                                                                       =======

(3) "Post 6/30/99 Acquisitions" represent the actual historical results for the six months ended June 30, 1999 for companies acquired after June 30, 1999 and the application of pro forma adjustments as if the acquisitions had been completed as of January 1, 1999. The table below summarizes the actual results and the effects of the pro forma adjustments.

                             Certified  California Wheels &         Clutch &
                             Powertrain Equipment   Brakes   QDSP    Brake   NETAS TBS   Total
                             ---------- ---------- -------- ------- -------- ----- ---- --------
   Net sales...............    $4,133     $3,435   $12,803  $91,983  $1,013  $424  $539 $114,330
   Cost of sales...........     2,629      2,290     9,032   62,973     542   270   339   78,075
                               ------     ------   -------  -------  ------  ----  ---- --------
   Gross profit............     1,504      1,145     3,771   29,010     471   154   200   36,255
   Selling, general and
    administrative
    expenses...............       785      1,207     3,473   23,828     238   120   197   29,848
                               ------     ------   -------  -------  ------  ----  ---- --------
   Operating income........       719        (62)      298    5,182     233    34     3    6,407
   Interest expense........       --         --        --     2,425     --    --    --     2,425
   Interest (income).......       --         --        --       --      --    --    --       --
   Other (income) expense..       --         (71)      --       --      --    --    --       (71)
                               ------     ------   -------  -------  ------  ----  ---- --------
   Income before income
    taxes..................       719          9       298    2,757     233    34     3    4,053
   Income tax expense
    (benefit)..............       --           2       --     1,521           --    --     1,523
                               ------     ------   -------  -------  ------  ----  ---- --------
   Net income (loss).......    $  719     $    7   $   298  $ 1,236  $  233  $ 34  $  3 $  2,530
                               ======     ======   =======  =======  ======  ====  ==== ========

                                           Annual       Pro Forma    Pro Forma
                                           Income      Adjustments    Effect
                                          --------     -----------   ---------
   Net sales............................. $114,330       $  (575)(b) $113,755
   Cost of sales.........................   78,075          (486)(b)   77,589
                                          --------       -------     --------
   Gross profit..........................   36,255           (89)      36,166
   Selling, general and administrative
    expenses.............................   29,848           901 (c)   30,749
                                          --------       -------     --------
   Operating income......................    6,407          (990)       5,417
   Interest expense......................    2,425        (1,200)(d)    1,225
   Interest (income).....................      --            --           --
   Other (income) expense................      (71)          --           (71)
                                          --------       -------     --------
   Income before income taxes............    4,053           210        4,263
   Income tax expense (benefit)..........    1,523           174 (e)    1,697
                                          --------       -------     --------
   Net income (loss)..................... $  2,530 (a)   $    36     $  2,566
                                          ========       =======     ========

  --------

 (a) Net income for companies acquired after June 30, 1999.            $ 2,530

 (b) Elimination of sales, cost of sales and gross profit for Stats
     Remanufacturing Center, Inc. which has been sold and Power
     Equipment de Mexico, S.A. de C.V. which has been closed.              (89)

     Reflects the pro forma adjustments to selling, general and
 (c) administrative expenses.
     --Elimination of excess compensation, fringe benefits and
      related expenses of existing employees based upon salaried amounts in employment contracts entered into at the time of
      the acquisitions.                                                     63
     --Elimination of rent and related expenses for leased property
      owned by stockholders' which is no longer being leased to us.          1
     --Elimination of accounting, legal and other fees no longer
      required as a result of the acquisitions.                              3
     --Elimination of selling, general and administrative expense for Stats Remanufacturing Center, Inc. which has been sold and
      Power Equipment de Mexico, S.A. de C.V. which has been closed.       270
     --Annualization of amortization related to goodwill and
      intangible assets.                                                (1,238)
                                                                       -------
      Total selling, general and administrative adjustments               (901)

 (d) Reflects the pro forma adjustments to interest expense.
     --Interest expense related to borrowing under the revolving credit facility at 8.1% to fund the acquisitions of Certified
       Powertrain, California Equipment and Wheels & Brakes.           (1,225)
     --Elimination of historical interest expense which is replaced
       by borrowing under the revolving credit facility above.          2,425
                                                                      -------
       Total interest expense adjustments.                              1,200

 (e) Represents the net effect of adjusting income taxes to our effective tax rate of 39.8%. Most of the companies acquired
     were previously taxed as S corporations.                            (174)
                                                                      -------
     Total pro forma net income effect                                $ 2,566
                                                                      =======

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

  Holdings is our parent company and has no separate operations. Its only asset is its investment in us and equity in our earnings recorded and it has no liabilities. Holdings is contingently liable for its guarantee of our debt. Thus, our separate financial statements are not presented.

  The selected audited financial data of Holdings and its subsidiaries for the years ended December 31, 1996, 1997 and 1998 set forth below are derived from the more detailed financial statements and related notes of Holdings and its subsidiaries included elsewhere in this prospectus. The unaudited financial data of Holdings and subsidiaries for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1998 and 1999 are derived from unaudited financial statements of Holdings and its subsidiaries, which are prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of data. In addition, Holdings and its subsidiaries operated throughout the periods presented as independent, privately owned entities, which influenced the historical level of owners' compensation and other expenses. Accordingly, the historical results of operations include (1) historical compensation expenses in excess of the current compensation levels to the former owners of Holdings and its subsidiaries, (2) other private company expenses and (3) no accrual for federal income taxes before May 29, 1998. Therefore, the historical results discussed below do not represent HDA's results had Holdings and its subsidiaries been combined and operated under common ownership during that period. The comparative financial data for 1994, 1995, 1996 and 1997 include only the combined operations of City Truck and its subsidiaries and affiliated companies. The 1998 and 1999 financial data also includes the operations of Stone, Truck & Trailer, Connecticut Driveshaft, Truckparts, Tampa Brake, Associated, Tisco, Active Gear and Superior Truck from their dates of acquisition. The financial data set forth below should be read in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus.

                                                                        Six Months Ended
                                  Year Ended December 31,                   June 30,
                          --------------------------------------------  -----------------
                           1994     1995     1996     1997      1998     1998      1999
                          -------  -------  -------  -------  --------  -------  --------
                               (In thousands, except location and ratio data)
Income Statement Data:
 Sales..................  $44,751  $50,063  $52,609  $57,837  $103,295  $33,755  $141,530
 Cost of sales..........   28,706   31,981   33,283   36,611    65,855   20,832    91,891
                          -------  -------  -------  -------  --------  -------  --------
 Gross profit...........   16,045   18,082   19,326   21,226    37,440   12,923    49,639
 Selling, general and
  administrative
  expenses..............   12,009   13,592   14,390   16,143    31,030    9,308    37,075
                          -------  -------  -------  -------  --------  -------  --------
 Income from
  operations............    4,036    4,490    4,936    5,083     6,410    3,615    12,564
 Interest expense, net..       31       31      628      776     5,895      596     8,066
 Other (income)
  expense...............      (24)       4      (40)     (58)      (86)     (79)       41
 Income tax expense
  (benefit)(1)..........       29       37       53       93      (687)     292     1,774
                          -------  -------  -------  -------  --------  -------  --------
 Net income.............  $ 4,000  $ 4,418  $ 4,295  $ 4,272  $  1,288  $ 2,806  $  2,683
                          =======  =======  =======  =======  ========  =======  ========
Supplemental pro forma
 income data:
 Pro forma income
  taxes.................  $ 1,604  $ 1,773  $ 1,731  $ 1,737  $    239  $ 1,233  $  1,774
 Pro forma net income...    2,425    2,682    2,617    2,628       362    1,865     2,683
Balance Sheet Data:
 Cash and cash
  equivalents...........  $ 2,985  $   227  $   152  $   191  $  8,328  $ 1,292  $  7,771
 Net working
  capital(2)............   12,127   12,176   12,403   13,872    43,387   29,649    81,370
 Total assets...........   22,433   26,145   28,915   33,203   163,924   69,037   288,236
 Total debt (including
  current maturities)...    3,095   11,898   13,184   13,056   118,361   52,327   166,900
 Stockholders' equity...   15,169    7,580    9,593   12,018    16,474    5,000    78,823
Other Data:
 Capital
  expenditures(3).......  $   829  $ 1,234  $ 4,301  $ 1,627  $  1,668  $   442  $  2,533
 Number of locations....       12       15       16       17        57       35        93
 Ratio of earnings to
  fixed charges.........     18.3x    15.1x     5.6x     5.1x      1.1x     5.0x      1.5x

--------------------
(1) Holdings and its subsidiaries were comprised solely of sub-chapter "S' corporations prior to the recapitalization in 1998.

(2) Net working capital equals current assets less current liabilities.

(3) Capital expenditures for 1996 include $3.7 million related to the construction of City Truck's new corporate offices and distribution center in Birmingham, Alabama.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis in conjunction with "Selected Historical Financial and Operating Data" and our financial statements and related notes included elsewhere in this prospectus. Certain statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations constitute forward-looking statements which are described in the section entitled "Disclosure Regarding Forward-Looking Statements."

  See "Risk Factors" for information concerning the factors that affect our markets, our products, our profitability, our liquidity, restrictions on us imposed by our debt agreements and other factors that may affect us in the future.

General

  Holdings is our parent company and has no separate operations. Its only asset is its investment in us and equity in our earnings recorded and it has no liabilities. Holdings is contingently liable for its guarantee of our debt. Holdings' historical financial statements are identical to ours except with respect to the accounts which comprise the stockholders' equity section of the balance sheet.

  Our historical financial data prior to 1998 reflect only City Truck's financial results. Our financial data includes City Truck's results for all periods and the following from the dates of acquisition:

                                                             Date of
     Company                                                 Acquisition
     -------                                                 -----------
     Stone.................................................. June 19, 1998
     Truck & Trailer Parts.................................. September 30, 1998
     Tampa Brake............................................ October 31, 1998
     Connecticut Driveshaft................................. November 4, 1998
     Truckparts............................................. December 17, 1998
     Associated............................................. January 11, 1999
     Tisco.................................................. January 12, 1999
     Active Gear............................................ April 20, 1999
     Vantage Parts.......................................... May 28, 1999
     Superior Truck......................................... June 7, 1999

  Accordingly, our historical financial results are not comparable for any period that includes periods after June 30, 1998. Our historical financial statements do not include the results of companies we acquired after June 30, 1999: Certified Powertrain, California Equipment, QDSP and Wheels and Brakes.

  City Truck, prior to June 1, 1998, and the other acquired businesses, prior to their acquisitions, operated as family owned entities, which influenced the historical level of owners' compensation and other expenses. Accordingly, the historical results of operations include historical compensation expenses in excess of the current compensation levels to the former owners and certain other private company expenses. In addition, we believe the combined companies will benefit from:

  . increased access to capital;

  . the support of experienced and professional management;

  . centrally coordinated purchasing;

  . the elimination of certain duplicative distribution and operating costs;

  . cross-selling opportunities; and

  . the enhanced capacity to service large national and regional accounts.

The historical results discussed below do not represent our results had all of the acquired entities been combined and operated under common ownership during that period. See "Business--HDA Parts System, Inc." for a general description of our business

  Our sales consist primarily of parts sales, including remanufactured parts, and installation and repair income. Parts sales include the sales of parts, supplies, accessories and equipment for heavy duty vehicles and equipment, including braking, steering and suspension systems, transmissions, drivelines, axles, wheels and rims, hydraulic systems and engines. Remanufacturing revenues are derived from the sales of brake shoes, drivelines, hydraulic systems, transmissions and rear axles which have been remanufactured. Service revenues are derived from providing repair service to vehicles and equipment and installing parts, supplies and equipment. Same location sales are calculated to include a new location after a full calendar year of operations.

  Our cost of sales consist of the cost of parts, supplies and equipment sold, freight related thereto, and direct labor costs incurred to provide remanufacturing and service, partially offset by volume-related rebates received from component manufacturers and buying cooperatives.

  Our selling, general and administrative expenses include the cost of personnel conducting sales, warehousing, delivery and administrative activities, including commissions and other forms of incentive compensation, advertising and marketing expenses, depreciation and amortization expenses, rent, delivery expenses, repairs, utilities, maintenance costs, professional fees, property taxes and other costs not included in cost of sales that are attributable to operations.

Results of Operations

  The following table summarizes our historical results of operations for the fiscal years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 (In millions):

                                                                     Unaudited Six Months
                                      Fiscal Year                       Ended June 30,
                          ---------------------------------------  -------------------------
                             1996         1997          1998          1998          1999
                          -----------  -----------  -------------  -----------  ------------
                            $     %      $     %      $       %      $     %      $      %
                          ----- -----  ----- -----  ------  -----  ----- -----  ------ -----
Sales...................  $52.6 100.0% $57.8 100.0% $103.3  100.0% $33.8 100.0% $141.5 100.0%
Gross profit............   19.3  36.7   21.2  36.7    37.4   36.2   12.9  38.2    49.6  35.1
SG&A expenses...........   14.4  27.4   16.1  27.9    31.0   30.0    9.3  27.5    37.0  26.1
Income from operations..    4.9   9.3    5.1   8.8     6.4    6.2    3.6  10.7    12.6   8.9
Interest expense, net...    0.6   1.1    0.8   1.4     5.9    5.7    0.5   1.5     8.1   5.7
Other income............    0.1   0.2    0.1   0.2     0.1    0.1     --    --      --    --
Income tax expense
 (benefit)..............    0.1   0.2    0.1   0.2    (0.7)   0.7    0.3   0.9     1.8   1.3
Net income..............    4.3   8.2    4.3   7.4     1.3    1.3    2.8   8.3     2.7   1.9
Supplemental pro forma
 income taxes...........    1.7   3.2    1.8   3.1     0.2    0.2    1.2   3.6     1.8   1.3
Supplemental pro forma
 net income.............    2.7   5.1    2.6   4.5     0.4    0.4    1.9   5.6     2.7   1.9

Comparison of Results of Operations

 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

  Sales. Sales for the six months ended June 30, 1999 increased to $141.5 million from $33.8 million for the same period in 1998, an increase of 318.6%. The sales growth is attributable to the acquisitions completed in 1998 and 1999. The acquisitions were all completed after the second quarter of 1998, with the exception of Stone, which was acquired on June 19, 1999. Same location sales growth for the six month period was 4.3%.

  Gross profit. Gross profit increased to $49.6 million for the first six months of 1999 from $12.9 million in 1998, an increase of 284.5%, as a result of our acquisitions. As a percentage of sales, our gross profit decreased to 35.1% in 1999 from 38.2% in 1998. The lower margin reflects the impact of revenue from acquired companies with lower margins.

  SG&A expenses. SG&A expenses increased to $37.0 million in 1999 from $9.3 million in 1998, an increase of 297.9%. As a percentage of sales, SG&A expenses decreased to 26.1% in 1999 from 27.5% in 1998. The decrease in SG&A expenses as a percentage of sales is the result of cost containment measures which reduced expense growth, reductions in duplicate facilities and acquired companies with lower SG&A as a percent of sales partially offset by acquired amortization of goodwill and intangibles relating to the acquired companies and corporate expenses.

  Income from operations. Income from operations increased to $12.6 million in 1999 from $3.6 million in 1998, an increase of 250.0%. As a percentage of sales, income from operations decreased to 8.9% from 10.7%. The decrease in income from operations as a percentage of sales is primarily due to the lower margin companies acquired and corporate expenses.

  Interest expense. Interest expense increased to $8.1 million in 1999 from $0.5 million in 1998. The increase was the result of higher debt incurred to complete acquisitions in 1998 and January 1999. Debt at June 30, 1999 primarily consisted of $100.0 million of senior subordinated notes and $66.8 million of borrowings under the revolving credit facility. Comparably, long term debt at June 30, 1998 was $52.0 million, however, all but approximately $12.0 million was incurred on or after June 1, 1998.

  Income tax expense. Income tax expense was $1.8 million in 1999 compared to $0.3 in 1998. The increase was the result of income from acquired companies and a change to C corporation status on June 1, 1998. Prior to that time, we were taxed as an S corporation.

  Net income. Net income for the first six months of 1999 decreased to $2.7 million from $2.8 million in 1998 primarily due to acquired amortization, corporate expenses, higher interest expense and higher income tax expense offset by income from acquired companies as discussed above.

  Supplemental pro forma income taxes. Pro forma income taxes were $1.8 million in 1999 compared to pro forma income taxes of $1.2 million in 1998. The higher expense results from higher earnings due to income from acquired companies, cost containment measures, reductions in duplicate facilities and acquired companies with lower SG&A as a percent of sales as discussed above.

  Supplemental pro forma net income. Pro forma net income increased to $2.7 million for the six months ended June 30, 1999 from pro forma net income of $1.9 million in 1998 primarily due to income from acquired companies, cost containment measures, reductions in duplicate facilities and acquired companies with lower SG&A as a percent of sales as discussed above.

 Fiscal Year 1998 Compared to Fiscal Year 1997

  Sales. Sales increased to $103.3 million in 1998 from $57.8 million in 1997, an increase of 78.7%. The overall sales growth is attributable to the acquisitions of Stone, Truck & Trailer, Tampa Brake, Connecticut Driveshaft and Truckparts, which combined contributed $39.7 million to 1998 sales. Excluding acquisitions, the sales increase was 10.0% which is attributable to the full year impact of the location opened in Jackson, Mississippi in May 1997 and an increase in sales at the Mobile, Alabama and Monroeville, Alabama locations due to targeted sales initiatives. Same location sales growth, only at City Truck was 7.8% in 1998.

  Gross profit. Gross profit increased to $37.4 million in 1998 from $21.2 million in 1997, an increase of 76.4%. Excluding acquisitions, gross profit increased by 12.7% to $23.9. As a percentage of sales, our gross profit decreased to 36.2% in 1998 from 36.7% in 1997 reflecting the impact of revenue from acquired businesses with lower margins. Excluding acquisitions, margins increased to 37.6% due to higher vendor rebates.

  SG&A expenses. SG&A expenses increased to $31.0 million in 1998 from $16.1 million in 1997, an increase of 92.5%. As a percentage of sales, SG&A expenses increased to 30.0% in 1998 from 27.9% in 1997. The increase in SG&A expenses as a percentage of sales is primarily the result of acquisition related amortization expense, primarily goodwill and incremental overhead resulting from establishing a corporate staff and corporate office. We expect to incur increased SG&A expenses in 1999 resulting from having a corporate staff and corporate office for the full year. Excluding acquired amortization and corporate expenses, SG&A as a percent of sales decreased to 27.2% due to an increase in sales without a similar increase in SG&A which includes overhead and other fixed expenses.

  Income from operations. Income from operations increased to $6.4 million in 1998 from $5.1 million in 1997, an increase of 25.5%. As a percentage of sales, income from operations decreased to 6.2% from 8.8%. The decrease in income from operations as a percentage of sales is primarily due to higher SG&A expenses as a percent of sales. Excluding amortization and corporate expenses, income from operations as a percentage of sales increased to 9.0%.

  Interest expense. Interest expense increased to $5.9 million in 1998 from $0.8 million in 1997, due to the $100.0 million of senior subordinated notes we issued and increased borrowing under our revolving credit facility, primarily to finance acquisitions completed in 1998.

  Income tax expense (benefit). We recorded an income tax benefit of $0.7 million in 1998 compared to an expense of $0.1 million in 1997. Prior to June 1, 1998, we were taxed as an S corporation and as a result of the change to C corporation status, a net deferred tax asset of $15.1 million was created, of which $887 has been credited to the income statement, creating the income tax benefit. The remainder, $14.2 million, has been credited to paid-in capital.

  Net Income. Net income decreased to $1.3 million in 1998 from $4.3 million in 1997, a decrease of 69.8%. The decrease is due primarily to the factors discussed above.

  Supplemental pro forma income taxes. Pro forma income taxes were $0.2 million in 1998 compared to pro forma income taxes of $1.8 million in 1997. The lower expense results from lower earnings due to lower margin companies acquired, acquired amortization, corporate expenses and higher interest expense as discussed above.

  Supplemental pro forma net income. Pro forma net income decreased to $0.4 million in 1998 from pro forma net income of $2.6 million in 1997 primarily due to lower margin companies acquired, acquired amortization, corporate expenses and higher interest expense as discussed above.

 Fiscal Year 1997 Compared to Fiscal Year 1996

  Sales. Sales increased to $57.8 million in 1997 from $52.6 million in 1996, an increase of 9.9%. The sales growth is primarily attributable to the opening of a new location in Jackson, Mississippi in May 1997, the full year impact of the location opened in Monroeville, Alabama in September 1996 and an increase in sales at the Mobile, Alabama location due to targeted sales initiatives. Same location sales growth was 7.2% in 1997.

  Gross profit. Gross profit increased to $21.2 million in 1997 from $19.3 million in 1996, an increase of 9.8%. As a percentage of sales, the Company's gross profit remained constant between the corresponding periods at 36.7%.

  SG&A expenses. SG&A expenses increased to $16.1 million in 1997 from $14.4 million in 1996, an increase of 11.8%. As a percentage of sales, SG&A expenses increased to 27.9% in 1997 from 27.4% in 1996. The increase in SG&A expenses as a percentage of sales is primarily the result of the incremental overhead resulting from the relocation of City Truck's corporate offices and distribution center to a larger facility in Birmingham, Alabama in October 1996.

  Income from operations. Income from operations increased to $5.1 million in 1997 from $4.9 million in 1996, an increase of 4.1%. As a percentage of sales, income from operations decreased to 8.8% from 9.3%. The decrease in income from operations as a percentage of sales is primarily due to higher SG&A expenses as a percent of sales.

  Interest expense. Interest expense increased to $0.8 million in 1997 from $0.6 million in 1996 due to marginally higher average borrowings in 1997.

  Income tax expense. Income tax expense was $0.1 million for 1997 and 1996. During 1997 and 1996, we were taxed as an S corporation and paid taxes to only those states that do not permit businesses to be taxed as S corporations.

  Net Income. Net income remained relatively unchanged from 1997 to 1996.

  Supplemental pro forma income taxes. Pro forma income taxes were $1.8 million in 1997 and $1.7 million in 1996. Earnings were unchanged from 1996 to 1997 as higher sales and gross profit were offset by an increase in SG&A expenses.

  Supplemental pro forma net income. Pro forma net income was $2.6 million in 1997 and $2.7 million in 1996. Higher sales and gross profit in 1997 were offset by an increase in SG&A expenses primarily due to incremental overhead costs associated relocating the corporate headquarters as discussed above.

Liquidity and Capital Resources

  City Truck historically used internal cash flow from operations to fund its working capital requirements and capital expenditures and new branch locations. We historically have had relatively low capital expenditure requirements since we lease all but six of our 92 facilities. We spent on a pro forma (includes all acquisitions and probable acquisitions) combined basis $5.2 million in 1998 and $3.7 million for the six months ended June 30, 1999 on capital expenditures. We also historically have paid dividends and distributions to stockholders. However, we do not anticipate that we will pay dividends for the foreseeable future. In 1998 and 1999 we funded our substantial acquisition program with the proceeds from equity offerings and long-term borrowings.

  We financed the recapitalization of City Truck, the acquisition of Stone and the refinancing of the existing indebtedness of City Truck and Stone with:

  . $52.0 million of borrowings under the revolving credit facility;

  . $6.0 million of interim financing provided through the purchase of securities by Brentwood; and

  . the purchase by Brentwood and other investors of $10.2 million of our series B preferred stock and common stock.

In addition, Brentwood purchased outstanding common stock of City Truck for $20 million in connection with the recapitalization.

  On July 31, 1998, we issued our $100.0 million senior subordinated notes. We used the net proceeds from the sale of these notes, which totaled approximately $96.0 million, as follows:

  . approximately $52.0 million to repay outstanding indebtedness under the revolving credit facility; and

  . approximately $6.0 million to redeem the interim securities purchased by Brentwood, leaving approximately $38.0 million for general corporate purposes.

After July 31, 1998, we spent $50 million for the acquisitions of Truck & Trailer Parts, Tampa Brake, Connecticut Driveshaft and Truckparts. We borrowed an additional $18.2 million under the revolving credit facility to complete these acquisitions.

  In January 1999, we secured $52.5 million of commitments for a private equity offering consisting of series A preferred stock and common stock of Holdings. Brentwood committed $15.0 million and other investors committed $37.5 million. In January 1999, we received $10.5 million of the equity to partially finance the acquisitions of Associated and Tisco and borrowed $49.3 million under the revolving credit facility to finance the balance and an additional $4.0 million for working capital. In April 1999, we received the remaining equity commitments of $42.0 million which we used to finance the Vantage Parts, Active Gear and Superior Truck acquisitions and for general corporate purposes.

  Our $85.0 million revolving credit facility had undrawn availability of $66.8 million at December 31, 1998 and $18.3 million of undrawn availability at June 30, 1999. On September 30, 1999, our $85.0 million revolving credit facility was replaced by a new $225.0 million senior secured credit facility.

  On September 30, 1999, we entered into a new $225.0 million senior secured credit facility. The facility will be made available in the form of a five-year $150.0 million revolving credit facility and a five-year $75.0 million term loan. We used the term loan and a portion of the $150.0 million revolving credit facility to refinance existing bank indebtedness of HDA and QDSP, to pay fees and expenses related to the QDSP merger, to fund the acquisition of Wheels and Brakes and for general corporate purposes. On September 30, 1999, $46.5 million was outstanding under our $150.0 million revolving credit facility. We intend to use the remaining portion of our $150.0 million revolving credit facility for general corporate purposes, including acquisitions. The effective rate of interest on our term loan and revolving credit facility as of September 30, 1999 was approximately 9.2% per year. For a more detailed description of the terms of the credit facility, see "Description of Credit Facility."

  Upon consummation of our merger with QDSP and after giving effect to the additional issuance of common and preferred stock for cash, holders of existing QDSP common and preferred stock received consideration, in the form of common and preferred stock of Holdings, valued at $72.5 million in the aggregate. In connection with the merger, Aurora and Brentwood made a combined cash equity contribution of $40.0 million to Holdings.

  We intend to continue to pursue a strategy to become the largest national distributor of heavy duty vehicle parts, with a focus on building a national system of branch locations primarily through acquisitions. We expect to fund our working capital needs, capital expenditures and future acquisitions through availability under our credit facility, future issuances of debt or equity securities and cash flow generated from operations. However, our ability to execute our growth strategy and to make scheduled payments of interest or principal or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. For a more detailed description of these factors, see "Risk Factors-- If we breach the terms of our debt, it could prevent us from fulfilling our obligations under the notes" and "Description of Credit Facility."

Effect of Inflation; Seasonality

  Inflation has not had a significant effect on our results of operations in recent years. Our selling, general and administrative expenses, such as salaries, employee benefits, and facilities costs are subject to normal inflationary pressures.

  Many of our customers have a reduced number of working days in the fourth quarter resulting from public holidays. As a result, we have lower sales in that quarter than in the other quarters. With the exception of the fourth quarter, our operations are generally not affected by seasonal fluctuations.

Year 2000 Issue

  The Year 2000 issue relates to the inability of computer programs and business equipment to properly process dates after December 31, 1999 and other date combinations which have or once had special meaning in data file processing. As a result, businesses may be at risk for miscalculations and system failures.

  In response to the Year 2000 issue, we initiated a series of projects to identify, evaluate and implement necessary changes to our computerized business systems, including our branch operating systems, and business equipment. We have completed a review of all of our systems and equipment including vehicles, manufacturing equipment and security, telephone and other systems. We examined the importance of each category, the remediation necessary to make the category compliant, the resources necessary to complete the remediation and a time frame for completion.

  We are addressing our software, hardware, and equipment issues primarily by installing a Year 2000 compliant product at all of our operating locations. In a limited number of cases, we will replace business equipment with Year 2000 compliant hardware. We have completed 80% of our hardware and equipment remediation or replacement, and 70% of our software remediation or replacement. The remediation and replacement process is proceeding as planned and we expect to be fully compliant by November 30, 1999. We do not believe that any of our systems or business equipment have critical dates prior to that time.

  We estimate the cost of the project to be less than $400,000, and we have not made any material expenditures due solely to Year 2000 issues. Year 2000 compliance is an element of our strategic systems plan. We have planned all systems implementations to enhance our business and address Year 2000 issues as a matter of course.

  Notwithstanding the above projects, our greatest risk and most reasonably likely worst case scenario is with our branch operating application systems. If the branch systems experience problems, it could disrupt our basic distribution operations until we resolve the issue. To address this risk, we will be closed for business Saturday, January 1, 2000 and Sunday, January 2, 2000. We will test all material systems in production operation during this time with on site support from, and in cooperation with, the software vendor. On December 31, 1999, without disrupting our normal business, we will print out all customer orders scheduled to be shipped through January 13, 2000. We will also print a price list which will enable us to manually conduct our business through January 13, 2000. In addition, we are able to distribute software updates to all of our processing centers and branch locations within a few hours. Should our worst case scenario occur, we estimate the aggregate cost to us would be $0.5 million.

  If modifications and conversions by us and by those with whom we conduct business are not completed in a timely manner, the Year 2000 issue may have a material adverse effect on our business, financial condition and results of operations. While we have endeavored to obtain assurances from our product suppliers that they are adequately addressing the Year 2000 issue, we may experience minimal interruptions in replenishment from some suppliers.

  Our contingency plans include:

  . retaining alternate software suppliers in the event that our primary system fails the Year 2000 testing we currently have in progress, despite written assurances from the vendor that the system is Year 2000 compliant;

  . identifying alternate sources of supply for selected merchandise; and

  . selectively increasing inventory for highly sensitive items.

                                    BUSINESS

HDA Parts System, Inc.

  We believe that we are the largest and fastest growing independent distributor in the highly fragmented $17 billion heavy duty vehicle parts and repair industry. We distribute parts to over 25,000 customers through 173 branch locations across 31 states. Based on both sales and number of branch locations, we are the largest independent distributor in the nation.

  We purchase replacement parts for heavy duty vehicles from component manufacturers, inventory a broad selection of these parts and deliver them directly to customer locations from our branches or sell them "over-the-counter" to customers who visit our branches. Our 173 branch locations consist primarily of warehouse and service space, with a small retail selling space. A typical location averages 10,000 square feet. Our breadth of product inventory generally enables us to provide delivery customers with parts within 24 hours and to provide over-the-counter customers with parts immediately. We maintain a fleet of delivery vehicles that makes daily scheduled deliveries to customers, picks up used parts for remanufacture or repair and makes other delivery stops for special orders. By offering reliable and timely availability of a wide range of heavy duty vehicle parts, we allow our customers to reduce their investment in inventories and minimize lost productivity and other costs associated with vehicle and equipment downtime.

  We carry a comprehensive selection of heavy duty vehicle parts including braking, steering and suspension systems, transmissions, drivelines, axles, wheels and rims, hydraulic systems and engine components. Our customers use these parts for regular preventative maintenance, such as replacement of worn brake shoes and air and oil filters, and for repairs of damaged parts. To complement our parts distribution business, we provide our customers with value-added services, such as extensive remanufacturing capabilities and machine shop services. Our remanufacturing facilities allow us to offer our customers a timely and reliable source of high quality parts. We operate 30 facilities which reline brake shoes and 29 facilities which rebuild transmissions, rear axles and other components.

Industry Overview

  Industry sources estimate that the heavy duty vehicle parts and repair industry generated $17.0 billion in revenues in 1997. An industry source expects the market for replacement parts, which accounted for the majority of revenues in the overall heavy duty vehicle parts and repair industry, to grow 17.7% from 1997 to 2002. We believe growth in the heavy duty vehicle parts and repair industry and growth in market share for full-service independent distributors like us has been and will continue to be driven by the following primary factors:

  . Expanding fleet of heavy duty vehicles. The population of heavy duty vehicles increased from approximately 6.6 million in 1992 to approximately 7.7 million in 1997, a 15.9% increase, and is projected to reach 8.6 million by 2002.

  . Increased life expectancy of fleet vehicles. The life expectancy of the average fleet vehicle has grown 62% from 451,000 miles in 1978 to approximately 730,000 miles in recent years. In addition, the expanding population of trucks in prime repair age, 5 to 13 years old, is expected to increase from 32.6 million in 1996 to 39.2 million by 2001, an increase of over 20%, leading to an expected increase in demand for replacement parts and service.

  . Increased total truck miles driven annually. Annual truck miles driven steadily increased from 2.0 billion in 1988 to 2.5 billion in 1997, a 24.9% increase. Over this period, the number of annual truck miles driven never declined year over year.

  . Increased outsourcing of parts inventory management by fleet operators. We believe that heavy duty vehicle fleet operators are increasingly outsourcing parts inventory management and service work and concentrating supplier relationships in favor of a limited number of integrated single-source suppliers. We believe that full service independent distributors with a broad network of branch locations are well positioned to capitalize on this outsourcing trend.

  The independent heavy duty vehicle parts and repair industry is highly fragmented, and we believe it is in the early stages of consolidation. Most of the approximately 2,000 independent distributors and thousands of repair shops in the industry are small, owner-operated businesses with limited access to the capital required to develop and maintain a large volume and wide selection of inventory, provide a full line of product offerings, implement advanced management information systems and service national and regional accounts. We believe that the five largest heavy duty vehicle parts distributors currently account for less than 10% of all revenues generated in the heavy duty vehicle parts and repair industry.

Competitive Strengths

  We benefit from the following competitive strengths:

  Ability to successfully execute our acquisition strategy. Since the combination of City Truck and Stone in June 1998, we have successfully identified, acquired and integrated 13 companies with 138 locations, forming the largest distributor of heavy duty vehicle parts in the United States based on both sales in the region and number of branch locations. The completed acquisitions have permitted us to eliminate duplicative costs and reduce overhead, expand product offerings and integrate regional sales activities.

  Proven ability to grow revenue and profits. On a combined basis, we and our predecessors have experienced strong same location sales growth averaging approximately 4.4% annually over the past four years and approximately 6.1% annually over the past two years. We have a strong record of successfully opening or acquiring 47 branch locations since 1993. These locations generated $101.0 million of 1998 sales.

  Purchasing leverage. We are a leading customer of virtually all major heavy duty vehicle replacement parts manufacturers. As a result of our purchasing volume, we believe that we purchase parts at a discount to industry averages. We are achieving cost savings by standardizing purchase prices at the lowest cost among the acquired companies.

  Established customer relationships. By emphasizing superior customer service, we have developed long-standing relationships with many of our customers. We are the leading distributor of heavy duty vehicle parts to local, regional and national fleet operators such as United Parcel Service of America, Inc., Consolidated Freightways Corporation, Con-Way Transportation Services and Penske Leasing, Inc. Our fleet customers depend on us for the timely availability of high quality heavy duty parts. As evidence of the strength of our customer relationships, we have served our top 10 customers for an average of 14 years.

  Superior inventory availability. Because of the significant costs associated with vehicle downtime, we believe that the availability of parts on a timely basis is the key component of quality service. We maintain a broad selection of inventory with over 20,000 discrete part numbers. In order to achieve high fill rates, we actively manage and track our inventory on a real-time basis through advanced information systems. We believe that we are more likely than our competitors to have parts in stock when requested by our customers.

  Outstanding customer service. We believe that we have a leading reputation for providing high quality service based on more than 40 years of operations. We are committed to attracting new customers and retaining existing customers by:

  . offering numerous branch locations conveniently located near our major customers;

  . providing a knowledgeable and responsive sales staff;

  . ensuring timely delivery of products to our customers; and

  . providing a hassle-free warranty policy for all of the products we sell.

  Experienced management team. Our operating management has an average of 24 years of experience in the heavy duty vehicle parts and repair industry. Our management and sales staff have extensive knowledge of our markets and long-standing relationships with a broad range of customers and suppliers. We developed our management team by retaining key operating managers from our acquired companies and by recruiting our senior executives from outside the heavy duty vehicle parts industry. Management owns approximately 19% of Holdings' outstanding equity.

  The negative factors relating to our competitive position in the heavy duty vehicle aftermarket parts industry include:

  . the industry is highly fragmented but is experiencing consolidation.
    Current and potential competitors may have financial, personnel and other resources substantially greater than ours to finance acquisition and development opportunities;

  . the industry consolidation may result in our competitors having lower overhead cost structures which may enable them to provide their parts and services at lower rates than us;

  . the industry is highly competitive based primarily on service, availability and quality of parts, geographic proximity and price;

  . original equipment manufacturers are in a position to offer incentives to heavy duty vehicle owners to return to their authorized dealerships for heavy duty vehicle parts and repair services, which could adversely affect our ability to compete; and

  . some owners of leased fleets may have sufficient leverage to purchase replacement parts directly from component manufacturers or to negotiate higher volume discounts from us.

Business Strategy

  Our strategic objective is to further grow our sales and profits by capitalizing on the continued growth and consolidation opportunities in the heavy duty vehicle parts and repair industry. Our business strategy is to:

  Become the largest national distributor of heavy duty vehicle parts. We intend to build a nationwide system of branch locations through acquisitions as well as the opening of new stores. As our customer base continues to consolidate, we believe that it is increasingly important to establish a national presence to serve our customers effectively. Smaller independent distributors may be unable to adequately supply larger fleets because they lack a broad network of branch locations to satisfy customer expectations for rapid delivery times, availability of a broad selection of parts, consistent pricing and a uniform warranty policy.

  Further reduce cost of products sold. We expect to further reduce our cost of products sold by:

  . passing on our favorable vendor terms to acquired companies;

  . negotiating more favorable pricing and terms from our suppliers as our total volume of purchases increases through acquisitions and internal growth; and

  . sourcing remanufactured components from our facilities and thereby reducing purchases from outside remanufacturers.

  Develop distribution and operating efficiencies. We believe that we will be able to achieve distribution and operating efficiencies as we continue to add locations, including:

  . improved operating efficiency through regional management of individual branch locations and the closing of overlapping branch locations;

  . improved inventory management and enhanced customer service through the integration of newly acquired businesses into our information and logistics systems; and

  . reduced overhead costs by consolidating administrative functions such as marketing, insurance, employee benefits, accounting and risk management.

  Achieve benefits from combining complementary operations. We believe that we can obtain significant synergies from combining the operations of recently acquired businesses and future acquisitions, including:

  . sharing customer bases and broadening product offerings including cross-selling of parts not previously offered at many of our locations;

  . enhancing the efficiency of our remanufacturing operations by increasing capacity utilization and consolidating overlapping facilities; and

  . sharing "best practices" and operational expertise throughout our company.

We expect our completed and pending acquisitions to generate a number of these benefits. For example, the acquisitions of Truck & Trailer Parts and Vantage Parts allow us to offer a broad selection of trailer parts throughout our system. In addition, the acquisition of Active Gear provides additional remanufacturing expertise and the opportunity to take advantage of facility consolidation opportunities in the Pacific Northwest.

  Expand relationships with national and regional fleet operators. We believe there are significant opportunities to expand our sales to national and regional fleet operators who are increasingly seeking to outsource their parts inventory management and service work to integrated single-source providers. With our broad network of branch locations we believe we are one of the only distributors capable of effectively serving large national and regional fleets operating in the southeastern, western and New England regions of the United States.

Operations and Services

  Our 173 branch locations, which consist primarily of warehouse and service space with a small retail selling space, offer well-known national brand name and private label heavy duty vehicle replacement parts. If we do not have a specific part in stock at a particular location, our sales employee can utilize our information system at many of our locations to attempt to locate the requested product from another location. Our information system allows the sales employee to record the sale, reserve the part and request delivery. As a result of our inventory management programs, we believe we provide broad product availability on a timely basis which enhances customer satisfaction and loyalty.

  We also provide commercial vehicle parts installation and repair services in several locations. We employ mechanics and other technicians who repair vehicles using parts maintained in inventory. In addition, at 117 of our facilities we offer machine shop services to rebuild and repair damaged or used heavy duty vehicle parts for our customers, including some or all of: axles, transmissions, power steering and hydraulic and driveline components. We also operate 30 brake shoe remanufacturing facilities where approximately 160,000 brake shoes are remanufactured monthly. In addition, we remanufacture drivelines, hydraulic systems, transmissions and rear axles. We resell these parts, remanufactured to meet original specifications or specifications acceptable to the customer, at a lower price than new parts.

Products

  We distribute replacement parts for substantially all heavy duty vehicle makes and models in service in the United States, including imported vehicles. Our extensive product line includes a wide selection of parts for braking, steering and suspension systems, transmissions, drivelines, axles, wheels and rims, hydraulic systems and engine components. The useful lives of parts range from those of high-mortality items such as brake shoes and drums, clutches, bearings, belts and hoses, which are generally replaced frequently, to those of transmissions, engines and drivelines, which generally have significantly longer useful lives. In addition to replacement parts, we distribute ancillary supply items such as oil, antifreeze, transmission, brake and power steering fluids, engine additives, protectants and waxes. We believe approximately 35% of our parts sales are attributable to the regular preventative maintenance of heavy duty vehicles as opposed to "as needed" repairs. We inventory over 150 component brands. We also offer remanufactured components, including remanufactured brake shoes under our own brand, which provide customers with a timely and reliable source of high quality parts. We offer customers a hassle-free, uniform warranty policy across our extensive network of locations. In addition, we honor original equipment manufacturers' warranties.

Customers

  We believe that our commitment to high quality customer service, consistent availability of parts and hassle-free warranty policy are the key elements to maintaining and continuing to build our diverse base of over 25,000 customers. Generally, our customers are located within 25 miles of a branch location. We service a large variety of local and regional government entities and businesses. Our customers include:

  . the local operations of companies with national and regional fleets, such as Waste Management, Inc., Browning-Ferris Industries, Inc., Dole Food, Inc., and Tyson Foods, Inc.;

  . companies with common carrier and rental fleets, including United Parcel
    Service of America, Inc. and Consolidated Freightways Corporation; and

  . government entities and utilities, including the North Carolina
    Department of Transportation and Alabama Power.

  We also distribute parts to independent repair shops, heavy duty vehicle dealerships authorized by original equipment manufacturers and other heavy duty vehicle owners and operators. No single customer accounted for more than 3% of our pro forma sales in 1998, and our top ten customers accounted for approximately 9% of our 1998 pro forma sales.

Suppliers

  We purchase heavy duty vehicle parts from over 150 component manufacturers. Our five largest principal parts suppliers, Meritor/Euclid, Federal Mogul, Dana Corporation, Webb Wheel Products, Inc. and Bendix Friction Materials Division of AlliedSignal Inc., represented less than 25% of our purchases in 1998. We frequently purchase comparable parts from multiple manufacturers to enable us to offer a broader selection of products to our customers. To maximize efficient distribution of our products, we strive to have suppliers deliver shipments directly to each of our branch locations. When that arrangement is not possible, we receive parts at our central warehouses and utilize our fleet of delivery vehicles to distribute the parts to each of the branch locations. We are not dependent on any one supplier and do not have a purchasing contract with any suppliers.

  We receive rebates on all parts we purchase directly from vendors and through Heavy Duty America, our primary purchasing cooperative. Heavy Duty America, the largest industry purchasing cooperative in the United States, obtains the largest volume discounts relative to the other industry purchasing groups. We believe that we will be able to obtain additional volume discounts from component manufacturers on both parts purchased through Heavy Duty America and those purchased directly from the component manufacturers. We believe this purchasing advantage will improve as we add volume through internal growth and acquisitions.

Sales and Marketing

  We believe that our superior customer service and our consistent availability and quality of parts are critical elements in the sales process. Based on these factors, among others, we have been able to establish and maintain long-term relationships with existing customers as well as expand our market share through our sales and marketing efforts. Management constantly monitors sales activity according to customer type, product line, product group and location to identify trends and ensure that our market share is maintained or increased. Management also frequently reviews sales by territory and continually revises marketing strategies to maximize productivity and sales. We receive advertising and marketing allowances from component manufacturers which are based on our volume of purchases. In addition, we actively cooperate with our suppliers to design and implement effective marketing programs to promote our products.

  We employ 950 persons in sales and marketing functions. Our sales force is two-tiered: "inside" salespeople are responsible for maintaining customer relationships, receiving and soliciting individual over-the-counter orders at branch locations and responding to service and other inquiries by customers, while "outside" salespeople are primarily responsible for identifying new customers and soliciting new business. Our sales personnel are highly specialized with expertise in manufacturers' specifications and customers' needs. We believe that our experienced sales force has enabled us to maintain one of the largest customer bases in the heavy duty vehicle replacement parts industry in the United States.

Facilities and Vehicles

  We own eight facilities located in Milford, Connecticut, South Windsor, Connecticut, Fresno, California, Phoenix, Arizona, Las Vegas, Nevada, Atlanta, Georgia, Corpus Christi, Texas and Klamath Falls, Oregon and lease 165 facilities throughout the United States. Leases for 24, 15, 20, 4 and 30 facilities expire in 1999, 2000, 2001, 2002 and 2003, respectively. The remaining 72 leases expire on various dates through 2017. The average total warehouse and service space is approximately 10,000 square feet per location, which consists primarily of warehouse and service space, with a small retail selling space. Our facilities are used for sales, services, warehousing and administration.

  The shaded areas of the United States map below reflect the states where we have branch locations.

                      [MAP OF UNITED STATES APPEARS HERE]

---------------------
*  Number denotes number of branch locations in each state.

** We also have one facility located in the United Kingdom.

  Our corporate office is located in 7,000 square feet of office space in Deerfield, Illinois. In addition, we lease 3,500 square feet of office space in Portland, Oregon and we own the land on which the Gardena, California facility is located and property in Huntington Park, California which we lease to an unrelated third party.

  We operate 815 delivery trucks and 12 tractor trailers. Approximately 95% of our fleet is dedicated to delivery services. Our 30 drive-in service facilities are comprised of approximately 241 service bays and, as of June 30, 1999 on a pro forma basis, we employed 296 full-time mechanics at these service facilities.

Competition

  We operate in a highly fragmented and competitive industry. Competition is based primarily on service, availability and quality of parts, geographic proximity and price. We compete with other heavy duty vehicle parts distributors, dealerships authorized by the original equipment manufacturers, independent repair shops and component manufacturers on a regional and local level. The heavy duty vehicle parts and repair industry has experienced consolidation, and we compete with other companies which may pursue a consolidation strategy. In addition, the members of the National Auto Parts Association comprise an affiliated network of locations that compete with us primarily for over-the-counter parts sales. We also compete with dealerships authorized by original equipment manufacturers, such as Freightliner Corporation, Mack Trucks, Inc., Navistar International Corporation and Paccar Inc. These dealerships sell replacement parts to customers who purchased vehicles from their dealerships as well as to other heavy duty vehicle owners and operators who purchase replacement parts in the aftermarket. We believe that our market leadership, significant purchasing leverage, superior customer service, parts availability and delivery capabilities provide us with a competitive advantage over other companies in the heavy duty vehicle parts and repair industry.

Government Regulations and Environmental Matters

  We are subject to a number of environmental laws. We are also subject to federal, state and local laws and regulations relating to workplace health and safety. In particular, our operations are subject to environmental laws governing waste disposal, air and water emissions, the handling of hazardous substances, workplace exposure and other matters. Stringent environmental laws govern the handling and disposal of chemicals and substances, such as solvents and lubricants, commonly used in some of our service and remanufacturing operations. In addition, some of our facilities operate, or have operated, above-ground and underground storage tanks for fuels and other substances which are subject to a variety of environmental laws. We conduct environmental diligence in connection with our acquisition program and obtained indemnities from sellers of the businesses we have acquired, which in some cases are limited by time and dollar amounts. If we fail, or our predecessors failed, to comply with environmental laws, we may be liable for administrative, civil or criminal penalties assessed or asserted by government agencies or other parties. We may not be fully indemnified with respect to the actions of our predecessors. If we release the substances described above into the environment, whether at facilities we operate or at facilities where we have arranged for disposal of the substances, we may also be liable for cleaning up contamination which results from the releases. Currently, we are not party to any legal proceedings pursuant to applicable environmental laws and believe we are in material compliance with all applicable environmental laws. We endeavor to evaluate properties owned or leased by potential acquisition candidates to assess environmental conditions at the properties before any acquisition.

Management Information Systems; Year 2000 Issue

  Each of the acquired companies operates advanced management information systems. We use these systems to purchase, monitor and allocate inventory on a real-time basis throughout our branch system and central warehouses. The systems enable us to effectively manage inventory costs and turnover rates. The systems include computerized order entry, sales analysis, inventory status, invoicing and payment. We employ systems to determine optimum branch location inventory levels based on usage rates, production statistics, technological advances and other factors. We intend to install a common management information system among all acquired businesses supported by Karmak, Inc., the leading designer of information systems specifically for the heavy duty vehicle replacement parts industry. We believe that our management information systems will be Year 2000 compliant by September 30, 1999. For a more detailed discussion of our Year 2000 issue, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

Employees

  As of June 30, 1999, on a pro forma basis, we employed 2,900 persons. Of these employees, approximately 563 serve in management and administration functions, 950 serve in sales and marketing functions, 725 serve in warehousing functions and 662 serve in repair and service functions. To market heavy duty vehicle parts effectively, salespeople must have significant expertise regarding the various manufacturers and specifications of vehicle parts. We believe we maintain a competitive advantage over other parts distributors due to the high level of expertise of our sales force. None of our employees are party to collective bargaining agreements, and we benefit from good employee relations.

  To maximize performance from certain of our employees, including branch managers and the sales force, we have implemented incentive-based compensation programs based on both sales growth and profitability. We believe that we will be able to attract and retain employees based on our incentive-based compensation programs, opportunities for career advancement and a strong benefits program.

Recruiting, Training and Safety

  We believe that recruiting and training high quality personnel is a major component of a successful operation. We have implemented a number of training programs and incentives to encourage the development of technical expertise by our sales and service personnel, which enables them to advise customers when vehicles need regular scheduled maintenance, recommend the appropriate products and instruct customers on parts use and installation.

  We seek to hire employees from universities, community colleges, vocational schools, other educational institutions, competitors and other companies in the trucking industry. In addition, we provide on-the-job training, attractive benefits packages, steady employment and opportunities for advancement. We currently have a variety of safety programs in place, including training with respect to operation of certain equipment, such as fork-lifts, and a bonus system based on an employee's or an employee team's safety record. We are in the process of establishing "best practices" throughout our operations to ensure that all employees comply with the safety standards established by us, our insurance carriers and federal, state and local laws and regulations.

Risk Management and Insurance

  The primary risks in our business are bodily injury, property damage and injured workers' compensation. We maintain liability insurance for bodily injury and third-party property damage and workers' compensation coverage that is standard for the industry and that we consider sufficient to insure against these risks. We self-insure certain risks and obtain stop loss and catastrophic coverage from insurance companies.

Legal Proceedings

  In the ordinary course of business we are involved in legal proceedings relating to claims arising out of our operations. We do not believe that there are any pending or threatened legal proceedings that are reasonably likely to have a material adverse effect on us.

                                   MANAGEMENT

Executive Officers and Directors

  The following sets forth information regarding our executive officers and directors as of October 31, 1999:

             Name           Age Position
             ----           --- --------
   John J. Greisch......... 43  President, Chief Executive Officer and Director
                                Vice President, Chief Financial Officer and
   John P. Miller.......... 41   Secretary
   Anthony W. Cavalle...... 43  Vice President Operations
   Gene L. Curtin.......... 51  Vice President and Chief Information Officer
   Frederick J. Warren..... 60  Chairman of the Board of Directors
   Robert Anderson......... 79  Director
   W. Larry Clayton........ 51  Director
   Richard R. Crowell...... 44  Director
   Christopher A.
    Laurence............... 32  Director
   Gerald L. Parsky........ 57  Director
   William S. Wade......... 52  Director

  John J. Greisch, President, Chief Executive Officer and Director. Mr. Greisch has served as our President, Chief Executive Officer and as a director since joining us in June 1998. From May 1986 to December 1997, Mr. Greisch served in various positions at The Interlake Corporation, a global industrial equipment manufacturer with approximately $800 million in 1997 sales that was acquired by GKN plc in early 1999. Most recently, Mr. Greisch served as President of the Material Handling Group, Interlake's largest operating unit with approximately $475 million in 1997 sales, and before that he served as Vice President of Finance, Chief Financial Officer. Mr. Greisch is a Certified Public Accountant.

  John P. Miller, Vice President, Chief Financial Officer and Secretary. Mr. Miller has served as our Vice President, Chief Financial Officer and Secretary since joining us in June 1998. From 1997 to June 1998, Mr. Miller served as Chief Financial Officer of Peapod, Inc., an internet-based grocery shopping service. From 1985 to 1997, Mr. Miller served in various positions at Interlake. Mr. Miller last served as Controller for Interlake, and before that he served as Vice President Finance for Interlake's Material Handling Group. Mr. Miller is a Certified Public Accountant.

  Anthony W. Cavalle, Vice President Operations. Mr. Cavalle has served as Vice President Operations since joining us in October 1998. From 1997 to October 1998, Mr. Cavalle served as Executive Vice President Operations of Carstar, a franchiser and consolidator of collision service centers with approximately $250 million in 1998 sales. From 1981 to 1997, Mr. Cavalle served in various positions at Chief Auto Parts, an auto parts retailer and distributor with approximately $500 million in 1997 sales. Mr. Cavalle's most recent position at Chief Auto Parts was as Vice President Commercial and International Business and before that he served as Vice President Marketing.

  Gene L. Curtin, Vice President and Chief Information Officer. Mr. Curtin has served as Vice President and Chief Information Officer since joining us in February 1999. From 1992 to

January 1999, Mr. Curtin served as Vice President and Chief Information Officer of Wickes, Inc., a distributor of building supplies for professional contractors with approximately $910 million in 1998 sales.

  Frederick J. Warren, Chairman of the Board of Directors. Mr. Warren has served as a director since June 1998. Mr. Warren has been with Brentwood since co-founding it in 1972 and is presently a general partner of Brentwood Buyout Management Partners, L.P. and Brentwood Buyout Partners, L.P., a managing member of Brentwood Private Equity, L.L.C. and Brentwood Private Equity Management, L.L.C. Mr. Warren is also a director of PulsePoint Communications.

  Robert Anderson, Director. Mr. Anderson has served as a director since October 1999. Mr. Anderson has been associated with Rockwell International Corporation since 1968, where he has been Chairman Emeritus since 1990 and served previously as Chairman of the Executive Committee from 1988 to 1990 and as Chairman of the Board and Chief Executive Officer from 1979 to 1988. Mr. Anderson is a director of Aftermarket Technology Corp., Gulfstream Aerospace Corporation, Motor Cargo Industries, Inc. and Optical Data Systems Company.

  W. Larry Clayton, Regional General Manager and Director. Mr. Clayton has served as a Regional General Manager and as a director since our inception in June 1998. Mr. Clayton is the founder of City Truck, and served as President of City Truck from its inception in 1975. Mr. Clayton is currently a member of the HDA Marketing Committee.

  Richard R. Crowell, Director. Mr. Crowell has served as a director since October 1999. Mr. Crowell is President and a founding partner of Aurora Capital Partners. Prior to forming Aurora Capital Partners in 1991, Mr. Crowell was Managing Director of Rosecliff, Inc., the management company for Acadia Partners L.P., since its inception in 1987. Mr. Crowell is a director of Aftermarket Technology Corp.

  Christopher A. Laurence, Director. Mr. Laurence has served as a director since June 1998. Mr. Laurence joined Brentwood in 1991 and is presently a managing member of Brentwood Private Equity, L.L.C. and Brentwood Private Equity Management, L.L.C. Mr. Laurence is also a director of Aspen Marketing Group, Inc., Silver Cinemas International, Inc. and World Point Logistics.

  Gerald L. Parsky, Director. Mr. Parsky has served as a director since October 1999. Mr. Parsky is the Chairman and a founding partner of Aurora Capital Partners. Prior to forming Aurora Capital Partners in 1991, Mr. Parsky was a senior partner and a member of the Executive and Management Committees of the law firm of Gibson, Dunn & Crutcher LLP. Mr. Parsky is a director of Aftermarket Technology Corp.

  William S. Wade, Director. Mr. Wade has served as a director since October 1999. Prior to joining the board, Mr. Wade served as the Chief Executive Officer of QDSP since its inception in 1998. From 1997 to 1998, he served as Senior Vice President of Stant Corporation, and from 1994 to 1997, he served as the Chief Executive Officer of Americas of F.A.G. Bearings.

Executive Compensation

  The following table sets forth information with respect to the compensation we paid for services rendered during the year ended December 31, 1998 to our Chief Executive Officer and to each of our three other most highly compensated executive officers.

                           Summary Compensation Table

                                                                 Long Term
                                                 Annual         Compensation
                                              Compensation         Awards
                                           ------------------ ----------------
                                            Salary            Restricted Stock
Name and Principal Position                  ($)    Bonus ($)   Award(s) ($)
---------------------------                -------- --------- ----------------
John J. Greisch (a)....................... $166,147  $82,106          --
 President and Chief Executive Officer
John P. Miller (b)........................ $ 86,841  $69,255      $99,761
 Vice President, Chief Financial Officer
  and Secretary
Anthony W. Cavalle (c).................... $ 50,377  $16,285          --
 Vice President Operations
Gene L. Curtin (d)........................      --       --           --
 Vice President and Chief Information
  Officer

--------
(a) Mr. Greisch became our President and Chief Executive Officer on June 1, 1998. His annualized salary from January 1, 1998 would have been $275,000.

(b) Mr. Miller became our Vice President, Chief Financial Officer and Secretary on June 29, 1998. His annualized salary from January 1, 1998 would have been $165,000. Mr. Miller's restricted stock awards represent the difference between the purchase price and the fair market value of shares of Holdings' preferred stock Mr. Miller acquired in July 1998. For a summary of the terms of the purchase, see "Material Relationships and Transactions."

(c) Mr. Cavalle became our Vice President Operations on October 6, 1998. His annualized salary from January 1, 1998 would have been $175,000.

(d) Mr. Curtin became our Vice President and Chief Information Officer on February 1, 1999 at an annual salary of $170,000.

Stock Options

  On February 1, 1999, Holdings granted Mr. Curtin options to purchase 750 shares of Holdings common stock with an exercise price of $170 per share, expiring on January 31, 2009, and vesting over eight years from the date of grant. Vesting of the options may accelerate.

Compensation of Directors

  The members of our board of directors do not receive any compensation for their services as directors. They do receive reimbursement for travel and other expenses incurred in their capacity as directors.

                             PRINCIPAL STOCKHOLDERS

  We are a wholly-owned subsidiary of our parent company, Holdings, which has guaranteed the notes. Holdings has five classes of voting securities, common stock and preferred stock designated as voting series A preferred stock, voting series B preferred stock, series C special voting preferred stock and series D special voting preferred stock. The common stock, series A preferred stock and series B preferred stock vote together as a single class. Each of the series C special voting preferred stock and series D special voting preferred stock vote as separate classes and entitle each of Aurora and Brentwood, respectively, to elect three directors, provided that Aurora and Brentwood maintain specified ownership percentages of Holdings' common stock. The following table sets forth, as of September 30, 1999 the ownership of Holdings' common stock and the ownership of its voting preferred stock by each stockholder who is known by us to own beneficially more than five percent of the outstanding common stock or voting preferred stock, respectively, by each director, by each executive officer listed in the table below, and by all directors and officers as a group.

                                         Series A           Series B           Series C           Series D
                                        Preferred          Preferred          Preferred          Preferred
                   Common Stock           Stock              Stock              Stock              Stock
                    Amount and          Amount and         Amount and         Amount and         Amount and
                    Nature of   Percent Nature of  Percent Nature of  Percent Nature of  Percent Nature of  Percent Percent of
                    Beneficial    of    Beneficial   of    Beneficial   of    Beneficial   of    Beneficial   of    all Voting
Name and Address    Ownership    Class  Ownership   Class  Ownership   Class  Ownership   Class  Ownership   Class  Securities
----------------   ------------ ------- ---------- ------- ---------- ------- ---------- ------- ---------- ------- ----------
Aurora(1).......     170,061     43.2%        --      --    741,237    95.0%       1       100%      --         --     44.3%

Brentwood(2)....     143,771     36.5%   626,640    69.1%    17,506     2.2%      --        --        1      100.0%    37.5%

Frederick
 Warren(2)(3)...          --       --         --      --         --      --       --        --       --         --       --

Christopher
 Laurence(2)(3)..         --       --         --      --         --      --       --        --       --         --       --

Gerard
 Parsky(1)(4)...          --       --         --      --         --      --       --        --       --         --       --

Richard
 Crowell(1)(4)..          --       --         --      --         --      --       --        --       --         --       --

Robert
 Anderson(1)....         236        *         --      --        884     0.1%      --        --       --         --        *

William S.
 Wade(1)........       3,057        *         --      --     13,324     1.7%      --        --       --         --        *

John J.
 Greisch(5).....       8,602      2.2%     6,983       *         --      --       --        --       --         --        *

John P.
 Miller(5)......       1,979        *        998       *         --      --       --        --       --         --        *

Anthony W.
 Cavalle(5).....       1,479        *        998       *         --      --       --        --       --         --        *

W. Larry
 Clayton(6).....       8,600      2.2%    37,486     4.3%        --      --       --        --       --         --      2.2%
All directors
and officers as
a group (ten
persons)........      23,953      6.1%    46,465     5.3%    14,208     1.8%      --        --       --         --      4.1%

------------------
 * Less than one percent.
(1) The address for Aurora and Messrs. Parsky, Crowell, Anderson and Wade is c/o Aurora Capital Group, 10877 Wilshire Boulevard, Suite 2100, Los Angeles, California 90024. Aurora Equity Partners II L.P. is the owner of record of 147,868 shares of common stock and 644,504 shares of preferred stock, Aurora Overseas Equity Partners II L.P. is the owner of record of 1,999 shares of common stock and 8,711 shares of preferred stock and Quality Distribution Equity Partners L.P. is the owner of record of 20,195 shares of common stock and 88,022 shares of preferred stock, indicated as owned by Aurora.
(2) The address for Brentwood and Messrs. Warren and Laurence, is c/o Brentwood Associates, 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025. BABF City Corp., wholly owned by Brentwood Associates Buyout Fund II, L.P., is the owner of record of 57,227 shares of common stock and 249,428 shares of preferred stock and HDA Partners I, L.P., of which Brentwood is the general partner, is the owner of record of 86,544 shares of common stock and 377,212 shares of preferred stock, indicated as owned by Brentwood.
(3) Messrs. Warren and Laurence are managing members of the general partner of Brentwood Associates Buyout Fund II, L.P., and in that capacity share voting and dispositive power with respect to the shares owned by Brentwood Associates Buyout Fund II, L.P. and may be deemed to be beneficial owners of those shares but disclaim beneficial ownership of those shares.
(4) Messrs. Parsky and Crowell are managing members of the general partner of Aurora Capital Group, and in that capacity share voting and dispositive power with respect to the shares owned by Aurora Equity Partners II L.P., Aurora Overseas Equity Partners II L.P. and Quality Distribution Equity Partners L.P. and may be deemed to be beneficial owners of those shares but disclaim beneficial ownership of those shares.
(5) The address for Messrs. Greisch, Miller and Cavalle is c/o HDA Parts System, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.
(6) The address for Mr. Clayton is c/o City Truck and Trailer Parts, 2912 3rd Avenue North, Birmingham, Alabama 35202.

                    MATERIAL RELATIONSHIPS AND TRANSACTIONS

Relationship with Brentwood and Aurora

  Pursuant to a management services agreement, dated as of September 30, 1999, among Holdings, Brentwood Private Equity Management, L.L.C., an affiliate of Brentwood, and Aurora Management Partners LLC, an affiliate of Aurora, Brentwood Private Equity Management and Aurora Management Partners have agreed to provide us with financial consulting services, including consultation and advice in such fields as financial services, accounting, general business management, acquisitions, dispositions, banking and other matters.


  We may terminate the management services agreement for justifiable cause with respect to Brentwood Private Equity Management by written notice to it, authorized by a majority of the directors other than those appointed by Brentwood Private Equity Management. We may terminate the management services agreement for justifiable cause with respect to Aurora Management Partners by written notice to it, authorized by a majority of the directors other than those appointed by Aurora Management Partners. Justifiable cause means commission of any of the following acts by Brentwood Private Equity Management or Aurora Management Partners, as the case may be:

  (a) misappropriation of our funds or property;

  (b) gross neglect or willful misconduct in the fulfillment of its obligations under the management services agreement; or

  (c) conviction of a felony involving moral turpitude that has become final and not subject to appeal.

  Unless earlier terminated for justifiable cause, the management services agreement will automatically terminate:

  (a) with respect to Brentwood Private Equity Management, on the date that Brentwood no longer retains the voting and dispositive power with respect to at least 45% of the total number of shares of our common stock that it held immediately following the consummation of the transactions contemplated by the QDSP merger agreement; and

  (b) with respect to Aurora Management Partners on the date that Aurora no longer retains the voting and dispositive power with respect to at least 45% of the total number of shares of our common stock that it held immediately following the consummation of the transactions contemplated by the QDSP merger agreement.

  Pursuant to the management services agreement, each of Brentwood Private Equity Management and Aurora Management Partners are entitled to receive a fee of $375,000 per year, payable semi-annually in advance. In addition, we will:


  . pay to each of Brentwood Private Equity Management and Aurora Management
    Partners a transaction fee for merger and acquisition services equal to 0.75% of the aggregate transaction consideration, not to exceed $100,000;

  . promptly reimburse each of Brentwood Private Equity Management and Aurora
    Management Partners for all reasonable out-of-pocket costs and expenses incurred in connection with their investment in us and the performance of their respective obligations under the management services agreement.

  In connection with the acquisitions, we have paid Brentwood Private Equity Management and Aurora Management Partners fees amounting to $4.8 million and $1.0 million, respectively. We believe the terms of the management services agreement are as fair to us as those that could have been obtained from arms-length negotiations with unrelated parties.

  We financed a portion of our start-up costs, including the recapitalization of City Truck, the Stone acquisition and the financing of City Truck and Stone's then existing debt, with funds provided by Brentwood, as follows:

  . Brentwood purchased $6.0 million in interim securities;

  . Brentwood and other investors purchased $10.2 million of our equity securities; and

  . Brentwood purchased City Truck's outstanding common stock for $20 million.

We used a portion of the net proceeds from the July 31, 1998 issuance of the private notes to redeem the $6.0 million of interim securities purchased by Brentwood. In addition, in May 1999, Brentwood purchased another $15.0 million of Holdings' equity securities. In connection with our merger with QDSP, Brentwood and Aurora also made cash equity contributions of $3.1 million and $36.9 million, respectively, to Holdings.

Stockholders' Agreement

  On September 30, 1999, Holdings and each of Holdings' stockholders at that time entered into a stockholders' agreement which amends and restates the September 30, 1998 stockholders agreement and restricts the transfer of shares of common stock and preferred stock held by the stockholders. The stockholders' agreement also entitles the stockholders to rights regarding the transfer of their shares and the election of directors.

  The stockholders' agreement provides a "right of first refusal" to Holdings and each of the stockholders owning the same class of securities being offered for sale. The stockholders' agreement also provides stockholders with "tag-along rights." If any stockholder then owning 10% or more of the outstanding shares of any class or series of Holdings' common stock proposes to transfer any shares, each of the other stockholders may require the proposed purchaser to purchase a pro rata portion of its shares, and the 10% selling stockholder would have to make a corresponding reduction in the number of its shares to be purchased. In addition, the stockholders' agreement provides Brentwood and Aurora with "drag-along rights." If Brentwood and Aurora desire to sell all of their shares to an unaffiliated third-party who has offered to acquire all of Holdings' outstanding shares, then Brentwood and Aurora may require each of the other stockholders to sell all of their shares in the same transaction and upon the same terms and conditions.

The right of first refusal, tag-along rights and drag-along rights terminate on the earlier to occur of:

  (1) the closing of an underwritten public offering of Holdings' common stock, following which Holdings' common stock is listed on a national securities exchange or the Nasdaq Stock Market, provided that the proceeds of the offering are not less than $50,000,000; or

  (2) any transfer of Holdings' equity securities in connection with a merger, consolidation, sale of assets or sale or exchange of Holdings' stock representing more than 50% of the voting power in terms of the election of Holdings' directors.

  The stockholders' agreement provides the parties with rights to have their shares registered for sale under the Securities Act.

  The stockholders' agreement also provides that Larry Clayton, or in the event of his death or incapacity to perform his duties as director, Delton Clayton, shall be entitled to be a director as long as Larry Clayton and his affiliates own at least 45% of the 11,445 shares of common stock owned by Larry Clayton and his affiliates as of September 30, 1998. As long as the Clayton director is entitled to be a member of the board and Holdings' series C preferred stock remains outstanding, Aurora shall be entitled to nominate one director who is not an employee of Aurora or its affiliates.

Stock Purchase Agreements

  Several of our executive officers, senior managers and a director acquired equity interests in Holdings consisting of common stock and series A preferred stock pursuant to the stock purchase agreements summarized below.

  John J. Greisch, President and Chief Executive Officer. Mr. Greisch purchased 6,602 shares of our common stock for $1.00 per share and 6,983.976 shares of our series B preferred stock for $100 per share pursuant to his stock purchase agreement, dated as of July 1, 1998. In connection with a stock contribution agreement, dated as of August 27, 1998 between Holdings and the stockholders listed therein, Mr. Greisch exchanged his shares of our common stock and series B preferred stock for an equal number of shares of common stock and series A preferred stock of Holdings.

  Of the common stock purchased by Mr. Greisch, 5,000 of the shares vest over eight years so long as he is employed by us, with one-half of the shares eligible for accelerated vesting if we meet specified EBITDA targets. We were deemed to meet the EBITDA targets for 1998 regardless of our actual results.

  If Mr. Greisch's employment is terminated for any reason, a portion of the unvested common shares will become immediately vested, and additional shares may also vest if we meet specified EBITDA targets. Holdings may purchase any or all of the remaining unvested shares for $1.00 per share.

  Mr. Greisch also purchased 2,000 shares of Holdings' common stock for $170 per share pursuant to his stock purchase agreement dated as of March 5, 1999. These shares vest over four years so long as he is employed by us. Of the $340,000 purchase price for the shares, Mr. Greisch paid $3,400 in cash and signed a promissory note for the remaining $336,600. The promissory note matures on March 4, 2004, bears interest at 5.3% per year and requires payments from time to time. The note is collateralized by these shares.

  If Mr. Greisch's employment is terminated for any reason, a portion of the unvested shares will become immediately vested. Holdings may purchase any or all of the remaining unvested shares for $170 per share. If Mr. Greisch's employment is terminated prior to an initial public offering of common stock, Holdings may purchase any and all of the vested common shares at fair market value.

  If we are acquired by a third party through an asset purchase, merger or sale of more than 50% of our outstanding equity, all of the common shares will vest immediately before the acquisition.

  John P. Miller, Vice President, Chief Financial Officer and Secretary. Mr. Miller purchased 1,729 shares of our common stock for $1.00 per share and
997.710 shares of our series B preferred stock for $.01 per share pursuant to his stock purchase agreement, dated as of July 10, 1998. In connection with the stock contribution agreement, Mr. Miller exchanged his shares of our common stock and series B preferred stock for an equal number of shares of common stock and series A preferred stock of Holdings.

  Of the common stock purchased by Mr. Miller, 1,500 of the shares are subject to the same vesting conditions as Mr. Greisch's. The remaining 229 shares of common stock and the preferred stock purchased by Mr. Miller vest over three years.

  If Mr. Miller's employment is terminated for any reason, his shares are subject to the same vesting conditions as Mr. Greisch's, except that if Mr. Miller's employment is terminated before an initial public offering of common stock, Holdings may purchase any and all of the vested common shares at fair market value.

  If Mr. Miller is involuntarily terminated, his 229 additional shares become immediately vested. If Mr. Miller voluntarily terminates his employment before full vesting of the these additional shares, Holdings may purchase, and Mr. Miller may require Holdings to purchase, any or all of his remaining unvested shares at the purchase price for the shares.

  Mr. Miller also purchased 250 shares of Holdings' common stock for $170 per share pursuant to his stock purchase agreement dated as of March 5, 1999. Of the $42,500 purchase price for the shares, Mr. Miller paid $425 in cash and signed a promissory note for the remaining $42,075. The promissory note matures on March 4, 2004, bears interest at 5.3% per annum and requires payments from time to time. The note is collateralized by these shares. These shares are otherwise subject to the same terms and conditions as Mr. Greisch's pledged shares.

  If we are acquired by a third party through an asset purchase, merger or sale of more than 50% of our outstanding equity, Mr. Miller's common shares are subject to the same conditions as Mr. Greisch's.

  Anthony W. Cavalle, Vice President Operations. Mr. Cavalle purchased 1,229 shares of Holdings' common stock for $1.00 per share and 997.711 shares of Holdings' series A preferred stock for $100 per share pursuant to his stock purchase agreement, dated as of October 19, 1998.

  Of the common stock purchased by Mr. Cavalle, 1,000 of the shares vest over eight years, with one-half of the shares eligible for accelerated vesting if we meet specified EBITDA targets. If we do not meet our EBITDA target in a given year but exceed our target in the immediately following year, a portion of the shares scheduled to vest in the prior year may qualify for accelerated vesting in the subsequent year. All unvested shares will immediately vest upon Mr. Cavalle's death or total physical disability.

  If Mr. Cavalle's employment is involuntarily terminated before December 31, 2002, Holdings may purchase 1,000 of his common shares, whether vested or unvested, for $1.00 per share and he will be released from his covenant not to compete. If Mr. Cavalle's employment is terminated for any other reason, he has the option to (1) allow Holdings to purchase 1,000 of his common shares, whether vested or unvested, for $1.00 per share and be released from his covenant not to compete or (2) keep his vested shares and not be subject to the covenant not to compete, but Holdings may purchase the unvested shares for $1.00 per share.

  Mr. Cavalle also purchased 250 shares of Holdings' common stock for $170 per share pursuant to his stock purchase agreement dated as of March 5, 1999. Of the $42,500 purchase price for the shares, Mr. Cavalle paid $425 in cash and signed a promissory note for the remaining $42,075. The promissory note matures on March 4, 2004, bears interest at 5.3% per annum and requires payments from time to time. The note is collateralized by these shares. These shares are otherwise subject to the same terms and conditions as Mr. Greisch's pledged shares.

  If we are acquired by a third party through an asset purchase, merger or sale of more than 50% of our outstanding equity, Mr. Cavalle's common shares will be subject to substantially the same conditions as Messrs. Greisch and Miller, except that Holdings may purchase for $1.00 per share all shares eligible for accelerated vesting which did not vest in the year before the year the acquisition closed.

  Gene L. Curtin, Vice President and Chief Information Officer. Mr. Curtin purchased 174 shares of Holdings' common stock for $170 per share and 758.261 shares of Holdings Series A preferred stock for $100 per share pursuant to his stock purchase agreement dated as of February 1, 1999. None of these shares are subject to vesting conditions.

  Martin R. Reid, Director. Mr. Reid purchased 858 shares of Holdings' common stock for $1.00 per share and 1995.422 shares of Holdings' series A preferred stock for $100 per share pursuant to his stock purchase agreement, dated as of September 30, 1998.

  Of the common stock purchased by Mr. Reid, 400 of the shares vest over five years so long as Mr. Reid serves continuously as a director of Holdings. If Mr. Reid's directorship is terminated for any reason, a portion of the vested common shares will become immediately vested. Holdings may purchase any or all of the remaining unvested common shares for $1.00 per share.

                         DESCRIPTION OF CREDIT FACILITY

  On September 30, 1999, we entered into a $225.0 million credit agreement with the several lenders parties thereto, First Union National Bank, as documentation agent, Credit Suisse First Boston, as syndication agent, Chase Securities Inc. as advisor, lead arranger and book manager and The Chase Manhattan Bank, as administrative agent, which replaced our previous $85.0 million revolving credit facility. The following is a summary description of the principal terms of the credit facility and the related loan documents. For a complete description, please refer to the credit facility which we have filed as an exhibit to the registration statement. Our obligations under the credit facility will constitute senior debt and designated senior debt with respect to the notes.

  Structure; Maturity. The lenders have committed, subject to compliance with conditions customary for facilities of this nature, to provide us with a five-year $75.0 million term loan and a five-year $150.0 million revolving credit facility. We used the term loan to refinance our and QDSP's existing bank indebtedness and paid fees and expenses related to the QDSP merger. We intend to use the revolving credit facility for general corporate purposes, including acquisitions.

  The term loan matures in consecutive quarterly installments of $250,000 beginning on December 31, 1999 with a final payment of $70,250,000 due on September 30, 2004. The revolving credit facility matures on September 30, 2004. Loans and letters of credit under the revolving credit facility will be available at any time during its five-year term subject to the fulfillment of customary conditions precedent, including the absence of specified events of default under the revolving credit facility. Mandatory commitment reductions will result from 100% of the net proceeds of specified asset sales not reinvested in the business, 100% of net proceeds of capital stock or debt issued or incurred, and, beginning on December 31, 1999, 100% of "excess cash flow," as defined in the credit facility. Payments in respect of commitment reductions are first applied to the prepayment of the term loan and second to reduce permanently the availability under the credit facility.

  Security; Guaranty. The credit facility is secured by a perfected first priority security interest in substantially all of our and our subsidiaries' assets including:

  . all accounts receivable, inventory, intangibles and other property; and

  . 100% of our and any domestic subsidiaries' capital stock and 65% of any foreign subsidiaries' capital stock.

  Any future domestic subsidiary will be required to enter into a guaranty of the credit facility.

  Interest. Borrowings under the credit facility will bear interest at a rate per annum equal, at our option, to:

  (1)the eurodollar rate, as defined in the credit facility; or

  (2)the greatest of:

    (a) the prime rate of interest publicly announced by The Chase Manhattan Bank as its reference rate; and

    (b)  the base CD rate, as defined in the credit facility, plus 1%; and

    (c) the federal funds effective rate, as defined in the revolving credit facility, in effect from time to time plus 0.50%, in each case, plus an applicable margin, ranging from 2.00% to 3.75% in the case the eurodollar rate and 1.00% to 2.75% in the case of the other rates. The applicable margins will be subject to fluctuations pursuant to a grid based on our consolidated leverage ratio, as defined in the credit facility. The effective interest rate on our outstanding term loan and revolving credit facility as of September 30, 1999 was approximately 9.2% per year.

  Fees. We are required to pay, on a quarterly basis, a commitment fee on the undrawn portion of the revolving credit facility generally at a rate equal to 0.50% per year. We are also obligated to pay:

  . a letter of credit fee on the aggregate amount of outstanding letters of credit;

  . a fronting bank fee for the letter of credit issuing bank; and

  . customary agent, arrangement and other similar fees.

  Covenants. The credit facility contains covenants that, among other things, restrict our and our subsidiaries' ability to dispose of assets, incur additional debt, prepay other debt or amend debt instruments, pay dividends or redeem stock, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by us or our subsidiaries or engage in transactions with affiliates and otherwise restrict some of our corporate activities. In addition, we are required to maintain specified financial ratios and satisfy specified financial tests, including maximum leverage ratios and a minimum interest coverage ratio.

  Events of Default. The credit facility contains events of default customary for facilities of this nature, including:

  . nonpayment of principal, interest or fees;

  . breach of covenants, representations or warranties;

  . cross-default to certain other debt;

  . bankruptcy or insolvency;

  . material judgments against us and our subsidiaries;

  . invalidity of any guarantee or security interest;

  . certain events under the Employee Retirement Income Security Act of 1974;
    and

  . a change in our control under the circumstances described in the revolving credit facility.

                              DESCRIPTION OF NOTES

  You can find the definitions of terms used in this description under the subheading "Definitions." In this description, the word "HDA" refers only to HDA Parts System, Inc. and not to any of its subsidiaries.

  HDA will issue the notes under an indenture among itself, the guarantors and U.S. Trust Company, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

  The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. We have filed copies of the indenture and the registration rights agreement as exhibits to the registration statement which includes this prospectus.

Brief Description of the Notes and the Guarantees

 The Notes

  These notes:

  . are general, unsecured obligations of HDA;

  . are subordinated in right of payment to all existing and future senior debt of HDA;

  . are senior or pari passu in right of payment to any future subordinated indebtedness of HDA; and

  . are unconditionally guaranteed by the guarantors.

 The Guarantees

  These notes are guaranteed by the following subsidiaries of HDA:

  City Truck and Trailer Parts of Alabama, Inc.
  City Truck and Trailer Parts of Alabama, L.L.C.
  City Truck and Trailer Parts of Alabama of Tennessee, Inc.
  City Friction, Inc.
  Truck & Trailer Parts, Inc.
  Truckparts, Inc.
  Associated Brake Supply, Inc.
  Associated Truck Center, Inc.
  Onyx Distribution, Inc.
  Associated Truck Parts of Nevada, Inc.
  Freeway Truck Parts of Washington, Inc.
  Tisco, Inc.
  Tisco of Redding, Inc.
  Active Gear, L.L.C.
  Superior Truck & Auto Supply, Inc.
  QDSP Holdings, Inc.
  Quality Distribution Service Partners, Inc.
  Automotive Sales Company, Inc.

  City Spring Works, Inc.
  Fleetpride, Inc.
  Holt Incorporated
  SLM Power Group, Inc.
  Truck City Parts, Inc.
  Universal Joint Sales Company, Inc.
  Wheatley Truck Parts, Inc.
  CB Acquisition Sub, Inc.
  New England Truck & Auto Service, Inc.
  TBS, Incorporated
  Four-T Sales & Service, Inc.
  Stats Remanufacturing Center, Inc.
  Power Export Distributing Company
  Power Equipment International, Inc.
  Parts Management Company
  Parts Holding Company
  Specialized Sales & Service, Inc.
  Parts Distributing Company, Ltd.
  Wheels and Brakes, Inc.
  Specrite Brake Company

  These notes are also guaranteed by HDA's parent, City Truck Holdings, Inc.

  The guarantees of these notes:

  . are general, unsecured obligations of each guarantor;

  . are subordinated in right of payment to all existing and future senior debt of each guarantor; and

  . are senior or pari passu in right of payment to any future subordinated indebtedness of each guarantor.

  As of June 30, 1999, HDA and the guarantors had total senior debt of approximately $103.1 million. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the notes and under the guarantees will be subordinated to the payment of senior debt. The indenture will permit us and the guarantors to incur additional senior debt.

  As of the date of the prospectus, all of our subsidiaries are "Restricted Subsidiaries." However, the indenture permits us to designate our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee these notes.

Principal, Maturity and Interest

  HDA will issue notes with a maximum aggregate principal amount of $100.0 million. HDA will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on August 1, 2005.

  Interest on these notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 1999. HDA will make each interest payment to the holders of record of these notes on the immediately preceding January 15 and July 15.

  Interest on these notes accrues from February 1, 1999. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

  Principal of, premium, if any, and interest on the notes will be payable at the office or agency of HDA maintained for that purpose within the City and State of New York, unless HDA elects to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

  The trustee will initially act as paying agent and registrar. HDA may change the paying agent or registrar without prior notice to the holders of the notes, and HDA or any of its subsidiaries may act as paying agent or registrar.

Transfer and Exchange

  A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and HDA may require a holder to pay any taxes and fees required by law or permitted by the indenture. HDA is not required to transfer or exchange any note selected for redemption. Also, HDA is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

  The registered holder of a note will be treated as the owner of it for all purposes.

Subsidiary and Parent Guarantees

  The guarantors will fully and unconditionally guarantee HDA's obligations under these notes on a joint and several basis. Each subsidiary guarantee will be subordinated to the prior payment in full of all senior debt of that guarantor. The obligations of each guarantor under its subsidiary guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors-- The notes are subject to review for fraudulent transfer considerations" for a more detailed description of the fraudulent transfer considerations.

  A guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another Person, whether or not that guarantor is the surviving Person, unless:

  (1) immediately after giving effect to that transaction, no Default or Event of Default exists;

  (2) either:

    (a) the Person acquiring the property in that sale or disposition or the Person formed by or surviving that consolidation or merger assumes all the obligations of that guarantor pursuant to a supplemental indenture satisfactory to the trustee; or

    (b) the Net Proceeds of that sale or other disposition are applied in accordance with the applicable provisions of the indenture; and

  (2) immediately after giving effect to that transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional indebtedness pursuant to the Debt Incurrence Ratio set forth in the first paragraph of the covenant in the indenture under the caption "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

  The subsidiary guarantee of a guarantor will be released:

  (1) in connection with any sale or other disposition of all or substantially all of the assets of that guarantor, including by way of merger or consolidation, if HDA applies the Net Proceeds of that sale or other disposition, in accordance with the applicable provisions of the indenture; or

  (2) in connection with any sale of all of the capital stock of a guarantor, if HDA applies the Net Proceeds of that sale in accordance with the applicable provisions of the indenture; or

  (3) if HDA designates any Restricted Subsidiary that is a guarantor as an Unrestricted Subsidiary.

Subordination

  The payment of principal, premium and interest, if any, on these notes will be subordinated to the prior payment in full of all senior debt of HDA.

  In the event of any distribution to creditors of the HDA, the holders of senior debt will be entitled to receive payment in full of all obligations due in respect of senior debt, including interest after the commencement of any bankruptcy or insolvency proceeding at the rate specified in the applicable senior debt, before the holders of notes will be entitled to receive any payment with respect to the notes, except that holders of notes may receive and retain Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance."

  (1) in a liquidation or dissolution of HDA;

  (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to HDA or its property;

  (3) in an assignment for the benefit of creditors; or

  (4) in any marshalling of HDA's assets and liabilities.

  HDA also may not make any payment in respect of the notes, except in Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance", if:

  (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of that default (a "Payment Blockage Notice") from HDA or the holders of any Designated Senior Debt.

  Payments on the notes may and shall be resumed:

  (1) in the case of a payment default, upon the date on which that default is cured or waived; and

  (2) in case of a nonpayment default, the earlier of the date on which that nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any senior debt has been accelerated.

  No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

  No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless that default shall have been cured or waived for a period of not less than 90 days.

  As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of HDA, holders of these notes may recover less ratably than creditors of HDA who are holders of senior debt. For a description of the risk to you, see "Risk Factors--Your right to receive payments on the notes is subordinated to all of our existing and future senior debt and we may not have sufficient assets to fulfill our obligations to you."

Optional Redemption

  Until August 1, 2001, HDA may redeem up to 35% of the aggregate principal amount of the notes issued pursuant to the indenture with cash from the Net Cash Proceeds of a public equity offering of common stock of HDA. The parent may also make the redemption if the Net Cash Proceeds sufficient to make the redemption are contributed to HDA by the parent as a Capital Contribution, at a redemption price equal to 112% of principal together with accrued and unpaid interest and liquidated damages, if any, to the redemption date, provided that:

    (1) immediately following that redemption not less than 65% of the aggregate principal amount of the notes issued pursuant to the indenture remain outstanding; and

    (2) the redemption must occur within 90 days of that public equity offering.

  Except pursuant to the preceding paragraph, the notes will not be redeemable at HDA's option prior to August 1, 2002.

  On or after August 1, 2002, HDA may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below plus accrued and unpaid interest, if any, on these notes to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

       Year                                                           Percentage
       ----                                                           ----------
       2002..........................................................  106.000%
       2003..........................................................  103.000%
       2004 and thereafter...........................................  100.000%

  In the case of a partial redemption, the trustee shall select the notes or portions of the notes for redemption on a pro rata basis or by lot. The notes may be redeemed in part in multiples of $1,000 only.

  The notes will not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the holder of each note to be redeemed to that holder's last address as then shown upon the registry books of the registrar. Any notice which relates to a note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion of that note and must state that on and after the date of redemption, upon surrender of that note, a new note or notes in a principal amount equal to the unredeemed portion of that note will be issued. On and after the date of redemption, interest will cease to accrue on the notes or portions of the notes called for redemption, unless HDA defaults in the payment of the notes.

Repurchase at the Option of Holders

 Change of Control

  If a Change of Control occurs, each holder of notes will have the right to require HDA to repurchase all or any part of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, HDA will offer a Change of Control Purchase Price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon and liquidated damages, if any, to the date of purchase. Within 20 business days following any Change of Control, HDA will mail a notice to each holder of notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Purchase Date specified in the notice, pursuant to the procedures required by the indenture and described in the notice. HDA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

  On the Change of Control Purchase Date, HDA will, to the extent lawful:

  (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2) deposit with the paying agent an amount equal to the Change of Control Purchase Price in respect of all notes or portions of notes properly tendered; and

  (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of the notes being purchased by HDA.

  The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Purchase Price for those notes, together with accrued and unpaid interest thereon, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered.

  Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 20 business days following a Change of Control, HDA will either repay in full and terminate all commitments under all indebtedness under the credit agreement, offer to repay in full and terminate all commitments under all indebtedness under the credit agreement and repay the indebtedness owed to each lender which has accepted the offer in full, or obtain the requisite consents under the credit agreement to permit the repurchase of notes required by this covenant. HDA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The provisions described above that require HDA to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that HDA repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

  HDA's outstanding senior debt currently prohibits HDA from purchasing any notes, and also provides that certain change of control events with respect to HDA would constitute a default under the agreements governing the senior debt. Any future credit agreements or other agreements relating to senior debt to which HDA becomes a party may contain similar restrictions and provisions. If a Change of Control occurs at a time when HDA is prohibited from purchasing notes, HDA could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain that prohibition. If HDA does not obtain that consent or repay those borrowings, HDA will remain prohibited from purchasing notes. In that case, HDA's failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under that senior debt. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

  HDA will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by HDA and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of HDA or parent, as the case may be. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require HDA to repurchase those notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of HDA or parent, as the case may be, to another Person or group may be uncertain.

 Asset Sales

  HDA and the guarantors will not, and will not permit any of their respective subsidiaries to, consummate an Asset Sale unless:

  (1) the board of directors of HDA determines in good faith that HDA receives consideration at the time of such Asset Sale at least equal to the fair market value for such Asset Sale;

  (2) no default or event of default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale; and

  (3) at least 75% of the consideration therefor received by HDA or such subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

    (a) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee; and

    (b) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that, such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, HDA may apply such Net Proceeds at its option to the repurchase of the notes and such other indebtedness on a parity with the notes and with similar provisions requiring HDA to make an offer to purchase such indebtedness with the proceeds from asset sales pursuant to a cash offer, pro rata in proportion to the respective principal amounts, or accreted values in the case of indebtedness issued with an original issue discount, of the notes and such other indebtedness then outstanding (the "Asset Sale Offer") at a purchase price of 100% of principal amount or accreted value in the case of indebtedness issued with an original issue discount (the "Asset Sale Offer Price") together with accrued and unpaid interest and liquidated damages, if any, to the date of payment, made within 330 days of such Asset Sale.

  Within 330 days after the receipt of any Net Proceeds from an Asset Sale, HDA may apply such Net Proceeds at its option:

  (1) to redeem the notes in accordance with the terms of the indenture and other indebtedness of HDA ranking on a parity with the notes and with similar provisions requiring HDA to redeem such indebtedness with the proceeds for asset sales, pro rata in proportion to the respective principal amounts or accreted values in the case of indebtedness issued with an original issue discount of the notes and such other indebtedness then outstanding;

  (2) to invest in assets and property or other Permitted Investments pursuant to clause (d) of the definition of Permitted Investments below, which in the good faith reasonable judgment of the board will immediately constitute or be a part of a Related Business of HDA or such subsidiary immediately following such transaction; or

  (3) to retire Purchase Money Indebtedness or senior debt and to permanently reduce, in the case of senior debt that is not Purchase Money Indebtedness, the amount of such indebtedness outstanding on the Issue Date or permitted pursuant to paragraph (b) or (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount.

  Pending the final application of any such Net Proceeds, HDA may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $5.0 million, HDA will make an Asset Sale Offer to all holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount or accreted value in the case of indebtedness issued with an original issue discount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, HDA may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Notwithstanding, and without complying with, the provisions of this Asset Sales covenant,

  (1) HDA and its subsidiaries may, in the ordinary course of business,

    (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and

    (b) liquidate Cash Equivalents;

  (2) HDA and its subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

  (3) HDA and its subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of HDA or such subsidiary, as applicable;

  (4) HDA and the guarantors may convey, sell, transfer, assign or otherwise dispose of assets to HDA or any of the guarantors;

  (5) HDA and its subsidiaries, in the ordinary course of business, may convey, sell transfer, assign, or otherwise dispose of assets, or related assets in related transactions, with a fair market value of less than $250,000;

  (6) HDA and each of its subsidiaries may surrender or waive contract rights or settle, release or surrender of contract, tort or other claims of any kind or grant Liens not prohibited by the indenture; and

  (7) HDA may sell accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the fair market value thereof, but in any case including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, and a Receivables Subsidiary may transfer accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction, or a fractional undivided interest therein, in a Qualified Receivables Transaction.

Selection and Notice

  If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis or by lot.

  Notes in denominations of $1,000 shall only be redeemed in whole. The notes may be redeemed in part in multiples of $1,000 only. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

  If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the unredeemed portion of the principal amount. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of that note upon surrender of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless HDA defaults in the payment of the notes.

Covenants

 Restricted Payments

  HDA and the guarantors will not, and will not permit any of their respective subsidiaries to, directly or indirectly (all such payments and other actions set forth in clauses (1) through (4) below collectively referred to as "Restricted Payments"):

  (1) declare or pay any dividend or make any other payment or distribution on account of HDA's or any of the guarantors', or any of their respective Restricted Subsidiaries', Equity Interests, other than dividends or distributions payable in Qualified Capital Stock of HDA, the guarantors, or their respective Subsidiaries;

  (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of HDA or any of the guarantors, or any of their respective subsidiaries, or any subsidiary or parent of HDA or any of the guarantors, or any of their respective subsidiaries, other than any such Equity Interests owned by HDA, the guarantors, or their respective subsidiaries;

  (3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness,

  . make any payment on or in respect of any amendment of the terms of Subordinated Indebtedness or make any payment on or in respect of any defeasance of Subordinated Indebtedness, or

  . purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness,

directly or indirectly, by HDA or any of the guarantors, or any of their respective subsidiaries, or a parent or subsidiary of HDA or any of the guarantors, or any of their respective subsidiaries. Nor may the entities, prior to the scheduled maturity, make any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such indebtedness; or

  (4) make any Restricted Investment,

unless, at the time of and after giving effect to such Restricted Payment:

  (1) no default or event of Default shall have occurred and be continuing; and

  (2) HDA would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Debt Incurrence Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and

  (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by HDA and its Restricted Subsidiaries after the date of the indenture, excluding Restricted Payments permitted by clauses (2) and
(3) of the next succeeding paragraph, is less than the sum, without duplication, of

    (a) 50% of the aggregate Consolidated Net Income of HDA for the period, taken as one accounting period, from the beginning of the first fiscal quarter commencing after the date of the indenture to and including the last day of HDA's most recently ended fiscal quarter ended immediately prior to the date of each such calculation, or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit, plus

    (b) 100% of the aggregate net cash proceeds received by HDA from the sale of its Qualified Capital Stock, other than to a subsidiary and to the extent applied in connection with a Qualified Exchange, plus

    (c) to the extent not included in Consolidated Net Income, 100% of any dividends or other distributions received by HDA or a Subsidiary of HDA after the date of the indenture from an Unrestricted Subsidiary of HDA, plus

    (d) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment, plus

    (e) 100% of the aggregate net Cash Equivalent proceeds received by HDA, other than from its subsidiaries, from Capital Contributions after the date of the indenture.

  So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1) to the extent such payments would constitute a Restricted Payment, the payments of amounts to Brentwood in accordance with the administrative services agreement;

  (2) repurchases of capital stock from employees of HDA, a parent or their subsidiaries upon the death, disability or termination of employment in an aggregate amount to all employees not to exceed $1.0 million per year or $3.0 million in the aggregate on and after the date of the indenture;

  (3) any dividend, distribution or other payments by any subsidiary of HDA on its Equity Interests that is paid pro rata to all holders of such Equity Interests;

  (4) a Qualified Exchange;

  (5) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such payment would have complied with the provisions of the indenture; or

  (6) Permitted Payments to parent.

  The amount of any Restricted Payment, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by HDA or any of the guarantors, or their respective subsidiaries, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in the good faith reasonable judgment of the board of directors of HDA. Additionally, within 5 days of each Restricted Payment in excess of $1.0 million, HDA shall deliver an officers' certificate to the trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the indenture.

 Incurrence of Additional Indebtedness and Disqualified Capital Stock

  HDA and the guarantors will not, and will not permit any of their respective subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to, or otherwise become responsible for, contingently or otherwise (collectively, "incur") any indebtedness or any Disqualified Capital Stock, including Acquired Indebtedness, other than Permitted Indebtedness. Notwithstanding the foregoing, if

  (1) no default or event of default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of indebtedness or Disqualified Capital Stock and

  (2) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of HDA for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2 to l (the "Debt Incurrence Ratio"), then HDA and the guarantors may incur such indebtedness or Disqualified Capital Stock.

  In addition, the foregoing limitations will not apply to:

  (1) the incurrence by HDA or any of its subsidiaries of Purchase Money Indebtedness, provided that:

    (a) the aggregate amount of such indebtedness incurred and outstanding at any time pursuant to this paragraph (1), plus any indebtedness issued to retire, defease, refinance, replace or refund such indebtedness, shall not exceed $10.0 million, and

    (b) in each case, such indebtedness shall not constitute more than 100% of the cost determined in accordance with GAAP, to HDA or such subsidiary, as applicable, of the property so purchased or leased.

  (2) if no event of default shall be continuing after application of the proceeds from such incurrence, the incurrence by HDA or any guarantor of indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (b), plus any indebtedness incurred to retire, defease, refinance, replace or refund such indebtedness, of up to $10.0 million; and

  (3) the incurrence by HDA or any guarantor of indebtedness pursuant to the credit agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (3), plus any indebtedness incurred to retire, defease, refinance, replace or refund such indebtedness, of up to $75.0 million, minus the amount of any such indebtedness:

    (a) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such indebtedness pursuant to clause (3) of the third paragraph under the "Asset Sales" covenant described above; or

    (b) assumed by a transferee in an Asset Sale;

  provided, however, that neither HDA nor any guarantor may incur indebtedness pursuant to this clause (3) the proceeds of which are used to finance one or more acquisitions, including the repayment of any Acquired Indebtedness substantially concurrently with such acquisition, unless the Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence

  Date, after giving effect on a pro forma basis to such incurrence of indebtedness, would be greater than the ratio set forth below opposite such period:

                                                                    Consolidated
                                                                      Coverage
   Reference Period ending                                             Ratio
   -----------------------                                          ------------
   Prior to June 30, 1999.......................................... 1.50 to 1.00
   June 30, 1999-June 29, 2000..................................... 1.75 to 1.00
   June 30, 2000-June 29, 2001..................................... 1.90 to 1.00
   June 30, 2001-June 29, 2002..................................... 2.00 to 1.00
   June 30, 2002-and thereafter.................................... 2.25 to 1.00

For purposes of this clause (3) only, Consolidated EBITDA as used to determine the Consolidated Coverage Ratio shall be calculated after giving pro forma effect to:

    (a) any acquisition, including the Stone acquisition and the City Recapitalization, occurring during the Reference Period as if such acquisition occurred at the beginning of the Reference Period; and

    (b) any Approved Cost Savings anticipated to be realized over the next four fiscal quarters in connection with an acquisition, including the Stone acquisition and the City Recapitalization, occurring during the Reference Period.

  For each full fiscal quarter completed after consummation of an acquisition occurring during the Reference Period, 25% of the Approved Cost Savings associated with such acquisition shall be excluded from the calculation of Consolidated EBITDA, and comparable pro rata exclusions shall be made for post-Acquisition periods of less than a full fiscal quarter. Such aggregate Approved Cost Savings shall not exceed 25% of Consolidated EBITDA for any Reference Period.

  Indebtedness or Disqualified Capital Stock of any Person which is outstanding at the time such Person becomes a subsidiary of HDA, including upon designation of any subsidiary or other person as a subsidiary, or is merged with or into or consolidated with HDA or a subsidiary of HDA shall be deemed to have been incurred at the time such Person becomes such a subsidiary of HDA or is merged with or into or consolidated with HDA or a subsidiary of HDA, as applicable.

  Upon each incurrence, HDA may designate pursuant to which provision of this covenant such indebtedness or Disqualified Capital Stock is being incurred and such indebtedness or Disqualified Capital Stock shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except as stated otherwise in any such provision or applicable definition.

 No Senior Subordinated Debt

  HDA will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any other indebtedness of HDA and senior in any respect in right of payment to the notes. No guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any other indebtedness of such guarantor and senior in any respect in right of payment to such guarantor's subsidiary guarantee.

 Liens

  HDA and the guarantors will not, and will not permit any of their respective subsidiaries to, create, incur, assume or suffer to exist any Lien, other than Permitted Liens, on any asset now owned or acquired on or after the date of the indenture or on any income or profits therefrom securing any indebtedness of HDA or any guarantor unless all payments due under the notes, and the guarantees, as applicable, are secured on an equal and ratable basis with the obligations so secured, provided, that, if such indebtedness is subordinated indebtedness, the Lien securing such subordinated indebtedness shall be subordinate and junior to the Lien securing the notes with the same relative priority as such subordinated indebtedness shall have with respect to the notes.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  HDA and the guarantors will not, and will not permit any of their respective subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual restriction on the ability of any subsidiary of HDA to:

  (1) pay dividends or make any other distributions to or on behalf of HDA or any subsidiary of HDA;

  (2) pay any obligation to or on behalf of HDA or any subsidiary of HDA;

  (3) make or pay loans or advances to or on behalf of HDA or any subsidiary of HDA; or

  (4) transfer any assets or property to or on behalf of HDA or any subsidiary of HDA.

  However, the preceding restrictions will not apply to restrictions existing under or by reason of:

  (1) the indenture and the notes or by other indebtedness of HDA ranking senior or pari passu with the notes or the guarantees, as applicable, provided, such restrictions taken as a whole are no more restrictive than those imposed by the indenture and the notes;

  (2) applicable law;

  (3) indebtedness outstanding on the date of the indenture, including pursuant to the credit agreement;

  (4) any Acquired Indebtedness not incurred in violation of the indenture or any agreement relating to any property, asset, or business acquired by HDA or any of its subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

  (5) indebtedness incurred under the credit agreement pursuant to clause (3) of the covenant described herein "Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided, in each case, such restriction or requirement is no more restrictive taken as a whole than that imposed by the credit agreement as of the date of the indenture;

  (6) any binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of a subsidiary of HDA, provided, such restrictions apply solely to the Equity Interests or assets of such subsidiary which are being sold;

  (7) Purchase Money Indebtedness incurred pursuant to clause (1) of the second paragraph of the "Incurrence of Additional Indebtedness and Disqualified Capital Stock" covenant described above, provided, such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness;

  (8) indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided, that, such restrictions apply only to such Receivables Subsidiary;

  (9) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such permitted Refinancings are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

  (10) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice.

  Notwithstanding the foregoing, any asset subject to a Lien which is not prohibited to exist with respect to that asset pursuant to the terms of the indenture may be subject to restrictions on the transfer or disposition thereof in accordance with any such Liens.

 Merger, Consolidation, or Sale of Assets

  HDA may not, directly or indirectly: (1) consolidate or merge with or into another Person; or (2) sell, convey or transfer all or substantially all of its assets, in one or more related transactions, to another Person or group of affiliated Persons, unless:

  (1) either: (a) HDA is the surviving corporation; or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of HDA in connection with the notes and the indenture;

  (2) immediately after such transaction no default or event of default exists; and

  (3) HDA or the Person formed by or surviving any such consolidation or merger will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness pursuant to the Debt Incurrence Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Disqualified Capital Stock."

 Transactions with Affiliates

  HDA and its subsidiaries will not enter into or suffer to exist any contract, agreement, arrangement or transaction with any affiliate (each, an "affiliate transaction"), unless:

  (1) such affiliate transaction is on terms that are fair and reasonable to HDA and no less favorable to HDA than could have been obtained in an arm's length transaction with a non-affiliate; and

  (2) HDA delivers to the trustee:

    (a) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that such affiliate transaction complies with this covenant and that such affiliate transaction has been approved by a majority of the disinterested members of the board of directors; and

    (b) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $5.0 million, a written favorable opinion as to the fairness to HDA of such affiliate transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

  The following items shall not be deemed to be affiliate transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1) customary employee compensation arrangements approved by a majority of independent members of the board of directors of HDA;

  (2) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments."

  (3) transactions between or among HDA and any of its wholly-owned consolidated subsidiaries or solely among wholly-owned consolidated subsidiaries of HDA;

  (4) the administrative services agreement;

  (5) leases entered into concurrently with the closing of the acquisition by BABF City Corp. of 80% of the outstanding common stock of City Truck and Trailer Parts, Inc. on June 1, 1998;

  (6) leases entered into concurrently with the closing of the acquisition of substantially all of the assets of Stone Heavy Duty, Inc. on June 19, 1998;

  (7) Permitted Investments; and

  (8) Capital Contributions from parent to HDA or any guarantor;

 Additional Subsidiary Guarantees

  If HDA acquires or creates other subsidiaries after the date of the indenture, then each such newly acquired or created subsidiary, other than Receivables Subsidiaries and Foreign Subsidiaries, must become a guarantor and execute a supplemental indenture satisfactory to the trustee and deliver an opinion of counsel to the trustee within 5 business days of the date on which it was acquired or created. If HDA acquires or creates any Foreign Subsidiaries after the date of the indenture, then each such newly acquired or created Foreign Subsidiary (a) which guarantees or otherwise becomes liable for indebtedness of HDA or any guarantor or (b) more than 65% of the capital stock of which becomes pledged to secure any indebtedness of HDA or any guarantor, must become a guarantor and execute a supplemental indenture satisfactory to the trustee and deliver an opinion of counsel to the trustee within 5 business days of the date on which it was acquired or created.

 Release of Guarantors

  The guarantors will not consolidate or merge with or into another person unless:

  (1) (a) the person formed by or surviving any such consolidation or merger assumes all the obligations of such guarantor pursuant to a supplemental indenture reasonably satisfactory to the trustee and unconditionally guarantees, on a senior subordinated basis, all of such guarantor's obligations under such guarantor's guarantee on the terms set forth in the indenture and

(b) immediately before and immediately after giving effect to such transaction on a pro forma basis, no default or event of default exists; or

  (2) the other person is another guarantor or HDA.

  On the sale or disposition,whether by merger, stock purchase, asset sale or otherwise, of a guarantor or all of its assets to an entity which is not a guarantor, or the designation of a subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the indenture, such guarantor will be released from its obligations under its guarantee of the notes; provided, however, that any such termination shall occur only to the extent that all obligations of such guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any indebtedness of HDA or any other subsidiary of HDA will also terminate upon such release, sale or transfer.

 Business Activities

  HDA and its subsidiaries, other than Receivables Subsidiaries, will not directly or indirectly engage to any substantial extent in any business other than that which, in the reasonable good faith judgment of the board of directors of HDA, is a Related Business.

 Status as Investment Company

  HDA and its subsidiaries will not become required to register as an "investment company," as that term is defined in the Investment Company Act of 1940, or otherwise become subject to regulation under the Investment Company Act.

 Reports

  Whether or not required by the Commission, so long as any notes are outstanding, HDA and the parent will furnish to the trustee and to holders of notes, within 15 days after the time periods specified in the Commission's rules and regulations:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if HDA were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by HDA's and the parent's certified independent accountants; and

  (2) all other reports that would be required to be filed with the Commission, including on Form 8-K, if HDA were required to file such reports.

  HDA and the parent are not required to furnish separate financial results of their subsidiaries unless otherwise required to do so by the Commission. Whether or not required by the Commission, HDA will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within 15 days after the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing.

Events of Default and Remedies

  Each of the following is an event of default:

  (1) default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2) default in payment when due of the principal of or premium, if any, on the notes, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price on notes validly tendered pursuant to a Change of Control Offer or Asset Sale Offer, as applicable, or otherwise, whether or not prohibited by the subordination provisions of the indenture;

  (3) failure by HDA or any subsidiary of HDA to observe or perform any other covenant or agreement contained in the notes or the indenture and the continuance of such failure for a period of 30 days after written notice is given to HDA by the trustee or to HDA and the trustee by the holders of at least 25% in aggregate principal amount of the notes outstanding, subject to certain exceptions;

  (4) certain events of bankruptcy, insolvency or reorganization in respect of HDA or any of its Significant Subsidiaries;

  (5) default on indebtedness of HDA or any of its subsidiaries with an aggregate principal amount in excess of $5.0 million if that default:

    (a) is caused by a failure to pay principal at maturity, or

    (b) results in the acceleration of such indebtedness prior to its stated maturity;

  (6) any of the guarantees ceases to be in full force and effect or any of the guarantees is declared to be null and void and unenforceable or any of the guarantees is found to be invalid or any of the guarantors or parent denies its liability under its guarantee, other than by reason of release of a guarantor in accordance with the terms of the indenture; and

  (7) failure by HDA or any of its subsidiaries to pay final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, which judgments are not stayed, bonded or discharged within 60 days.

  In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to HDA, all principal and accrued interest on outstanding notes will become due and payable immediately without further action or notice. The holders of a majority in aggregate principal amount of notes generally are authorized to rescind such acceleration if all existing events of default, other than the non-payment of the principal of, premium, if any, and interest on the notes which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and have been cured or waived.

  If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all principal, determined as set forth below, and accrued interest on the notes to be due and payable immediately; provided, however, that if any senior debt is outstanding pursuant to the credit agreement, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of:

    (a) the fifth Business Day after the sending to HDA and the Representative under the credit agreement of such written notice, unless such event of default is cured or waived prior to such date; and

    (b) the date of acceleration of any indebtedness under the credit agreement.

  In the event a declaration of acceleration resulting from an event of default described in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if within 15 days of the declaration:

  (1) such default is cured or waived or the holders of the indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such indebtedness;

  (2) the trustee has received written notice or such cure, waiver or rescission;

  (3) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (4) all existing events of default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived and no other event of default described in clause (5) above has occurred that has not been cured or waived within 15 days of the declaration of such acceleration in respect of such indebtedness.

  Prior to the declaration of acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a continuing default or event of default in the payment of interest on, or the principal of, the notes not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note affected.

  Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

No Personal Liability of Directors, Officers, Employees and Stockholders

  No direct or indirect stockholder, employee, officer or director, as such, past, present or future of the parent, HDA, the guarantors or any successor entity shall have any personal liability for any obligations of HDA or the guarantors under the indenture or the notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of the parent or any guarantor pursuant to any guarantee of the notes. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

  HDA may, at its option and at any time, elect to have its obligations and the obligations of the guarantors and the parent discharged with respect to the outstanding notes ("Legal Defeasance") except for:

  (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest, and liquidated damages, if any, on those notes when such payments are due from the trust funds;

  (2) HDA's obligations with respect to those notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3) the rights, powers, trusts, duties and immunities of the trustee, and HDA's obligations in connection therewith; and

  (4) the Legal Defeasance provisions of the indenture.

  In addition, HDA may, at its option and at any time, elect to have the obligations of HDA, the parent and the guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a default or event of default with respect to the notes. In the event Covenant Defeasance occurs, some of the events, not including non-payment, guarantees, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an event of default with respect to the notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) HDA must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment of the notes or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such notes, and the holders of notes must have a valid, perfected, exclusive security interest in such trust;

  (2) in the case of Legal Defeasance, HDA shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) HDA has received from, or there has been published by the Internal Revenue Service, a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of those notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

  (3) in the case of Covenant Defeasance, HDA shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

  (4) no default or event of default shall have occurred and be continuing on the date of such deposit or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5) Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which HDA or any of its subsidiaries is a party or by which HDA or any of its subsidiaries is bound;

  (6) HDA shall have delivered to the trustee an officers' certificate stating that the deposit was not made by HDA with the intent of preferring the holders of the notes over any other creditors of HDA or with the intent of defeating, hindering, delaying or defrauding any other creditors of HDA or others; and

  (7) HDA shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (1) through (6) and, in the case of the opinion of counsel, clauses (1), (with respect to the validity and perfection of the security interest) (2), (3) and (5) of this paragraph have been complied with and HDA shall have delivered to the trustee an officers' certificate to the effect that, assuming no holder of the notes is an insider of HDA, the trust funds will not be subject to the effect of any applicable Federal bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

  If the funds deposited with the trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the notes when due, then the obligations of HDA, the parent and the guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, with the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, HDA, the parent, the guarantors and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders.

  Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

  (1) change the Stated Maturity on any note, or reduce the principal amount of any note or the rate, or extend the time for payment, of interest thereon or any premium payable upon the redemption at the option of HDA of the notes, or change the place of payment where, or the coin or currency in which, any note or any premium or the interest on the notes is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of the notes, or, in the case of redemption at the option of HDA, on or after the Redemption Date, or reduce the Change of Control Purchase Price or the Asset Sale Offer Price, after the occurrence of an event giving rise to a Change of Control Offer or an Asset Sale Offer, respectively, or alter the provisions, including the defined terms used therein, regarding the right of HDA to redeem the notes as a right, or at the option of HDA in a manner adverse to the holders;

  (2) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the indenture; or

  (3) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

  Notwithstanding the preceding, without the consent of holders of at least 66 2/3% in aggregate principal amount of notes at the time outstanding, an amendment or supplement or waiver may not modify the provisions, including the defined terms used therein, of the covenant "Repurchase of Notes at the Option of Holders--Change of Control" in a manner adverse to the holders.

  Notwithstanding the preceding, without the consent of any holder of notes, HDA and the trustee may amend or supplement the indenture or the notes:

  (1) to cure any ambiguity, defect or inconsistency;

  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

  (3) to provide for the assumption of HDA's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of HDA's assets;

  (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5) to comply with the procedures of the Depositary or the trustee with respect to the provisions of the indenture and the notes relating to transfers of notes; or

  (6) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Discharge of Indenture

  HDA may terminate certain of its obligations and the obligations of the parent and the guarantors with respect to the outstanding notes and the indenture. Some of the provisions of the indenture will survive such termination, including, without limitation:

  (1) rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

  (2) HDA's obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3) the compensation, indemnification and replacement of the trustee, and HDA's obligations in connection therewith; and

  (4) the repayment to HDA of any funds from the trust, in certain circumstances.

  In order to effect such termination:

  (1) HDA shall have given irrevocable and unconditional notice to the trustee and mailed a notice of such redemption to each holder and the trustee for the redemption of all notes;

  (2) HDA must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such notes on the stated date for payment of the notes or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such notes, as the case may be;

  (3) HDA shall have paid all other sums payable by it under the indenture and the notes; and

  (4) HDA shall have delivered to the trustee an officers' certificate and an opinion of counsel in the United States reasonably acceptable to the trustee, each stating that the conditions precedent with respect to termination of HDA's obligations as described herein provided for under the indenture and the notes have been complied with.

Definitions

  Set forth below are some of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its subsidiaries.

  "Acquisition" means the purchase or other acquisition of any person or all or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

  "Administrative Services Agreement" means the corporate development and administrative services agreement between the Company and Brentwood dated as of May 29, 1998.

  "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that, with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

  "Approved Cost Savings" means with respect to cost savings associated with any Acquisition (other than the Stone Acquisition and the City
Recapitalization), those cost savings that result from elimination of any of the following items:

  (1) accounting policy-related charges;

  (2) private company expenses;

  (3) excess officer or owner compensation;

  (4) expenses not required to operate the acquired business on an ongoing basis; and

  (5) business-related charges.

  "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing

  (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by

  (2) the sum of all such principal (or redemption) payments.

  "Beneficial Owner" or "beneficial owner" for purposes of the definitions of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

  "Board of Directors" means, with respect to any person, the board of directors of such person or any committee of the Board of Directors of such person authorized, with respect to any particular matter, to exercise the power of the board of directors of such person.

  "Brentwood" means Brentwood Private Equity, L.L.C. and Brentwood Associates Buyout Fund II, L.P. together with any person directly or indirectly controlling or controlled by or under direct or indirect common control with Brentwood Private Equity, L.L.C. and Brentwood Associates Buyout Fund II, L.P.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Change of Control" means

  (1) prior to consummation of an Initial Public Equity Offering the Excluded Persons shall cease to own beneficially and of record at least 51% of the ordinary Voting Power represented by the Equity Interests of the Company unless a Parent is formed after the date hereof and the Excluded Persons own beneficially and of record at least 51% of the ordinary Voting Power of the Parent and the Parent beneficially and of record owns 100% of the ordinary Voting Power of the Company or

  (2) following the consummation of an Initial Public Equity Offering,

    (a) any merger or consolidation of the Company or Parent, as the case may be, with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Parent, as the case may be, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s),

    (b) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than the Excluded Persons) is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, any "person" or "group" (as terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than the Excluded Persons) is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of Capital Stock of the Company or Parent, as the case may be, then outstanding normally entitled to vote in elections of directors,

    (c) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company or Parent, as the case may be, (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Parent, as the case may be, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company or Parent, as the case may be, if such agreement was approved by a vote of such majority of directors) cease for any reason to constitute a majority of the Board of Directors of the Company or Parent, as the case may be, then in office or

    (d) the Company or Parent, as the case may be, adopts a plan of liquidation.

  "Capital Contribution" means any contribution to the equity of the Company from a direct or indirect parent of the Company for which no consideration other than the issuance of common stock with no redemption rights and no special preferences, privileges or voting rights is given.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of, or interests (however designated) in, stock issued by that corporation.

  "Capitalized Lease Obligation" means, as to any person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Cash Equivalent" means

  (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); or

  (2) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million; or

  (3) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc., and in the case of each of (1), (2), and (3) maturing within one year after the date of acquisition.

  "City Recapitalization" means the purchase by BABF City Corp., a company formed by Brentwood, of 80% of the outstanding common stock of City Truck and Trailer Parts, Inc. on June 1, 1998.

  "Consolidation" means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term "consolidated" has a correlative meaning to the foregoing.

  "Consolidated Coverage Ratio" of any person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of

  (1) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to

  (2) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period;

provided, that for purposes of such calculation,

  (1) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

  (2) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period;

  (3) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of the Reference Period; and

  (4) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

  "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of

  (1) Consolidated income tax expense;

  (2) Consolidated depreciation and amortization expense;

  (3) Consolidated Fixed Charges; and

  (4) other non-recurring, non-cash charges of such person and its consolidated subsidiaries, less the amount of all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-recurring, non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period, less any non-cash items increasing Consolidated Net Income for such period.

  "Consolidated Fixed Charges" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of

  (1) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including

    (a) original issue discount and non-cash interest payments or accruals on any Indebtedness,

    (b) the interest portion of all deferred payment obligations,

    (c) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

    (d) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or of any Restricted Subsidiary of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal, and

  (2) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's Wholly-Owned Subsidiaries).

  For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense of such other person attributable to the Indebtedness guaranteed.

  "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

  (1) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock),

  (2) the net income, if positive, of any person, other than a Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period,

  (3) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and

  (4) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

  "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

  "Credit Agreement" means the Revolving Credit Facility, including any related notes, guarantees, collateral documents, instruments and agreements executed by the Company or any of its Subsidiaries or other Affiliates in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement:

  (1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

  (2) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns,

  (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided, that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or

  (4) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the indenture.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

  "Designated Senior Debt" means

  (1) Senior Debt originating under the Credit Agreement and

  (2) any other Senior Debt in an aggregate outstanding principal amount in excess of $25 million which is designated as Designated Senior Debt by the Board of Directors.

  "Disqualified Capital Stock" means

  (1) except as set forth in (2), with respect to any person, Equity Interests of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the notes and

  (2) with respect to any Subsidiary of such person (including with respect to any Subsidiary of the Company), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions.

  "Equity Interest" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such Person.

  "Event of Loss" means, with respect to any property or asset, any

  (1) loss, destruction or damage of such property or asset or

  (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

  "Excluded Persons" means Brentwood, Larry Clayton and James Stone and

  (1) any controlling stockholder, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Person or

  (2) (a) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding 80% or more of the Voting Stock of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (1) or (b) any partnership the sole general partner of which is such Person or one of the Persons referred to in clause (1).

  "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is incorporated in a jurisdiction other than the United States of America and all or substantially all of the sales, earnings or assets of which are located in, generated from or derived from operations located in jurisdictions outside the United States of America.

  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

  "Guarantor" means all existing and future Subsidiaries of the Company other than Receivables Subsidiaries and Foreign Subsidiaries; provided that any Foreign Subsidiary that, pursuant to the terms of the indenture, guarantees the obligations of the Company under the Securities and the indenture shall be deemed to be a Guarantor.

  "Incurrence Date" means the date on which a person directly or indirectly, issues, assumes, guarantees, incurs, becomes directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (collectively, "incur") any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness).

  "Indebtedness" of any person means, without duplication,

  (1) all liabilities and obligations, contingent or otherwise, of such person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such person in accordance with GAAP,

    (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof),

    (b) evidenced by bonds, notes, debentures or similar instruments,

    (c) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

  (2) all liabilities and obligations, contingent or otherwise, of such person

    (a) evidenced by bankers' acceptances or similar instruments issued or accepted by banks,

    (b) relating to any Capitalized Lease Obligation, or

    (c) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;

  (3) all net obligations of such person under Interest Swap and Hedging Obligations;

  (4) all liabilities and obligations of others of the kind described in the preceding clause (1), (2) or (3) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person;

  (5) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1),
(2), (3) or (4), or this clause (5), whether or not between or among the same parties; and

  (6) all Disqualified Capital Stock of such Person and its Subsidiaries (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

  For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

  "Initial Public Equity Offering" means an initial underwritten offering of common stock of the Company or the Parent for cash pursuant to an effective registration statement under the Securities Act following which the common stock of the Company or the Parent is listed on a national securities exchange or quoted on the national market system of the Nasdaq stock market.

  "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

  "Investment" by any person in any other person means (without duplication)

  (1) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition;

  (2) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business);

  (3) other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person;

  (4) the making of any capital contribution by such person to such other person; and

  (5) the designation by the Board of Directors of the Company of any person to be an Unrestricted Subsidiary.

  The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has previously made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer.

  "Issue Date" means the date of first issuance of the notes under the indenture.

  "Junior Security" means any Qualified Capital Stock and any Indebtedness of the Company or a Guarantor, as applicable, that is subordinated in right of payment to Senior Debt at least to the same extent as the notes or the Guarantee, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the notes; provided, that, in the case of subordination in respect of Senior Debt under the Credit Agreement, "Junior Security" shall mean any Qualified Capital Stock and any Indebtedness of the Company or the Guarantor, as applicable, that

  (1) is unsecured,

  (2) is not entitled to the benefits of covenants or defaults materially more beneficial to the holders of such Junior Securities than those in effect with respect to the notes on the date hereof (or the Senior Debt under the Credit Agreement, including after giving effect to any plan of reorganization or readjustment),

  (3) shall not provide for amortization (including sinking fund and mandatory prepayment or redemption provisions) commencing prior to the date that is six months following the final scheduled maturity date of the Senior Debt under the Credit Agreement (as modified by any plan of reorganization or readjustment),

  (4) if a new corporation or other entity results from any reorganization or readjustment, such corporation or other entity assumes such Senior Debt,

  (5) the rights of the holders of Senior Debt under the Credit Agreement are not, without the consent of such holders, materially altered by any such reorganization or readjustment, including without limitation, such rights being materially impaired within the meaning of Section 1124 of Title 11 of the United States Code or any material impairment of the right to receive interest accruing during the pendency of a bankruptcy or insolvency proceeding, including proceedings under Title 11 of the United States Code, and

  (6) by their terms or by law are subordinated to Senior Debt outstanding under the Credit Agreement on the date of issuance of such Qualified Capital Stock or Indebtedness at least to the same extent as the notes or the Guarantee, as applicable.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale or Capital Contribution in respect of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale or Capital Contribution in respect of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carry-overs, tax credits and tax credit carry-forwards, and similar tax attributes.

  "Non-Recourse Indebtedness" means Indebtedness

  (1) as to which neither the Company nor any of its Subsidiaries

    (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

    (b) is directly or indirectly liable (as a guarantor or otherwise), or

    (c) constitutes the lender; and

  (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company, the Parent or any Guarantor under the terms of the notes or the indenture, including any liquidated damages due pursuant to the terms of the Registration Rights Agreement.

  "Offering Memorandum" means the final Offering Memorandum of the Company dated July 28, 1998, relating to the offering of the Initial Securities in a transaction exempt from the requirements of Section 5 of the Securities Act.

  "Parent" means any Person, other than any Excluded Person, of which the Company is a Subsidiary.

  "Permitted Indebtedness" means that:

  (1) The Company and the Guarantors may incur Indebtedness evidenced by the notes and the Guarantees and represented by the indenture up to the $100.0 million issued on the Issue Date less any amounts refinanced, redeemed or retired pursuant to clause (2) below;

  (2) The Company and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clause (1) of this definition or incurred under the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which is outstanding on the Issue Date (after giving effect to the repayment of indebtedness as described under the heading "Use of Proceeds" in the Offering Memorandum), provided, that, in each case such Refinancing Indebtedness is secured only by the assets, if any, that secured the Indebtedness so refinanced;

  (3) The Company and its Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry in order to provide security for workers' compensation, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (4) The Company may incur Indebtedness to any Guarantor, and any Guarantor may incur Indebtedness to any Guarantor or to the Company; provided, that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the notes and any event that causes such Guarantor which loaned such Indebtedness no longer to be a Guarantor shall be deemed to be a new incurrence subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock;"

  (5) any Guarantor may guaranty any Indebtedness of the Company or another Guarantor that was permitted to be incurred pursuant to the indenture, substantially concurrently with such incurrence or at the time such person becomes a Guarantor of the notes;

  (6) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided, that, such restrictions apply only to such Receivables Subsidiary;

  (7) a Receivables Subsidiary may incur Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person and is not otherwise such person's legal liability;

  (8) Interest Swap and Hedging Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap and Hedging Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary, provided, however, that such Interest Swap and Hedging Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap and Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap and Hedging Obligation relates; and

  (9) Any Foreign Subsidiary may incur Indebtedness to any other Foreign Subsidiary; provided, that any event that causes the Foreign Subsidiary which loaned such Indebtedness no longer to be a Subsidiary shall be deemed to be a new incurrence subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock."

  "Permitted Investment" means Investments in

  (1) any of the notes and the Guarantees;

  (2) Cash Equivalents;

  (3) intercompany notes to the extent permitted under clauses (4) and (9) of the definition of "Permitted Indebtedness" provided, however, that any event that causes the obligee on such inter-company notes no longer to be a Subsidiary shall be deemed a new Investment subject to the covenant entitled "Limitation on Restricted Payments";

  (4) Investment by the Company or any Guarantor in a Person in a Related Business if as a result of such Investment such Person immediately becomes a Wholly-Owned Subsidiary Guarantor or such Person is immediately merged with or into the Company or a Wholly-Owned Subsidiary Guarantor;

  (5) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction;

  (6) any Investment by the Company or any Guarantor in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other person in connection with a Qualified Receivables Transaction; provided, that the foregoing Investment is in the form of a note that the Receivables Subsidiary or other person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual arrangements with entities that are not Affiliates entered into as part of a Qualified Receivables Transaction;

  (7) loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.5 million at any one time outstanding;

  (8) Currency Agreements and Interest Swap and Hedging Obligations entered into in the ordinary course of the Company's or its Subsidiaries' businesses and otherwise in compliance with the indenture;

  (9) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (10) Investments made by the Company or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Sale of Assets and Subsidiary Stock" covenant;

  (11) Investments by the Company or any Guarantor in a Foreign Subsidiary in the aggregate not in excess of $5.0 million plus to the extent that any Investment (other than an Investment which when made was not deducted in this clause (11)) that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of

  (a) the cash or Cash Equivalents return of capital with respect to such Investment (less the cost of disposition, if any) and

  (b) the initial amount of such Investment; and

  (12) any Investment in the Company or in a Wholly-Owned Subsidiary Guarantor.

  "Permitted Lien" means

  (1) Liens existing on the Issue Date;

  (2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (3) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided, that,

  (a) the underlying obligations are not overdue for a period of more than 30 days, or

  (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (4) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

  (5) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

  (6) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

  (7) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

  (8) Liens securing the notes;

  (9) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens

  (a) were in existence prior to the date of such acquisition, merger or consolidation,

  (b) were not incurred in anticipation thereof, and

  (c) do not extend to any other assets;

  (10) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to clause (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" provided, such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

  (11) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

  (12) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

  (13) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the holders of the notes than the terms of the Liens securing such refinanced Indebtedness, and provided, that the Indebtedness secured is not increased and the lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

  (14) Liens securing Senior Debt incurred in accordance with the terms of the indenture; and

  (15) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction.

  "Permitted Payments to Parent" means without duplication as to amounts,

  (1) payments to Parent in an amount sufficient to permit Parent to pay reasonable and necessary accounting, legal and administrative expenses of the Parent, not in excess of $350,000 in the aggregate during any consecutive 12-month period and

  (2) payment to Parent to enable Parent to pay foreign, federal, state or local tax liabilities ("Tax Payment"), not to exceed the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries and Unrestricted Subsidiaries to the appropriate taxing authorities if each of the Company, such Subsidiaries and Unrestricted Subsidiaries filed a separate tax return, to the extent that Parent has an obligation to pay such tax liabilities relating to the operations, assets or capital of the Company or its Subsidiaries and Unrestricted Subsidiaries;

  provided however, that

  (1) notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by Company and any of its United States Subsidiaries in respect of their Federal income tax liability, such payment shall be determined assuming that Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that Parent and each such United States subsidiary is a member of the Company Affiliated Group; and

  (2) any Tax Payments shall either be used by Parent to pay such tax liabilities within 90 days of Parent's receipt of such payment or refunded to the payee.

  "Public Equity Offering" means an underwritten offering of common stock of the Company for cash pursuant to an effective registration statement under the Securities Act.

  "Purchase Money Indebtedness" of any person means any Indebtedness of such person to any seller or other person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any after-acquired real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred concurrently with such acquisition and is secured only by the assets so financed.

  "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

  "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or a Capital Contribution or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness of the Company or Capital Stock of the Parent on or after the Issue Date.

  "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company, any Guarantor or any Receivables Subsidiary pursuant to which the Company, any Guarantor or any Receivables Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of,

  (1) a Receivables Subsidiary (in the case of a transfer or encumbrancing by the Company or any Guarantor) and

  (2) any other person (solely in the case of a transfer or encumbrancing by a Receivables Subsidiary),

solely accounts receivable (whether now existing or arising in the future) of the Company or any Guarantor which arose in the ordinary course of business of the Company or any Guarantor, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

  "Receivables Subsidiary" means a Wholly-Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary.

  (1) no portion of any Indebtedness or any other obligations (contingent or otherwise) of which, directly or indirectly, contingently or otherwise,

    (a) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

    (b) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, or

    (c) subjects any property or asset of the Company or any other Subsidiary of the Company to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction,

  (2) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions, and

  (3) with which neither the Company nor any other Subsidiaries of the Company has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results.

  Any such designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Reference Period" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the notes or the indenture.

  "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing in accordance with the terms of the documents governing the Indebtedness refinanced without giving effect to any modification thereof made in connection with or in contemplation of such refinancing) the lesser of

  (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and

  (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing;

provided, that,

  (1) such Refinancing Indebtedness shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such person issuing such Refinancing Indebtedness,

  (2) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of holders of the notes than was the Indebtedness or Disqualified Capital Stock to be refinanced,

  (3) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced, and

  (4) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the holders of the notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

  "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are reasonably related businesses.

  "Restricted Investment" means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

  "Restricted Payment" means, with respect to any person,

  (1) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person,

  (2) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person,

  (3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and

  (4) any Restricted Investment by such person;

provided, however, that the term "Restricted Payment" does not include

  (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer;

  (2) any dividend, distribution or other payment to the Company, or to any of its Subsidiary Guarantors, by the Company or any of its Subsidiaries; or

  (3) Permitted Investments.

  "Senior Debt" of the Company or any Guarantor means

  (1) Indebtedness (including any interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) of the Company or such Guarantor arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such Indebtedness, is not expressly designated Subordinated Indebtedness or pari passu Indebtedness with the notes and made subordinated or pari passu in right of payment to the notes or the applicable Guarantee and

  (2) all other amounts due on or in connection with such Indebtedness, including all interest, premiums, reimbursement obligations, charges, fees, indemnities and expenses (including fees and expenses of counsel);

provided, that in no event shall Senior Debt include:

  (1) Indebtedness to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company,

  (2) Indebtedness incurred in violation of the terms of the indenture,

  (3) Indebtedness to trade creditors,

  (4) Disqualified Capital Stock,

  (5) Capitalized Lease Obligations, and

  (6) any liability for taxes owed or owing by the Company or such Guarantor.

  "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

  "Stated Maturity," when used with respect to any note, means August 1, 2005.

  "Stone Acquisition" means the acquisition by City Truck and Trailer Parts, Inc. of substantially all of the assets of Stone Heavy Duty, Inc. on June 19, 1998.

  "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto to the notes or such Guarantee, as applicable, in any respect or has a stated maturity on (except for the notes) or after the Stated Maturity.

  "Subsidiary," with respect to any person, means

  (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person,

  (2) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or

  (3) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and in which such person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

  Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary includes, without limitation, each direct and indirect Subsidiary of the Company.

  "Unrestricted Subsidiary" means any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); provided, that such Subsidiary:

  (1) has no Indebtedness other than Non-Recourse Indebtedness;

  (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (3) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that,

  (1) no Default or Event of Default is existing or will occur as a consequence thereof and

  (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

Each such designation shall be evidenced by filing with the trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

  "Voting Power" with respect to any Person means the power of all classes of Capital Stock of such Person then outstanding normally entitled to vote in elections of directors.

  "Wholly-Owned Subsidiary" means a Subsidiary at least 99% of the Equity Interests of which are owned by the Company or one or more Wholly-Owned Subsidiaries of the Company.

Book-Entry; Delivery; Form and Transfer

  The notes sold to Qualified Institutional Buyers initially will be in the form of one or more registered global notes without interest coupons. We refer to these notes as the "U.S. global notes". On issuance, the U.S. global notes will be deposited with the trustee, as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's direct and indirect participants, as defined below. The notes offered and sold in offshore transactions in reliance on Regulation S, if any, initially will be in the form of one or more temporary, registered, global book-entry notes without interest coupons. We refer to these notes as the "Reg S temporary global notes". The Reg S temporary global notes will be deposited with the trustee, as custodian for DTC, in New York, New York, and registered in the name of a nominee of DTC for credit to the accounts of indirect participants participating in DTC through the Euroclear System and Cedel Bank, Societe Anonyme. During the 40-day period commencing on the day after the later of the offering date and the original issue date of the notes, the "distribution compliance period", beneficial interests in the Reg S temporary global notes may be held only through Euroclear or CEDEL, and, pursuant to DTC's procedures, indirect participants that hold a beneficial interest in the Reg S temporary global notes will not be able to transfer that interest to a person that takes delivery in the form of an interest in the U.S. global notes. Within a reasonable time after the expiration of the distribution compliance period, the Reg S temporary global notes will be exchanged for one or more permanent global notes upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S as provided in the indenture. After the distribution compliance period;

  (1) beneficial interests in the Reg S permanent global notes may be transferred to a person that takes delivery in the form of an interest in the U.S. global notes; and

  (2) beneficial interests in the U.S. global notes may be transferred to a person that takes delivery in the form of an interest in the Reg S permanent global notes,

provided, in each case, that the certification requirements described below are complied with. For a more detailed description of the requirements, see "Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to in this prospectus collectively as "global notes."

  Beneficial interests in all global notes and all certificated notes, as defined below, if any, will be subject to restrictions on transfer and will bear a restrictive legend as described in section 2.6(g) of the indenture. In addition, transfer of beneficial interests in any global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants including, if applicable, those of Euroclear and CEDEL, which may change from time to time.

  The global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in limited circumstances. Beneficial interests in the global notes may be exchanged for notes in certificated form in limited circumstances. For a more detailed description of the requirements, see "Transfer of Interests in Global Notes for Certificated Notes."

  Initially, the trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

  DTC has advised HDA that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we refer to as the "direct participants," and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant, which we refer to as the "indirect participants".

  DTC has also advised HDA that, pursuant to DTC's procedures:

  (1) upon deposit of the global notes, DTC will credit the accounts of the direct participants designated by the initial purchasers with portions of the principal amount of the global notes that have been allocated to them by the initial purchasers: and

  (2) DTC will maintain records of the ownership interests of those direct participants in the global notes and the transfer of ownership interests by and between direct participants.

  DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

  Investors in the U.S. global notes may hold their interests in those notes directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. Investors in the Reg S temporary global notes may hold their interests in those notes directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. After the expiration of the distribution compliance period, investors may hold interests in the Reg S global notes through organizations other than Euroclear and CEDEL that are direct participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of CEDEL, each a "nominee" of Euroclear and CEDEL, respectively. Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL must maintain on their own records the ownership interests, and transfers of ownership interests of, by and between their own customers' securities accounts. DTC will not maintain those records. All ownership interests in any global notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

  The laws of some states in the United States may require that persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to those persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that are not direct participants in DTC, or to otherwise take actions in respect of those interests, may be affected by the lack of physical certificates evidencing those interests. For other restrictions on the transferability of the notes, see "Reg S Temporary and Reg S Permanent Global Notes" and "--Transfers of Interests in Global Notes for Certificated Notes."

  Except as described in "Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of the notes under the indenture for any purpose.

  Under the terms of the indenture, HDA, the guarantors and the trustee will treat the persons in whose names the notes are registered, including notes represented by global notes, as the owners of those notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, neither HDA, the trustee nor any agent of HDA or the trustee has or will have any responsibility or liability for:

  (1) any aspect of DTC's records or any direct participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC's records or any direct participant's or indirect participant's records relating to the beneficial ownership interests in any global note; or

  (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

  DTC has advised HDA that its current payment practice with respect to securities such as the notes is to credit the accounts of the relevant direct participants with that payment on the payment date in amounts proportionate to those direct participants' respective ownership interests in the global notes as shown on DTC's records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, HDA or the guarantors. Neither HDA, the guarantors nor the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and HDA and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

  The global notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants, other than Indirect Participants that hold an interest in the notes through Euroclear or CEDEL, that hold an interest through a direct participant will be effected in accordance with the procedures of that direct participant but generally will settle in immediately available funds. Transfers between and among indirect participants that hold interests in the notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between direct participants in DTC, on the one hand, and indirect participants that hold interests in the notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines. Indirect participants that hold interest in the notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant global note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

  Because of time zone differences, the securities accounts of an indirect participant that holds an interest in the notes through Euroclear or CEDEL purchasing an interest in a global note from a direct participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in Reg S permanent global note to a DTC participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

  DTC has advised HDA that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of that portion of the aggregate principal amount of the notes as to which that direct participant or direct participants has or have given direction. However, if there is an event of default under the notes, DTC may, without the direction of one or more of its direct participants, exchange global notes for legended notes in certificated form, and to distribute those certificated forms of notes to its direct participants. For more detail regarding transfer requirements, see "Transfers of Interests in Global Notes for Certificated Notes."

  Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S global notes and in the U.S. global notes among direct participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. None of HDA, the guarantors, the initial purchasers or the trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective direct and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

  The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that HDA believes to be reliable, but HDA takes no responsibility for the accuracy thereof.

Reg S Temporary and Reg S Permanent Global Notes

  An indirect participant who holds an interest in the Reg S temporary global notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the indenture certifying that those indirect participant is either not a U.S. Person or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or CEDEL, as the case may be, must provide to the trustee or the paying agent a certificate in the form required by the indenture prior to any exchange of those beneficial interests for beneficial interests in Reg S permanent global notes.

  "U.S. Person" means:

  (1) any individual resident in the United States;

  (2) any partnership or corporation organized or incorporated under the laws of the United States;

  (3) any estate of which an executor or administrator is a U.S. person, other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets;

  (4) any trust of which any trustee is a U.S. Person, other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust, and no settler, if the trust is revocable, is a U.S. Person;

  (5) any agency or branch of a foreign entity located in the United States;

  (6) any non-discretionary or similar account, other than an estate or trust, held by a dealer or other fiduciary for the benefit or account of a U.S. person;

  (7) any discretionary or similar account, other than an estate or trust, held by a dealer or other fiduciary organized, incorporated or resident in the United States; or

  (8) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts;

provided, however, that the, "U.S. Person" shall not include:

  (1) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business;

  (2) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country; and

  (3) the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

Transfers of Interests in One Global Note for Interests in Another Global Note

  Prior to the expiration of the distribution compliance period, an indirect participant that holds an interest in the Reg S temporary global note through Euroclear or CEDEL will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. global notes. After the expiration of the distribution compliance period, an indirect participant that holds an interest in Reg S global notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. global notes only upon receipt by the trustee of a written certification from the transferor to the effect that the transfer is being made in accordance with the restrictions on transfer set forth in section 2.6(g) of the indenture and set forth in the legend printed on the Reg S permanent global notes.

  Prior to the expiration of the distribution compliance period, a direct or indirect participant that holds an interest in the U.S. global note will not be permitted to transfer its interests to any person that takes delivery in the form of an interest in the Reg S temporary global notes. After the expiration of the distribution compliance period, a direct or indirect participant that holds an interest in U.S. global notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S permanent global notes only upon receipt by the trustee of a written certification from the transferor to the effect that the transfer is being made in accordance with Rule 904 of Regulation S.

  Transfers involving an exchange of a beneficial interest in Reg S global notes for a beneficial interest in U.S. global notes or vice versa will be effected by DTC by means of an instruction originated by the trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one global note and a corresponding increase in the principal amount of the other global note, as applicable. Any beneficial interest in the one global note that is transferred to a person who takes delivery in the form of the other global note will, upon transfer, cease to be an interest in such first global note and become an interest in such other global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other global note for as long as it remains such an interest.

Transfers of Interests in Global Notes for Certificated Notes

  An entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons the "certificated notes", if:

  (1) DTC (x) notifies HDA that it is unwilling or unable to continue as depository for the global notes and HDA thereupon fails to appoint a successor depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act;

  (2) HDA, at its option, notifies the trustee in writing that it elects to cause the issuance of certificated notes; or

  (3) upon the request of the trustee or holders of a majority of the outstanding principal amount of notes, there shall have occurred and be continuing a default or an event of default with respect to the notes;

provided that in no event shall the Reg S temporary global security be exchanged by HDA for certificated notes prior to:

  (x) the expiration of the distribution compliance period; and

  (y) the receipt by the registrar of any certificates identified by HDA or its counsel to be required pursuant to Rule 903 or Rule 904 under the Securities Act.

In any such case, HDA will notify the trustee in writing that, upon surrender by the direct and indirect participants of their interest in such global note, certificated notes will be issued to each person that such direct and indirect participants and DTC identify as being the beneficial owner of the related notes.

  Beneficial interests in global notes held by any direct or indirect participant may be exchanged for certificated notes upon request to DTC, by that direct participant, for itself or on behalf of an Indirect Participant, or to the trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interest in any global notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct or indirect participant, in accordance with DTC's customary procedures.

  In all cases described herein, such certificated notes will bear the restrictive legend referred to in section 2.6(g) of the indenture unless HDA determines otherwise in compliance with applicable law.

  Neither HDA, the guarantors nor the trustee will be liable for any delay by the holder of the global notes or DTC in identifying the beneficial owners of notes, and HDA and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

Transfers of Certificated Notes for Interests in Global Notes

  Certificated notes may be transferred only if the transferor first delivers to the trustee a written certificate and, if required, an opinion of counsel, confirming that, in connection with the transfer, it has complied with the restrictions on transfer described in section 2.6(g) of the indenture.

Same Day Settlement and Payment

  The indenture requires that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available same day funds to the accounts specified by the holders of interests in those global notes. With respect to certificated notes, HDA will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders of those notes or, if no such account is specified, by mailing a check to each such holder's registered address. HDA expects that secondary trading in the certificated notes will also be settled in immediately available funds.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
                                OF THE EXCHANGE

  The following discussion is the opinion of Latham & Watkins, our counsel, as to the material federal income tax income consequences expected to result to you if you exchange your private notes for exchange notes in the exchange offer. This opinion is based on:

  . the facts described in the registration statement of which this prospectus is a part,

  . the Internal Revenue Code of 1986, as amended,

  . current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code,

  . the legislative history of the Internal Revenue Code,

  . current administrative interpretations and practices of the Internal
    Revenue Service, and

  . court decisions,

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the Internal Revenue Service and may not be sustained by a court if challenged by the Internal Revenue Service, and we have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the exchange of private notes for the exchange notes.

  Certain holders may be subject to special rules not discussed below, including, without limitation:

  . insurance companies;

  . financial institutions or broker-dealers;

  . tax-exempt organizations;

  . stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes;

  . foreign corporations or partnerships; and

  . persons who are not citizens or residents of the United States.

You should consult your tax advisor as to the particular tax consequences of exchanging private notes for exchange notes, including the applicability and effect of any state, local or foreign laws.

  The exchange of private notes for exchange notes will be treated as a "non-event" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the private notes. Therefore, no material federal income tax consequences will result to you from exchanging private notes for exchange notes.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

  We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify you against liabilities under the Securities Act.

  By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

                                 LEGAL MATTERS

  Latham & Watkins, Los Angeles, California, will pass upon certain legal matters for us. Partners of Latham & Watkins, members of their families, related persons and others have an indirect interest in, through a limited partnership, less than 1% of Holdings' common stock and series A preferred stock. Those persons do not have the power to vote or dispose of the shares.

                                    EXPERTS

  The consolidated financial statements of (i) City Truck Holdings, Inc. and Subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, (ii) Associated Brake Supply, Inc. and Affiliates as of December 26, 1997 and December 31, 1998 and for the years ended December 27, 1996, December 26, 1997, and December 31, 1998, (iii) Wheels and Brakes, Inc and Subsidiaries as of January 31, 1998 and 1999 and for each of the three years in the period ended January 31, 1998 and the combined financial statements of (i) Stone Heavy Duty, Inc. as of December 31, 1996 and 1997 and at June 19, 1998, and for the years ended December 31, 1996, 1997 and for the period from January 1, 1998 through June 19, 1998, (ii) Vantage Parts as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, (iii) Truck and Trailer Parts, Inc. and Affiliate as of December 31, 1996, 1997 and at September 30, 1998 and for the years ended December 31, 1996, 1997 and for the nine months in the period ended September 30, 1998, (iv) California Equipment Company and California Equipment Company of Sacramento as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and the financial statements of (i) Active Gear, L.L.C. as of December 31, 1997 and 1998 and for the each of the three years in the period ended December 31, 1998, (ii) Superior Truck & Auto Supply, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, (iv) TBS Incorporated as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, and (v) New England Truck and Auto Service, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Connecticut Driveshaft, Inc., Truckparts, Inc. and Tisco, Inc. and Tisco of Redding, Inc. appearing in this prospectus have been audited by McGladrey & Pullen, LLP, independent accountants, to the extent and for the periods indicated in its respective reports appearing in this prospectus, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of (i) QDSP Holdings, Inc. as of December 31, 1998 and for the period from July 28, 1998 (date of inception) through December 31, 1998, (ii) SLM Group, Inc. as of August 7, 1998 and for the period from April 1, 1998 through August 7, 1998, (iii) CSW Enterprises, Inc. as of December 31, 1997 and August 7, 1998 and for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through August 7, 1998, and (iv) Holt Incorporated as of August 7, 1998 and for the year ended August 7, 1998 and the financial statements of (i) Wheatley Truck Parts, Inc. as of November 30, 1997 and July 31, 1998 and for the years ended November 30, 1996 and 1997 and the period from December 1, 1997 through July 31, 1998, (ii) Truck City Parts, Inc. as of December 31, 1997 and July 31, 1998 and for the year ended December 31, 1997 and the period from January 1, 1998 through July 31, 1998, (iii) Automotive Sales Company, Inc. as of December 31, 1997 and July 31, 1998 and for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through July 31, 1998, (iv) Sharkey Family Holdings, Inc. (d/b/a Universal Joint Sales Company) as of December 31, 1997 and July 31, 1998 and for the year ended December 31, 1997 and the period from January 1, 1998 through July 31, 1998, and (v) Fleetpride, Inc. as of December 31, 1997 and July 31, 1998 and for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through July 31, 1998 included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of SLM Group, Inc. and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the two-year period ended March 31, 1998, have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  We are not currently subject to the periodic reporting and other information requirements of the Exchange Act. We will become subject to the requirements upon the effectiveness of the registration statement. Pursuant to the indenture, we have agreed that for so long as the notes remain outstanding, we will furnish to you (1) annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (2) any other information, documents and other reports that we would be required to filed with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act. In addition, whether or not required by the rules and regulations of the SEC, we will also agree to file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request.

  This prospectus constitutes part of a registration statement on Form S-4 filed under the Securities Act with respect to the exchange notes to be issued in the exchange offer. As permitted by the SEC rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. You may also access filed documents at the SEC's web site at http://www.sec.gov.

  Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

  We have presented Holdings' historical financial statements instead of ours. Holdings is our parent company and has no separate operations. Its only asset is its investment in us and equity in our earnings recorded and it has no liabilities. Holdings is contingently liable for its guarantee of our debt. Thus, our separate financial statements are not presented.

                                                                           Page
                                                                           ----
City Truck Holdings, Inc. and Subsidiaries
Report of Independent Accountants........................................   F-6
Consolidated Balance Sheets at December 31, 1997 and 1998................   F-7
Consolidated Statements of Income for the Years Ended December 31, 1996,
 1997 and 1998...........................................................   F-8
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1996, 1997 and 1998........................................   F-9
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996, 1997, and 1998....................................................  F-10
Notes to Consolidated Financial Statements...............................  F-11
Unaudited City Truck Holdings, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets at June 30, 1999...................  F-26
Unaudited Consolidated Income Statement for the Six Months Ended June 30,
 1999....................................................................  F-27
Consolidated Statements of Stockholders' Equity for the Six Months Ended
 June 30, 1999...........................................................  F-28
Unaudited Consolidated Statements of Cash Flow for the Six Months Ended
 June 30, 1999 and 1998..................................................  F-29
Notes to Unaudited Consolidated Financial Statements.....................  F-30
Stone Heavy Duty, Inc.
Report of Independent Accountants........................................  F-34
Combined Balance Sheets at December 31, 1996, 1997 and at June 19, 1998..  F-35
Combined Statements of Income and Retained Earnings for the Years Ended
 December 31, 1996, 1997 and for the period from January 1, 1998 through
 June 19, 1998...........................................................  F-36
Combined Statements of Cash Flows for the Years Ended December 31, 1996
 and 1997 and for the period from January 1, 1998 through June 19, 1998..  F-37
Notes to Combined Financial Statements...................................  F-38
Associated Brake Supply, Inc. and Affiliate
Report of Independent Accountants........................................  F-43
Consolidated Balance Sheets at December 26, 1997 and at December 31,
 1998....................................................................  F-44
Consolidated Statements of Income for the Years Ended December 27, 1996,
 December 26, 1997 and December 31, 1998.................................  F-45
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 27, 1996, December 26, 1997 and December 31, 1998..............  F-46
Consolidated Statements of Cash Flows for the Years Ended December 27,
 1996, December 26, 1997 and December 31, 1998...........................  F-47
Notes to Consolidated Financial Statements...............................  F-48
Vantage Parts
Report of Independent Accountants........................................  F-55
Combined Balance Sheets at December 31, 1997 and 1998....................  F-56
Combined Statements of Income for the Three Years Ended December 31,
 1996, 1997 and 1998.....................................................  F-57
Combined Statements of Cash Flows for the Three Years Ended December 31,
 1996, 1997, and 1998....................................................  F-58
Notes to Combined Financial Statements...................................  F-59
Unaudited Vantage Parts
Unaudited Combined Statement of Income for the Period from January 1,
 1999 to May 28, 1999....................................................  F-64
Unaudited Combined Statement of Cash Flows for the Period from January 1,
 1999 to May 28, 1999....................................................  F-65
Notes to Unaudited Combined Financial Statements.........................  F-66
Truck and Trailer Parts, Inc. and Affiliate
Report of Independent Accountants........................................  F-68
Combined Balance Sheets at December 31, 1996, 1997, and at September 30,
 1998....................................................................  F-69

                                                                           Page
                                                                           -----
Combined Statements of Income and Stockholders' Equity for the Years
 Ended December 31, 1996 and 1997 and for the nine month period ended
 September 30, 1998......................................................   F-70
Combined Statements of Cash Flows for the Years Ended December 31, 1996
 and 1997 and for the nine month period ended September 30, 1998.........   F-71
Notes to Combined Financial Statements...................................   F-72
Connecticut Driveshaft, Inc.
Independent Auditor's Report.............................................   F-77
Balance Sheet at September 30, 1998......................................   F-78
Statement of Income for the nine months ended September 30, 1998.........   F-79
Statement of Retained Earnings for the nine months ended September 30,
 1998....................................................................   F-79
Statement of Cash Flows for the nine months ended September 30, 1998.....   F-80
Notes to Financial Statements............................................   F-81
Truckparts, Inc.
Independent Auditor's Report.............................................   F-84
Balance Sheets at September 30, 1997 and 1998............................   F-85
Statements of Income for the Years Ended September 30, 1997 and 1998.....   F-86
Statements of Retained Earnings for the Years Ended September 30, 1997
 and 1998................................................................   F-86
Statements of Cash Flows for the Years Ended September 30, 1997 and
 1998....................................................................   F-87
Notes to Financial Statements............................................   F-88
Tisco, Inc. and Tisco of Redding, Inc.
Independent Auditor's Report.............................................   F-93
Combined Balance Sheet at September 30, 1998.............................   F-94
Combined Statement of Income for the Year Ended September 30, 1998.......   F-95
Combined Statement of Stockholders' Equity for the Year Ended September
 30, 1998................................................................   F-96
Combined Statement of Cash Flows for the Year Ended September 30, 1998...   F-97
Notes to Combined Financial Statements...................................   F-98
Unaudited Tisco, Inc. and Tisco of Redding, Inc.
Unaudited Combined Statement of Income for the Three Months Ended
 December 31, 1998.......................................................  F-102
Unaudited Combined Statement of Cash Flows for the Three Months Ended
 December 31, 1998.......................................................  F-103
Notes to Unaudited Combined Financial Statements.........................  F-104
Active Gear, L.L.C.
Report of Independent Accountants........................................  F-106
Balance Sheets at December 31, 1997 and 1998.............................  F-107
Statements of Operations and Members Equity for the Years Ended December
 31, 1996, 1997 and 1998.................................................  F-108
Statement of Cash Flows for the Years Ended December 31, 1996, 1997 and
 1998....................................................................  F-109
Notes to Financial Statements............................................  F-110
Unaudited Active Gear, L.L.C.
Unaudited Statements of Operations and Member's Equity for the Period
 from January 1, 1999 to April 20, 1999..................................  F-114
Unaudited Statement of Cash Flows for the Period from January 1, 1999 to
 April 20, 1999..........................................................  F-115
Unaudited Notes to Financial Statements..................................  F-116
California Equipment Company and California Equipment Company of
 Sacramento
Report of Independent Accountants........................................  F-118
Combined Balance Sheets at December 31, 1997 and 1998....................  F-119
Combined Statements of Income for the Years Ended December 31, 1996, 1997
 and 1998................................................................  F-120
Combined Statements of Cash Flows for the Years Ended December 31, 1996,
 1997 and 1998...........................................................  F-121
Combined Statement of Changes in Stockholders' Equity for the Years Ended
 December 31, 1996, 1997 and 1998........................................  F-122
Notes to Combined Financial Statements...................................  F-123

                                                                           Page
                                                                           -----
Unaudited California Equipment Company and California Equipment Company
 of Sacramento
Unaudited Combined Balance Sheet at June 30, 1999........................  F-129
Unaudited Combined Statement of Income for the Six Months Ended June 30,
 1999....................................................................  F-130
Unaudited Combined Statement of Cash Flows for the Six Months Ended
 June 30, 1999...........................................................  F-131
Unaudited Combined Statement of Changes in Stockholders' Equity for the
 Period Ended June 30, 1999..............................................  F-132
Notes to Unaudited Combined Financial Statements.........................  F-133
Superior Truck & Auto Supply, Inc.
Report of Independent Accountants........................................  F-135
Balance Sheets at December 31, 1997 and 1998.............................  F-136
Statements of Income and Retained Earnings for the Years Ended
 December 31, 1996, 1997 and 1998........................................  F-137
Statements of Cash Flows for the Years Ended December 31, 1996, 1997, and
 1998....................................................................  F-138
Notes to the Financial Statements........................................  F-139
Unaudited Superior Truck & Auto Supply, Inc.
Unaudited Statement of Income for the Period from January 1, 1999 to
 June 7, 1999............................................................  F-141
Unaudited Statement of Cash Flows for the Period from January 1, 1999 to
 June 7, 1999 ...........................................................  F-142
Notes to the Unaudited Financial Statements..............................  F-143
Wheels and Brakes, Inc. and Subsidiaries
Report of Independent Accountants........................................  F-145
Consolidated Balance Sheets at January 31, 1998 and 1999.................  F-146
Consolidated Statements of Income for the Years Ended January 31, 1997,
 1998 and 1999...........................................................  F-147
Consolidated Statements of Changes in Stockholders' Equity for the Years
 Ended January 31, 1997, 1998, and 1999..................................  F-148
Consolidated Statements of Cash Flows for the Years Ended January 31,
 1997, 1998, and 1999....................................................  F-149
Notes to Consolidated Financial Statements...............................  F-150
Unaudited Wheels and Brakes, Inc., and Subsidiaries
Unaudited Consolidated Balance Sheet at June 30, 1999....................  F-156
Unaudited Consolidated Statement of Income for the Five Months Ended
 June 30, 1999...........................................................  F-157
Unaudited Consolidated Statement of Changes in Stockholders' Equity for
 the Five Months Ended June 30, 1999.....................................  F-158
Unaudited Consolidated Statement of Cash Flows for the Five Months Ended
 June 30, 1999...........................................................  F-159
Notes to Unaudited Consolidated Financial Statements.....................  F-160
QDSP Holdings, Inc.
Report of Independent Auditors...........................................  F-162
Consolidated Balance Sheet at December 31, 1998..........................  F-163
Consolidated Statement of Operations for the Period from July 28, 1998
 (date of inception) to December 31, 1998................................  F-164
Consolidated Statement of Stockholders' Equity for the Period from
 July 28, 1998 (date of inception) to December 31, 1998..................  F-165
Consolidated Statement of Cash Flows for the Period from July 28, 1998
 (date of inception) to December 31, 1998................................  F-166
Notes to Consolidated Financial Statements...............................  F-167
Supplemental Information:
Consolidating Balance Sheet at December 31, 1998.........................  F-178
Consolidating Statement of Operations for the Period from July 28, 1998
 (date of inception) to December 31, 1998................................  F-179
Unaudited QDSP Holdings, Inc.
Unaudited Consolidated Balance Sheet at June 30, 1999....................  F-180
Unaudited Consolidated Statement of Operations for the Six Months Ended
 June 30, 1999...........................................................  F-181
Unaudited Consolidated Statement of Stockholders' Equity for the Six
 Months Ended June 30, 1999..............................................  F-182
Unaudited Consolidated Statement of Cash Flows for the Six Months Ended
 June 30, 1999...........................................................  F-183
Notes to Unaudited Consolidated Financial Statements.....................  F-184

                                                                          Page
                                                                          -----
SLM Group, Inc. and Subsidiaries
Report of Independent Auditors..........................................  F-188
Consolidated Balance Sheet at August 7, 1998............................  F-189
Consolidated Statement of Income for the Period from April 1, 1998 to
 August 7, 1998.........................................................  F-190
Consolidated Statement of Stockholders' Equity for the Period from April
 1, 1998 to August 7, 1998..............................................  F-191
Consolidated Statement of Cash Flows from April 1, 1998 to August 7,
 1998...................................................................  F-192
Notes to Consolidated Financial Statements..............................  F-193
SLM Group, Inc. and Subsidiaries
Independent Auditors' Report............................................  F-199
Combined Balance Sheets at March 31, 1997 and 1998......................  F-200
Combined Statements of Income and Retained Earnings for the Years Ended
 March 31, 1998 and 1997................................................  F-201
Combined Statements of Cash Flows for the Years Ended March 31, 1998 and
 1997...................................................................  F-202
Notes to Combined Financial Statements..................................  F-203
Wheatley Truck Parts, Inc.
Report of Independent Auditors..........................................  F-210
Balance Sheets at November 30, 1997 and July 31, 1998...................  F-211
Statements of Income and Retained Earnings for the Years Ended November
 30, 1996 and 1997 and the Period from December 1, 1997 to July 31,
 1998...................................................................  F-212
Statements of Cash Flows for the Years Ended November 30, 1996 and 1997
 and the Period from December 1, 1997 to July 31, 1998..................  F-213
Notes to Financial Statements...........................................  F-214
Truck City Parts, Inc.
Report of Independent Auditors..........................................  F-219
Balance Sheets at December 31, 1997 and July 31, 1998...................  F-220
Statements of Income for the Year Ended December 31, 1997 and the Period
 from January 1, 1998 to July 31, 1998..................................  F-221
Statements of Stockholders' Equity for the Year Ended December 31, 1997
 and the Period from January 1, 1998 to July 31, 1998...................  F-222
Statements of Cash Flows for the Year Ended December 31, 1997 and the
 Period from January 1, 1998 to July 31, 1998...........................  F-223
Notes to Financial Statements...........................................  F-224
Automotive Sales Company, Inc.
Report of Independent Auditors..........................................  F-230
Balance Sheets at December 31, 1997 and July 31, 1998...................  F-231
Statements of Income and Retained Earnings for the Years Ended December
 31, 1996 and 1997 and the Period from January 1, 1998 to July 31,
 1998...................................................................  F-232
Statements of Cash Flows for the Years Ended December 31, 1996 and 1997
 and the Period from January 1, 1998 to July 31, 1998 ..................  F-233
Notes to Financial Statements...........................................  F-234
CSW Enterprises, Inc.
Report of Independent Auditors..........................................  F-238
Consolidated Balance Sheets at December 31, 1997 and August 7, 1998.....  F-239
Consolidated Statements of Income and Retained Earnings for the Years
 Ended December 31, 1996 and 1997 and the Period from January 1, 1998 to
 August 7, 1998.........................................................  F-240
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996 and 1997 and the Period from January 1, 1998 to August 7, 1998....  F-241
Notes to Consolidated Financial Statements..............................  F-242
Holt Incorporated
Report of Independent Auditors..........................................  F-247
Consolidated Balance Sheet at August 7, 1998............................  F-248

                                                                           Page
                                                                           -----
Consolidated Statement of Income and Retained Earnings for the Year Ended
 August 7, 1998..........................................................  F-249
Consolidated Statement of Cash Flows for the Year Ended August 7, 1998...  F-250
Notes to Consolidated Financial Statements...............................  F-251
Sharkey Family Holdings, Inc. (d/b/a Universal Joint Sales Company)
Report of Independent Auditors...........................................  F-256
Balance Sheets at December 31, 1997 and July 31, 1998....................  F-257
Statements of Income for the Year Ended December 31, 1997 and the Period
 from January 1, 1998 to July 31, 1998...................................  F-258
Statements of Stockholders' Equity for the Year Ended December 31, 1997
 and the Period from January 1, 1998 to July 31, 1998....................  F-259
Statements of Cash Flows for the Year Ended December 31, 1997 and the
 Period from January 1, 1998 to July 31, 1998 ...........................  F-260
Notes to Financial Statements............................................  F-261
Fleetpride, Inc.
Report of Independent Auditors...........................................  F-267
Balance Sheets at December 31, 1997 and July 31, 1998 ...................  F-268
Statements of Operations for the Years Ended December 31, 1996 and 1997
 and the Period from January 1, 1998 to July 31, 1998....................  F-269
Statements of Stockholders' Equity for the Years Ended December 31, 1996
 and 1997 and the Period from January 1, 1998 to July 31, 1998...........  F-270
Statements of Cash Flows for the Years Ended December 31, 1996 and 1997
 and the Period from January 1, 1998 to July 31, 1998 ...................  F-271
Notes to Financial Statements............................................  F-272
TBS Incorporated
Report of Independent Accountants........................................  F-279
Balance Sheets at December 31, 1997 and 1998.............................  F-280
Statements of Income and Retained Deficit for the Years Ended December
 31, 1996, 1997 and 1998.................................................  F-281
Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and
 1998....................................................................  F-282
Notes to Financial Statements............................................  F-283
New England Truck and Auto Service, Inc.
Report of Independent Accountants........................................  F-287
Balance Sheets at December 31, 1997 and 1998.............................  F-288
Statements of Income and Retained Earnings for the Years Ended December
 31, 1996, 1997 and 1998.................................................  F-289
Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and
 1998....................................................................  F-290
Notes to Financial Statements............................................  F-291

  We have not presented financial statements for Connecticut Driveshaft, Inc. and Truckparts, Inc. for the period from date of the last fiscal audited period for each company, September 30, 1998, to the date we acquired those companies. We acquired Connecticut Driveshaft on November 4, 1998 and Truckparts on December 19, 1998. Financial statements for those periods are not available. Management feels it is impractical to prepare the financial statements for those periods and that they are not meaningful to an assessment of this filing. Additionally, management hereby represents there were no significant negative events or trends during those periods.

  We have not presented comparative unaudited financial statements for Vantage Parts, Active Gear, L.L.C., California Equipment Company and California Equipment Company of Sacramento, Superior Truck & Auto Supply, Inc., Wheels and Brakes, Inc. and QDSP Holdings, Inc. for the period January 1, 1998 to the date of acquisition or June 30, 1998. We also have not presented comparative unaudited financial statements for Tisco, Inc. and Tisco of Redding, Inc. for the period from October 1, 1997 to December 31, 1997. Management feels it is impractical to prepare comparative financial statements for those periods and that they are not meaningful to an assessment of this filing. Additionally, management hereby represents there were no significant negative events or trends during those periods.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of City Truck Holdings, Inc. and Subsidiaries

  In our opinion, the accompanying consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of City Truck Holdings, Inc. and Subsidiaries (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in Item 21 of this Form S-4, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
March 31, 1999
Chicago, Illinois

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                         At December 31, 1997 and 1998
                 (amounts in thousands, except for share data)

                                                              1997      1998
                                                            --------  --------
                          ASSETS
                          ------
Current assets:
  Cash and cash equivalents................................ $    191  $  8,328
  Trade accounts receivable, less allowance for doubtful
   accounts of $13 and $1,149 in 1997 and 1998.............    5,146    18,099
  Inventories, net.........................................   15,476    41,453
  Prepaid expenses.........................................      254        55
  Deferred tax asset.......................................      --      2,588
  Current portion of patronage dividend receivable.........    1,751     2,108
  Advances to shareholders and employees...................      271         6
                                                            --------  --------
    Total current assets...................................   23,089    72,637
  Property and equipment, net..............................    9,030    13,613
  Deferred financing fees..................................      --      5,424
  Goodwill and other intangibles, net......................       99    55,496
  Deferred tax asset.......................................      --     12,516
  Other assets.............................................      985     4,238
                                                            --------  --------
    Total assets........................................... $ 33,203  $163,924
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Short-term borrowings.................................... $  2,839  $    --
  Line of credit...........................................      677       --
  Note payable.............................................      150       161
  Current portion of long-term debt........................      261       --
  Accounts payable.........................................    4,694    14,105
  Accrued interest.........................................      --      5,217
  Accrued liabilities relating to the acquisitions.........      --      2,279
  Other accrued liabilities................................      596     7,488
                                                            --------  --------
    Total current liabilities..............................    9,217    29,250
Long-term debt.............................................    3,213   100,000
Line of credit.............................................      --     18,200
Subordinated debt--related parties.........................    8,755       --
Commitments and contingencies
Stockholders' equity:
  Series A Preferred Stock, liquidation value $100, par
   value $.01 per share
   Outstanding: none in 1997 and 435,750 shares in 1998....      --     43,575
  Common Stock, par value $1.00 and $.01 per share,
   respectively
   Outstanding: 938 shares in 1997 and 108,834 in 1998.....        2         1
  Additional paid-in capital...............................      518    14,325
  Treasury shares..........................................     (810)      --
  Retained earnings (deficit)..............................   12,308   (41,427)
                                                            --------  --------
    Total stockholders' equity.............................   12,018    16,474
                                                            --------  --------
    Total liabilities and stockholders' equity............. $ 33,203  $163,924
                                                            ========  ========

    The accompanying notes are integral part of these consolidated financial statements.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              For the years ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                      1996     1997      1998
                                                     -------  -------  --------
Net sales........................................... $52,609  $57,837  $103,295
Cost of sales.......................................  33,283   36,611    65,855
                                                     -------  -------  --------
Gross profit........................................  19,326   21,226    37,440
Selling, general, and administrative expenses.......  14,390   16,143    31,030
                                                     -------  -------  --------
    Operating income................................   4,936    5,083     6,410
Other income (expenses):
  Interest expense..................................    (722)    (841)   (6,519)
  Interest income...................................      94       65       624
  Other income......................................      40       58        86
                                                     -------  -------  --------
Income before income taxes..........................   4,348    4,365       601
Income tax expense (benefit)........................      53       93      (687)
                                                     -------  -------  --------
Net income and comprehensive income................. $ 4,295  $ 4,272  $  1,288
                                                     =======  =======  ========
Supplemental pro forma income data:
  Pro forma income taxes............................ $ 1,731  $ 1,737  $    239
                                                     -------  -------  --------
  Pro forma net income.............................. $ 2,617  $ 2,628  $    362
                                                     =======  =======  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                  CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             For the Years Ended December 31, 1996, 1997 and 1998
                 (amounts in thousands, except for share data)

                                                                    HDA Parts                    City Truck
                     City Truck      HDA Parts                    System, Inc.     City Truck     Holdings,
                     and Trailer   System, Inc.     HDA Parts       Series B        Holdings,   Inc. Series A
                     Parts, Inc.      Bridge      System, Inc.      Preferred      Inc. Common    Preferred   City Truck
                    Common Stock    Securities    Common Stock        Stock           Stock         Stock     and Trailer
                    -------------- -------------  --------------  --------------  ------------- ------------- Parts, Inc.
                     Par   Paid In  Par  Paid in   Par   Paid In   Par   Paid In   Par  Paid In  Par  Paid in  Treasury
                    Value  Capital Value Capital  Value  Capital  Value  Capital  Value Capital Value Capital    Stock
                    -----  ------- ----- -------  -----  -------  -----  -------  ----- ------- ----- ------- -----------
Balance at
January 1,
1996............    $  2    $493   $--   $  --    $--    $   --   $--    $   --   $--   $   --  $--   $   --   $   (810)
Net Income and
Comprehensive
Income..........
Distribution to
Owners..........
                    ----    ----   ----  ------   ----   -------  ----   -------  ----  ------- ----  -------  --------
Balance at
December 31,
1996............       2     493    --      --     --        --    --        --    --       --   --       --       (810)
Net Income and
Comprehensive
Income..........
Capital
Contribution....              25
Distributions to
Owners..........
                    ----    ----   ----  ------   ----   -------  ----   -------  ----  ------- ----  -------  --------
Balance at
December 31,
1997............       2     518    --      --     --        --    --        --    --       --   --       --       (810)
Distribution to
Owners..........
Stock Repurchase
of City Truck
and Trailer
Parts, Inc. ....                                                                                                (25,821)
Recapitalization..    (2)   (518)                    1        56     3    24,940                                 26,631
Recapitalization
Fees and Other..
Creation of
deferred tax
asset for
intangibles.....                                          14,217
Issuance of
Bridge
Securities......                    --    6,000
Repayment of
Bridge
Securities......                    --   (6,000)
Issuance for of
HDA stock for
Acquisition of
Stone Heavy
Stone...........                                   --          7   --      2,993
Issuance of HDA
stock...........                                   --         30     1    10,300
Formation and
Issuance of City
Truck Holdings,
Inc. stock......                                    (1)  (14,310)   (4)  (38,233)    1   14,310    4   38,233
Issuance for
City Truck
Holdings, Inc.
stock for Truck
and Trailer,
Inc.
Acquisition.....                                                                   --         7  --     2,993
Issuance for
City Truck
Holdings, Inc.
stock
Truckparts, Inc.
Acquisition.....                                                                   --         5  --     1,995
Issuance of City
Truck Holdings,
Inc. stock......                                                                   --         3  --       350
Net Income and
Comprehensive
Income..........
                    ----    ----   ----  ------   ----   -------  ----   -------  ----  ------- ----  -------  --------
Balance at
December 31,
1998............    $--     $--    $--   $  --    $--    $   --   $--    $   --   $  1  $14,325 $  4  $43,571  $    --
                    ====    ====   ====  ======   ====   =======  ====   =======  ====  ======= ====  =======  ========
                    Retained      Total
                    Earnings  Shareholders'
                    (Deficit)    Equity
                    --------- -------------
Balance at
January 1,
1996............    $  7,896     $ 7,581
Net Income and
Comprehensive
Income..........       4,295       4,295
Distribution to
Owners..........      (2,283)     (2,283)
                    --------- -------------
Balance at
December 31,
1996............       9,908       9,593
Net Income and
Comprehensive
Income..........       4,272       4,272
Capital
Contribution....         --           25
Distributions to
Owners..........      (1,872)     (1,872)
                    --------- -------------
Balance at
December 31,
1997............      12,308      12,018
Distribution to
Owners..........      (1,390)     (1,390)
Stock Repurchase
of City Truck
and Trailer
Parts, Inc. ....                 (25,821)
Recapitalization..   (51,111)        --
Recapitalization
Fees and Other..      (2,522)     (2,522)
Creation of
deferred tax
asset for
intangibles.....                  14,217
Issuance of
Bridge
Securities......                   6,000
Repayment of
Bridge
Securities......                  (6,000)
Issuance for of
HDA stock for
Acquisition of
Stone Heavy
Stone...........                   3,000
Issuance of HDA
stock...........                  10,331
Formation and
Issuance of City
Truck Holdings,
Inc. stock......                     --
Issuance for
City Truck
Holdings, Inc.
stock for Truck
and Trailer,
Inc.
Acquisition.....                   3,000
Issuance for
City Truck
Holdings, Inc.
stock
Truckparts, Inc.
Acquisition.....                   2,000
Issuance of City
Truck Holdings,
Inc. stock......                     353
Net Income and
Comprehensive
Income..........       1,288       1,288
                    --------- -------------
Balance at
December 31,
1998............    $(41,427)    $16,474
                    ========= =============

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                    1996      1997      1998
                                                   -------  --------  --------
Operating Activities:
 Net income and comprehensive income.............  $ 4,295  $  4,272  $  1,288
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation..................................      877     1,187     1,752
   Amortization..................................       59        54       863
   Gain on sale of property and equipment........      (40)      (58)      (86)
   Changes in operating assets and liabilities
    net of effect of acquisitions:
     Accounts receivable.........................      278      (910)       40
     Patronage dividend receivable...............     (375)     (387)     (868)
     Inventories.................................      770    (2,285)   (1,366)
     Prepaid expenses............................     (139)      (89)      299
     Advances to shareholders and employees......      (11)     (259)      265
     Other assets................................      (17)       28      (721)
     Accounts payable............................     (349)     (499)   (1,634)
     Accrued liabilities.........................       54        77     7,113
                                                   -------  --------  --------
      Net cash provided by operating activities..    5,402     1,131     6,945
 Investing activities:
 Acquisition of property and equipment...........   (4,301)   (1,627)   (1,668)
 Proceeds from sale of property and equipment....       54        98       116
 Acquisitions, net of cash acquired..............      --        --    (74,527)
                                                   -------  --------  --------
      Net cash used by investing activities......   (4,247)   (1,529)  (76,079)
 Financing activities:
 Short term borrowings...........................     (233)    2,412    (4,716)
 Proceeds of short term revolving line of
  credit.........................................    1,300    10,680       --
 Payments of short term revolving line of
  credit.........................................   (1,600)  (10,503)     (677)
 Proceeds on long term revolving line of credit
  (net of fees)..................................      --        --     68,481
 Payments on long term revolving line of credit..      --        --    (51,993)
 Principal payment of long term debt.............     (775)     (455)  (10,802)
 Proceeds from issuance of long term debt (net of
  fees)..........................................    2,361       150    95,931
 Payments for stock repurchase...................      --        --    (25,821)
 Payments of recapitalization fees...............      --        --     (2,522)
 Proceeds from issuance of Preferred Stock.......      --        --     10,651
 Proceeds from issuance of Common Stock..........      --        --         33
 Distribution to owners..........................   (2,283)   (1,872)   (1,294)
 Contribution to stockholders' equity............      --         25       --
                                                   -------  --------  --------
      Net cash used by financing activities......   (1,230)      437    77,271
                                                   -------  --------  --------
Increase (decrease) in cash and cash
 equivalents.....................................      (75)       39     8,137
Cash and cash equivalents at beginning of year...      227       152       191
                                                   -------  --------  --------
Cash and cash equivalents at end of year.........  $   152  $    191  $  8,328
                                                   =======  ========  ========
Supplemental disclosure of cash flow information:
 Cash paid for interest..........................  $   620  $    841  $  1,214
 Cash paid for income taxes......................       42        77       273
Details of Acquisitions
 Fair value of assets and liabilities acquired...  $   --   $    --   $ 83,226
 Less equity payments............................      --        --      8,000
                                                   -------  --------  --------
 Cash paid.......................................      --        --     75,226
 Less cash acquired..............................      --        --        699
                                                   -------  --------  --------
   Net cash paid for acquisitions................  $   --   $    --   $ 74,527
                                                   =======  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (amounts in thousands, except for share data)

Note 1--Accounting Policies

 Basis of Presentation

  The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States. All professional standards that are effective as of December 31, 1998 have been taken into consideration in preparing the financial statements. On June 1, 1998, BABF City Corp. purchased 80% of the outstanding capital stock of City Truck and Trailer Parts, Inc. At December 31, 1998, this interest had reduced to 53% as a result of various capital transactions.

 Description of the Companies

  As of May 29, 1998, City Truck and Trailer Parts of Tennessee, Inc., City Truck and Trailer Parts of Alabama, Inc., City Truck and Trailer Parts of Alabama LLC, and City Friction, Inc. were merged into City Truck and Trailer Parts, Inc., an Alabama Corporation. All of these companies were under common control. The stockholders of City Truck and Trailer Parts of Tennessee, Inc., City Truck and Trailer Parts of Alabama, Inc. and City Friction, Inc. converted their shares into 498 shares of City Truck and Trailer Parts, Inc., such that these three companies became wholly owned subsidiaries of City Truck and Trailer Parts, Inc. The members of City Truck and Trailer Parts of Alabama LLC contributed all of their equity interest to City Truck and Trailer Parts, Inc. in exchange for 30 shares of common stock in City Truck and Trailer Parts, Inc. and as a result became a wholly owned subsidiary. The merger has been accounted for in a manner similar to a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated and combined financial statements presented have been restated to include the combined results of operations, financial position and cash flows of these companies as though they had always been a part of City Truck and Trailer Parts, Inc. These companies previously followed consistent accounting policies and there were no adjustments to the book value of their assets and liabilities.

  City Transportation, Inc., at net book value $94, a wholly owned subsidiary of City Truck and Trailer Parts, Inc. was retained by the prior owners. This has been accounted for as a dividend distribution at net book value on the statement of stockholders' equity as a distribution to owners.

  On June 19, 1998, City Truck and Trailer Parts, Inc. converted its 457 shares of existing $1 par common stock into 57,227 shares of $0.01 par value common stock ("HDA stock") and 249,427 shares of $0.01 par 6% preferred stock ("Series B Preferred Stock").

  On July 8, 1998, City Truck and Trailer Parts, Inc. was renamed HDA Parts System Inc.

  On September 30, 1998, City Truck Holdings, Inc., a Delaware corporation, was formed by the share for share exchange of stock in HDA Parts System, Inc. for stock in City Truck Holdings, Inc. City Truck Holdings, Inc. is a holding company which has no operations or debt, except for its guarantee of HDA Parts System, Inc.

  On June 1, 1998, City Truck and Trailer Parts, Inc. issued $6,000 of redeemable, non-convertible, non-voting preferred stock (the "Bridge Securities"). In July, 1998, the Bridge Securities were redeemed.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


  At December 31, 1998, the consolidated financial statements for City Truck Holdings division include its wholly owned subsidiary HDA Parts System, Inc. The operations of HDA Parts System, Inc. now include its divisions: the City Truck and Trailer Parts division, the Stone Heavy Duty division, the Connecticut Driveshaft division and the Tampa Brake and Supply Co division. In addition, HDA Parts System, Inc. also includes the operations of its wholly owned subsidiaries: Truck and Trailer Parts, Inc. and Truckparts, Inc.

 Nature of Operations

  City Truck and Trailer Parts division is a Birmingham, Alabama based operator of 17 branch locations, including 13 which provide machine shop services, in Alabama, Georgia, Kentucky, Mississippi, and Tennessee. City Truck also operates a remanufacturing business for brake shoes, drivelines, transmissions and rear axles.

  Stone Heavy Duty division based in Raleigh, North Carolina operates 18 branch locations, including three which provide drive-in service facilities and 14 which provide machine shop services in North Carolina, South Carolina, Tennessee, Virginia and West Virginia. Stone also operates a remanufacturing business for brake shoes, drivelines, hydraulic systems, transmissions and rear axles.

  Truck and Trailer Parts, Inc. is an Atlanta-based heavy duty vehicle parts distributor which operates seven branch locations in Florida, Georgia, North Carolina, South Carolina and Texas.

  Connecticut Drive Shaft division is a distributor of heavy duty vehicle parts which repairs and rebuilds driveshafts, brake shoes, and brake drums. The Company operates six locations in Connecticut and Massachusetts.

  Truckparts, Inc. is a distributor of heavy duty vehicle parts which operates four locations in Connecticut.

  Tampa Brake and Supply Co. division operates five branches in Florida. Tampa Brake and Supply Co., Inc. is a distributor of heavy duty vehicle parts and a provider of brake related services for medium and heavy duty trucks.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the company and all subsidiary companies. All material intercompany transactions have been eliminated in consolidation.

 Segment Information

  In June 1997, the FASB issued SFAS Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement, effective for financial statements for fiscal years beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Based on this criteria, the Company has

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)

determined that it operates in one business segment, that being the distribution of heavy duty vehicle parts in the United States. Thus, all information required by SFAS No. 131 is included in the Company's financial statements. No single customer represented more than 10% of the Company's total sales in 1998, 1997 and 1996.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents consists of highly liquid instruments with original maturities of three months or less from the date of purchase.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using either the first-in, first-out (FIFO) or average-costs basis.

 Property, Plant and Equipment

  Property, plant and equipment is carried at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization of property and equipment using the straight-line method over the following estimated useful lives:

   Classification                                     Depreciation Lives
   --------------                                     ------------------
   Buildings and building improvements........ 40 years or the life of the lease
   Furniture and fixtures..................... 7 years
   Vehicles................................... 6 years
   Machinery and equipment.................... 3-8 years

  When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

 Goodwill and Other Intangibles

  Goodwill represents the excess of the purchase cost over the fair value of net assets acquired in a business and is presented net of accumulated amortization. Amortization of goodwill is recorded on a straight line basis over 40 years. Other intangibles are amortized over the useful lives of these assets which range from 5 to 9 years. When facts and circumstances indicate impairment, the Company reviews goodwill and other intangibles to assess recoverability from estimated future results of operations and cash flows.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


 Long-Lived Assets

  The Company evaluates its long-lived assets (including goodwill) on an ongoing basis. Identifiable intangibles are reviewed for impairment wherever events or changes in circumstances indicate that the carrying amount of the related asset may be impaired. Whether assets to be held and used are impaired is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the loss recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of a sale or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

 Preopening Expense

  Expenses associated with the opening of new branch locations are expensed in the period such costs are incurred.

 Income Taxes

  Prior to the recapitalization on May 29, 1998, with the exception of Truckparts, Inc. all of the companies included within these financial statements, with the consent of its shareholders and members, had elected under the Internal Revenue Code to be taxed as an S Corporation or a limited liability company. In lieu of corporate income taxes, the stockholders of an S corporation and the members of a limited liability company are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes had been included in the financial statements for 1996 and 1997.

  Concurrent with the recapitalization, the Company elected to be taxed as a C corporation and is subject to income taxes on its profits in 1998. The Company then set up a deferred tax asset of $15,104, increasing paid in capital by $14,217 and recognized $887 net income. The Company applies an asset and liability approach to accounting for income taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Supplemental pro-forma net income included on the income statement is calculated by applying an income tax rate of 39.8% to the historical income before taxes.

 Deferred Financing Costs

  In connection with establishing a revolving credit facility in June, 1998 and the private placement of debt in July, 1998 the Company incurred various financing costs which have been deferred on the Company's balance sheet and are being amortized over the terms of the agreements.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


 Stock Based Compensation

  The Company has elected to follow the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" only and continues to account for stock based compensation under the basis of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". During 1998, shares of common stock and shares of preferred stock were issued to certain employees who purchased the stock at the fair market value at the date of the issue. No stock options have been authorized or issued during 1998.

 Reclassifications

  Certain amounts for the years ended December 31, 1996 and 1997 were reclassified to conform to the current year presentation.

Note 2--Inventories

  At December 31, inventories consist of the following:

                                                                  1997    1998
                                                                 ------- -------
   Parts inventory.............................................. $14,290 $35,959
   Cores........................................................   1,186   5,494
                                                                 ------- -------
                                                                 $15,476 $41,453
                                                                 ======= =======

Note 3--Property and Equipment

  Property and equipment consisted of the following as of December 31:


                                                                1997     1998
                                                               -------  -------
   Land....................................................... $   --   $    20
   Buildings and building improvements........................   4,668    7,732
   Furniture and fixtures.....................................     713      920
   Vehicles...................................................   3,796    3,862
   Machinery and equipment....................................   5,694    7,907
   Construction in progress...................................      18      --
   Less: accumulated depreciation.............................  (5,859)  (6,828)
                                                               -------  -------
   Net property and equipment................................. $ 9,030  $13,613
                                                               =======  =======

Note 4--Goodwill and Other Intangibles

  At December 31, goodwill and other intangibles consists of:

                                                                 1997    1998
                                                                 -----  -------
   Goodwill..................................................... $  24  $54,061
   Other intangibles............................................   252    2,117
   Less: accumulated amortization...............................  (177)    (682)
                                                                 -----  -------
   Net goodwill and other intangibles........................... $  99  $55,496
                                                                 =====  =======

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


  Goodwill represents the cost in excess of the fair value of the net assets of companies acquired in purchase transactions. Other intangibles assets have been recognized for covenants not to compete and a specific beneficial customer agreement arising from purchase transactions. The Company has charged $44, $44 and $505 in 1996, 1997 and 1998, respectively, for amortization of goodwill and other intangibles.

Note 5--Borrowings

 Revolving Line of Credit

  The Company had a maximum availability of $5.0 million at December 31, 1997 on a line of credit from a bank with interest payable at the 90-day LIBOR (London Interbank Offered Rate) plus 1.5%. The interest rate at December 31, 1997, was 7.2 %. The Company had pledged as collateral accounts receivable and inventory. The Company's outstanding balance at December 31, 1997 was $677.

  At December 30, 1998, the Company increased its maximum availability to $85.0 million on a revolving line of credit from a bank with interest based on the LIBOR rate plus applicable margin, at 2.3% or, at the Company's option, several other common indices. The interest rate at December 31, 1998, was 7.8%. The Company has pledged all of the Company's assets as collateral. The Company's outstanding balance at December 31, 1998 was $18.2 million. The revolving line of credit expires in 2004. The weighted average interest rate on short-term borrowings outstanding as of December 31, 1997 and 1998 are 7.2% and 7.8%, respectively.

 Senior Subordinated Notes

  On July 31, 1998, the Company issued $100.0 million of 12% Senior subordinated notes (the "Senior Subordinated Notes") due 2005 and received approximately $96.0 million of proceeds after discounts, commissions and fees. Interest on these notes is paid semi-annually on February 1, and August 1 commencing February 1, 1999. The Senior Subordinated Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after August 1, 2002 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, at any time prior to August 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price equal to 112% of the aggregate principal amount thereof, plus accrued and unpaid interest out of the proceeds of public equity offerings.

  In connection with the issuance of the Senior Subordinated Notes, the Company entered into a registration rights agreement that required it to file a registration statement by December 28, 1998 and to use its best efforts to cause the registration to become effective by March 13, 1999. The Company did not comply with the obligations to file and have a registration statement declared effective as set forth above. The Company is currently paying the holders of the notes liquidated damages as set forth in the registration rights agreements which are not material to the consolidated financial statements.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


 Notes Payable

  The Company had a note payable for $1,654 at December 31, 1997 to a finance company. The interest rate was 5% until 1999, and at prime thereafter. Interest was payable semi-annually until its maturity in 2005. This note was collateralized by the Company's equipment. This note was repaid on May 29, 1998, concurrent with the recapitalization.

  At December 31, 1997, the Company had certain subordinated notes payable to stockholders. The interest rate at the applicable federal borrowing rate was 5.5% at December 31, 1997. These notes were collateralized by accounts receivable and inventory. The principal balances due on these notes were $8,755 on December 31, 1997. This note was repaid on May 29, 1998, concurrent with the recapitalization.

  The Company had a note payable for $1,820 at December 31, 1997 with a bank. The interest was at LIBOR plus 1.5% (7.18% at December 31, 1997). Interest was due monthly until its maturity in 2002. This rate was collateralized by accounts receivable, inventory and leasehold improvements. This note was repaid on May 29, 1998, concurrent with the recapitalization.

  The above debt agreements contain certain covenants that, among other things, limit the ability of the Company to: (i) pay dividends or make certain other restricted payments; (ii) incur additional Debt; (iii) encumber or sell assets;
(iv) enter into certain guarantees of Debt; (v) enter into transactions with affiliates; and (vi) merge or consolidate with any other entity or transfer or lease all or substantially all of their assets. In addition, under certain circumstances, the Company will be required to offer to purchase the Senior Subordinated Notes at a price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase with the proceeds of certain assets sales.

Note 6--Fair Value of Financial Instruments

  The carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

  The carrying amounts of the debt issued pursuant to the Company's revolving line of credit agreement approximates fair value because the interest rates change with market interest rates.

  The 12% Senior Subordinated Notes are not actively traded however, the most recent trade of the Senior Notes prior to December 31, 1998 was at a price of $90. Using this price of $90, the fair value of these notes at December 31, 1998 would be $90.0 million.

  There are no quoted market prices for the 6% Series A Preferred Stock. Each share of the 6% Series A Preferred Stock has a liquidation value of $100 per share, plus accrued and unpaid dividends. The total liquidation value of the Series A Preferred Stock would be $44.9 million at December 31, 1998.

  These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


Note 7--Acquisitions

  The Company has made the following acquisitions during 1998. They have all been accounted for as a purchase, with the purchase price being allocated to the fair value of the identified assets and liabilities of the Company with the excess recorded as goodwill.

  On June 19, 1998, City Truck and Trailer Parts, Inc. acquired substantially all of the assets of Stone Heavy Duty, Inc. for approximately $24.5 million in cash and $3.0 million in common and preferred stock. The Company has allocated $11.9 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On September 30, 1998, the Company acquired all of the capital stock of Truck and Trailer Parts, Inc. for approximately $18.7 million in cash and $3.0 million in common and preferred stock. The Company has allocated $6.5 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On October 30, 1998, the Company acquired substantially all of the assets of Tampa Brake and Supply Co., Inc. for approximately $9.9 million in cash. The Company has allocated $4.1 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On November 4, 1998, the Company acquired substantially all of the assets of Connecticut Drive Shaft for approximately $9.9 million in cash. The Company has allocated $7.4 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On December 17, 1998, the Company acquired all of the capital stock of Truckparts, Inc. for approximately $12.1 million in cash and $2.0 million in common and preferred stock. The Company recorded approximately $10.8 million in goodwill. The Company has allocated $3.3 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  In connection with these acquisitions the Company has recorded aggregate goodwill of $54.0 million and certain liabilities totaling $4.1 million in connection with vendor consolidations, the closure of duplicate facilities, and other activities that will be phased out during 1999.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


  The following unaudited pro forma financial information combines the results of operations of City Truck and Trailer Parts, Inc., Stone Heavy Duty Inc., Truck and Trailer Parts Inc., Connecticut Drive Shaft Inc., Truckparts, Inc. and Tampa Brake and Supply Co. Inc., as if the acquisitions had taken place on January 1, 1997, after giving effect to certain adjustments including: amortization of goodwill, interest expense and a normal charge for income taxes assuming all of the companies had operated as "C" corporations for 1997 and 1998.

                                             1997                1998
                                      ------------------  -------------------
                                      Actual   Proforma    Actual   Proforma
                                      ------- ----------  -------- ----------
                                              (unaudited)          (unaudited)
   Net sales......................... $57,837  $176,064   $103,295  $192,850
   Net income and comprehensive
    income (loss)....................   4,272    (2,779)     1,288    (1,614)

  In addition, the Company's subsidiaries, operated throughout the periods presented as independent, privately owned entities, which influenced the historical level of owners' compensation and other expenses. Accordingly, the historical results of operations include (i) historical compensation expenses in excess of the current compensation levels to the former owners of City Truck Holdings, Inc. and its subsidiaries; and (ii) certain other private company expenses.

Note 8--Common Stock

  The following are the number of shares outstanding for each of the Company's classes of common stock as of December 31:

                             City Truck and                        HDA Parts        City Truck
                          Trailer, Parts, Inc.      Bridge       Systems, Inc.    Holdings, Inc.
                              Common Stock        Securities      Common Stock     Common Stock
                             (Par value $1)    (Par value $.01) (Par value $.01) (Par value $.01)
                          -------------------- ---------------- ---------------- ----------------
Balance at January 1,
 1996...................           938
                                  ----             -------          -------          -------
Balance at December 31,
 1996...................           938
                                  ----             -------          -------          -------
Balance at December 31,
 1997...................           938
Stock Repurchase........          (481)
Recapitalization........          (457)                              57,227
Issuance of Bridge
 Security...............                            30,000
Repayment of Bridge
 Security...............                           (30,000)
Issuance for acquisition
 of Stone
 Heavy Duty, Inc........                                              6,867
Issuance to employees
 and others.............                                             30,135
Formation of City Truck
 Holdings, Inc..........                                            (94,229)          94,229
Issuance for acquisition
 of Truck and
 Trailer Parts, Inc.....                                                               6,867
Issuance for acquisition
 of Truckparts, Inc.....                                                               4,578
Issuance to employees...                                                               3,160
                                  ----             -------          -------          -------
Balance at December 31,
 1998...................             0                   0                0          108,834
                                  ====             =======          =======          =======

  The common stock of City Truck and Trailer Parts, Inc. had a par value of $1 per share, of which 2,000 were authorized, and 1,538 were issued at December 31, 1996 and 1997.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


  The common stock of City Truck Holdings, Inc. has a par value of $.01 per share, of which 250,000 are authorized, and 108,834 are issued and outstanding at December 31, 1998.

Note 9--Preferred Stock

  The following are the number of shares issued for each of the Company's classes of preferred stock as of December 31:

                                                HDA Parts        City Truck
                                               System, Inc.    Holding, Inc.
                                                 Series B         Series A
                                             Preferred Stock  Preferred Stock
                                             (Par value $.01) (Par value $.01)
                                             ---------------- ----------------
Balance at January 1, 1996..................            0               0
                                                 --------         -------
Balance at December 31, 1996................            0               0
                                                 --------         -------
Balance at December 31, 1997................            0               0
Recapitalization............................      249,428
Issuance for acquisition of Stone Heavy
 Duty, Inc..................................       29,931
Issuance to employees and others............      103,013
Formation of City Truck Holdings, Inc.......     (382,372)        382,372
Issuance for acquisition of Truck and
 Trailer Parts, Inc.........................                       29,931
Issuance for acquisition of Truckparts,
 Inc........................................                       19,954
Issuance to employees and others............                        3,493
                                                 --------         -------
Balance at December 31, 1998................            0         435,750
                                                 ========         =======

  The Series A Preferred Stock has a par value of $.01 per share, of which 850,000 are authorized, and 435,750 were issued at December 31, 1998. Each share of Series A Preferred stock is entitled to one vote per share on all matters. These shares earn dividends at a rate of 6.0% per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1998. Dividends not paid will cumulate whether or not earned or declared with additional dividends thereon, compounded quarterly at the rate of 6% per annum. At December 31, 1998, the Company had $1,320 cumulated dividends on these shares.

  The Company has no right to redeem any shares of its Series A Preferred Stock and the holders of the Company's Series A Preferred Stock do not have a right to require the Company to redeem any of the shares.

  Upon liquidation, holders of Series A Preferred Stock are entitled to $100 per share plus accrued and unpaid dividends.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


Note 10--HDA Parts System, Inc. Condensed Financial Information

  HDA Parts System, Inc. is a wholly owned subsidiary of City Truck Holdings, Inc. During September 1998, the shares of common stock of HDA Parts System, Inc. were exchanged for shares of common stock in City Truck Holdings, Inc.

  Guarantor subsidiaries were purchased by HDA Parts System, Inc. using, in part, shares of common stock of City Truck Holdings, Inc. These holdings so acquired were subsequently contributed to HDA Parts Systems, Inc. and recorded as an increase to paid-in capital. As the only assets and operations of City Truck Holdings, Inc. relate to its ownership of the shares of common and preferred stock in HDA Parts System, Inc., the financial position and results of operations of City Truck Holdings, Inc. are identical to HDA Parts System, Inc.

  HDA Parts System, Inc.'s payment obligations under the Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by Truckparts, Inc. and Truck and Trailer Parts, Inc. (collectively Guarantor Subsidiaries). The following consolidating condensed financial information is listed below:

  Consolidating Balance Sheet, At December 31, 1998

                                 HDA Parts
                                  System,   Guarantor                Consolidated
                                   Inc.    Subsidiaries Eliminations    Total
                                 --------- ------------ ------------ ------------

             ASSETS

 Current assets:
   Cash and cash equivalents...  $  7,791    $   537      $    --      $  8,328
   Accounts receivable, net....    13,350      4,755           --        18,105
   Inventories.................    33,377      8,076           --        41,453
   Other current assets........     4,556        195           --         4,751
                                 --------    -------      --------     --------
     Total current assets......    59,074     13,563           --        72,637
 Property, plant and equipment,
  net..........................    12,705        908           --        13,613
 Investments...................    34,497        --       $(34,497)         --
 Other long-term assets........    21,773        405           --        22,178
 Goodwill and other
  intangibles..................    30,844        --         24,652       55,496
                                 --------    -------      --------     --------
     Total assets..............  $158,893    $14,876      $ (9,845)    $163,924
                                 ========    =======      ========     ========

 LIABILITIES AND STOCKHOLDERS'
             EQUITY

 Current liabilities:
   Notes payable...............  $     12    $   149      $    --      $    161
   Accounts payable............    10,780      3,325           --        14,105
   Accrued liabilities.........    13,427      1,557           --        14,984
                                 --------    -------      --------     --------
     Total current
      liabilities..............    24,219      5,031           --        29,250
 Revolving credit facility.....    18,200        --            --        18,200
 12% senior subordinated
  notes........................   100,000        --            --       100,000
                                 --------    -------      --------     --------
     Total liabilities.........   142,419      5,031           --       147,450
                                 --------    -------      --------     --------
     Total stockholders'
      equity...................    16,474      9,845        (9,845)      16,474
                                 --------    -------      --------     --------
     Total liabilities and
      stockholders' equity.....  $158,893    $14,876      $ (9,845)    $163,924
                                 ========    =======      ========     ========

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


  Consolidated Income Statement, For the Year Ended December 31, 1998

                                          HDA
                                         Parts
                                        System,   Guarantor       Consolidated
                                         Inc.    Subsidiaries        Total
                                        -------  ------------ --- ------------
Net sales.............................. $95,089     $8,206          $103,295
Cost of sales..........................  59,690      6,165            65,855
                                        -------     ------    ---   --------
Gross profit...........................  35,399      2,041            37,440
Selling, general and administrative
 expenses..............................  29,498      1,532            31,030
                                        -------     ------    ---   --------
Operating income.......................   5,901        509             6,410
Interest expense.......................   6,519        --              6,519
Interest (income)......................    (624)       --               (624)
Other (income) expense.................     (87)         1               (86)
                                        -------     ------    ---   --------
Income before income taxes.............      93        508               601
Income tax benefit.....................    (687)       --               (687)
                                        -------     ------    ---   --------
Net income and comprehensive income.... $   780     $  508          $  1,288
                                        =======     ======    ===   ========

  Consolidating Cash Flows, For the Year Ended December 31, 1998

                                          HDA
                                         Parts
                                        System,    Guarantor       Consolidated
                                          Inc.    Subsidiaries        Total
                                        --------  ------------ --- ------------
Net income and comprehensive income...  $    779      $509           $  1,288
Adjustments to reconcile net income to
 net cash provided by operating
 activities...........................     5,700       (43)             5,657
                                        --------      ----     ---   --------
Cash provided by operating
 activities...........................     6,479       466              6,945
Cash (used) provided by investing
 activities...........................   (76,150)       71            (76,079)
Cash provided by financing
 activities...........................    77,271       --              77,271
                                        --------      ----     ---   --------
Net increase in cash..................     7,600       537              8,137
Cash and cash equivalents at the
 beginning of period..................       191       --                 191
                                        --------      ----     ---   --------
Cash and cash equivalents at the end
 of period............................  $  7,791      $537           $  8,328
                                        ========      ====     ===   ========

Note 11--Employee Benefit Plans

  The Company sponsors a number of defined contribution 401(k) plans covering substantially all of its full-time employees. Employees may contribute up to 15% of their salary to the plan while the company may make discretionary contributions to it. Total expenses under these plans were $111, $130 and $248 for the years ended December 31 1996, 1997 and 1998, respectively.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


Note 12--Operating Leases

  The Company leases office and warehouse space from related parties and third parties. Rental expense to related parties was $751, $750 and $1,136 in 1996, 1997 and 1998, respectively. The Company also leases office, warehouse space and transportation equipment from unrelated parties. Rental expense to third parties was $365, $381 and $494 in 1996, 1997 and 1998, respectively. Minimum future rental payments under these leases for each of the next five years and thereafter, and in the aggregate are as follows:


       Year                                                              Amount
       ----                                                             --------
       1999............................................................ $  1,589
       2000............................................................    2,733
       2001............................................................    2,531
       2002............................................................    2,035
       2003............................................................    2,276
       Thereafter......................................................    7,981
                                                                        --------
                                                                        $ 19,145
                                                                        ========

Note 13--Related Party Transactions

  In addition to the transactions described in the above footnotes, the following related parties existed at December 31, 1998.

  The Company has entered into a Corporate Development and Administrative Services Agreement with Brentwood Private Equity L.L.C., ("BPE"), an affiliate of the Company's majority shareholder, Brentwood. Under the terms of the agreement, BPE has agreed to assist the Company with corporate development services for a predetermined percentage of certain transactions. In 1998, the Company incurred $2,208 under the terms of this agreement in connection with acquisitions made by the Company.

Note 14--Income Taxes

  The income tax expense (benefit) for the years ended December 31, consists of the following:

                                                               1996 1997 1998
                                                               ---- ---- -----
   Current tax expense (benefit)
     Fed...................................................... $--  $--  $ --
     State....................................................   53   93   200
   Deferred tax expense (benefit)
     Fed......................................................  --   --   (751)
     State....................................................  --   --   (136)
                                                               ---- ---- -----
                                                               $ 53 $ 93 $(687)
                                                               ==== ==== =====

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


  The provisions for income tax differs from the statutory tax expense computed by applying the federal corporate tax rate of 34% for the years ended December 31 as follows:

                                                            1996 1997  1998
                                                            ---- ---- -------
   Taxes computed at statutory rate........................ $ 53 $ 93 $   204
   State tax expense, net of federal benefit...............  --   --       42
   Income earned while an S corporation....................  --   --   (1,017)
   Goodwill amortization and other non-deductible
    expenses...............................................  --   --       84
                                                            ---- ---- -------
   Total income tax expense (benefit)...................... $ 53 $ 93 $  (687)
                                                            ==== ==== =======

  The approximate tax effects of the temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to a significant portion of the deferred tax asset and deferred tax liability are as follows, as of December 31:

                                                                  1997   1998
                                                                 ------ -------
                                                                  Tax     Tax
                                                                 Effect Effect
                                                                 ------ -------
   Inventories.................................................. $ --   $   619
   Accrued liabilities..........................................   --       167
   Recapitalization.............................................   --    14,217
   Net operating loss carryforwards.............................   --       301
                                                                 -----  -------
   Total deferred tax asset.....................................   --    15,304
   Goodwill and other intangibles liabilities...................   --      (200)
                                                                 -----  -------
   Total deferred tax liability.................................   --       --
                                                                 -----  -------
   Net deferred tax asset....................................... $ --   $15,104
                                                                 =====  =======

  The acquisition of the Company's stock by BABF City Corp. resulted in a step-up in the tax basis of the Company's net assets of $37,413. This amount will be amortized over 15 years for tax purposes, resulting in a deferred tax asset of $14,217. Pursuant to SFAS 109, the Company's contributed capital has been increased by the amount of this tax benefit.

  Net operating loss carryforwards for tax purposes of $2,109 at December 31, 1998, will begin expiring in 2018.

Note 15--Stock Plans

  During 1998, the Company had two types of employee stock plans. Under the terms of these plans, certain members of the Company's management purchased 10,150 shares of common stock at a value of $1.00 per share with forfeiture restrictions expiring after eight years. As all common stock shares were purchased by the Company's management at fair value and management paid for these shares in cash, no compensation expense was recorded. The fair value was based on the price paid by private investors and the value of the equity instruments issued in purchase business combinations at the same time the shares were purchased by management.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 (amounts in thousands, except for share data)


Note 16--Subsequent Events

  On January 11, 1999, the Company acquired all of the capital stock of Associated Brake Supply, Inc. and its subsidiaries for approximately $57.1 million in cash and $5 million in common and preferred stock. The acquisition will be accounted for as a purchase.

  On January 12, 1999, the Company acquired all of the capital stock of Tisco, Inc. and Tisco of Redding, Inc. for approximately $6.9 million in cash and $0.8 million in common and preferred stock. The acquisition will be accounted for as a purchase.

  In connection with the acquisitions the Company intends to record certain liabilities totaling $1.4 million in connection with vendor consolidations, the closure of duplicate facilities, and other activities that will be phased out during 1999 and 2000.

  On February 5, 1999 and January 25, 1999, the Company signed non-binding letters of intent to acquire Vantage Parts and Active Gear, L.L.C., respectively. Vantage Parts is based in Portland, Oregon and Active Gear, L.L.C. is based in Seattle, Washington. These companies have a total of nine locations in California, Georgia, Illinois, Missouri, Nevada, Oregon and Washington.

  On January 11, 1999, the Company completed an additional issuance of common and preferred stock. The Company issued 17,332 shares of common stock and received proceeds of $2.9 million net of offering costs. The Company also issued 75,538 shares of Series A Preferred Stock and received proceeds of $7.6 million. In addition, the Company obtained unconditional commitments for further common and preferred shares, valued at $42.0 million, which will be used to complete the acquisitions of Vantage Parts and Active Gear, L.L.C.

  The Company anticipates filing a registration statement with the Securities and Exchange Commission. The Company expects to exchange the $100 million 12% Senior Subordinated Notes due 2005 for exchange notes of the same form and terms as the private notes, except that the exchange notes will be registered under the Securities Act, and, therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain provisions providing for an increase in the interest rate of the private notes under certain circumstances relating to the registration of the exchange notes.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                                At June 30, 1999
                 (amounts in thousands, except per share data)

                                                                       June 30,
                                                                         1999
                                                                       --------
                                ASSETS
Current assets:
  Cash and cash equivalents........................................... $  7,771
  Trade accounts receivable, less allowance for doubtful
   accounts of $770...................................................   37,744
  Inventories, net....................................................   71,318
  Prepaid expenses and other current assets...........................    4,294
  Current portion of patronage dividend receivable....................    2,906
                                                                       --------
    Total current assets..............................................  124,033
Property and equipment, net...........................................   19,191
Other assets..........................................................   16,424
Deferred financing fees...............................................    5,835
Goodwill and other intangibles........................................  122,753
                                                                       --------
    Total assets...................................................... $288,236
                                                                       ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable.......................................................      150
  Accounts payable....................................................   24,515
  Accrued liabilities.................................................   17,998
                                                                       --------
    Total current liabilities.........................................   42,663
Line of credit........................................................   66,750
Long-term debt........................................................  100,000
                                                                       --------
    Total liabilities.................................................  209,413
Stockholders' equity:
  Series A Preferred Stock, liquidation value $100,
   par value $.01 per share, Outstanding: 881,420 ....................   88,142
  Common stock, par value $.01 per share outstanding:
   212,373............................................................        2
  Additional paid-in capital..........................................   29,848
  Employee notes......................................................    (425)
  Retained earnings (deficit).........................................  (38,744)
                                                                       --------
    Total stockholders' equity........................................   78,823
                                                                       --------
    Total liabilities and stockholders' equity........................ $288,236
                                                                       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                    UNAUDITED CONSOLIDATED INCOME STATEMENT
                     For the Six Months Ended June 30, 1999
                             (amounts in thousands)

                                                              Six Months Ended
                                                              -----------------
                                                                  June 30,
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
Net Sales.................................................... $141,530  $33,755
Cost of sales................................................   91,891   20,832
                                                              --------  -------
Gross profit.................................................   49,639   12,923
Selling, general and administrative expenses.................   37,075    9,308
                                                              --------  -------
    Operating income.........................................   12,564    3,615
Interest expense.............................................    8,283      653
  Interest (income) expense..................................     (217)     (57)
  Other (income) expense.....................................       41      (79)
                                                              --------  -------
Income before income taxes...................................    4,457    3,098
Income tax expense...........................................    1,774      292
                                                              --------  -------
Net income and comprehensive income.......................... $  2,683  $ 2,806
                                                              ========  =======
Supplemental pro forma income data:
  Pro forma income taxes.....................................   $1,774  $ 1,233
                                                              --------  -------
  Pro forma net income....................................... $  2,683  $ 1,865
                                                              ========  =======




  The accompanying notes are an integral part of these consolidated financial statements.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

           UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     For the Six Months Ended June 30, 1999
                             (amounts in thousands)

                                             City Truck
                                              Holdings,   City Truck
                            City Truck      Inc. Series A    and
                          Holdings, Inc.      Preferred    Trailer
                           Common Stock         Stock       Parts,
                          ----------------  -------------    Inc.     Related       Total
                           Par   Paid In     Par  Paid In  Treasury  Earnings   Shareholders'
                          Value  Capital    Value Capital   Stock    (Deficit)     Equity
                          ------ ---------  ----- ------- ---------- ---------  -------------
Balance at December 31,
 1998 ..................   $   1 $  14,325   $ 4  $43,571    $--     $(41,427)     $16,474
Issuance for City Truck
 Holdings, Inc. stock
 for Associated Brake
 Supply, Inc.
 Acquisition ...........     --         11     1    4,988                            5,000
Issuance for City Truck
 Holdings, Inc. stock
 for Tisco, Inc.
 Acquisition ...........     --          2   --       748                              750
Issuance of City Truck
 Holdings, Inc. stock ..       1    15,145     4   37,891                           53,041
Issuance for City Truck
 Holdings, Inc. stock
 for Active Gear, L.L.C.
 Acquisition............     --        281   --       719                            1,000
Issuance for City Truck
 Holdings, Inc. stock
 for Superior Truck &
 Auto Supply Acquisition
 .......................     --         84   --       216                              300
Promissory notes issued
 by employees as
 consideration for stock
 issued ................     --       (425)  --       --                              (425)
Net Income and
 Comprehensive Income...     --        --    --       --                2,683        2,683
                           ----- ---------   ---  -------    ----    --------      -------
Balance at June 30, 1998
 .......................   $   2 $  29,423   $ 9  $88,133    $--     $(38,744)     $78,823
                           ===== =========   ===  =======    ====    ========      =======


  The accompanying notes are an integral part of these consolidated financial statements.

                   CITY TRUCK HOLDINGS, INC. AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOW
                For the Six Months Ended June 30, 1999 and 1998
                             (amounts in thousands)

                                                           For the Six Months
                                                             Ended June 30,
                                                           -------------------
                                                             1999       1998
                                                           ---------  --------
Operating activities:
  Net income and comprehensive income..................... $   2,683  $  2,806
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation and amortization.........................     3,169       647
    (Gain) loss on sale of property and equipment.........        30       (35)
    Changes in operating assets and liabilities:
     Accounts receivable..................................    (5,155)   (1,275)
     Patronage dividend receivable........................    (2,881)      354
     Inventories..........................................    (3,682)     (606)
     Prepaid expenses.....................................      (236)       42
     Advances to shareholders and employees...............      (115)      --
     Other assets.........................................     3,899    (1,390)
     Accounts payable.....................................     1,903       940
     Accrued liabilities..................................     2,415      (196)
                                                           ---------  --------
      Net cash provided by investing activities...........     2,030     1,287
Investing activities:
  Acquisition of property and equipment...................    (2,533)     (442)
  Proceeds from sale of property and equipment............        78        35
  Acquisitions, net of cash acquired......................  (100,640)  (23,108)
                                                           ---------  --------
      Net cash used by investing activities...............  (103,095)  (23,515)
Financing activities:
  Short term borrowings...................................       --     (3,516)
  Net issuance (repurchase) of Bridge Securities..........       --      6,000
  Proceeds from issuance of Preferred Stock...............    49,669     9,503
  Proceeds from issuance of Common Stock..................     2,947        22
  Payment on short term revolving line of credit..........   (36,200)     (677)
  Proceeds from line of credit (net of fees)..............    84,092    50,852
  Principal payments of long-term debt....................       --    (10,798)
  Payments for stock repurchase...........................       --    (25,821)
  Payments of recapitalization fees.......................       --       (942)
  Distribution to owners..................................       --     (1,294)
                                                           ---------  --------
      Net cash provided by financing activities...........   100,508    23,329
                                                           ---------  --------
Increase (decrease) in cash and cash equivalents..........      (557)    1,101
Cash and cash equivalents at beginning of period..........     8.328       191
                                                           ---------  --------
Cash and cash equivalents at end of period................ $   7,771  $  1,292
                                                           =========  ========
Supplemental disclosure of cash flow information:
  Cash paid for interest.................................. $   8,310  $     48
  Cash paid for income taxes..............................        82        29
Details of Acquisitions
  Fair value of assets and liabilities acquired........... $ 108,022  $ 26,108
  Less equity payments....................................     7,050     3,000
                                                           ---------  --------
  Cash paid...............................................   100,972    23,108
  Less cash acquired......................................       332       --
                                                           ---------  --------
      Net cash paid for acquisitions...................... $ 100,640  $ 23,108
                                                           =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

ITEM 1. NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Accounting Policies

 Basis of Presentation

  The consolidated financial information presented herein is unaudited. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto included in the latest annual consolidated financial statements of City Truck Holdings, Inc., and its Subsidiaries (the "Company").

  In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. The current period's results of operations are not necessarily indicative of results that ultimately may be achieved for the year.

 Description of Companies and Operations

  City Truck Holdings, Inc., a Delaware corporation, was formed by the share for share exchange of stock in HDA Parts System, Inc. for stock in City Truck Holdings, Inc. City Truck Holdings, Inc. is a holding company which has no operations or debt, except for its guarantee of HDA Parts System, Inc., its wholly owned subsidiary. The historical financial statements for City Truck Holdings, Inc. are identical to HDA Parts System, Inc. except with respect to the accounts which comprise the stockholders' equity section for the balance sheet.

  The company operates as an independent distributor of heavy duty vehicle parts and provider of related services. Operations include the six companies acquired in 1998 and the operations of Associated Truck Parts, Inc., Tisco, Inc., Active Gear, L.L.C., Vantage Parts and Superior Truck & Auto Supply, Inc. since their dates of acquisition.

 Segment Information

  The Company has determined that it operates in one business segment, that being the distribution of heavy duty vehicle parts in the United States. No single customer represented more than 10% of the Company's total sales for the first six months of 1999 and 1998.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using either the first-in, first-out (FIFO) or average-costs basis.

 Property and Equipment

  Property and equipment is carried at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization of property and equipment using the straight-line method over the following estimated useful lives:

   Classification                       Depreciation Lives
   --------------                       ------------------
   Buildings and building improvements  40 years or the life of the lease
   Furniture and fixtures               7 years
   Vehicles                             6 years
   Machinery and equipment              3-8 years

  When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

 Supplemental Pro Forma Net Income

  In 1998, the Company had elected "S" corporation status for federal and state income tax reporting purposes. Supplemental pro forma net income included on the income statement is calculated by applying an income tax rate of 39.8% to the 1998 income before taxes assuming the Company was a "C" corporation.

Note 2--Inventories

  Inventories consist of the following:

                                                                        June 30,
                                                                          1999
                                                                        --------
Purchased parts........................................................ $66,373
Core inventory.........................................................   4,945
                                                                        -------
                                                                        $71,318
                                                                        =======

Note 3--Capital Stock

  On January 11, 1999, the Company completed an additional issuance of common and preferred stock. The Company issued 17,332 shares of common stock and received proceeds of $2.9 million net of offering costs. The Company also issued 75,538 shares of Series A Preferred Stock and received proceeds of $7.6 million. On April 6, 1999, the Company issued 69,320 shares of common stock and received proceeds of $11.8 million. The Company also issued 302,154 shares of Series A Preferred Stock and received proceeds of $30.2 million.

  On March 5, 1999, John J. Greisch, President and Chief Executive Officer, John P. Miller, Chief Financial Officer and Secretary and Anthony W. Cavalle, Vice President Operations, purchased 2,000, 250 and 250 shares of the Company's common stock, respectively, subject to vesting over four years. Mr. Greisch, Mr. Miller and Mr. Cavalle paid cash of $3,400, $425 and $425, respectively, and signed promissory notes of $336,000, $42,075 and $42,075, respectively. The promissory notes mature on March 4, 2004 and bear interest at 5.3%.

Note 4--Commitments and Contingencies

 Risk Management and Insurance

  The primary risks to the business are bodily injury, property damage and injured workers' compensation. The Company maintains liability insurance for bodily injury and third-party property damage and workers' compensation coverage that is standard for the industry and considers the coverage sufficient to insure against these risks. The Company self-insures certain risks and obtains stop loss and catastrophic coverage from insurance companies.

 Legal Proceedings

  In the ordinary course of business the Company is involved in legal proceedings relating to claims arising out of its operations. The Company does not believe that there are any pending or threatened legal proceedings that are reasonably likely to have a material adverse effect on it.

Note 5--Acquisitions

  The Company has made the following acquisitions during the six months ended June 30, 1999. They have all been accounted for as purchases, with the purchase price being allocated to the fair value of the identified assets and liabilities of the Company with the excess recorded as goodwill. Amortization of goodwill is recorded on a straight line basis over 40 years.

  On January 11, 1999, the Company acquired all of the capital stock of Associated Brake Supply, Inc. and its subsidiaries for approximately $57.1 million in cash and $5 million in common and preferred stock. The Company has allocated $17.4 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On January 12, 1999, the Company acquired all of the capital stock of Tisco, Inc. and Tisco of Redding, Inc. for approximately $6.9 million in cash and $0.8 million in common and preferred stock. The Company has allocated $2.9 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On April 20, 1999, the Company acquired all of the equity interest of Active Gear, L.L.C. for approximately $7.6 million in cash and $1.0 million in common and preferred stock. The company has allocated $3.8 million of the purchase price to the indentified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On May 28, 1999, the Company acquired substantially all of the assets of Vantage Parts, a division of CNF Transportation Inc., for approximately $28.5 million in cash. The Company has allocated $15.7 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On June 7, 1999, the Company acquired all of the capital stock of Superior Truck & Auto Supply, Inc. for approximately $1.7 million in cash and $0.3 million in common and preferred stock. The Company has allocated $1.7 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  In connection with the acquisitions, the Company recorded certain liabilities totaling $1.6 million relating to vendor consolidations, the closure of duplicate facilities and other activities that will be phased out during 1999 and 2000.

  The following unaudited pro forma financial information combines the results of operations of City Truck and Trailer Parts, Inc., Stone Heavy Duty, Inc., Truck & Trailer Parts, Inc., Tampa Brake and Supply Co., Inc., Connecticut Driveshaft, Inc., Truckparts, Inc., Tisco, Inc., Associated Brake Supply, Inc., Active Gear, L.L.C., Vantage Parts and Superior Truck & Auto Supply, Inc. as if the acquisitions had taken place on January 1, 1998 after giving effect to certain adjustments including: amortization of goodwill, interest expense and a normal charge for income taxes assuming all of the companies operated as "C" corporations for 1998 and 1999.

                             Three Months Ended June 30,          Six Months Ended June 30,
                         ----------------------------------- ------------------------------------
                               1999              1998               1999              1998
                         ----------------- ----------------- ------------------ -----------------
                         Actual  Pro forma Actual  Pro forma  Actual  Pro forma Actual  Pro forma
                         ------- --------- ------- --------- -------- --------- ------- ---------
Sales................... $75,562  $86,063  $18,001  $83,257  $141,530 $170,313  $33,755 $163,220
Net income and
 comprehensive income...   1,832    2,091      839      539     2,683    3,294    2,806    1,082

Note 6--Senior Subordinated Notes

  On April 8, 1999, the Company filed a registration statement with the Securities and Exchange Commission. The Company expects to exchange the $100.0 million 12% Senior Subordinated Notes due 2005 for exchange notes of the same form and terms as the private notes, except that the exchange notes will be registered under the Securities Act, and, therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain provisions providing for an increase in the interest rate of the private notes under certain circumstances relating to the registration of the exchange notes.

Note 7--Subsequent Events

  On August 9, 1999, the Company acquired certain assets of Certified Power, Inc. for approximately $6.8 million in cash. The Company has allocated $2.5 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On August 26, 1999, the Company acquired substantially all of the assets of California Equipment Company and California Equipment Company of Sacramento for approximately $2.2 million in cash. The Company has allocated $2.2 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On September 30, 1999, the Company merged with QDSP Holdings, Inc. (QDSP) by exchanging all of the outstanding common and preferred stock of QDSP for common and preferred stock of the Company valued at approximately $72.5 million. QDSP operates 63 locations in 19 states and had pro forma revenues of approximately $182 million in 1998. In conjunction with the merger, the Company received proceeds of $40.0 million in cash from the issuance of the Company's common and preferred stock to existing shareholders of the Company and QDSP.

  On October 8, 1999, the Company acquired all of the capital stock of Wheels and Brakes, Inc. for approximately $13.0 million in cash. The Company has allocated $6.2 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Shareholders of
Stone Heavy Duty, Inc.

  In our opinion, the accompanying combined balance sheets and related combined statements of income and retained earnings and cash flows present fairly, in all material respects, the combined financial position of Stone Heavy Duty, Inc. and Ashland Automotive Parts, Inc. (together "the Company") at December 31, 1996 and 1997 and at June 19, 1998 and the results of their operations and their cash flows for the two years ended December 31, 1997 and for the period from January 1, 1998 through June 19, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
March 12, 1999
Chicago, Illinois

                             STONE HEAVY DUTY, INC.

                            COMBINED BALANCE SHEETS

                At December 31, 1996 and 1997 and June 19, 1998
                 (amounts in thousands, except for share data)

                                                          December 31,   June 19,
                                                         --------------- --------
                                                          1996    1997     1998
                                                         ------- ------- --------
                         ASSETS
                         ------
Current assets:
  Cash and cash equivalents............................. $ 2,697 $   168 $   239
  Accounts receivable, less allowance for doubtful
   accounts of $40......................................   3,701   4,094   5,144
  Inventory.............................................   7,857   9,374  10,305
  Prepaid expenses and other current assets.............     212     112     168
  Current portion of rebate receivable..................     605     756     493
                                                         ------- ------- -------
      Total current assets..............................  15,072  14,504  16,349
  Property and equipment, net...........................   1,650   1,764   1,960
  Long-term portion of receivables and other assets.....   1,081   1,337   1,828
                                                         ------- ------- -------
      Total assets...................................... $17,803 $17,605 $20,137
                                                         ======= ======= =======
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Bank overdraft........................................ $ 1,887 $   402 $ 1,877
  Current portion of long-term debt.....................     140      43     --
  Accounts payable......................................   3,083   3,514   3,886
  Accrued liabilities...................................   2,114   1,947   1,509
                                                         ------- ------- -------
      Total current liabilities.........................   7,224   5,906   7,272
Long-term debt..........................................     --       12     --
                                                         ------- ------- -------
      Total liabilities.................................   7,224   5,918   7,272
                                                         ------- ------- -------
Stockholders' equity:
  Common stock of Stone Heavy Duty, Inc. $1 par value:
  Voting, 200,000 shares authorized, 24,999 shares
   issued and outstanding...............................      25      25      25
  Non-voting, 100,000 shares authorized, 15,000 shares
   issued and outstanding...............................      15      15      15
  Common stock of Ashland Automotive Parts, Inc., $1 par
   value; 265,300 voting shares authorized, 265,300
   shares issued and outstanding........................     265     265     265
    Additional paid-in capital..........................   1,633   1,633   1,633
    Retained earnings...................................   8,641   9,749  10,927
                                                         ------- ------- -------
      Total stockholders' equity........................  10,579  11,687  12,865
                                                         ------- ------- -------
      Total liabilities and stockholders' equity........ $17,803 $17,605 $20,137
                                                         ======= ======= =======

   The accompanying notes are an integral part of these financial statements.

                             STONE HEAVY DUTY, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

           For the Years Ended December 31, 1996 and 1997 and for the
               Period From January 1, 1998 Through June 19, 1998
                             (amounts in thousands)

                                                   Years ended
                                                  December 31,     Period ended
                                                 ----------------    June 19,
                                                  1996     1997        1998
                                                 -------  -------  ------------
Net sales....................................... $41,386  $44,019    $24,819
Cost of sales...................................  25,477   27,126     15,657
                                                 -------  -------    -------
    Gross profit................................  15,909   16,893      9,162
Selling, general and administrative expenses....  13,195   14,087      7,195
                                                 -------  -------    -------
    Operating income............................   2,714    2,806      1,967
Other income....................................      16       35          6
                                                 -------  -------    -------
    Net income and comprehensive income.........   2,730    2,841      1,973
Retained earnings, beginning of year............   7,032    8,641      9,749
Dividends paid..................................  (1,121)  (1,733)      (795)
                                                 -------  -------    -------
Retained earnings, end of year.................. $ 8,641  $ 9,749    $10,927
                                                 =======  =======    =======


   The accompanying notes are an integral part of these financial statements.

                             STONE HEAVY DUTY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
               For the Years Ended December 31, 1996 and 1997 and
           For the Period from January 1, 1998 through June 19, 1998
                             (amounts in thousands)

                                                    Years ended
                                                   December 31,     Period ended
                                                  ----------------    June 19,
                                                   1996     1997        1998
                                                  -------  -------  ------------
Operating activities
  Net income and comprehensive income...........  $ 2,730  $ 2,841    $ 1,973
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation................................      485      541        305
    Gain on sale of equipment, net..............      (16)     (35)        (6)
    Changes in operating assets and liabilities:
      Accounts receivable, net..................       42     (393)    (1,050)
      Inventory.................................      679   (1,517)      (931)
      Prepaid expenses and other current
       assets...................................       35      100        (56)
      Other assets..............................      363     (407)      (229)
      Accounts payable..........................     (778)     431        372
      Accrued liabilities.......................     (379)    (167)      (437)
                                                  -------  -------    -------
        Net cash provided by (used in) operating
         activities.............................    3,161    1,394        (59)
                                                  -------  -------    -------
Investing activities
  Acquisitions of property and equipment........     (782)    (655)      (501)
  Proceeds from sale of property and equipment..       16       35          6
  Acquisitions, net of cash acquired............     (265)     --         --
                                                  -------  -------    -------
        Net cash used in investing activities...   (1,031)    (620)      (495)
Financing activities
  Bank overdraft................................      103   (1,485)     1,475
  Principal payments of long-term debt..........        3      (85)       (55)
  Payment of dividends..........................   (1,121)  (1,733)      (795)
                                                  -------  -------    -------
        Net cash provided (used) in financing
         activities.............................   (1,015)  (3,303)       625
                                                  -------  -------    -------
        Net increase (decrease) in cash.........    1,115   (2,529)        71
  Cash at beginning of year.....................    1,582    2,697        168
                                                  -------  -------    -------
  Cash at end of year...........................  $ 2,697      168    $   239
                                                  =======  =======    =======
Supplemental disclosure of cash flow information
  Cash paid during year for interest............  $    17  $    41    $    38
                                                  =======  =======    =======

   The accompanying notes are an integral part of these financial statements.

                             STONE HEAVY DUTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 (amounts in thousands, except for share data)

Note 1--Basis of Presentation

  Stone Heavy Duty, Inc. ("Stone") and Ashland Automotive Parts, Inc. ("Ashland") collectively (the "Company") are under common ownership and engage in the sale of heavy duty truck parts and servicing of medium and heavy duty vehicles. Effective January 13, 1997, the Company acquired the net assets of A&B Truck Parts, Inc., a Virginia corporation with its principal business in Roanoke, Virginia for $352 plus $12 in noncompete agreements. The acquisition was accounted for under the purchase method of accounting. The combined results of operations of the Company include the results of A&B Truck Parts, Inc. from the date of acquisition.

  The Company is headquartered in Raleigh, North Carolina and operates seventeen branches in North Carolina, South Carolina, Virginia, West Virginia and Tennessee.

Note 2--Summary of Significant Accounting Policies

 Principles of Combination

  The combined financial statements include all the accounts of the Company as of June 19, 1998. All intercompany balances have been eliminated in combination.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of highly liquid instruments with original maturities of three months or less from the date of purchase.

 Inventory

  Inventories are stated at the lower of cost or market. Cost is determined using the average cost method.

 Property and Equipment

  Property and equipment is carried at cost less accumulated amortization and depreciation. Depreciation is calculated using primarily accelerated methods and is charged to operations over the estimated useful lives of the assets which range from five to fifteen years as follows:

                     Method                             Useful Life
                     ------                             -----------
   Furniture and fixtures.................... MACRS Double Declining 5-7 years
   Equipment................................. MACRS Double Declining 5-7 years
   Computer Equipment........................ MACRS Double Declining 5 years
   Automobiles and trucks.................... MACRS Double Declining 5 years
   Leasehold improvements.................... Straight-line          15 years

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts,

                             STONE HEAVY DUTY, INC.

                 (amounts in thousands, except for share data)

may be exchanged for credit at the time of a sale or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

 Income Taxes

  The Company has elected "S" corporation status for federal and state income tax reporting purposes. Accordingly, all federal and state income tax liabilities pass through to the stockholders. Ashland has elected to be treated as a "C" corporation which is subject to income taxes. Ashland has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", ("SFAS 109") however, the impact does not have a material impact on the combined financial statements.

 Uses of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 3--Inventory

  The inventory balances at December 31, 1996 and 1997 and for the period ending June 19, 1998 consist of the following:

                                                          December 31,  June 19,
                                                          ------------- --------
                                                           1996   1997    1998
                                                          ------ ------ --------
   Parts................................................. $6,101 $7,177 $ 8,057
   Cores.................................................  1,756  2,197   2,248
                                                          ------ ------ -------
     Total inventory..................................... $7,857 $9,374 $10,305
                                                          ====== ====== =======

Note 4--Other Assets

  Other assets at December 31, 1996 and 1997 and June 19, 1998 consist of the following:

                                                          December 31,  June 19,
                                                          ------------- --------
                                                           1996   1997    1998
                                                          ------ ------ --------
   Rebate receivable..................................... $  438 $  574  $1,268
   Patronage dividend receivable.........................  1,179  1,450     984
   Other.................................................     69     69      69
                                                          ------ ------  ------
                                                           1,686  2,093   2,321
   Less: current portion of dividend receivable..........    605    756     493
                                                          ------ ------  ------
                                                          $1,081 $1,337  $1,828
                                                          ====== ======  ======

                             STONE HEAVY DUTY, INC.

                 (amounts in thousands, except for share data)


  The Company is a member of a buying cooperative that makes annual patronage dividends to its members. These annual patronage dividends are paid by the buying cooperative in two equal installments, one sixty days and the other three years after year end.

Note 5--Property and Equipment

  Property and equipment are recorded at cost. At December 31, 1996 and 1997 and June 19, 1998 property and equipment consisted of the following:

                                                          December 31,  June 19,
                                                          ------------- --------
                                                           1996   1997    1998
                                                          ------ ------ --------
   Furniture and fixtures................................ $  226 $  297  $  372
   Equipment.............................................  3,003  3,133   3,206
   Computer equipment....................................    612    704     772
   Automobiles and trucks................................  1,563  1,791   2,014
   Leasehold improvements................................    700    834     896
                                                          ------ ------  ------
                                                           6,104  6,759   7,260
   Less accumulated depreciation.........................  4,454  4,995   5,300
                                                          ------ ------  ------
                                                          $1,650 $1,764  $1,960
                                                          ====== ======  ======

Note 6--Line of Credit

  At June 19, 1998 the Company had an unsecured line of credit with a commercial bank in the amount of $1,500. Amounts borrowed under the line of credit are payable on demand and the interest rate was at the bank's 90-day adjusted certificate of deposit rate plus 1%. The line of credit expires May 31, 1998. At June 19, 1998, there were no amounts outstanding under this line of credit.

Note 7--Long-term Debt

  Long-term debt at December 31, 1996 and 1997 and June 19, 1998 consists of the following:

                                                       December 31,   June 19,
                                                       -------------- --------
                                                        1996   1997     1998
                                                       ------  ------ --------
   8.25% unsecured notes payable to former
    shareholders of A&B Truck Parts, Inc., payable in
    quarterly installments of $12 through January
    1999.............................................. $  --   $  55    $ --
   7.71% unsecured note payable to an irrevocable
    trust in annual installments of $14, including
    interest, through January 1996, with a final
    payment of $140 in January 1997...................    140    --       --
                                                       ------  -----    ----
                                                          140     55
   Less--current portion..............................   (140)   (43)     --
                                                       ------  -----    ----
                                                       $  --   $  12    $ --
                                                       ======  =====    ====

                             STONE HEAVY DUTY, INC.

                 (amounts in thousands, except for share data)


Note 8--Accrued Liabilities

  At December 31, 1996 and 1997 and June 19, 1998 accrued expenses include the following:

                                                         December 31,  June 19,
                                                         ------------- --------
                                                          1996   1997    1998
                                                         ------ ------ --------
   Accrued payroll...................................... $1,496 $1,199  $  996
   Accrued benefits.....................................    435    498     336
   Other accruals.......................................    183    250     177
                                                         ------ ------  ------
     Total accrued expenses............................. $2,114 $1,947  $1,509
                                                         ====== ======  ======

Note 9--Retirement Savings Plan

  The Company has a defined contribution retirement savings plan which covers substantially all full-time employees. Eligible employees may contribute up to 6% of their annual compensation. The Company may match all or a portion of these contributions. Retirement plan expenses were $233, $272 and $62 for the years ending December 31, 1996 and 1997 and for the period ending June 19, 1998, respectively.

Note 10--Related Party Transactions

  The Company leases seven branch facilities under noncancelable operating leases with directors, officers and stockholders that extend through 2001. Certain of these leases have renewal options. The following is a schedule of future minimum lease payments under these leases as of June 19, 1998:

   1998.................................................................. $  300
   1999..................................................................    565
   2000..................................................................    360
   2001..................................................................    282
   2002 and thereafter...................................................     19
                                                                          ------
     Total............................................................... $1,526
                                                                          ======

  Aggregate payments of approximately $539, $1,057 and $923 were made to these directors, officers and stockholders under these leases during 1996 and 1997 and for the period ending June 19, 1998, respectively.

  The Company owns a minority interest in the stock of HD America, Inc., a cooperative. For the years ended December 31, 1996 and 1997 and for the period ending June 19, 1998, the Company purchased approximately 56%, 56% and 60% of its goods through this cooperative and accrued a patronage dividend of $1,179, $1,450 and $985, which was allocated between cost of sales and inventory.

                             STONE HEAVY DUTY, INC.

                 (amounts in thousands, except for share data)


Note 11--Operating Leases

  The Company leases certain branch facilities under operating leases with third-parties with terms extending through 2001. Certain of these leases have renewal options. At June 19, 1998, the future minimum rental payments required under these noncancelable leases are as follows:

   1998.................................................................... $187
   1999....................................................................  260
   2000....................................................................   70
   2001....................................................................   25
   2002 and thereafter.....................................................  --
                                                                            ----
     Total................................................................. $542
                                                                            ====

  Rent expense for third-party operating leases was approximately $313, $359 and $180 during the years ended 1996 and 1997 and for the period ending June 19, 1998, respectively.

Note 12--Commitments and Contingencies

  The Company has a Stock Purchase Agreement (the "Agreement") whereby, upon a shareholder's death or disability, the Company can be required to purchase the individual's outstanding shares of stock. The purchase price stipulated in the Agreement is the fair market value of the stock, as determined by the stockholders. The Company is also the beneficiary under certain shareholder life insurance policies from which the proceeds may be used to purchase the shares.

  The Company is self-insured for employee medical and dental benefits, general liability, automobile and workers' compensation claims with various levels of stop-loss coverage. The Company has two unsecured letters of credit with a bank related to medical and dental insurance.

  The Company also has two unsecured letters of credit with banks of approximately $448 as required by the buying cooperative. These letters expire on December 31, 1998.

Note 13--Subsequent Event

  On June 19, 1998, the Company was acquired by HDA Parts System, Inc. The financial statements have not been effected by this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Associated Brake Supply, Inc. and Affiliate

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Associated Brake Supply, Inc. and Affiliates (the "Company") at December 26, 1997 and December 31, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit include examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
March 12, 1999
Chicago, Illinois

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                          CONSOLIDATED BALANCE SHEETS

                   At December 26, 1997 and December 31, 1998
                             (amounts in thousands)

                                                                 1997    1998
                                                                ------- -------
                            ASSETS
                            ------
Current assets:
  Trade accounts receivable, net of allowance for doubtful
   accounts of $65 and $83 .................................... $ 5,403 $ 5,904
  Inventories .................................................  10,945  10,695
  Prepaid expenses and other current assets ...................     782     673
  Receivables from related parties ............................   1,936   2,200
                                                                ------- -------
    Total current assets ......................................  19,066  19,472
Property and equipment, net of accumulated depreciation........   2,435   2,461
Other assets:
  Notes receivables from related parties, net of current
   portion.....................................................   1,409   1,727
  Deposits and other...........................................     164     108
                                                                ------- -------
    Total assets............................................... $23,074 $23,768
                                                                ======= =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Bank overdraft............................................... $ 2,192 $ 3,060
  Line of credit...............................................   4,000   4,000
  Indebtedness to related parties..............................     909   1,140
  Current portion of long-term debt............................     538     576
  Accounts payable.............................................   3,471   3,270
  Accrued expenses.............................................     771   1,128
  Other current liabilities....................................     362     239
                                                                ------- -------
    Total current liabilities..................................  12,243  13,413
Long-term debt:
  Long-term debt to related parties, net of current portion....   3,179   3,145
  Long-term debt, net of current portion.......................   1,557   1,308
  Capital lease obligations, net of current portion............       8     --
Deferred credit, net...........................................   2,151   2,084
Stockholders' equity:
  Common stock.................................................       6       6
  Additional paid-in capital...................................      10      10
  Retained earnings............................................   3,920   3,802
                                                                ------- -------
    Total stockholders' equity.................................   3,936   3,818
                                                                ------- -------
    Total liabilities and stockholders' equity................. $23,074 $23,768
                                                                ======= =======

   The accompanying notes are an integral part of these financial statements.

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                       CONSOLIDATED STATEMENTS OF INCOME

            For the Years Ended December 27, 1996, December 26, 1997
                             and December 31, 1998
                             (amounts in thousands)

                                                       1996     1997     1998
                                                      -------  -------  -------
Sales, net........................................... $44,320  $50,508  $57,039
Cost of sales........................................  27,212   31,539   35,960
                                                      -------  -------  -------
    Gross profit.....................................  17,108   18,969   21,079
                                                      -------  -------  -------
Operating expenses:
  Selling expenses...................................   9,636   10,670   11,668
  General and administrative.........................   3,743    3,984    4,561
  Depreciation and amortization......................     477      375      738
                                                      -------  -------  -------
                                                       13,856   15,029   16,967
                                                      -------  -------  -------
Income from operations...............................   3,252    3,940    4,112
                                                      -------  -------  -------
Other income (expense):
  Interest expense, net..............................    (475)    (552)    (781)
  Other income (expense), net........................      13       (1)     (12)
                                                      -------  -------  -------
                                                         (462)    (553)    (793)
                                                      -------  -------  -------
    Income before income taxes.......................   2,790    3,387    3,319
Income tax (benefit) expense.........................     (30)     199        2
                                                      -------  -------  -------
    Net income and comprehensive income.............. $ 2,820  $ 3,188  $ 3,317
                                                      =======  =======  =======



   The accompanying notes are an integral part of these financial statements.

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

            For the Years Ended December 27, 1996, December 26, 1997
                             and December 31, 1998
                             (amounts in thousands)

                                                    Additional
                                             Common  Paid-in   Retained
                                             Stock   Capital   Earnings   Total
                                             ------ ---------- --------  -------
Balance, December 29, 1995..................  $ 6      $10     $ 2,343   $ 2,359
  Distributions.............................                    (1,706)   (1,706)
  Net income and comprehensive income.......                     2,820     2,820
                                              ---      ---     -------   -------
Balance, December 27, 1996..................    6       10       3,457     3,473
  Distributions.............................                    (2,725)   (2,725)
  Net income and comprehensive income.......                     3,188     3,188
                                              ---      ---     -------   -------
Balance, December 26, 1997..................    6       10       3,920     3,936
  Distributions.............................                    (3,435)   (3,435)
  Net income and comprehensive income.......                     3,317     3,317
                                              ---      ---     -------   -------
Balance, December 31, 1998..................  $ 6      $10     $ 3,802   $ 3,818
                                              ===      ===     =======   =======

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     For the Years Ended December 27, 1996,
                    December 26, 1997 and December 31, 1998
                             (amounts in thousands)

                                                     1996      1997      1998
                                                    -------  --------  --------
Cash flows from operating activities:
  Net income and comprehensive income.............  $ 2,820  $  3,188  $  3,317
  Adjustments to reconcile net income to net cash
   provided (used) in operating activities:
   Depreciation and amortization..................      477       375       738
   Provision for bad debts........................       67       103        82
   Loss (gain) on disposition of assets, net......      (13)        1        12
   Deferred income taxes..........................     (137)      150       --
  (Increase) decrease in:
   Trade accounts receivable......................      198      (874)     (583)
   Inventories....................................    1,012    (1,861)      250
   Prepaid expenses and other.....................      (10)      (61)
   Notes receivable from related parties..........      169      (552)     (372)
   Employee advances..............................       27       (40)      (60)
   Advances to stockholders, net..................      142    (2,030)       85
   Prepaid income taxes...........................       91       --        --
   Income tax refund receivable...................      --       (202)      170
   Deposits and other.............................      (78)      (36)       56
  Increase (decrease) in:
   Accounts payable...............................     (834)    1,363      (201)
   Accrued expenses...............................      631        86       356
   Sales tax payable..............................      (26)       51         2
   Income taxes payable...........................       10      (668)      --
                                                    -------  --------  --------
     Net cash provided (used) in operating
      activities..................................    4,546    (1,007)    3,852
                                                    -------  --------  --------
Cash flows from investing activities:
  Purchases of property and equipment.............     (422)     (412)     (588)
  Proceeds from sales of property and equipment...       35        31        30
                                                    -------  --------  --------
     Net cash used in investing activities........     (387)     (381)     (558)
                                                    -------  --------  --------
Cash flows from financing activities:
  Increase (decrease) in bank overdraft...........     (253)      623       868
  Principal payments on notes payable.............   (1,200)     (465)     (630)
  Principal payments on capital lease
   obligations....................................      --        (29)      (32)
  Principal payments on subordinated notes
   payable........................................      --        (16)      (65)
  Proceeds from line of credit....................    2,150    17,050    16,919
  Principal payments on line of credit............   (3,150)  (13,050)  (16,919)
  Distributions to stockholders...................   (1,706)   (2,725)   (3,435)
                                                    -------  --------  --------
     Net cash provided (used) in financing
      activities..................................   (4,159)    1,388    (3,294)
                                                    -------  --------  --------
Net change in cash................................        0         0         0
Cash, beginning of year...........................        0         0         0
                                                    -------  --------  --------
Cash, end of year.................................  $     0  $      0  $      0
                                                    =======  ========  ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
   Interest.......................................  $   789  $    537  $    475
   Taxes..........................................       32       818        99

   The accompanying notes are an integral part of these financial statements.

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                   Notes to Consolidated Financial Statements
                 (amounts in thousands, except for share data)

Note 1. Basis of Presentation and Description of Business

 Basis of Presentation

  For each of three fiscal years ending December 31, 1998, the consolidated financial statements of Associated Brake Supply, Inc. and Affiliates (the "Company") include the results of Associated Brake Supply, Inc., Freeway Truck Parts of Washington, Inc., Onyx Distribution, Inc., Associated Truck Parts of Nevada, Inc., Associated Auto Parts, Inc., Freeway Truck Parts, Inc. and ATPM, Inc. All of these companies operate in the same business and have been under common control and ownership for the three year period ended December 31, 1998.

Note 2. Summary of Significant Accounting Policies

 Method of Consolidation

  The consolidation of these companies has been accounted for in a manner similar to a pooling of interest under Accounting Principles Board Opinion No.
16. Accordingly, all prior period financial statements have been restated to include the combined results of operations, financial position and cash flows of these companies, as if they had always been a part of the Company. All material intercompany transactions have been eliminated.

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of sale or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. These amounts are stated at cost which approximates fair value.

 Inventories

  Inventories consist of truck parts and are valued at the lower of cost or market. Cost is determined on the average cost method.

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                 (amounts in thousands, except for share data)


 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets. Maintenance and repairs are charged to operations.

  Methods of depreciation and useful lives for property and equipment are as follows:

                                                                 Useful
                                                    Method        life
                                               ---------------- ---------
   Buildings and improvements                  Straight line    39 years
   Computer equipment                          Double declining 5 years
   Machinery, equipment, furniture & fixtures  Double declining 5-7 years
   Vehicles                                    Double declining 5 years

Note 3. Inventories

  Inventories consist of the following at:

                                                       December 26, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Parts..............................................   $  9,404     $  9,094
   Cores..............................................      1,541        1,601
                                                         --------     --------
                                                         $ 10,945     $ 10,695
                                                         ========     ========

Note 4. Property and equipment

  Property and equipment consist of the following at:

                                                       December 26, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Land...............................................    $  382       $  382
   Buildings and improvements.........................     1,205        1,482
   Computer equipment.................................       337          525
   Machinery, equipment, furniture & fixtures.........     2,387        2,399
   Vehicles...........................................       305          260
                                                          ------       ------
                                                           4,616        5,048
   Less accumulated depreciation......................     2,181        2,587
                                                          ------       ------
                                                          $2,435       $2,461
                                                          ======       ======

Note 5. Borrowings

 Line of Credit

  At December 31, 1998, the Company had a line of credit with a bank which expires on December 31, 1999, and is collaterized by the Company's accounts receivable, inventory and property and equipment. The maximum borrowing on the line of credit is the sum of 80% of eligible accounts receivable and the lessor of $5,400 or 35% of the value of eligible inventory, up to 60% of

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                 (amounts in thousands, except for share data)

the amount of outstanding principal under the line. At December 26, 1997, the maximum borrowing on the line of credit was $6,000. The line of credit provides for cash advances, letters of credit up to $750, and financing overdrafts up to $500. The interest rate on the line of credit was at the bank's reference rate or an optional interest rate. At December 31, 1998 and December 26, 1997, optional interest rates consist of (1) the short-term fixed rate plus 0.0% and 2.0%, respectively, (2) the offshore rate and the Cayman rate plus 2.0%, respectively, or (3) the LIBOR rate 2.0%. The Company has the option to finance a portion or all of the amount outstanding on the line of credit at the different interest options above. At December 31, 1998, the Company has $4,000 outstanding on the line of credit at the bank's reference rate. At December 31, 1998, the bank's reference rate is 7.75%. The line of credit is guaranteed by the Company's subsidiaries and subordinated to the Company's indebtedness to a trust.

 Notes Payable

  At December 31, 1998, the Company has a note payable with a bank in which the principal and interest are due August 2003, and is collaterized by accounts receivable, inventory and property and equipment. The maximum borrowing limit on this note is $1,250. The interest rate was at the bank's reference rate or an optional interest rate. Interest is payable in monthly principal installments of $4. At December 31, 1998, the outstanding note payable was $388.

  At December 31, 1998, the Company has a note payable with a bank in which the principal and interest are due December 2001, and is collaterized by accounts receivable, inventory and property and equipment. The interest rate was at the bank's reference rate or an optional interest rate. Interest is payable in monthly installments of $40. At December 31, 1998, the Company had $1,405 outstanding at the bank's prime rate and $0 at the LIBOR rate.

  At December 31, 1998, the Company has a note payable with a bank in which the principal and the interest are due January 2001, and is collaterized by accounts receivable, inventory and property and equipment. The note bears interest at 1.5% over the bank's reference rate. Interest is payable in monthly principal installments of $4, plus interest. At December 31, 1998, the outstanding note payable was $91.

                                                       December 27, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Line of credit.....................................   $ 4,000      $ 4,000
   Note payable, bank.................................        30          388
   Note payable, bank.................................     1,927        1,405
   Note payable, bank.................................       138           91
   Less current portion...............................    (4,538)      (4,576)
                                                         -------      -------
   Long-term debt.....................................   $ 1,557      $ 1,308
                                                         =======      =======

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                 (amounts in thousands, except for share data)


  The aggregate maturities of debt as of December 31, 1998, are as follows:

       Year ending in December,
         1999............................................................ $4,576
         2000............................................................    --
         2001............................................................    968
         2002............................................................    --
         2003............................................................    340
         Thereafter......................................................    --
                                                                          ------
                                                                          $5,884
                                                                          ======

  The above debt agreements contain certain covenants that, among other things, limit the ability of the Company and the Guarantors to: (i) make any loans to or make any payments on loans to any of the Company's stockholders or ex-stockholders, if any default occurs; (ii) incur additional Debt; (iii) extend loans to subsidiaries or affiliates in excess of $750,000 outstanding at any one time; (iv) enter into certain guarantees of Debt; (v) extend loans or extensions of credit to any individual or entity; (vi) make investments in, or give capital contributions to any individual or entity; (vii) encumber or sell assets; (viii) merge or consolidate with any other entity or transfer or lease all or substantially all of their assets.

Note 6. Operating leases and capital lease obligations and commitments

  The Company leased equipment under agreements which are accounted for under capital leases. The net balance of property and equipment at December 31, 1997 and 1998 under the capital leases is as follows:

                                                                       1997 1998
                                                                       ---- ----
       Gross amount under capital leases.............................. $89  $89
       Less accumulated depreciation..................................  39   53
                                                                       ---  ---
                                                                       $50  $36
                                                                       ===  ===

  The Company leases automobiles and its facilities under non-cancelable operating leases expiring through May 2001, that have an initial or remaining lease terms in excess of one year as of December 31, 1998. The facilities' leases have varying renewal options and a varying escalation clause based on minimal increases and/or the consumer price index. Total rental expense for the operating leases is approximately $707, $812, and $917 for the years ended December 27, 1996, December 26, 1997 and December 31, 1998.

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                 (amounts in thousands, except for share data)


  Future minimum lease payments for non-cancelable operating leases and capital lease obligations are as follows:

                                                               Capital Operating
                                                               leases   leases
   Year ending in December 31,                                 ------- ---------
     1999.....................................................   $ 9    $1,421
     2000.....................................................    --     1,327
     2001.....................................................    --       928
     2002.....................................................    --       698
     2003.....................................................    --       547
     Thereafter...............................................    --     2,201
                                                                 ---    ------
     Total minimum lease payments.............................     9    $7,122
                                                                 ---    ======
   Less amounts representing interest ........................     1
                                                                 ---
   Present value of minimum lease payments....................   $ 8
                                                                 ===

Note 7. Commitments and Contingencies

  At December 27, 1997 and December 31, 1998 the Company has open stand-by letters of credit totaling $490 and $448, respectively.

Note 8.  Deferred credit

  The deferred credit consists of the excess of net assets acquired over the cost of Freeway Truck Parts, Inc., by ATPM, Inc. in 1988. The Company merged with ATPM, Inc. under a method similar to a pooling of interest as of October 1, 1997 and carried over assets and liabilities at historical cost. The deferred credit is being amortized over 40 years, and for each of the three years ended December 31, 1998, amortization income recognized was $70.

Note 9. Retirement plan

  The Company has a 401(k) profit sharing plan covering all eligible employees. Under the provisions of the agreement, employees are allowed to make deferrals to which the Company can elect to match at a rate of 25% of employee contributions, up to a maximum of 15% of the participants' compensation. For each of the three years ended December 31, 1998, the Company expensed contributions of approximately $95, $98 and $108, respectively.

Note 10. Related party transactions

  The Company leases facilities under operating leases from an ex-stockholder and employee of the Company. Rent expense on the leases totaled $31 and for each of the three years ended December 31, 1998.

  At December 26, 1997 and December 31, 1998, the Company has advanced the stockholders $1,206 and $1,417, respectively. The advances are non-interest bearing and are due on demand. At December 31, 1998, the Company has an amount due to the shareholders in the amount of $295.

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                 (amounts in thousands, except for share data)


  At December 26, 1997 and December 31, 1998, the Company had long-term notes receivable from certain stockholders of $2,139 and $2,510, respectively. The current portion of these notes was $730 and $782 on December 26, 1997 and December 31, 1998, respectively.

  For the years ended December 26, 1997 and December 31, 1998, the Company has a note payable to a trust, subordinated to the line of credit and each of the note payables, bank. The subordinated note payable originally in the amount of $3,260, is collaterized by the Company's Stock. The subordinated note payable is due in monthly principal and interest installments of $24 maturing October 2019, bearing interest at 7.0% per annum. At December 26, 1997 and December 31, 1998, $3,244 and $3,178, respectively, is outstanding on the note payable, of which $65 and $70, respectively, is current.

  At December 26, 1997 and December 31, 1998, the Company had long-term notes payable to certain stockholders of $844 and $812, respectively. The current portion of these notes was $844 and $775 on December 26, 1997 and December 31, 1998, respectively.

Note 11. Income taxes

  The Company and its affiliate have elected to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under the provisions, the Company and affiliate does not pay federal corporate income taxes, but are subject to a 1.5% California corporate income tax. The stockholders of the Company and affiliate report the Company's taxable income on their individual income tax return.

  Prior to the merger, ATPM, Inc. elected to be taxed as a "C" corporation and after the merger elected to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under the provisions, the Company does not pay Federal corporate income taxes, but is subject to a 1.5% California corporate income tax.

  For each of three years ended December 31, 1998, income tax expenses is composed of the following:

                                 1996                  1997                1998
                          --------------------  ------------------- -------------------
                          Federal State  Total  Federal State Total Federal State Total
                          ------- -----  -----  ------- ----- ----- ------- ----- -----
Current income tax
 expense (benefit)......   $ 25   $ 82   $107    $  4    $45  $ 49    $--    $ 2   $ 2
Change in deferred tax
 assets for ATPM, Inc...    (99)   (38)  (137)    116     21   137     --     --    --
Provision for deferred
 taxes..................                           --     13    13     --     --    --
                           ----   ----   ----    ----    ---  ----    ---    ---   ---
Total income tax expense
 (benefit):.............   $(74)  $ 44   $(30)   $120    $79  $199    $--    $ 2   $ 2
                           ====   ====   ====    ====    ===  ====    ===    ===   ===

  Deferred income taxes are provided for the net tax effects of temporary differences in the reporting of income for financial statement and income tax reporting purposes. They arise principally from timing differences related to the reporting of patronage dividends, and the capitalization of various expenses required for taxation under Section 263A of the Internal Revenue Code.

                  ASSOCIATED BRAKE SUPPLY, INC., AND AFFILIATE

                 (amounts in thousands, except for share data)


  At December 27, 1996, December 26, 1997 and December 31, 1998, the Company has recorded deferred tax assets of approximately $543, $16 and $14, reflecting the future deductibility of certain amounts not currently deductible.

Note 12. Common stock

  Common stock of the Company includes the following: 10,000 shares of no par Common Stock for Associated Brake Supply, Inc. in which 400 shares were issued and authorized (valued at $4) on December 27, 1997 and December 31, 1998, and 10,000 shares of no par Common Stock for Onyx Distribution, Inc. in which 200 shares were issued and authorized (valued at $2) on December 27, 1997 and December 31, 1998.

Note 13.  Subsequent events

  On January 11, 1999, HDA Parts System, Inc. purchased the Company. This was accounted for as a purchase. The financial statements have not been effected by this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors of HDA Parts System, Inc.

  In our opinion, the accompanying combined balance sheets and related combined statements of income and cash flows present fairly, in all material respects, the combined financial position of Vantage Parts (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PriceWaterhouseCoopers LLP
April 27, 1999
Chicago, Illinois

                                 VANTAGE PARTS

                            COMBINED BALANCE SHEETS

                         At December 31, 1997 and 1998
                             (amount in thousands)

                                                                 1997    1998
                                                                ------- -------
                            ASSETS
                            ------
Current assets:
  Cash......................................................... $   275 $   407
  Accounts receivable, less allowance for doubtful accounts of
   $444 and $371, respectively ................................   5,632   5,157
  Inventories..................................................   7,594   9,848
  Deferred income taxes........................................     437     463
  Other current assets.........................................      56     320
                                                                ------- -------
    Total current assets.......................................  13,994  16,195
                                                                ------- -------
  Property and equipment, net..................................   1,335   1,304
  Other assets.................................................      79      93
  Goodwill, net of accumulated amortization of $11 and $105,
   respectively................................................   1,406   1,312
                                                                ------- -------
    Total assets............................................... $16,814 $18,904
                                                                ======= =======
                    LIABILITIES AND EQUITY
                    ----------------------
Current liabilities:
  Accounts payable............................................. $ 4,058 $ 3,015
  Accrued liabilities..........................................     535     470
                                                                ------- -------
    Total current liabilities..................................   4,593   3,485
                                                                ------- -------
Deferred taxes.................................................      17      50
Commitments and contingencies
Company equity:
  Investments by and advances from CNF.........................  12,204  15,369
                                                                ------- -------
    Total liabilities and company equity....................... $16,814 $18,904
                                                                ======= =======


                       See Notes to Financial Statements.

                                 VANTAGE PARTS

                         COMBINED STATEMENTS OF INCOME

           For the three years ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                       1996     1997     1998
                                                      -------  -------  -------
Trade sales.......................................... $27,032  $30,250  $45,156
Affiliate sales......................................   6,239    7,622    9,856
                                                      -------  -------  -------
    Total sales......................................  33,271   37,872   55,012
                                                      -------  -------  -------
Operating expenses:
  Cost of sales......................................  26,506   30,552   43,820
  General and administrative.........................   5,400    6,017    8,260
  Depreciation.......................................     193      228      271
                                                      -------  -------  -------
    Total operating expenses.........................  32,099   36,797   52,351
                                                      -------  -------  -------
Income from operations...............................   1,172    1,075    2,661
Interest (expense)...................................    (435)    (374)    (585)
Other income.........................................       3      --        11
                                                      -------  -------  -------
Income before income taxes...........................     740      701    2,087
                                                      -------  -------  -------
Income taxes.........................................     297      282      825
                                                      -------  -------  -------
Net income and comprehensive income.................. $   443  $   419  $ 1,262
                                                      =======  =======  =======


                       See Notes to Financial Statements.

                                 VANTAGE PARTS

                       COMBINED STATEMENTS OF CASH FLOWS

           For the Three Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                       1996    1997     1998
                                                      ------  -------  -------
Cash flows from operating activities:
 Net income and comprehensive income................. $  443  $   419  $ 1,262
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization......................    219      251      377
   Gain on disposal of property and equipment........     (3)     --       (11)
   Change in operating assets and liabilities net of
    effect of acquisitions:
    Accounts receivable, net.........................   (664)  (1,094)     475
    Other current assets.............................     28       17     (264)
    Inventory........................................    233     (916)  (2,254)
    Provision for deferred taxes.....................   (132)     (92)       7
    Other assets.....................................      5      (50)     (26)
    Accounts payable.................................  1,442    2,373   (1,043)
    Accrued and other liabilities....................     94   (1,963)     (65)
                                                      ------  -------  -------
     Net cash provided by (used in) operating
      activities.....................................  1,665   (1,055)  (1,542)
                                                      ------  -------  -------
Cash flows from investing activities:
 Purchases of property and equipment.................   (386)    (295)    (240)
 Proceeds from sale of property and equipment........      5      --        11
 Acquisition of parts distributorships...............    --    (1,652)     --
                                                      ------  -------  -------
     Net cash used in investing activities...........   (381)  (1,947)    (229)
                                                      ------  -------  -------
Cash flows from financing activities:
 (Decrease) increase in investment and advances from
  CNF................................................ (1,450)   3,124    1,903
                                                      ------  -------  -------
     Net cash (used for) provided by financing
      activities..................................... (1,450)   3,124    1,903
                                                      ------  -------  -------
 Net change in cash..................................   (166)     122      132
                                                      ------  -------  -------
 Cash at beginning of year...........................    319      153      275
                                                      ------  -------  -------
Cash at end of year.................................. $  153  $   275      407
                                                      ======  =======  =======
Supplemental information to cash flows:
Detail of acquisitions:
 Fair value of assets................................ $  --   $ 2,425  $   --
 Fair value of liabilities...........................    --     2,190      --
                                                      ------  -------  -------
Net fair value of assets and liabilities.............    --       235      --
 Goodwill recorded...................................    --     1,417      --
                                                      ------  -------  -------
Net cash paid for acquisitions....................... $  --   $ 1,652  $   --
                                                      ======  =======  =======

                       See Notes to Financial Statements.

                                 VANTAGE PARTS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Summary of Significant Accounting Policies:

 Description of Business

  Vantage Parts ("the Company") is owned by CNF Transportation Inc. ("CNF"). The Company is comprised of the assets of CNF's wholly owned Vantage Parts division and Vantage Parts of Illinois, a wholly owned subsidiary of CNF.

  The Company is engaged in the wholesale, retail, and refurbishing of truck parts throughout the United States. The company is headquartered in Portland, Oregon and has stores throughout the United States.

  The accompanying financial statements have been prepared at the direction of HDA Parts System, Inc. and reflect the "carve-out" financial position, results of operations and cash flows of the Company for the periods presented. Certain corporate general and administrative expenses of CNF have been allocated to the Company (Note 4) on various bases which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the Company operated as a stand-alone Company.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 Inventories

  Inventories consist of truck parts and cores, and are valued at the lower of cost or market. Cost is determined on the average cost method.

 Property and equipment

  Purchase of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

   Building and improvements........................................ 10-25 years
   Equipment and furniture..........................................  3-10 years

  Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

                                 VANTAGE PARTS

                             (amounts in thousands)


 Goodwill

  Goodwill consists of the acquisition cost in excess of the fair value of the net assets acquired in 1996 (see Note 3). Goodwill is amortized on a straight-line basis over fifteen years.

 Income Taxes

  The Company is included as part of the consolidated U.S. federal income tax return of CNF. The provision for income taxes is computed on the taxable income of the Company on a stand-alone basis.

  The Company accounts for income taxes based on the asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of assets and liabilities.

  The liability for the current portion of the tax provision is transferred to the Investments by and advances from CNF account at the end of each year. The net asset or liability for deferred income taxes has been included in the accompanying balance sheets.

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of purchase or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

2. Property and Equipment:

  Property and equipment consists of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Land.......................................................... $  145 $  145
   Building and improvements.....................................    781    803
   Equipment and furniture.......................................  1,612  1,779
   Construction-in-progress......................................    --      13
                                                                  ------ ------
                                                                   2,538  2,740
   Less accumulated depreciation.................................  1,203  1,436
                                                                  ------ ------
   Property and equipment, net................................... $1,335 $1,304
                                                                  ====== ======

                                 VANTAGE PARTS

                             (amounts in thousands)


3. Acquisition:

  On November 17, 1997, the Company, through CNF, acquired the net assets of Commercial Trailer Parts and Supply Company ("CTPS"), and Consolidated Spring and Alignment Company ("CSA"), parts distributorships with a facility in Willowbrook, Illinois, for cash of $1,652. This acquisition was accounted for in accordance with the purchase method of accounting, and accordingly the results of operations of CTPS and CSA were included in the accompanying statements of income from the acquisition date. The net assets of CTPS and CSA were included in the accompanying balance sheets at values representing the allocation of the purchase cost to such net assets. At acquisition, the fair value of tangible assets and liabilities totaled $2,425 and $2,190, respectively. The excess of purchase cost over the valuation of the net tangible assets of $1,417 was recorded as goodwill and is being amortized on a straight-line basis over 15 years.

  The following summary presents unaudited pro forma financial information as if the CTPS and CSA were acquired at the beginning of each year, rather than from the date of acquisition, after giving effect to certain adjustments including amortization of goodwill, interest expense and a normal charge for income taxes. The pro forma financial summary is for information purposes only, based on historical information, and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined.

                                              1996                1997
                                       ------------------- -------------------
                                       Actual   Proforma   Actual   Proforma
                                       ------- ----------- ------- -----------
                                               (unaudited)         (unaudited)
   Net sales.......................... $33,271   $46,878   $37,872   $51,239
   Net income and comprehensive
    income............................     443       931       419       951

4. Related Party Transactions:

  The Company has entered into sales transactions with CNF and its affiliates. Revenues from these sales totaled $6,239, $7,622 and $9,856 for the years ended December 31, 1996, 1997 and 1998, respectively. The Company's sales to CNF were primarily at market prices as periodically determined by CNF.

  CNF provides the Company certain management, data processing, human resources, purchasing, credit, accounting and tax services. An allocation of the estimated costs of these services is charged directly to the Company each month by CNF using varying allocation bases (primarily number of transactions processed or number of employees covered). The allocation process is consistent with the methodology used by CNF to allocate costs of similar services provided to its other business units. The allocated costs of these services, which aggregated $456, $513 and $842 for the years ended December 31, 1996, 1997 and 1998, respectively, were reflected in general and administrative expenses in the accompanying statements of operations.

  CNF also provides certain employee benefits and insurance coverage to the Company, including workers' compensation, health and welfare, pension and auto liability. An allocation of the estimated costs of these services is charged directly to the Company each month by CNF based on actual costs and using various allocation methods. The allocation process is consistent with the methodology used

                                 VANTAGE PARTS

                             (amounts in thousands)

by CNF to allocate costs of similar services provided to its other business units. The allocated costs of these services, which aggregated $514, $757 and $763 for the years ended December 31, 1996, 1997 and 1998, respectively, were reflected in cost of sales in the accompanying statements of operations.

  The Company is dependent on CNF for financing. CNF maintains a centralized cash management system and substantially all cash receipts and disbursements are recorded at the corporate level. The Company is charged or credited for the net of cash receipts and disbursements each month. The Company incurs a monthly charge for interest expense from CNF based on a formula which takes into consideration the Company's rolling twelve month average balance in its investments by and advances from CNF account, excluding the current year and cumulative earnings amounts, multiplied by an interest rate. The Company incurred a charge for interest expense from CNF of $435, $374 and $585 for the years ended December 31, 1996, 1997 and 1998, respectively.

  The following table sets forth the activity in the Company Equity account for the years ended December 31, 1996, 1997 and 1998.

                                                       1996     1997    1998
                                                      -------  ------- -------
   Balance, beginning of year........................ $ 9,668  $ 8,661 $12,204
   Net income and comprehensive income...............     443      419   1,262
   Investments by and advances from (distributions
    to) CNF..........................................  (1,450)   3,124   1,903
                                                      -------  ------- -------
   Balance, end of year.............................. $ 8,661  $12,204 $15,369
                                                      =======  ======= =======

5. Income Taxes:

  The provision for income taxes for the years ended December 31, 1996, 1997 and 1998 was as follows:

                                                                 1996 1997 1998
                                                                 ---- ---- ----
   Current income taxes:
     Federal.................................................... $133 $153 $672
     State......................................................   32   37  160
   Deferred income taxes........................................  132   92   (7)
                                                                 ---- ---- ----
                                                                 $297 $282 $825
                                                                 ==== ==== ====

  The provision for income taxes differed from the United States statutory rate for the years ended December 31, 1996, 1997 and 1998 for the following reasons:

                                                                 1996 1997 1998
                                                                 ---- ---- ----
   Statutory tax rate........................................... $251 $238 $710
   State and local taxes, net of federal benefit................   38   36  105
   Non-deductible expenses......................................    8    8   10
                                                                 ---- ---- ----
                                                                 $297 $282 $825
                                                                 ==== ==== ====

                                 VANTAGE PARTS

                             (amounts in thousands)


  Deferred tax assets (liabilities) were comprised of the following at December 31, 1997 and 1998:

                                                                     1997  1998
                                                                     ----  ----
   Gross deferred tax assets:
     Employee benefits.............................................. $ 57  $ 64
     Inventories....................................................  204   246
     Accounts receivable............................................  173   145
     Other..........................................................    3     8
                                                                     ----  ----
                                                                      437   463
   Gross deferred tax liabilities:
     Property and equipment.........................................  (17)  (50)
                                                                     ----  ----
   Net deferred tax asset........................................... $420  $413
                                                                     ====  ====

6. Operating Leases:

  The Company leases manufacturing, warehouse and office facilities, cars and certain equipment. Future minimum lease payments required under operating leases having initial or remaining noncancelable lease terms in excess of one year are set forth below:

   1999.................................................................. $  513
   2000..................................................................    385
   2001..................................................................    266
   2002..................................................................    155
   2003..................................................................    148
   Thereafter............................................................    148
                                                                          ------
                                                                          $1,615
                                                                          ======

  Rental expense under operating leases amounted to $433, $484 and $507 for the years ended December 31, 1996, 1997 and 1998, respectively.

7. Commitments and Contingencies:

  The Company is involved in litigation from time to time incidental to the conduct of its business; however, the Company is not currently a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the financial position or results of operations of the Company.

8. Subsequent Event:

  On February 5, 1999, CNF entered into a letter of intent agreement with HDA Parts System, Inc. ("HDA") whereby HDA will acquire the Company.

                                 VANTAGE PARTS

                     UNAUDITED COMBINED STATEMENT OF INCOME

              For the Period from January 1, 1999 to May 28, 1999
                             (amounts in thousands)

Net sales.............................................................. $23,179
Operating expenses:
  Cost of sales........................................................  18,096
  General and administrative...........................................   3,957
  Depreciation and amortization........................................     120
                                                                        -------
    Total operating expenses...........................................  22,173
                                                                        -------
Income from operations.................................................   1,006
Interest (expense).....................................................    (136)
Other (expense)........................................................     (77)
                                                                        -------
Income before income taxes.............................................     793
                                                                        -------
Income taxes...........................................................     --
                                                                        -------
Net income and comprehensive income.................................... $   793
                                                                        =======


                       See Notes to Financial Statements.

                                 VANTAGE PARTS

                   UNAUDITED COMBINED STATEMENT OF CASH FLOWS

              For the Period from January 1, 1999 to May 28, 1999
                             (amounts in thousands)

Cash flows from operating activities:
 Net income and comprehensive income.................................. $   793
 Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization.......................................     120
   Change in operating assets and liabilities:
    Accounts receivable, net..........................................    (401)
    Other current assets..............................................    (224)
    Inventory.........................................................     583
    Provision for deferred taxes......................................     157
    Other assets......................................................      27
    Accounts payable..................................................  (2,004)
    Accrued and other liabilities.....................................    (132)
                                                                       -------
     Net cash used in operating activities............................  (1,081)
                                                                       -------
Cash flows from investing activities:
 Purchases of property and equipment..................................     (38)
                                                                       -------
     Net cash used in investing activities............................     (38)
                                                                       -------
Cash flows from financing activities:
 Increase in investment and advances from CNF.........................   1,110
                                                                       -------
     Net cash provided by financing activities........................   1,110
                                                                       -------
 Net change in cash...................................................      (9)
                                                                       -------
 Cash at beginning of year............................................     407
                                                                       -------
Cash at end of year................................................... $   398
                                                                       =======


                       See Notes to Financial Statements.

                                 VANTAGE PARTS

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Summary of Significant Accounting Policies:

 Description of Business and Basis of Presentation

  Vantage Parts ("the Company") is owned by CNF Transportation Inc. ("CNF"). The Company is comprised of the assets of CNF's wholly owned Vantage Parts division and Vantage Parts of Illinois, a wholly owned subsidiary of CNF.

  The Company is engaged in the wholesale, retail, and refurbishing of truck parts throughout the United States. The company is headquartered in Portland, Oregon and has stores throughout the United States.

  The accompanying financial statements reflect the "carve-out" results of operations and cash flows of the Company for the period presented. Certain corporate general and administrative expenses of CNF have been allocated to the Company on various bases which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the Company operated as a stand-alone Company.

  The consolidated financial information presented herein is unaudited. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto included in the latest consolidated financial statements of the Companies. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. The current period's results of operations are not necessarily indicative of results that ultimately may be achieved for the year.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 Inventories

  Inventories consist of truck parts and cores, and are valued at the lower of cost or market. Cost is determined on the average cost method.

 Property and equipment

  Purchase of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the

                                 VANTAGE PARTS

                             (amounts in thousands)

assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

   Building and improvements........................................ 10-25 years
   Equipment and furniture..........................................  3-10 years

  Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

 Goodwill

  Goodwill consists of the acquisition cost in excess of the fair value of the net assets acquired in 1996. Goodwill is amortized on a straight-line basis over fifteen years.

 Income Taxes

  The Company is included as part of the consolidated U.S. federal income tax return of CNF. The provision for income taxes is computed on the taxable income of the Company on a stand-alone basis.

  The Company accounts for income taxes based on the asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of assets and liabilities.

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of purchase or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

2. Subsequent Event:

  On May 28, 1999, HDA Parts System, Inc. purchased the Company. This was accounted for as a purchase. The unaudited financial statements have not been effected by this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Truck and Trailer Parts, Inc. and Affiliate

  In our opinion, the accompanying combined balance sheets and the related combined statements of income and stockholders' equity and cash flows present fairly, in all material respects, the combined financial position of Truck and Trailer Parts, Inc. and Affiliate (the "Companies") at December 31, 1996 and 1997 and at September 30, 1998, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1997 and the nine-month period ended September 30, 1998 in conformity with generally accepted accounting principles. These combined financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

December 30, 1998
Atlanta, Georgia

                  TRUCK AND TRAILER PARTS, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS

            At December 31, 1996 and 1997 and at September 30, 1998
                             (amounts in thousands)

                                                     December 31,
                                                     ------------- September 30,
                                                      1996   1997      1998
                                                     ------ ------ -------------
                       ASSETS
                       ------
Current assets
  Cash and cash equivalents......................... $   60 $   18    $  127
  Accounts receivables..............................  2,021  2,493     3,151
  Notes receivable from related parties.............     22    237       --
  Inventories.......................................  2,890  4,676     5,281
  Prepaid expenses..................................     72     19       102
  Advances to shareholders and employees............      2      2         2
                                                     ------ ------    ------
    Total current assets............................  5,067  7,445     8,663
                                                     ------ ------    ------
Property and equipment
  Transportation equipment..........................    544    646       607
  Machinery and equipment...........................    324    404       455
  Computer equipment................................    202    307       309
  Office furniture and equipment....................    137    185       196
  Leasehold improvements............................     16     18        18
                                                     ------ ------    ------
                                                      1,223  1,560     1,585
  Less accumulated depreciation.....................    710    916     1,093
                                                     ------ ------    ------
                                                        513    644       492
                                                     ------ ------    ------
Other assets
  Intangible assets, net............................     48     45        43
  Deposits..........................................     11     17        17
                                                     ------ ------    ------
                                                         59     62        60
                                                     ------ ------    ------
    Total assets.................................... $5,639 $8,151    $9,215
                                                     ====== ======    ======
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current liabilities
  Line of credit.................................... $  943 $1,095    $2,725
  Current portion of long-term debt.................     89     70        47
  Accounts payable..................................  1,281  2,401     2,416
  Accrued liabilities...............................    447    324       268
                                                     ------ ------    ------
    Total current liabilities.......................  2,760  3,890     5,456
Long-term liabilities
  Long-term debt....................................    323    315       265
  Notes payable to related parties..................    132    129        80
                                                     ------ ------    ------
                                                        455    444       345
Stockholders' equity................................  2,424  3,817     3,414
                                                     ------ ------    ------
    Total liabilities and stockholders' equity...... $5,639 $8,151    $9,215
                                                     ====== ======    ======

   The accompanying notes are an integral part of these financial statements.

                  TRUCK AND TRAILER PARTS, INC. AND AFFILIATE

             COMBINED STATEMENTS OF INCOME AND STOCKHOLDERS' EQUITY

               For the Years Ended December 31, 1996 and 1997 and for the Nine Month Period Ended September 30, 1998
                             (amounts in thousands)

                                                                   Nine Month
                                                  Year Ended      Period Ended
                                                  December 31     September 30,
                                                ----------------  -------------
                                                 1996     1997        1998
                                                -------  -------  -------------
Sales.......................................... $19,963  $24,011     $22,925
Cost of sales..................................  16,223   19,697      18,702
                                                -------  -------     -------
    Gross profit...............................   3,740    4,314       4,223
Selling, general and administrative expenses...   2,537    2,838       2,485
                                                -------  -------     -------
    Income from operations.....................   1,203    1,476       1,738
Other income (expense)
  Interest expense.............................    (126)     (85)       (119)
  Gain (loss) on disposal of fixed assets......      12       10          (8)
  Other income (expense).......................      12       10          (8)
                                                -------  -------     -------
    Income before income taxes.................   1,101    1,411       1,603
Income tax expense.............................     411       18         --
                                                -------  -------     -------
    Net income and comprehensive income........     690    1,393       1,603
Stockholders' equity--beginning of year........   1,734    2,424       3,817
Distributions to stockholders..................     --       --       (2,006)
                                                -------  -------     -------
Stockholders' equity--end of period............ $ 2,424  $ 3,817     $ 3,414
                                                =======  =======     =======


   The accompanying notes are an integral part of these financial statements.

                  TRUCK AND TRAILER PARTS, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

               For the Years Ended December 31, 1996 and 1997 and
               For the Nine Month Period Ended September 30, 1998
                             (amounts in thousands)

                                                  Year Ended       Nine Month
                                                 December 31,     Period Ended,
                                                ----------------  September 30,
                                                 1996     1997        1998
                                                -------  -------  -------------
Cash flows from operating activities
  Net income and comprehensive income.......... $   690  $ 1,393     $ 1,603
  Adjustments to reconcile net income to net
   cash provided by (used for) operating
   activities
    Depreciation...............................     227      265         215
    Amortization of intangibles................       2        3           2
    (Gain) loss on disposal of fixed assets....     (12)     (10)          8
    Changes in operating assets and liabilities
      Accounts receivable......................     (14)    (472)       (658)
      Notes receivable.........................      40     (215)        237
      Inventories..............................     594   (1,786)       (605)
      Prepaid expenses.........................      13       53         (83)
      Other assets.............................     (10)      (6)        --
      Accounts payable.........................    (176)   1,120          15
      Accrued liabilities......................     135     (123)        (56)
                                                -------  -------     -------
        Net cash provided by operating
         activities............................   1,489      222         678
                                                -------  -------     -------
Cash flows provided by (used for) investing
 activities
  Acquisition of property and equipment........    (315)    (431)        (86)
  Purchase of a business.......................    (619)     --          --
  Proceeds from sale of property and
   equipment...................................      84       45          15
                                                -------  -------     -------
        Net cash used for investing
         activities............................    (850)    (386)        (71)
                                                -------  -------     -------
Cash flows provided by (used for) financing
 activities
  Principal payments of long-term debt.........    (229)    (110)       (122)
  Proceeds fom short term line of credit.......   7,154    7,755       8,463
  Payments of short term line of credit........  (7,533)  (7,603)     (6,833)
  Proceeds from issuance of long-term debt.....      18       80         --
  Distribution to stockholders.................     --       --       (2,006)
                                                -------  -------     -------
        Net cash provided by (used for)
         financing activities..................    (590)     122        (498)
                                                -------  -------     -------
Increase (decrease) in cash and cash
 equivalents...................................      49      (42)        109
Cash and cash equivalents at beginning of
 year..........................................      11       60          18
                                                -------  -------     -------
Cash and cash equivalents at end of period..... $    60  $    18     $   127
                                                =======  =======     =======

   The accompanying notes are an integral part of these financial statements.

                  TRUCK AND TRAILER PARTS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

               For the Years Ended December 31, 1996 and 1997 and
               For the Nine Month Period Ended September 30, 1998
                             (amounts in thousands)

Note 1--Basis of Presentation

  The accompanying combined financial statements include Truck and Trailer Parts, Inc. (TTPI) and DHP Leasing, Inc. (the "Companies") which are under common ownership. TTPI engages in the sale of replacement parts for heavy duty trucks and trailers in the southeastern United States. DHP Leasing, Inc. leases certain office and warehouse equipment to TTPI. The combined financial statements include the accounts of the Companies as of December 31, 1996 and 1997 and September 30, 1998, and for each of the two years ended December 31, 1996 and 1997 and for the nine-month period ended September 30, 1998. All material intercompany balances have been eliminated.

  Effective September 30, 1998 the Companies were acquired by HDA Parts System, Inc. These financial statements represent the Companies' financial position prior to any effect of the acquisition.

Note 2--Summary of Significant Accounting Policies

 Cash and cash equivalents

  Cash and cash equivalents consist of highly liquid instruments with original maturities of three months or less from date of purchase.

 Accounts receivable

  Substantially all of the accounts receivable are pledged as collateral for the bank line of credit (See Note 4). Bad debts charged to operations amounted to $77 and $106 for 1996 and 1997 and $27 for the nine-month period ended September 30, 1998, respectively.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the average cost basis (See Note 3).

 Property and equipment

  Property and equipment is carried at cost less accumulated depreciation. Improvements, which are capitalized, extend the useful life of the underlying assets. Expenditures for maintenance and repairs are charged to expense as incurred. The Companies provide for depreciation of property and equipment using accelerated methods over estimated useful lives of five to seven years.

 Other assets

  Included in other assets are goodwill and noncompete agreements totaling $48, $45, and $43 at December 31, 1996 and 1997 and September 30, 1998, respectively. These assets are being

                  TRUCK AND TRAILER PARTS, INC. AND AFFILIATE

                             (amounts in thousands)

amortized over their estimated useful life of 15 years. Accumulated amortization amounted to $2, $5 and $7 at December 31, 1996 and 1997 and September 30, 1998, respectively.

 Revenue recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of purchase or within a specified period. Returned cores are returned to the vendor for credit.

 Income taxes

  On January 1, 1997 and future years TTPI, with the consent of its stockholders, elected under the Internal Revenue Code to be taxed as an S corporation. DHP Leasing, Inc., from its inception in 1995, elected to be taxed as an S corporation. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Companies' taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements for 1997. Prior to 1997, deferred income tax assets and liabilities were recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities (See Note 7).

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3--Inventories

  At December 31, 1996 and 1997 and September 30, 1998, inventories consist of the following:

                                                                   September 30,
                                                      1996   1997      1998
                                                     ------ ------ -------------
   Parts Inventory.................................. $2,643 $4,488    $4,955
   Core Inventory...................................    247    188       326
                                                     ------ ------    ------
                                                     $2,890 $4,676    $5,281
                                                     ====== ======    ======

                  TRUCK AND TRAILER PARTS, INC. AND AFFILIATE

                             (amounts in thousands)


Note 4--Long-Term Debt

  At December 31, 1996 and 1997 and September 30, 1998 long-term debt consists of the following:

                                                                   September 30,
                                                       1996  1997      1998
                                                       ----  ----  -------------
   8% unsecured note payable in monthly installments
    of $4, including interest to 2006................  $322  $299      $282
   8% note payable, secured by property and
    equipment, payable in monthly installments of $2,
    including interest to 2000.......................   --     63        30
   7% note payable, secured by computer equipment
    with a carrying value of $55 in 1996 and $44 in
    1997.............................................    61    21       --
   6.5% note payable, secured by a truck, payable in
    monthly installments of $1, including interest in
    1998.............................................     8     2       --
   Other.............................................    21   --        --
                                                       ----  ----      ----
   Less current portion..............................   (89)  (70)      (47)
                                                       ----  ----      ----
                                                       $323  $315      $265
                                                       ====  ====      ====

  The Companies had a maximum availability of $3,000 in 1996, 1997 and 1998 on a line of credit from a bank with interest payable at the 30 day LIBOR (London Interbank Offered Rate) plus 2 percent. The line is secured by accounts receivable and inventories. The Companies' outstanding balance at December 31, 1996 and 1997 and September 30, 1998, was, $943, $1,095 and $2,725
respectively. The Companies paid $126, $85, and $119 interest during 1996, 1997, and 1998, respectively.

Note 5--Combined Stockholders' Equity

  At December 31, 1996 and 1997 and September 30, 1998, combined stockholders' equity consists of the following:

                                                  December 31,
                                                  -------------- September 30,
                                                   1996    1997      1998
                                                  ------  ------ -------------
   Truck and Trailer Parts, Inc.
     Common stock, $0 par value, 10,000 shares
      authorized, 1,069 shares issued and
      outstanding................................ $  --   $  --     $  --
     Additional paid-in capital..................     55      55        55
     Retained earnings...........................  2,371   3,728     3,297
                                                  ------  ------    ------
                                                   2,426   3,783     3,352
   DHP Leasing, Inc.
     Common stock, voting, $0 par value, 150,000
      shares authorized, 1,000 shares issued and
      outstanding................................    --      --        --
     Additional paid-in capital..................      5       5         5
     Retained earnings (deficit).................     (7)     29        57
                                                  ------  ------    ------
   Stockholders' equity.......................... $2,424  $3,817    $3,414
                                                  ======  ======    ======

                  TRUCK AND TRAILER PARTS, INC. AND AFFILIATE

                             (amounts in thousands)


Note 6--Employee Benefit Plans

  The Companies have a contributory employee benefit plan which is qualified under Section 401(k) of the Internal Revenue Code. Substantially all employees are eligible for participation in the plan. An employee may have up to 15% of his/her salary withheld. The Companies may contribute for each participant a matching contribution equal to a percentage of the participant's contribution. The Companies' total expenses for contributions to the plan was $106, $179, and $88, in 1996, 1997 and 1998, respectively.

Note 7--Commitments

  The Companies lease office and warehouse space from related parties. Rent expense to related parties was $133, $179, and $163 in 1996, 1997, and 1998, respectively. The Companies also lease office and warehouse space from unrelated parties. Rent expense to third-parties was $145, $125, and $122 in 1996, 1997, and 1998, respectively. Minimum future rental payments under these leases for each of the next five years, and thereafter, and in the aggregate, are as follows:

                                                            Related
                                                            Parties Other Total
                                                            ------- ----- ------
   1999....................................................  $224   $ 94  $  318
   2000....................................................   224     86     311
   2001....................................................   144     82     225
   2002....................................................   --      83      83
   2003 and thereafter.....................................   --     463     463
                                                             ----   ----  ------
     Total.................................................  $592   $808  $1,400
                                                             ====   ====  ======

Note 8--Related Party Transactions

  Unsecured notes payable, on demand to related parties amounted to $132, $129, and $80 at December 31, 1996 and 1997 and September 30, 1998, respectively. Interest on these notes amounted to $10, $8, and $6 in 1996, 1997, and 1998, respectively. Interest is payable at 1% above the prime rate.

  Notes receivable from related parties amounted to $22 and $237 at December 31, 1996 and 1997, respectively. The interest rate was prime plus 2%.

                  TRUCK AND TRAILER PARTS, INC. AND AFFILIATE

                             (amounts in thousands)


Note 9--Income Taxes

  Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                                         Year
                                                         ended
                                                       December    Nine-Month
                                                          31,     Period Ended
                                                       ---------- September 30,
                                                       1996  1997     1998
                                                       ----  ---- -------------
   Current expense
     Federal.......................................... $366  $--      $ --
     State............................................   65   --        --
                                                       ----  ---      ----
     Total current....................................  431   --        --
   Deferred expense (benefit)
     Federal.......................................... $(17) $15      $ --
     State............................................   (3)   3        --
                                                       ----  ---      ----
     Total deferred................................... $411  $18      $ --
                                                       ====  ===      ====

  Income taxes in the amount of $356 and $38 were paid in 1996 and 1997, respectively. In conjunction with the election on January 1, 1997 to be taxed as an S corporation, Truck & Trailer Parts, Inc. (TTPI) recognized an expense of $18 resulting from the transfer of TTPI's deferred tax assets to its stockholders as explained in Note 1.

  At December 31, 1997, significant components of TTPI's deferred tax assets were as follows:

   Deferred tax assets
     Uniform capitalization................................................ $16
     Capital loss carryforwards............................................   2
                                                                            ---
                                                                            $18
                                                                            ===

  As described in Note 1, TTPI filed a Subchapter S election effective January 1, 1997. Therefore, there is no current income tax provision for the periods ended December 31, 1997 and September 30, 1998. The amount included in the 1997 income statement for income tax expense reflects the write-off of the deferred tax asset.

Note 10--Subsequent Event

  Effective September 30, 1998, the Companies were sold to HDA Parts System, Inc. The financial statements have not been effected by this transaction. As a result of this transaction, the Companies' operating facilities in Greenville, SC, and Dalton, GA, have been transferred to other companies held by HDA Parts System, Inc.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
HDA Parts System, Inc.
Chicago, Illinois

  We have audited the accompanying balance sheet of Connecticut Driveshaft, Inc. as of September 30, 1998, and the related statements of income, retained earnings, and cash flows for the nine months ended September 30, 1998. The financial statements are the responsibility of Connecticut Driveshaft, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Connecticut Driveshaft, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
November 4, 1998

                          CONNECTICUT DRIVESHAFT, INC.

                                 BALANCE SHEET

                               September 30, 1998
                       (In thousands, except share data)

                                 ASSETS
                                 ------

Current Assets
  Cash and cash equivalents............................................. $    3
  Receivables:..........................................................
    Trade, less allowance for doubtful accounts of $268.................  1,824
    Vendor..............................................................    236
  Inventories...........................................................  4,863
  Other assets..........................................................     31
                                                                         ------
      Total current assets..............................................  6,957
                                                                         ------
Equipment and Leasehold Improvements, at cost (Note 2)
  Machinery and equipment...............................................  1,026
  Vehicles..............................................................    952
  Furniture and fixtures................................................    686
  Leasehold improvements................................................    202
                                                                         ------
                                                                          2,866
  Less accumulated depreciation.........................................  2,552
                                                                         ------
                                                                            314
                                                                         ------
Cash Value of Life Insurance............................................    247
                                                                         ------
Security Deposits.......................................................     14
                                                                         ------
                                                                         $7,532
                                                                         ======

                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------

Current Liabilities
  Bank note payable (Note 2)............................................ $1,713
  Current maturities of long-term debt (Note 2).........................     56
  Accounts payable......................................................  1,802
  Accrued expenses......................................................    376
  Income taxes payable..................................................    138
                                                                         ------
      Total current liabilities.........................................  4,085
                                                                         ------
Long-Term Debt, less current maturities (Note 2)........................      5
                                                                         ------
Commitments and Contingencies (Notes 4 and 5)...........................
Stockholders' Equity
  Common stock, no par value; authorized 5,000 shares; issued and
   outstanding 1,000 shares.............................................      1
  Retained earnings.....................................................  3,441
                                                                         ------
                                                                          3,442
                                                                         ------
                                                                         $7,532
                                                                         ======

                       See Notes to Financial Statements.

                          CONNECTICUT DRIVESHAFT, INC.

                              STATEMENT OF INCOME

                      Nine Months Ended September 30, 1998
                                 (In thousands)

Net sales.............................................................. $14,860
Cost of goods sold.....................................................  11,038
                                                                        -------
    Gross profit.......................................................   3,822
Operating expenses (Note 3)............................................   3,497
                                                                        -------
    Operating income...................................................     325
                                                                        -------
Nonoperating income (expense):
  Interest income......................................................       7
  Interest expense.....................................................    (126)
                                                                        -------
                                                                           (119)
                                                                        -------
    Income before income taxes.........................................     206
Provision for state income taxes.......................................     (32)
                                                                        -------
    Net income......................................................... $   174
                                                                        =======

                         STATEMENT OF RETAINED EARNINGS

                      Nine Months Ended September 30, 1998
                                 (In thousands)

Balance, beginning (Note 6)............................................. $3,267
  Net income............................................................    174
                                                                         ------
Balance, ending......................................................... $3,441
                                                                         ======



                       See Notes to Financial Statements.

                             CONNECTICUT DRIVESHAFT

                            STATEMENT OF CASH FLOWS

                      Nine Months Ended September 30, 1998
                                 (In thousands)

Cash Flows From Operating Activities
  Net income............................................................ $ 174
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation........................................................   131
    Changes in assets and liabilities:
      Trade receivables.................................................   (80)
      Vendor receivables................................................   (50)
      Inventories.......................................................  (241)
      Other assets......................................................     3
      Accounts payable..................................................   (99)
      Accrued expenses..................................................    68
      Income taxes payable..............................................    20
                                                                         -----
        Net cash used in operating activities...........................   (74)
                                                                         -----
Cash Flows From Investing Activities
  Increase in cash value of life insurance..............................   (16)
  Purchase of equipment.................................................   (22)
                                                                         -----
        Net cash used in investing activities...........................   (38)
                                                                         -----
Cash Flows From Financing Activities
  Net borrowings on bank note payable...................................   171
  Principal payments on long-term debt..................................   (63)
                                                                         -----
        Net cash provided by financing activities.......................   108
                                                                         -----
        Decrease in cash and cash equivalents...........................   (4)
Cash and Cash Equivalents
  Beginning.............................................................     7
                                                                         -----
  Ending................................................................ $   3
                                                                         =====

Supplemental Disclosures of Cash Flow Information
  Cash payments for interest............................................ $ 125
  Cash payments for income taxes........................................     2
                                                                         =====

                       See Notes to Financial Statements.

                          CONNECTICUT DRIVESHAFT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (In Thousands)

Note 1. Nature of Business and Significant Accounting Policies

  Nature of business: The Company is a distributor of motor vehicle parts and repairs and rebuilds driveshafts, brake shoes, and brake drums. The Company operates out of six locations in Connecticut and Massachusetts. The Company sells its products primarily to customers in the United States on credit terms that the Company establishes for its customers.

  A summary of the Company's significant accounting policies follows:

  Cash and cash equivalents: For purposes of reporting the statement of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments to be cash equivalents. The Company maintains its cash accounts at levels which at times may exceed federally insured limits. The Company has not experienced any losses on these deposits.

  Vendor receivables: The vendor receivables consist primarily of rebates to be received from vendors for meeting certain purchase levels. The receivable represents management's estimate of rebates to be received based on purchasing activity calculated by rates included in the rebate agreements.

  Inventories: Inventories are stated at the lower of cost (first in, first out method) or market, and are comprised solely of purchased and finished goods.

  Depreciation: Depreciation is computed over the estimated useful lives of the respective assets using accelerated methods. The estimated useful lives by class are as follows:

                                                                          Years
                                                                          -----
   Machinery.............................................................  3-10
   Vehicles..............................................................   3-5
   Furniture and fixtures................................................   3-7
   Leasehold improvements................................................ 10-40

  Income taxes: The Company, with the consent of its stockholders, has elected to be taxed under sections of federal income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses, and credits. As a result of this election, no federal income taxes have been recognized in the accompanying financial statements. For state income tax purposes, the Company is required to pay corporate income taxes, and accordingly, these taxes have been reflected in the accompanying financial statements.

  Revenue recognition: Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and core credits. Cores may be exchanged for credit at the time of a sale or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

  Segment information: In June 1998, the FASB issued SFAS Statement No 131, "Disclosures about Segments of an Enterprise and Related Information." This statement, effective for financial

                          CONNECTICUT DRIVESHAFT, INC.

                                 (In Thousands)

statements for fiscal years beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. Based on this criteria, the Company has determined that it operates in one business segment, that being the distribution of heavy duty vehicle parts in the United States. Thus, all information required by SFAS No. 131 is included in the Company's financial statements.

  Fair value of financial instruments: The carrying amounts of cash, accounts receivable, long-term debt, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Note 2. Line of Credit and Long-Term Debt

  The Company has a $2,000 line of credit available with a financial institution. Borrowings under the line are limited to 75 percent of eligible accounts receivable plus the lesser of 25 percent of inventory or $600. The borrowings bear interest at the prime rate (8.25 percent at September 30, 1998) and are secured by substantially all of the Company's assets and the guarantee of the Company's majority shareholder and a related Company. The agreement expires in November 1998. Borrowings under the line of credit at September 30, 1998, were $1,713. Subsequent to September 30, 1998, pursuant to the terms of the Asset Purchase Agreement (see Note 5), the line of credit was paid in full.

  Long-term debt: Long-term debt consists of the following at September 30, 1998:

   Bank note payable, bearing interest at 8.07%, due in monthly payments of $4 plus interest, through July 1999, secured by substantially all assets of the Company and the guarantee of the
    Company's majority shareholder and a related Company. Subsequent to
    September 30, 1998, pursuant to the terms of the Asset Purchase
    Agreement, the note was paid in full............................... $ 42
   Note payable to officer, paid in full subsequent to September 30,
    1998. Interest expense on this note was $1 during the nine months
    ended September 30, 1998...........................................    5
   9.9% Capital leases, due in monthly payments of $1, including
    interest, through April 2000, secured by vehicles..................   14
                                                                        ----
                                                                          61
   Less current portion................................................  (56)
                                                                        ----
                                                                        $  5
                                                                        ====

Note 3. Leasing Arrangements

  The Company leases land and property on a month-to-month basis from related parties, under five operating leases, requiring various monthly payments. Subsequent to September 30, 1998, these operating leases were terminated pursuant to the terms of the Asset Purchase Agreement noted in Note 5.

                          CONNECTICUT DRIVESHAFT, INC.

                                 (In Thousands)


  The Company also leases land, property, and vehicles from unrelated parties, under operating leases, requiring various monthly payments. The leases expire at various dates through June 2001. Certain of these leases include an additional annual payment for property taxes.

  Future minimum lease payments on operating lease commitments to unrelated parties at September 30, 1998, are as follows:

   Fiscal years ending:
     1999.................................................................. $140
     2000..................................................................   58
     2001..................................................................   38
                                                                            ----
                                                                            $236
                                                                            ====

  Rent expense was approximately $365 during the nine months ended September 30, 1998, including approximately $241 to related parties.

Note 4. Commitments and Contingencies

  Profit sharing: The Company maintains a 401(k) profit sharing plan for eligible employees. Under the terms of the plan, employees may contribute up to 18 percent of their salary to the plan, not to exceed the maximum allowed by the IRS. The Company can make discretionary matching contributions. The Company made matching contributions of $19 to the plan during the nine months ended September 30, 1998.

  Litigation: The Company is a defendant in various lawsuits. In the opinion of management, these suits are without substantial merit and should not result in judgments, which in the aggregate, would have a material adverse effect on the Company's financial statements.

Note 5. Asset Purchase Agreement

  On November 4, 1998, the stockholders of Connecticut Driveshaft, Inc. entered into an asset purchase agreement (the Agreement) with HDA Parts System, Inc.
(HDA) to sell substantially all of the assets of the Company in exchange for the assumption of certain liabilities of the Company for a purchase price of $7,300 cash. The acquisition cost includes the assignment of the purchase of land and buildings from the owners.

  In connection with the Agreement, HDA entered into employment agreements with two shareholders of the Company. These employment agreements can be terminated by either party at any time. In addition, HDA entered into three-year noncompete agreements with two shareholders of the Company.

Note 6. Prior-Period Adjustment

  The financial statements as presented include prior-period adjustments for inventory, accounts receivable, vendor receivables, and accrued expenses. The gross effect on retained earnings at October 1, 1997, was approximately $909. The effect on retained earnings at October 1, 1997, net of tax, was approximately $791.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
HDA Parts System, Inc.
Chicago, Illinois

  We have audited the accompanying balance sheets of Truckparts, Inc. as of September 30, 1997 and 1998, and the related statements of income, retained earnings, and cash flows for the years then ended. The financial statements are the responsibility of Truckparts, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Truckparts, Inc. as of September 30, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
December 18, 1998

                                TRUCKPARTS, INC.

                                 BALANCE SHEETS

                          September 30, 1997 and 1998
                                 (In thousands)

                                                                    1997   1998
                                                                   ------ ------
                              ASSETS
                              ------

Current Assets
  Cash and cash equivalents....................................... $  134 $  580
  Receivables:
    Trade, less allowance for doubtful accounts of $97 (Note 7)...  1,531  1,638
    Vendor........................................................    436    414
  Inventories.....................................................  3,237  3,585
  Deferred taxes (Note 4).........................................    --      78
  Other assets....................................................     53     53
                                                                   ------ ------
      Total current assets........................................  5,391  6,348
                                                                   ------ ------
Equipment and Leasehold Improvements, at cost
  Transportation equipment (Note 2)...............................    562    623
  Leasehold improvements..........................................    143    143
  Furniture and fixtures..........................................    206    281
                                                                   ------ ------
                                                                      911  1,047
  Less accumulated depreciation...................................    541    611
                                                                   ------ ------
                                                                      370    436
                                                                   ------ ------
                                                                   $5,761 $6,784
                                                                   ====== ======

               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------

Current Liabilities
  Notes payable to related parties (Note 3)....................... $  497 $  555
  Current maturities of long-term debt............................    101     84
  Accounts payable................................................  2,167  2,451
  Accrued expenses................................................    205    380
  Deferred taxes (Note 4).........................................    100    --
  Income taxes payable............................................    588  1,015
                                                                   ------ ------
    Total current liabilities.....................................  3,658  4,485
                                                                   ------ ------
Long-Term Debt, less current maturities (Note 2)..................     56     69
                                                                   ------ ------
Deferred Taxes (Note 4)...........................................     10     13
                                                                   ------ ------

Commitments and Contingencies (Notes 5 and 8)

Stockholders' Equity (Note 6)
  Preferred stock.................................................    295    295
  Class A common stock............................................      1      1
  Class B common stock............................................     10     10
  Retained earnings...............................................  1,731  1,911
                                                                   ------ ------
                                                                    2,037  2,217
                                                                   ------ ------
                                                                   $5,761 $6,784
                                                                   ====== ======

                       See Notes to Financial Statements.

                                TRUCKPARTS, INC.

                              STATEMENTS OF INCOME

                    Years Ended September 30, 1997 and 1998
                                 (In thousands)

                                                                1997     1998
                                                               -------  -------
Net sales (Note 7)............................................ $13,204  $13,460
Cost of goods sold............................................   9,455    9,093
                                                               -------  -------
    Gross profit..............................................   3,749    4,367
Operating expenses (Note 3)...................................   3,324    3,703
                                                               -------  -------
    Operating income..........................................     425      664
                                                               -------  -------
Nonoperating income (expense):
  Interest income.............................................      14       17
  Gain on sale of equipment...................................       5        7
  Interest expense (Note 3)...................................     (48)     (62)
                                                               -------  -------
                                                                   (29)     (38)
                                                               -------  -------
    Income before income taxes................................     396      626
                                                               -------  -------
Provision for income taxes (Note 4):
  Currently payable...........................................     178      621
  Deferred....................................................     (13)    (175)
                                                               -------  -------
                                                                   165      446
                                                               -------  -------
    Net income................................................ $   231  $   180
                                                               =======  =======

                        STATEMENTS OF RETAINED EARNINGS

                    Years Ended September 30, 1997 and 1998
                                 (In thousands)

                                                                   1997   1998
                                                                  ------ ------
Balance, beginning (Note 9)...................................... $1,500 $1,731
  Net income.....................................................    231    180
                                                                  ------ ------
Balance, ending.................................................. $1,731 $1,911
                                                                  ====== ======


                       See Notes to Financial Statements.

                                TRUCKPARTS, INC.

                            STATEMENTS OF CASH FLOWS

                    Years Ended September 30, 1997 and 1998
                                 (In thousands)

                                                                  1997   1998
                                                                  -----  -----
Cash Flows From Operating Activities
  Net income..................................................... $ 231  $ 180
  Adjustments to reconcile net income to net cash provided by
   (used in)
   operating activities:
    Gain on sale of equipment....................................    (5)    (7)
    Depreciation.................................................    94    121
    Deferred taxes...............................................   (13)  (175)
    Changes in assets and liabilities:
      Trade receivables..........................................  (155)  (107)
      Vendor receivables.........................................  (111)    22
      Inventories................................................  (271)  (348)
      Other assets...............................................    13    --
      Accounts payable...........................................    13    284
      Accrued expenses...........................................    16    175
      Income taxes payable.......................................    73    427
                                                                  -----  -----
        Net cash provided by (used in) operating activities......  (115)   572
                                                                  -----  -----
Cash Flows From Investing Activities
  Purchase of equipment..........................................  (154)  (195)
  Proceeds from disposal of equipment............................    22     15
                                                                  -----  -----
        Net cash used in investing activities....................  (132)  (180)
                                                                  -----  -----
Cash Flows From Financing Activities
  Principal payments on long-term debt...........................   (97)  (123)
  Borrowings on long-term debt...................................   421    177
                                                                  -----  -----
        Net cash provided by financing activities................   324     54
                                                                  -----  -----
        Increase in cash and cash equivalents....................    77    446
Cash and Cash Equivalents
  Beginning......................................................    57    134
                                                                  -----  -----
  Ending......................................................... $ 134  $ 580
                                                                  =====  =====
Supplemental Disclosures of Cash Flow Information
  Cash payments for interest..................................... $  48  $  62
  Cash payments for income taxes.................................   108    208
                                                                  =====  =====

                       See Notes to Financial Statements.

                                TRUCKPARTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (In Thousands, Except Share and Per Share Data)

Note 1. Nature of Business and Significant Accounting Policies

  Nature of business: The Company is a distributor of motor vehicle parts. The Company operates out of four locations in Connecticut. The Company sells its products primarily to customers in the United States on credit terms that the Company establishes for its customers.

  A summary of the Company's significant accounting policies follows:

  Cash and cash equivalents: For purposes of reporting the statement of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments to be cash equivalents. The Company maintains its cash accounts at levels which at times may exceed federally insured limits. The Company has not experienced any losses on these deposits.

  Vendor receivables: The vendor receivables consist primarily of rebates to be received from vendors for meeting certain purchase levels. The receivable represents management's estimate of rebates to be received based on purchasing activity calculated by rates included in the rebate agreements. In connection with these receivables, the Company is required to have a letter of credit in the amount of the receivable.

  Inventories: Inventories are stated at the lower of cost (first in, first out method) or market, and are comprised solely of purchased goods.

  Depreciation: Depreciation is computed over the estimated useful lives of the respective assets using accelerated methods. The estimated useful lives by class are as follows:

                                                                           Years
                                                                           -----
   Transportation equipment...............................................  3-5
   Furniture and fixtures.................................................  3-7
   Leasehold improvements................................................. 8-10

  Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Revenue recognition: Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and core credits. Cores may be exchanged for credit at the time of a sale or within a specified period. Returned cores are returned to the vendor for credit.

  Segment information: In June 1998, the FASB issued SFAS Statement No 131, "Disclosures about Segments of an Enterprise and Related Information." This statement, effective for financial

                                TRUCKPARTS, INC.

                (In Thousands, Except Share and Per Share Data)

statements for fiscal years beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. Based on this criteria, the Company has determined that it operates in one business segment, that being the distribution of heavy duty vehicle parts in the United States. Thus, all information required by SFAS No. 131 is included in the Company's financial statements.

  Fair value of financial instruments: The carrying amounts of cash, accounts receivable, long-term debt, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Note 2. Long-Term Debt

  Long-term debt: Long-term debt consists of several capitalized leases with various monthly installments and interest rates ranging from 4.8 to 11.0 percent. The leases mature at various dates through September 2001, and are secured by transportation equipment.

  Aggregate maturities on capital lease obligations at September 30, 1998, are as follows:

                                                 Capital Leases
                                   -------------------------------------------
                                   Total Minimum Less Amount  Present Value of
                                       Lease     Representing   Net Minimum
                                     Payments      Interest    Lease Payments
                                   ------------- ------------ ----------------
   Years ending September 30:
     1999.........................     $ 91          $ 7            $ 84
     2000.........................       55            2              52
     2001.........................       17            1              17
                                       ----          ---            ----
                                       $163          $10            $153
                                       ====          ===            ====

  Subsequent to September 30, 1998, approximately $73 of these leases were paid in full.

Note 3. Related-Party Transactions and Leasing Arrangements

  The Company has two notes payable with related parties which were paid in full subsequent to year end. Interest expense relating to these notes payable was $29 and $48 the years ended September 30, 1997 and 1998, respectively.

  One note was unsecured and accrued interest at 10 percent. The other note was secured by computer equipment and accrued interest at 8.75 percent.

                                TRUCKPARTS, INC.

                (In Thousands, Except Share and Per Share Data)


  The Company leases vehicles, buildings, and property from related and unrelated parties, under operating leases, requiring various monthly payments. The leases expire at various dates through September 2008. Certain of these leases include an additional annual payment for property taxes.

  Future minimum lease payments on operating lease commitments at September 30, 1998, are as follows:

                                                        Related Unrelated
                                                        Parties  Parties  Total
                                                        ------- --------- ------
   1999................................................ $  250    $110    $  360
   2000................................................    250      92       342
   2001................................................    253      43       296
   2002................................................    275     --        275
   2003................................................    277     --        277
   Thereafter..........................................  1,090     --      1,090
                                                        ------    ----    ------
                                                        $2,395    $245    $2,640
                                                        ======    ====    ======

  Rent expense was approximately $273 and $297 in 1997 and 1998, respectively, including $197 and $212, respectively, to related parties.

Note 4. Income Taxes

  The components of income tax expense charged to operations for the years ended September 30, 1997 and 1998, are as follows:

                                                                    1997  1998
                                                                    ----  -----
   Current tax expense:
     Federal....................................................... $132  $ 477
     State.........................................................   46    144
   Deferred tax benefit............................................  (13)  (175)
                                                                    ----  -----
                                                                    $165  $ 446
                                                                    ====  =====

  The Company's income tax expense varies from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended September 30, 1997 and 1998, due to the following:

                                                                     1997  1998
                                                                     ----  ----
   Computed "expected" tax expense.................................. $134  $213
   Increase (decrease) in income taxes resulting from:
     State income taxes, net of federal benefit.....................   32    50
     Nontaxable items...............................................    4     7
     Nondeductible interest and underpayment penalties..............   (5)  176
                                                                     ----  ----
                                                                     $165  $446
                                                                     ====  ====

                                TRUCKPARTS, INC.

                (In Thousands, Except Share and Per Share Data)


  Net deferred tax assets consisted of the following components as of September 30, 1997 and 1998:

                                                                   1997   1998
                                                                   -----  -----
   Deferred tax assets:
     Allowance for doubtful accounts.............................. $  19  $  20
     Accrued compensation and other...............................    21     95
     Inventory reserve............................................    42    123
                                                                   -----  -----
                                                                      82    238
                                                                   -----  -----
   Deferred tax liabilities:
     Depreciation.................................................   (10)   (13)
     Rebates receivable...........................................  (182)  (160)
                                                                   -----  -----
                                                                    (192)  (173)
                                                                   -----  -----
                                                                   $(110) $  65
                                                                   =====  =====

  The Company's deferred tax amounts have been classified in the accompanying financial statements as follows:

                                                                   1997   1998
                                                                   -----  -----
   Current assets................................................. $  82  $ 238
   Current liabilities............................................  (182)  (160)
                                                                   -----  -----
   Net current asset (liability)..................................  (100)    78
   Noncurrent liabilities.........................................   (10)   (13)
                                                                   -----  -----
                                                                   $(110) $  65
                                                                   =====  =====

Note 5. Commitments and Contingencies

  Profit sharing: The Company maintains a 401(k) profit sharing plan for eligible employees. Under the terms of the plan, employees may contribute up to the maximum allowed by the IRS. The Company can make discretionary matching contributions. No discretionary contributions were made to the plan during 1997 or 1998.

  Pension plan: The Company maintains a defined contribution pension plan for eligible employees. Under the terms of the plan, employees may contribute up to 10 percent of their compensation. The Company can make discretionary contributions to the plan. Company contributions to the plan for the years ended September 30, 1997 and 1998, were $117 and $143, respectively.

Note 6. Components of Stockholders' Equity

  The Company has authorized the issuance of 2,000 shares of 6 percent noncumulative, nonparticipating, nonvoting preferred stock, with a par value of $500 per share. The Company has issued 590 shares of preferred stock, which is entitled to dividends of $30 per share before any dividends are paid on the Class A common stock of the Company. The preferred stock is callable at

                                TRUCKPARTS, INC.

                (In Thousands, Except Share and Per Share Data)

the option of the Company at $500 per share and is preferred in liquidation over all share of Class A common stock and Class B common stock.

  The Company has authorized the issuance of 2,000 shares of Class A voting common stock, with a par value of $1 per share. The Company has issued 1,000 shares of Class A common stock which, after the dividend preference of the preferred stock and the Class B common stock, can participate in dividends as described below.

  In addition, the Company has authorized the issuance of 1,000 shares of Class B voting common stock, with a par value of $100 per share. The Company has issued 100 shares of Class B common stock, which is entitled to dividends of $50 per share before any dividends are paid on preferred stock or Class A common stock. After dividends are paid on the Class B common stock and preferred stock, the Class B common stock can participate in further dividends jointly with the Class A common stock in proportion with their respective par values.

  The Class B common stock and Class A common stock shall participate in liquidation in accordance with their respective par values after the liquidation preference of the preferred stock.

Note 7. Major Customers

  Trade receivables and sales as of and for the years ended September 30, 1997 and 1998, included amounts to a major customer. Sales to this customer were approximately 17 and 10 percent of total sales in 1997 and 1998, respectively. Accounts receivable from this customer as of September 30, 1998, were approximately $25.

Note 8. Stock Purchase Agreement

  On December 17, 1998, the shareholders of Truckparts, Inc. entered into a stock purchase agreement (the Agreement) with HDA Parts System, Inc. (HDA) to sell all of the outstanding stock of the Company for a purchase price of $11,700, less the outstanding balance of the related-party note payable outstanding at the date of closing, plus certain shares of common and preferred stock of an entity controlled by HDA. Under the terms of the Agreement, the notes payable to related parties (see Note 3) were paid in full.

  In connection with the Agreement, HDA also entered into three-year employment agreements and five-year noncompete agreements with two shareholders of Truckparts, Inc. In addition, HDA entered into a consulting agreement whereby the consultant will be paid $56 per year for two years.

Note 9. Prior-Period Adjustment

  The financial statements as presented include prior-period adjustments for inventory, accounts receivable, vendor receivables, and accrued expenses. The gross effect on retained earnings at October 1, 1996, and net income for the year ended September 30, 1997, was approximately $1,240. The effect on retained earnings at October 1, 1996, and net income for 1997, net of tax, was approximately $617.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
HDA Parts System, Inc.
Chicago, Illinois

  We have audited the accompanying combined balance sheet of Tisco, Inc. and Tisco of Redding, Inc. as of September 30, 1998, and the related combined statements of income, stockholders' equity, and cash flows for the year then ended. The financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Tisco, Inc. and Tisco of Redding, Inc. as of September 30, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota
December 12, 1998

                     TISCO, INC. AND TISCO OF REDDING, INC.

                             COMBINED BALANCE SHEET

                               September 30, 1998
                                 (In thousands)

                            ASSETS (Note 2)
                            ---------------

Current Assets
  Cash.................................................................. $  355
  Receivables:
    Trade accounts, less allowance for doubtful accounts of $31.........    976
    Vendor rebates (Note 1).............................................    324
  Inventories...........................................................  2,300
  Prepaid expenses......................................................     11
                                                                         ------
      Total current assets..............................................  3,966
                                                                         ------
Other Assets............................................................     89
                                                                         ------
Property and Equipment
  Transportation equipment..............................................    258
  Equipment.............................................................    201
  Furnitures and fixtures...............................................     88
  Leasehold improvements................................................      5
                                                                         ------
                                                                            552
  Less accumulated depreciation.........................................    423
                                                                         ------
                                                                            129
                                                                         ------
                                                                         $4,184
                                                                         ======

                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------

Current Liabilities
  Current maturities of long-term debt (Note 2)......................... $   49
  Accounts payable......................................................    879
  Accrued expenses:
    Compensation and employee benefits..................................     44
    Profit sharing contribution (Note 4)................................     47
    Sales tax...........................................................     55
    Other...............................................................     68
                                                                         ------
      Total current liabilities.........................................  1,142
                                                                         ------
Long-Term Debt, less current maturities (Note 2)........................    262
                                                                         ------

Commitments and Contingencies (Notes 2, 3, and 6)

Stockholders' Equity
    Common stock (Note 5)...............................................    109
    Unearned compensation...............................................    (37)
    Retained earnings...................................................  2,708
                                                                         ------
                                                                          2,780
                                                                         ------
                                                                         $4,184
                                                                         ======

                  See Notes to Combined Financial Statements.

                     TISCO, INC. AND TISCO OF REDDING, INC.

                          COMBINED STATEMENT OF INCOME

                         Year Ended September 30, 1998
                                 (In thousands)

Net sales............................................................... $8,641
Cost of sales...........................................................  6,146
                                                                         ------
    Gross profit........................................................  2,495
Operating expenses......................................................  1,492
                                                                         ------
    Operating income....................................................  1,003
Nonoperating income (expense):
  Interest expense (Note 2).............................................    (17)
  Gain on sale of property and equipment................................      1
                                                                         ------
    Income before income taxes..........................................    987
Provision for state income taxes........................................     21
                                                                         ------
    Net income.......................................................... $  966
                                                                         ======


                  See Notes to Combined Financial Statements.

                     TISCO, INC. AND TISCO OF REDDING, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                         Year Ended September 30, 1998
                                 (In thousands)

                                            Common   Unearned   Retained
                                            Stock  Compensation Earnings Total
                                            ------ ------------ -------- ------
Balance, September 30, 1997                  $109     $ (50)     $2,064  $2,123
  Net income...............................   --        --          966     966
  Amortization of unearned compensation....   --         13         --       13
  Distributions to stockholders............   --        --         (322)   (322)
                                             ----     -----      ------  ------
Balance, September 30, 1998                  $109     $ (37)     $2,708  $2,780
                                             ====     =====      ======  ======



                  See Notes to Combined Financial Statements.

                     TISCO, INC. AND TISCO OF REDDING, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                         Year Ended September 30, 1998
                                 (In thousands)

Cash Flows From Operating Activities
  Net income............................................................ $ 966
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.......................................    67
    Deferred compensation...............................................    13
    Gain on sale of property and equipment..............................    (1)
    Changes in current assets and liabilities:
      Receivables.......................................................  (400)
      Inventories.......................................................  (731)
      Prepaid expenses and other assets.................................    14
      Accounts payable..................................................   240
      Accrued expenses..................................................    99
                                                                         -----
        Net cash provided by operating activities.......................   267
                                                                         -----
Cash Flows From Investing Activities
  Purchases of property and equipment...................................   (28)
  Proceeds from sale of equipment.......................................     2
                                                                         -----
        Net cash used in investing activities...........................   (26)
                                                                         -----
Cash Flows From Financing Activities
  Proceeds from long-term borrowings....................................   250
  Principal payments on long-term borrowings............................   (55)
  Distributions to stockholders.........................................  (323)
                                                                         -----
        Net cash used in financing activities...........................  (128)
                                                                         -----
        Net increase in cash............................................   113
Cash
  Beginning.............................................................   242
                                                                         -----
  Ending................................................................ $ 355
                                                                         -----
Supplemental Disclosure of Cash Flow Information
  Cash payments for interest............................................ $  13
  Cash payments for state income taxes..................................     4
                                                                         =====
Supplemental Schedule of Noncash Investing and Financing Activities
  Assets acquired under capital lease obligations....................... $  26
                                                                         =====

                  See Notes to Combined Financial Statements.

                     TISCO, INC. AND TISCO OF REDDING, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (In Thousands, Except Share Data)

Note 1. Nature of Business and Significant Accounting Policies

  Nature of business: Tisco, Inc. and Tisco of Redding, Inc. (together referred to herein as the Companies) are distributors of motor vehicle parts and operate out of four locations in northern California. The Companies sell their products primarily to customers in the United States on credit terms established for its customers on an individual and industry practice basis.

  A summary of the Companies' significant accounting policies follows:

  Principles of combination: The accompanying combined financial statements include the accounts of Tisco, Inc. and Tisco of Redding, Inc., which are related through common ownership. Management has elected to reflect these financial statements as combined for the period presented. All material, intercompany balances and transactions have been eliminated in combination.

  Cash: The Companies maintain cash in bank deposit accounts which, at times, may exceed federally insured limits. The Companies have not experienced any losses in such accounts.

  Vendor rebates receivables: The vendor rebate receivables consist primarily of rebates to be received from vendors for meeting certain purchase levels. The receivable represents management's estimate of rebates to be received based on purchasing activity calculated by rates included in the rebate agreements.

  Inventories: Inventories are stated at the lower of cost (first in, first out method) or market, and are comprised solely of purchased parts.

  Property and equipment: Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the respective assets using straight-line and accelerated methods. The estimated useful lives by class are as follows:

                                                                           Years
                                                                           -----
   Transportation equipment...............................................  5-7
   Equipment, furniture and fixtures......................................  5-7
   Leasehold improvements.................................................   39

  Income taxes: The Companies have elected to be taxed for federal and state income tax purposes as an S Corporation. Under these provisions, the stockholders' share in the net income of the Companies is reportable on their individual tax returns. Therefore, these statements do not include any provision for federal corporation income taxes and as the section of the California tax law requires, the state income taxes are at a reduced rate. The Companies intend to make distributions to the stockholders in amounts that will at least allow them to pay the personal income taxes on the taxable income of the Companies.

  Revenue recognition: Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and core credits. Cores may be exchanged for credit at the time of a sale or within a specified period. Returned cores are returned to the vendor for credit.

                     TISCO, INC. AND TISCO OF REDDING, INC.

                       (In Thousands, Except Share Data)


  Segment information: In June 1998, the FASB issued SFAS Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement, effective for financial statements for fiscal years beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. Based on this criteria, the Company has determined that it operates in one business segment, that being the distribution of heavy duty vehicle parts in the United States. Thus, all information required by SFAS No. 131 is included in the Company's financial statements.

  Fair value of financial instruments: The carrying amounts of cash, accounts receivable, long-term debt, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Note 2. Line of Credit and Long-Term Debt

  Line of credit: The Companies combined have a $400 working capital agreement with a financial institution. The borrowings bear interest at the prime rate plus 1 percent (9.5 percent at September 30, 1998) and are secured by substantially all of the Companies' assets and the guarantee of the Companies' majority shareholder. The agreement expires in January 1999. There were no outstanding borrowings under the line of credit at September 30, 1998.

  Long-term debt: Long-term debt consists of the following at September 30, 1998:

                                                             Tisco of
                                               Tisco, Inc. Redding, Inc. Total
                                               ----------- ------------- -----
   Note payable, bearing interest at 7%, due
    in monthly payments of $3, including
    interest, through March, 2008, guaranteed
    by the Companies' majority stockholder and
    secured by certain assets of the
    stockholder...............................    $246         $--       $246
   Capital leases, finance company, bearing
    interest of 7.9% to 10.0%, due in varying
    monthly payments, including interest,
    through January 2002, secured by
    transportation equipment..................      39           20        59
   Other......................................       4            2         6
                                                  ----         ----      ----
                                                   289           22       311
   Less current portion.......................     (42)          (7)      (49)
                                                  ----         ----      ----
                                                  $247         $ 15      $262
                                                  ====         ====      ====

                     TISCO, INC. AND TISCO OF REDDING, INC.

                       (In Thousands, Except Share Data)


  The approximate aggregate annual maturities are as follows:

   Years ending September 30:
     1999................................................................ $ 49
     2000................................................................   40
     2001................................................................   35
     2002................................................................   30
     2003................................................................   27
     Thereafter..........................................................  130
                                                                          ----
                                                                          $311
                                                                          ====

  Minimum future lease obligations under these leases at September 30, 1998, are as follows:

   Years ending September 30:
     1999.................................................................. $25
     2000..................................................................  22
     2001..................................................................  14
     2002..................................................................   6
                                                                            ---
   Total minimum lease payments............................................  67
   Less amounts represent interest.........................................  (8)
                                                                            ---
                                                                            $59
                                                                            ===

Note 3. Related-Party Transactions and Leasing Arrangements

  Debt guarantee: The Companies have guaranteed payment of a stockholder note payable with a financial institution. The outstanding balance of the note at September 30, 1998, was approximately $44. All payments are current.

  Property leases: The Companies lease space on a month-to-month basis pursuant to four operating leases, requiring various monthly payments. Three leases are with related parties. Rent expense was approximately $100 in 1998, including $75 to related parties.

Note 4. Profit Sharing and Money Purchase Plan

  The Companies maintain a profit sharing plan and a money purchase plan for eligible employees. Under the terms of the profit sharing plan the Companies can make discretionary contributions. The money purchase plan requires a minimum contribution equal to 6 percent of each participant's total compensation plus 5.7 percent of each participant's compensation for the plan year in excess of the 100 percent of the taxable wage base in effect on the first day of the plan year. No employee contributions are allowed under the plans. The Companies' contributions to the plans for the year ended September 30, 1998, were $47.

                     TISCO, INC. AND TISCO OF REDDING, INC.

                       (In Thousands, Except Share Data)


Note 5. Stockholders' Equity

  Common stock: Common stock consists of the following at September 30, 1998:

                                                                        Common
                                                                        Stock
                                                                        ------
   Tisco, Inc. 100,000 shares authorized; no par value; 25,000 shares
    issued and outstanding; stated at       ...........................  $  9
   Tisco of Redding, Inc. 500,000 shares authorized; no par value; 127
    shares issued and outstanding, stated at       ....................   100
                                                                         ----
                                                                         $109
                                                                         ====

  Stock bonus plan: One of the Companies adopted a stock bonus plan on January 1, 1995. Under this plan, a restricted stock award of common stock was made to an employee. The fair market value of these shares was determined to be $84.

  The stock award is vesting over seven years, as long as the employee continues employment with the Company. The resulting amortization of unearned compensation recognized for the year ended September 30, 1998, was $12.

Note 6. Stock Purchase Agreement

  Subsequent to September 30, 1998, the shareholders of the Companies entered into a stock purchase agreement (the Agreement) with HDA Parts System, Inc.
(HDA) to sell all of the outstanding stock of the Companies. Terms of the Agreement provide, in part, the following:

  . Stock purchase price of $5,750 in cash plus common and preferred stock of City Holdings, Inc., an HDA-controlled entity.

  . Three (3) year noncompete agreements with the two officer/shareholders of the Companies.

  . The guaranteed note payable (Note 3) will be paid in full and the unearned compensation of $37 relating to the 1995 stock bonus plan (Note
     5) will be fully vested.

                     TISCO, INC. AND TISCO OF REDDING, INC.

                     UNAUDITED COMBINED STATEMENT OF INCOME

                  For the Three Months Ended December 31, 1998
                                 (In thousands)

Net sales............................................................... $2,152
Cost of sales...........................................................  1,563
                                                                         ------
    Gross profit........................................................    589
Operating expenses......................................................    389
                                                                         ------
    Operating income....................................................    200
Nonoperating income:
  Interest income ......................................................      1
                                                                         ------
    Income before income taxes..........................................    201
Provision for state income taxes........................................    --
                                                                         ------
    Net income and comprehensive income................................. $  201
                                                                         ======


                  See Notes to Combined Financial Statements.

                     TISCO, INC. AND TISCO OF REDDING, INC.

                   UNAUDITED COMBINED STATEMENT OF CASH FLOWS

                  For the Three Months Ended December 31, 1998
                                 (In thousands)

Cash Flows From Operating Activities
  Net income and comprehensive income.................................... $201
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization........................................    3
    Changes in current assets and liabilities:
      Receivables........................................................ (158)
      Inventories........................................................   92
      Prepaid expenses and other assets..................................  (65)
      Accounts payable................................................... (264)
      Accrued expenses...................................................   28
                                                                          ----
        Net cash used in operating activities............................ (163)
                                                                          ----
Cash Flows From Investing Activities
  Purchases of property and equipment....................................  (11)
                                                                          ----
        Net cash used in investing activities............................  (11)
                                                                          ----
Cash Flows From Financing Activities
  Principal payments on long-term borrowings.............................  (15)
                                                                          ----
        Net cash used in financing activities............................  (15)
                                                                          ----
        Net decrease in cash............................................. (189)
Cash
  Beginning..............................................................  355
                                                                          ----
  Ending................................................................. $166
                                                                          ----


                  See Notes to Combined Financial Statements.

                     TISCO, INC. AND TISCO OF REDDING, INC.

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                 (In Thousands)

Note 1. Nature of Business and Significant Accounting Policies

  Nature of business and basis of presentation: Tisco, Inc. and Tisco of Redding, Inc. (together referred to herein as the Companies) are distributors of motor vehicle parts and operate out of four locations in northern California. The Companies sell their products primarily to customers in the United States on credit terms established for its customers on an individual and industry practice basis.

  The consolidated financial information presented herein is unaudited. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto included in the latest consolidated financial statements of the Companies. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. The current period's results of operations are not necessarily indicative of results that ultimately may be achieved for the year.

  A summary of the Companies' significant accounting policies follows:

  Principles of combination: The accompanying combined financial statements include the accounts of Tisco, Inc. and Tisco of Redding, Inc., which are related through common ownership. Management has elected to reflect these financial statements as combined for the period presented. All material, intercompany balances and transactions have been eliminated in combination.

  Cash: The Companies maintain cash in bank deposit accounts which, at times, may exceed federally insured limits. The Companies have not experienced any losses in such accounts.

  Vendor rebates receivables: The vendor rebate receivables consist primarily of rebates to be received from vendors for meeting certain purchase levels. The receivable represents management's estimate of rebates to be received based on purchasing activity calculated by rates included in the rebate agreements.

  Inventories: Inventories are stated at the lower of cost (first in, first out method) or market, and are comprised solely of purchased parts.

  Property and equipment: Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the respective assets using straight-line and accelerated methods. The estimated useful lives by class are as follows:

                                                                           Years
                                                                           -----
   Transportation equipment...............................................  5-7
   Equipment, furniture and fixtures......................................  5-7
   Leasehold improvements.................................................   39

  Income taxes: The Companies have elected to be taxed for federal and state income tax purposes as an S Corporation. Under these provisions, the stockholders' share in the net income of the Companies is reportable on their individual tax returns. Therefore, these statements do not

                     TISCO, INC. AND TISCO OF REDDING, INC.

                                 (In Thousands)

include any provision for federal corporation income taxes and as the section of the California tax law requires, the state income taxes are at a reduced rate. The Companies intend to make distributions to the stockholders in amounts that will at least allow them to pay the personal income taxes on the taxable income of the Companies.

  Revenue recognition: Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and core credits. Cores may be exchanged for credit at the time of a sale or within a specified period. Returned cores are returned to the vendor for credit.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Note 2. Subsequent events

On January 12, 1999, HDA Parts System, Inc. purchased the Company. This was accounted for as a purchase. The unaudited financial statements have not been effected by this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Member of
Active Gear, L.L.C.

  In our opinion, the accompanying balance sheets and the related statements of operations and member's equity, and cash flows present fairly, in all material respects, the financial position of Active Gear, L.L.C. (the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

September 10, 1999
Chicago, Illinois

                              ACTIVE GEAR, L.L.C.

                                 BALANCE SHEETS
                         at December 31, 1997 and 1998
                             (amounts in thousands)

                                                                   1997   1998
                                                                  ------ ------
                             ASSETS
                             ------
Current assets:
  Cash........................................................... $   44 $   32
  Accounts receivable, net of allowance for doubtful accounts of
   $0 and $10....................................................    658    725
  Inventories....................................................  2,521  2,897
  Prepaid expenses...............................................      5      6
                                                                  ------ ------
    Total current assets.........................................  3,228  3,660
                                                                  ------ ------
Property and equipment...........................................    333    345
                                                                  ------ ------
    Total assets................................................. $3,561 $4,005
                                                                  ====== ======
                 LIABILITIES AND MEMBER'S EQUITY
                 -------------------------------
Current Liabilities:
  Cash overdraft................................................. $  271 $  232
  Current portion of long-term debt..............................     33     28
  Short-term bank borrowing......................................    585    590
  Accounts payable...............................................    394    486
  Accrued expenses...............................................    128    139
  Notes payable, related parties.................................  1,518  1,331
                                                                  ------ ------
    Total current liabilities....................................  2,929  2,806
                                                                  ------ ------
Long-term debt, net of current portion...........................     40     12
                                                                  ------ ------
    Total liabilities............................................  2,969  2,818
                                                                  ------ ------
Member's equity..................................................    592  1,187
                                                                  ------ ------
    Total liabilities and member's equity........................ $3,561 $4,005
                                                                  ====== ======


   The accompanying notes are an integral part of these financial statements.

                              ACTIVE GEAR, L.L.C.

                  STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY
              For the years ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                          1996    1997    1998
                                                         ------  ------  ------
Sales................................................... $8,445  $7,148  $7,922
Cost of sales...........................................  6,293   5,003   5,197
                                                         ------  ------  ------
  Gross profit..........................................  2,152   2,145   2,725
                                                         ------  ------  ------
Operating expenses
  Selling, general, and administrative expenses.........  1,345   1,623   1,811
  Depreciation and amortization.........................     62      73      75
                                                         ------  ------  ------
                                                          1,407   1,696   1,886
Income from operations..................................    745     449     839
                                                         ------  ------  ------
Other income (expenses):
  Interest income.......................................      2     --      --
  Other income..........................................     49       3     --
  Rental income.........................................     13      13      14
  Interest expense......................................    (33)    (77)    (62)
  Interest expense-related parties......................   (153)   (139)   (129)
                                                         ------  ------  ------
                                                           (122)   (200)   (177)
                                                         ------  ------  ------
Net income and comprehensive income.....................    623     249     662
                                                         ------  ------  ------
Member's beginning equity...............................   (161)    428     592
Distributions...........................................    (34)    (85)    (67)
                                                         ------  ------  ------
Member's ending equity.................................. $  428  $  592  $1,187
                                                         ======  ======  ======


   The accompanying notes are an integral part of these financial statements.

                              ACTIVE GEAR, L.L.C.

                            STATEMENT OF CASH FLOWS
              For the years ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                           1996   1997   1998
                                                          ------  -----  -----
Cash flows from operating activities:
  Net income and comprehensive income.................... $  623  $ 249  $ 662
  Adjustments to reconcile net income to net cash
   provided in operating activities:
    Depreciation and amortization........................     62     73     75
    (Gain) on disposition of assets......................    --      (3)   --
    (Increase) decrease in operating assets and
     liabilities
    Accounts receivable..................................     37    (50)   (67)
    Inventories..........................................   (706)  (406)  (376)
    Prepaid expenses.....................................      2     (1)    (1)
    Accounts payable.....................................   (223)   146     92
    Accrued expenses.....................................      1     32     11
                                                          ------  -----  -----
      Net cash provided (used) by operating activities...   (204)    40    396
                                                          ------  -----  -----
Cash flows from investing activities:
  Purchases of property and equipment....................    (79)  (150)   (87)
  Proceeds from sale of property and equipment...........    --      16    --
                                                          ------  -----  -----
  Net cash used by investing activities..................    (79)  (134)   (87)
                                                          ------  -----  -----
Cash flows from financing activities:
  Increase(decrease) in cash overdraft...................    173    (31)   (39)
  Payments on note payable, bank.........................   (920)   --     --
  Proceeds from note payable, bank.......................    --     325      5
  Payments on long-term debt.............................    (16)   --     (33)
  Proceeds from long-term debt...........................    --       9    --
  Payments on note payable, related parties..............    --     (82)  (187)
  Proceeds from note payable, related parties............  1,081    --     --
  Distributions to members...............................    (34)   (85)   (67)
                                                          ------  -----  -----
    Net cash provided (used) by financing activities.....    284    136   (321)
                                                          ------  -----  -----
Net change in cash.......................................      1     42    (12)
Cash at beginning of year................................      1      2     44
                                                          ------  -----  -----
Cash at end of year...................................... $    2  $  44  $  32
                                                          ======  =====  =====
Supplemental disclosures of cash flow information:
    Cash paid for interest............................... $  186  $ 217  $ 191
                                                          ======  =====  =====


   The accompanying notes are an integral part of these financial statements.

                              ACTIVE GEAR, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Nature of Business

 Nature of Business

  Active Gear, L.L.C. (the "Company") was incorporated in the State of Washington in March 1995 as a Limited Liability Company. The Company sells truck gears, units and component parts and rebuilds units for sale to both retail and wholesale customers

2. Summary of Significant Accounting Policies

 Inventory

  Inventory consists of truck parts and cores and is valued at the lower of cost or market. Cost is determined on the weighted average cost method.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization which is calculated on a straight-line basis. Equipment is depreciated over the estimated useful lives which range from 4 to 10 years. Leasehold improvements are depreciated over 10 years.

 Income Taxes

  The company is treated as a partnership for federal income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the personal returns of the members and taxed depending on their personal tax situations. Accordingly, the financial statements do not reflect a provision for income taxes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchange and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of sale of within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

 Cash and cash equivalents

  Cash and equivalents represent cash and short-term, highly liquid investments with original maturities three months or less.

                              ACTIVE GEAR, L.L.C.

                             (amounts in thousands)


3. Inventories

  Inventories at December 31 consist of the following:

                                                                   1997   1998
                                                                  ------ ------
   Part inventory................................................ $2,319 $2,727
   Cores.........................................................    202    170
                                                                  ------ ------
                                                                  $2,521 $2,897
                                                                  ====== ======

4. Property and Equipment

  Property, plant and equipment at December 31 consists of the following:

                                                                   1997   1998
                                                                  ------ ------
   Office equipment.............................................. $  116 $  121
   Machinery and equipment.......................................    171    236
   Vehicles......................................................    119    129
   Leasehold improvements........................................     94    102
                                                                  ------ ------
                                                                     500    588
   Less: accumulated depreciation................................    167    243
                                                                  ------ ------
                                                                  $  333 $  345
                                                                  ====== ======

5. Short Term Bank Borrowings

  In October 1997 the Company obtained a $1.75 million bank credit facility for letters of credit and an operating line of credit that matured in November 1998. The note was renewed in November 1998 and matures in October 2000, with an adjusted limit of $2.0 million, and bearing interest at the bank's prime rate, 9.00% and 7.75% at December 31, 1997 and 1998 respectively. At
December 31, 1997 and 1998, respectively, letters of credit outstanding totaled $178 and $403, and borrowings under the line of credit totaled $585 and $590. The credit facility is secured by the Company's trade receivables, inventory, leaseholds and equipment and is personally guaranteed by the principle owner of the Company. Covenants with the bank require minimum tangible net worth, as defined, of the company of not less than $800.

                              ACTIVE GEAR, L.L.C.

                             (amounts in thousands)


6. Long-Term Debt and Capital Lease Obligations

  A summary of long-term debt at December 31 is as follows:

                                                                       1997 1998
                                                                       ---- ----
   Notes payable requiring monthly payments of $1 including interest at 10.75%. Final payment due April 1999, collateralized by transportation equipment.........................................  $15  $ 4
   Capitalized lease obligation requiring monthly lease payments of
    $1 including interest at 14.9%. Final payment due March 2000,
    collateralized by computer equipment.............................   31   21
   Note payable requiring monthly payment of $1 including interest at
    9.99%. Final payment due February 2000, collateralized by
    automobile.......................................................   27   15
                                                                       ---  ---
                                                                        73   40
   Less current portion..............................................   33   28
                                                                       ---  ---
                                                                       $40  $12
                                                                       ===  ===

  Principal payments required for future years ending December 31 are as follows:

   1999..................................................................... $28
   2000.....................................................................  12
                                                                             ---
                                                                             $40
                                                                             ===

7. Leases

  Future minimum lease payments for non-cancelable operating leases are as follows:

   1999.................................................................... $134
   2000....................................................................  137
   2001....................................................................  139
   2002....................................................................  102
   2003....................................................................   25
   Thereafter..............................................................   --
                                                                            ----
                                                                            $537
                                                                            ====

  The leases require payment of property taxes and operational expenses in addition to base periodic rentals. The company has an option to renew the Seattle store lease for an additional five year term when the current lease expires in April 2003. Base rent for the option period will be negotiated at the current market rate. The lease on the Tacoma store and yard expires in December 2001. Total rent expense for operating leases, including rentals on month-to-month leases was $115, $143, and $49 for the years ended December 31, 1996, 1997, 1998, respectively.

8. Related Party Transactions

  The Company borrows from related parties that include the owners of the Company, the owners' spouses, the owners' father's estate, and a trust for the benefit of the owners' children. Notes payable to related parties at December 31, 1997 and 1998 were $1,518 and $1,331 respectively.

                              ACTIVE GEAR, L.L.C.

                             (amounts in thousands)


  The notes are demand notes and are collateralized by accounts receivable, inventory, equipment and general tangibles. The notes call for interest at the Seafirst Bank reference rate plus, 9.00% and 7.75% at December 31,1997 and 1998 respectively. Interest paid by the Company during 1996, 1997, and 1998 on these loans totaled $153, $139, and $129, respectively.

  The Company rented the Tacoma store and yard, from the Members, for $2 per month respectively in 1998. The lease expires in December 2001. Rents paid by the Company to the Members during 1996, 1997, and 1998 totaled, $3, $28, and $28, respectively.

9. Profit Sharing Plan

  Substantially all employees of the Company are covered by the Company's employee 401(k) profit sharing plan. The plan was established on March 10, 1995. The amount of the contributions is at the discretion of the Company. The Company contributes 3% of eligible compensations. Employer contributions to the 401(k) profit sharing plan were $24, $29 and $34 in 1996, 1997 and 1998 respectively.

10. Subsequent Events

  On April 20, 1999, the Company was acquired by HDA Parts System, Inc. This was accounted for as a purchase. The financial statements have not been effected by this transaction.

                              ACTIVE GEAR, L.L.C.

             UNAUDITED STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY For the Period from January 1, 1999 to April 20, 1999
                             (amounts in thousands)

Sales................................................................... $2,466
Cost of sales...........................................................  1,551
                                                                         ------
  Gross profit..........................................................    915
                                                                         ------
Operating expenses
  Selling, general, and administrative expenses.........................    746
  Depreciation and amortization.........................................     25
                                                                         ------
                                                                            771
Income from operations..................................................    144
                                                                         ------
Other income (expenses):
  Other income..........................................................      1
  Rental income.........................................................      3
  Interest expense......................................................    (44)
                                                                         ------
                                                                            (40)
                                                                         ------
Net income and comprehensive income.....................................    104
                                                                         ------
Member's beginning equity...............................................  1,187
Distributions...........................................................    (85)
                                                                         ------
Member's ending equity.................................................. $1,206
                                                                         ======


   The accompanying notes are an integral part of these financial statements.

                              ACTIVE GEAR, L.L.C.

                       UNAUDITED STATEMENT OF CASH FLOWS
             For the Period from January 1, 1999 to April 20, 1999
                             (amounts in thousands)

Cash flows from operating activities:
  Net income and comprehensive income................................... $ 104
  Adjustments to reconcile net income to net cash provided in (used by)
   operating activities:
    Depreciation and amortization.......................................    25
    (Increase) decrease in operating assets and liabilities
    Accounts receivable.................................................  (292)
    Inventories.........................................................   (68)
    Prepaid expenses....................................................   (29)
    Accounts payable....................................................   (45)
    Accrued expenses....................................................    62
                                                                         -----
      Net cash used by operating activities.............................  (243)
                                                                         -----
Cash flows from investing activities:
  Purchases of property and equipment...................................   (35)
                                                                         -----
  Net cash used by investing activities.................................   (35)
                                                                         -----
Cash flows from financing activities:
  Increase(decrease) in cash overdraft..................................  (209)
  Proceeds from note payable, bank......................................   107
  Proceeds from long-term debt..........................................     5
  Proceeds from note payable, related parties...........................   429
  Distributions to members..............................................   (85)
                                                                         -----
    Net cash provided by financing activities...........................   247
                                                                         -----
Net change in cash......................................................   (31)
Cash at beginning of year...............................................    32
                                                                         -----
Cash at end of year..................................................... $   1
                                                                         =====
Supplemental disclosures of cash flow information:
    Cash paid for interest.............................................. $  44
                                                                         =====


   The accompanying notes are an integral part of these financial statements.

                              ACTIVE GEAR, L.L.C.

                    UNAUDITED NOTES TO FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Nature of Business and Basis of Presentation

 Nature of Business

  Active Gear, L.L.C. (the "Company") was incorporated in the State of Washington in March 1995 as a Limited Liability Company. The Company sells truck gears, units and component parts and rebuilds units for sale to both retail and wholesale customers

  The consolidated financial information presented herein is unaudited. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto included in the latest consolidated financial statements of the Companies. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. The current period's results of operations are not necessarily indicative of results that ultimately may be achieved for the year.

2. Summary of Significant Accounting Policies

 Inventory

  Inventory consists of truck parts and cores and is valued at the lower of cost or market. Cost is determined on the weighted average cost method.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization which is calculated on a straight-line basis. Equipment is depreciated over the estimated useful lives which range from 4 to 10 years. Leasehold improvements are depreciated over 10 years.

 Income Taxes

  The company is treated as a partnership for federal income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the personal returns of the members and taxed depending on their personal tax situations. Accordingly, the financial statements do not reflect a provision for income taxes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchange and "core" credits. Cores, which are reusable components of originally purchased parts,

                              ACTIVE GEAR, L.L.C.

                             (amounts in thousands)

may be exchanged for credit at the time of sale of within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

 Cash and cash equivalents

  Cash and equivalents represent cash and short-term, highly liquid investments with original maturities three months or less.

2. Subsequent Events

  On April 20, 1999, the Company was acquired by HDA Parts System, Inc. This was accounted for as a purchase. The unaudited financial statements have not been effected by this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
California Equipment Company and California Equipment of Sacramento

  In our opinion, the accompanying combined balance sheets and the related combined statements of income, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of California Equipment Company and California Equipment Company of Sacramento (the "Companies") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
September 3, 1999
Chicago, Illinois

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

                            Combined Balance Sheets
                         At December 31, 1997 and 1998
                             (amounts in thousands)

                                                                 1997    1998
                                                                ------  ------
                            ASSETS
                            ------
Current assets:
  Cash and cash equivalents.................................... $   12  $   55
  Restricted cash..............................................    142     122
  Accounts receivable, net of allowance for doubtful accounts of $45 in 1997 and
   $56 in 1998.................................................    706     883
  Current portion of patronage dividend receivable.............    186     122
  Inventories..................................................  2,025   1,761
  Prepaid expenses and other current assets....................     25      33
                                                                ------  ------
    Total current assets.......................................  3,096   2,976
  Property and equipment, net..................................     87     130
  Long-term portion of patronage dividend receivable...........     52      65
  Other assets.................................................     48      35
                                                                ------  ------
    Total assets............................................... $3,283  $3,206
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Cash overdraft............................................... $  277  $  162
  Accounts payable.............................................    737     866
  Current portion of long-term debt............................     34      22
  Other payables...............................................     39      45
  Due to affiliate.............................................  1,048   1,079
  Other accrued expenses and other liabilities.................    153     141
                                                                ------  ------
    Total current liabilities..................................  2,288   2,315
Long-term debt.................................................     22      31
Other long-term payables.......................................     45     --
Stockholders' equity:
  Common stock.................................................    162     162
  Additional paid-in capital...................................    848     848
  Retained earnings............................................    (82)   (150)
                                                                ------  ------
    Total stockholders' equity.................................    928     860
                                                                ------  ------
    Total liabilities and stockholders' equity................. $3,283  $3,206
                                                                ======  ======


   The accompanying notes are an integral part of these financial statements.

                       CALIFORNIA EQUIPMENT COMPANY AND
                  CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

                         COMBINED STATEMENTS OF INCOME
              For the Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                      1996    1997    1998
                                                     ------  ------  ------
Sales............................................... $6,644  $6,431  $6,409
Cost of sales.......................................  4,349   4,241   4,178
                                                     ------  ------  ------
Gross profit........................................  2,295   2,190   2,231
Operating expenses:
  Selling, general, and administrative expenses.....  2,241   2,210   2,180
  Depreciation and amortization.....................     53      56      55
                                                     ------  ------  ------
                                                      2,294   2,266   2,235
  Income (loss) from operations.....................      1     (76)     (4)
Other income (expense):
  Interest expense..................................   (114)   (115)   (102)
  Other income, net.................................     72       9      38
                                                     ------  ------  ------
                                                        (42)   (106)    (64)
  Loss before income taxes..........................    (41)   (182)    (68)
Provision for income taxes..........................     --      --      --
                                                     ------  ------  ------
  Net loss and comprehensive loss................... $  (41) $ (182) $  (68)
                                                     ======  ======  ======


   The accompanying notes are an integral part of these financial statements.

                       CALIFORNIA EQUIPMENT COMPANY AND
                  CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

                       COMBINED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                         1996     1997    1998
                                                        -------  -------  -----
Operating activities:
  Net loss and comprehensive loss...................... $   (41) $  (182) $ (68)
  Adjustments to net loss:
    Depreciation and amortization......................      53       56     55
    Net loss (gain) on disposal of assets..............       1       (4)    (5)
  Changes in operating assets and liabilities:
    Restricted cash....................................     (52)      (6)    20
    Accounts receivable................................      74       81   (177)
    Patronage dividends receivable.....................      45      158     51
    Inventories........................................     107      (31)   264
    Prepaid expenses and other current assets..........      (9)      (9)    (8)
    Other assets.......................................       5        7     13
    Accounts payable...................................      62     (124)   129
    Other payables.....................................      44      (44)     6
    Accrued expenses and other current liabilities.....     (63)     (27)   (12)
    Other long-term payables...........................       7      (39)   (45)
                                                        -------  -------  -----
      Net cash provided by (used in) operating
       activities......................................     233     (164)   223
Investing activities:
  Purchase of property and equipment...................     (34)     (16)   (91)
  Proceeds from sales of property and equipment........      --       28      6
                                                        -------  -------  -----
      Net cash provided by (used in) investing
       activities......................................     (34)      12    (85)
Financing activities:
  Increase/(decrease) in cash overdraft................    (208)     254   (115)
  Principal payments on line of credit.................  (7,585)  (6,577)    --
  Proceeds from line of credit.........................   7,627    6,517     --
  Principal payments on notes payable..................     (37)     (68)   (33)
  Proceeds from notes payable..........................      15       --     27
  Principal payments on capital lease obligations......      (1)      (4)    (5)
  Due to affiliate.....................................      (7)      37     31
                                                        -------  -------  -----
      Net cash provided by (used in) financing
       activities......................................    (196)     159    (95)
Net increase in cash and equivalents...................       3        7     43
Cash and equivalents, beginning of year................       2        5     12
                                                        -------  -------  -----
Cash and equivalents, end of year...................... $     5  $    12  $  55
                                                        =======  =======  =====
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest........................................... $   105  $   113  $ 101
    Income taxes....................................... $     2  $     2  $   2
Non-cash investing and financing activities:
  Additions to property and equipment financed through
   capital lease obligations........................... $    16  $     7  $   8
  Debt re-financed through affiliate (see Note 9)...... $    --  $   865  $  --

   The accompanying notes are an integral part of these financial statements.

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

              For the Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                              Additional              Total
                                       Common  Paid-in   Retained Stockholders'
                                       Stock   Capital   Earnings    Equity
                                       ------ ---------- -------- -------------
Balances at January 1, 1996...........  $162     $848     $ 141      $1,151
Net loss and comprehensive loss.......    --       --       (41)        (41)
                                        ----     ----     -----      ------
Balance at December 31, 1996..........   162      848       100       1,110
Net loss and comprehensive loss.......    --       --      (182)       (182)
                                        ----     ----     -----      ------
Balance at December 31, 1997..........   162      848       (82)        928
Net loss and comprehensive loss.......    --       --       (68)        (68)
                                        ----     ----     -----      ------
Balance at December 31, 1998..........  $162     $848     $(150)     $  860
                                        ====     ====     =====      ======



   The accompanying notes are an integral part of these financial statements.

                       CALIFORNIA EQUIPMENT COMPANY AND
                  CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Description of the business and basis of presentation

  California Equipment Company and California Equipment Company of Sacramento (the "Companies") are distributors of truck parts and selected speciality products throughout Northern California.

  During the period from January 1, 1996 through December 31, 1998, the Companies have been under the common ownership and control of management. The combination of California Equipment Company and the California Equipment Company of Sacramento has been accounted for in a manner similar to a pooling of interests.

2. Summary of Significant Accounting Policies

 Revenue recognition

  Revenue is recognized when products are shipped. Sales of cores are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of sale or within a specified period. Returned cores are returned to the vendor for credit.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. These amounts are stated at cost which approximates fair value due to short-term nature of these investments.

 Inventories

  Inventories consist of truck parts and cores, which are valued at the lower of cost or market. Cost is determined on the average cost method.

 Property and equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred.

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)


  The useful lives for property and equipment are as follows:

                                                                        Useful
                                                                         life
                                                                       ---------
   Leasehold improvements.............................................  10 years
   Equipment, furniture, & fixtures................................... 5-7 years
   Computer and data processing equipment.............................   5 years
   Vehicles...........................................................   5 years

3. Restricted cash

  The Companies receive patronage dividends from a cooperative with whom they maintain a joint account. The cooperative has the right to offset these funds against amounts owed if the Companies fail to meet their minimum purchase obligations.

4. Inventories

  Inventories consist of the following at December 31,

                                                                    1997   1998
                                                                   ------ ------
   Parts inventory................................................ $1,504 $1,265
   Cores..........................................................    521    496
                                                                   ------ ------
                                                                   $2,025 $1,761
                                                                   ====== ======

5. Property & equipment

  Property and equipment consist of the following at December 31,

                                                                1997     1998
                                                               -------  -------
   Leasehold improvement...................................... $    51  $    53
   Machinery, equipment, furniture & fixtures.................     463      504
   Computer and data processing equipment.....................     339      341
   Vehicles...................................................     203      238
   Equipment under capital leases.............................      38       46
                                                               -------  -------
                                                                 1,094    1,182
   Less: accumulated depreciation.............................  (1,007)  (1,052)
                                                               -------  -------
                                                               $    87  $   130
                                                               =======  =======

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)


6. Long-term debt

  At December 31, the Companies were obligated under notes payable and other financing arrangements as follows:

                                                                      1997 1998
                                                                      ---- ----
   Notes payable with a credit company, collateralized by certain vehicles; due in monthly installments ranging from $0.2 to $0.8 inclusive of interest at fixed rates ranging from 0.9% to 9.75%;
    maturing September 1998 to May 2002.............................. $25  $30
   Note payable to a former employee, due in monthly installments of
    $1, inclusive of interest at a fixed rate of 10%; maturing
    February 1999....................................................  13    2
   Obligations under capital leases (See Note 7).....................  18   21
                                                                      ---  ---
                                                                       56   53
   Less: current maturities..........................................  34   22
                                                                      ---  ---
                                                                      $22  $31
                                                                      ===  ===

  The aggregate maturities of debt as of December 31, 1998 are as follows:

       Year ending December 31,
       ------------------------
       1999............................................................... $22
       2000...............................................................  16
       2001...............................................................  13
       2002...............................................................   2
                                                                           ---
                                                                           $53
                                                                           ===

7. Operating leases and capital lease obligations and commitments

  The Companies lease certain equipment under agreements which are classified as capital leases. The net balance of property and equipment at December 31, 1997 and 1998 under capital leases is as follows:

                                                                     1997  1998
                                                                     ----  ----
   Gross amount under capital lease................................. $ 38  $ 46
   Less accumulated depreciation....................................  (24)  (32)
                                                                     ----  ----
                                                                     $ 14  $ 14
                                                                     ====  ====

  The Companies lease office space and warehouse facilities under six operating lease agreements with terms of one month to seven years and expiring through September 2003. The facilities have fixed rental payments for the term of the leases. Total rental expense for the operating leases is $341, $299, and $304 for each of the three years ended December 31, 1998, respectively.

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)


  Future minimum lease payments for non-cancellable operating leases and capital lease obligations are as follows:

                                                               Capital Operating
   Year ending December 31,                                    leases   leases
   ------------------------                                    ------- ---------
   1999.......................................................   $ 8    $  298
   2000.......................................................     8       298
   2001.......................................................     6       298
   2002.......................................................    --       298
   2003.......................................................    --       225
                                                                 ---    ------
   Total minimum lease payments...............................    22    $1,417
                                                                 ---    ======
   Less amounts representing interest.........................    (2)
                                                                 ---
   Present value of minimum lease payments....................   $20
                                                                 ===

8. Profit sharing plan

  The Companies have a defined contribution plan for all eligible employees. Contributions are discretionary and determined annually by the Board of Directors of the respective companies. No contributions were made in each of the three years ended December 31, 1998.

9. Related party transactions

  Effective November 27, 1997, the Companies entered into a re-financing agreement with a new lending agent. Prior to the re-financing, the Companies held debt of $853 under a $1.25 million revolving credit facility and $12 under a note payable jointly with its affiliate, Milligan-Spika Company. The Milligan-Spika Company is held under common ownership and control with California Equipment Company and California Equipment Company of Sacramento. These debts were held in their entirety on the Companies' financial statements.

  Subsequent to the refinancing, the Milligan-Spika Company retained primary title to the debts of $617 under a $1.0 million revolving credit facility and $250 under a note payable. However, the Companies continued to have use of the credit facility and proceeds from the note payable through the year ending December 31, 1998. Net borrowings and repayments are recorded in the due to affiliate balance sheet account. As discussed in Note 12, California Equipment Company and California Equipment Company of Sacramento have placed an unconditional guarantee on these debts. Additionally, the Milligan-Spika Company has charged the Companies interest expense relating to this debt of $7 and $97 for each of the two years ending December 31, 1998, respectively.

  The Companies share facilities and common corporate and administrative services with Milligan-Spika Company, a company held under common ownership and control. These corporate general and administrative expenses have been allocated to the Companies and Milligan-Spika Company using various management assumptions. These expenses are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the Companies operated separately of Milligan-Spika Company.

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)


  The Companies made purchases, at cost, totalling $10, $20, and $38 for each of the three years ended December 31, 1998, respectively from its affiliate, the Milligan-Spika Company.

  The Companies also share a joint bank account with Milligan-Spika Company. All cash has been included on the Companies' financial statements with the net transactions to and from the Milligan-Spika Company recorded in due to affiliate balance sheet account.

  The Companies lease facilities under various operating leases from a corporation owned by a stockholder of the Companies. The leases provide for fixed rates and that the lessee pay expenses related to the properties, primarily property taxes. The leases all expire in September 2003. Rent expense on the leases amounted to $283, $271, and $277 for each of the three years ended December 31, 1998, respectively.

10. Income taxes

  The Companies file separate Federal and State tax returns and must elect to apportion surtax exemptions and other tax benefits.

  The components of the provision for income taxes from continuing operations are:

                                                               1996  1997  1998
                                                               ----  ----  ----
   Deferred income taxes:
     Federal.................................................. $ 12  $ 57  $ 21
     State....................................................    4    16     7
     Change in valuation allowance............................  (16)  (73)  (28)
                                                               ----  ----  ----
                                                               $ --  $ --  $ --
                                                               ====  ====  ====

  The provision for income taxes differed from the United States statutory rate for each of the three years ended December 31, 1998 for the following reasons:

                                                               1996  1997  1998
                                                               ----  ----  ----
   Statutory tax rate......................................... $ 14  $ 62  $ 24
   State and local taxes, net of federal benefits.............    2    11     4
   Change in valuation allowance..............................  (16)  (73)  (28)
                                                               ----  ----  ----
                                                               $ --  $ --  $ --
                                                               ====  ====  ====

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                    (amounts in thousands except share data)

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) were comprised of the following at December 31, 1997 and 1998:

                                                                          1998
                                                                   1997   -----
   Gross deferred tax assets:
     Inventories.................................................. $  99  $  99
     Property & equipment.........................................     8     10
     NOL carryforward.............................................    85    104
                                                                   -----  -----
                                                                     192    213
   Gross deferred tax liabilities:
     Account receivable...........................................    (9)    (2)
   Valuation allowance............................................  (183)  (211)
                                                                   -----  -----
                                                                   $  --  $  --
                                                                   =====  =====

11. Common stock

  Common stock of the Companies includes the following: 2,000 shares of $100 par Common Stock for California Equipment Company of which 1,016 shares were issued and outstanding and 1,000 shares of $100 par Common Stock for California Equipment Company of Sacramento of which 600 shares were issued and outstanding on December 31, 1997 and 1998.

12. Commitments and contingencies

  The Companies guarantee the outstanding debt under revolving credit facility and note payable of its affiliate, Milligan-Spika Company. Debt outstanding at December 31, 1997 and 1998, totalled $936 and $1,026, respectively. Such debt has been subsequently paid off.

13. Subsequent event

  On August 26, 1999, HDA Parts System, Inc. purchased the Companies. This was accounted for as a purchase. The financial statements have not been effected by this transaction.

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

                        Unaudited Combined Balance Sheet
                                At June 30, 1999
                             (amounts in thousands)

                                 ASSETS
                                 ------
Current assets:
  Cash and cash equivalents............................................. $  103
  Restricted cash.......................................................    176
  Accounts receivable, net of allowance for doubtful accounts of $69....  1,097
  Current portion of patronage dividend receivable......................     65
  Inventories...........................................................  2,305
  Prepaid expenses and other current assets.............................     36
                                                                         ------
    Total current assets................................................  3,782
  Property and equipment, net...........................................    129
  Other assets..........................................................    110
                                                                         ------
    Total assets........................................................ $4,021
                                                                         ======
                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------
Current liabilities:
  Cash overdraft........................................................ $  231
  Accounts payable......................................................  1,336
                                                                         ------
    Total current liabilities...........................................  1,567
Long Term Liabilities...................................................  1,587
Stockholders' equity:
  Common stock..........................................................    162
  Additional paid-in capital............................................    848
  Retained earnings.....................................................   (143)
                                                                         ------
    Total stockholders' equity..........................................    867
                                                                         ------
    Total liabilities and stockholders' equity.......................... $4,021
                                                                         ======


   The accompanying notes are an integral part of these financial statements.

  CALIFORNIA EQUIPMENT COMPANY AND CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

                     UNAUDITED COMBINED STATEMENT OF INCOME
                     For the Six Months Ended June 30, 1999
                             (amounts in thousands)

Sales................................................................... $3,435
Cost of sales...........................................................  2,290
                                                                         ------
Gross profit............................................................  1,145
Operating expenses:
  Selling, general, and administrative expenses.........................  1,175
  Depreciation and amortization.........................................     32
                                                                         ------
                                                                          1,207
  Loss from operations..................................................    (62)
Other income (expense):
  Interest expense......................................................    (53)
  Other income, net.....................................................    124
                                                                         ------
                                                                             71
  Income before income taxes............................................      9
Provision for income taxes..............................................      2
                                                                         ------
  Net income and comprehensive income................................... $    7
                                                                         ======


   The accompanying notes are an integral part of these financial statements.

  CALIFORNIA EQUIPMENT COMPANY AND CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

                   UNAUDITED COMBINED STATEMENT OF CASH FLOWS

                     For the Six Months Ended June 30, 1999
                             (amounts in thousands)

                                                                        June 30,
                                                                          1999
                                                                        --------
Operating activities:
  Net income and comprehensive income..................................  $   7
  Adjustments to net income:
    Depreciation and amortization......................................     32
  Changes in operating assets and liabilities:
    Restricted cash....................................................    (54)
    Accounts receivable................................................   (214)
    Patronage dividends receivable.....................................    122
    Inventories........................................................   (544)
    Prepaid expenses and other current assets..........................     (3)
    Other assets.......................................................    (75)
    Accounts payable...................................................    470
    Other payables.....................................................    (45)
    Accrued expenses and other current liabilities.....................    375
                                                                         -----
      Net cash provided by operating activities........................     71
Investing activities:
  Purchase of property and equipment...................................    (31)
                                                                         -----
      Net cash used in investing activities............................    (31)
Financing activities:
  Increase in cash overdraft...........................................     69
  Principal payments on notes payable..................................    (53)
  Due to affiliate.....................................................     (8)
                                                                         -----
      Net cash provided by financing activities........................      8
Net increase in cash and equivalents...................................     48
Cash and equivalents, beginning of year................................     55
                                                                         -----
Cash and equivalents, end of year......................................  $ 103
                                                                         =====
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest...........................................................  $  52
    Income taxes.......................................................  $   1

   The accompanying notes are an integral part of these financial statements.

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

        UNAUDITED COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                       For the Period Ended June 30, 1999
                             (amounts in thousands)

                                              Additional              Total
                                       Common  Paid-in   Retained Stockholders'
                                       Stock   Capital   Earnings    Equity
                                       ------ ---------- -------- -------------
Balance at December 31, 1998..........  $162     $848     $(150)      $860
Net income and comprehensive income...    --       --         7          7
                                        ----     ----     -----       ----
Balance at June 30, 1999..............  $162     $848     $(143)      $867
                                        ====     ====     =====       ====



   The accompanying notes are an integral part of these financial statements.

  CALIFORNIA EQUIPMENT COMPANY AND CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Description of the business and basis of presentation

  California Equipment Company and California Equipment Company of Sacramento (the "Companies") are distributors of truck parts and selected speciality products throughout Northern California.

  During the period from January 1, 1999 through June 30, 1999, the Companies have been under the common ownership and control of management. The combination of California Equipment Company and the California Equipment Company of Sacramento has been accounted for in a manner similar to a pooling of interests.

  The consolidated financial information presented herein is unaudited. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto included in the latest consolidated financial statements of the Companies. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. The current period's results of operations are not necessarily indicative of results that ultimately may be achieved for the year.

2. Summary of Significant Accounting Policies

 Revenue recognition

  Revenue is recognized when products are shipped. Sales of cores are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of sale or within a specified period. Returned cores are returned to the vendor for credit.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. These amounts are stated at cost which approximates fair value due to short-term nature of these investments.

 Inventories

  Inventories consist of truck parts and cores, which are valued at the lower of cost or market. Cost is determined on the average cost method.

                        CALIFORNIA EQUIPMENT COMPANY AND
                   CALIFORNIA EQUIPMENT COMPANY OF SACRAMENTO

         NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)


 Property and equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred.

  The useful lives for property and equipment are as follows:

                                                                        Useful
                                                                         life
                                                                       ---------
   Leasehold improvements.............................................  10 years
   Equipment, furniture, & fixtures................................... 5-7 years
   Computer and data processing equipment.............................   5 years
   Vehicles...........................................................   5 years

3. Restricted cash

  The Companies receive patronage dividends from a cooperative with whom they maintain a joint account. The cooperative has the right to offset these funds against amounts owed if the Companies fail to meet their minimum purchase obligations.

4. Inventories

  Inventories consist of the following at June 30, 1999

   Parts inventory....................................................... $1,723
   Cores.................................................................    582
                                                                          ------
                                                                          $2,305
                                                                          ======

5. Property & equipment

  Property and equipment consist of the following at June 30, 1999

   Leasehold improvement............................................... $    52
   Machinery, equipment, furniture & fixtures..........................     515
   Computer and data processing equipment..............................     363
   Vehicles............................................................     226
   Equipment under capital leases......................................      43
                                                                        -------
                                                                          1,199
   Less: accumulated depreciation......................................  (1,070)
                                                                        -------
                                                                        $   129
                                                                        =======

6. Subsequent event

  On August 26, 1999, HDA Parts System, Inc. purchased the Companies. This was accounted for as a purchase. The unaudited financial statements have not been affected by this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Shareholders of
Superior Truck & Auto Supply, Inc.:

  In our opinion, the accompanying balance sheets and related statements of income and retained earnings and cash flows present fairly, in all material respects, the financial position of Superior Truck & Auto Supply, Inc. ("the Company") at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

September 16, 1999
Chicago, Illinois

                       SUPERIOR TRUCK & AUTO SUPPLY, INC.

                                 BALANCE SHEETS
                         At December 31, 1997 and 1998
                 (amounts in thousands, except for share data)

                                                                   1997   1998
                                                                  ------ ------
                             ASSETS
                             ------
Current assets:
  Cash and cash equivalents...................................... $   84 $   69
  Investments....................................................     71     65
  Accounts receivable, less allowance for doubtful accounts of
   $20 and $23, respectively.....................................    339    371
  Inventory......................................................    995  1,110
  Current portion of rebate receivable...........................     16     42
  Prepaid expenses and other current assets......................     45     13
                                                                  ------ ------
    Total current assets.........................................  1,550  1,670
  Property and equipment, net....................................    334    347
  Long-term portion of rebate receivable and other assets........     46     87
                                                                  ------ ------
    Total assets................................................. $1,930 $2,104
                                                                  ====== ======
              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------

Current liabilities:
Accounts payable.................................................    399    302
Accrued liabilities..............................................     62     69
Note payable, related party......................................  1,118  1,084
                                                                  ------ ------
    Total liabilities............................................  1,579  1,455
                                                                  ====== ======
Stockholders' equity:
Common stock ($5 par value; 10,001 shares authorized and
 outstanding)....................................................     50     50
Retained earnings................................................    301    599
                                                                  ------ ------
    Total stockholders' equity...................................    351    649
                                                                  ------ ------
    Total liabilities and stockholders' equity................... $1,930 $2,104
                                                                  ====== ======

   The accompanying notes are an integral part of these financial statements.

                       SUPERIOR TRUCK & AUTO SUPPLY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
              For the Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                          1996    1997    1998
                                                         ------  ------  ------
Net sales............................................... $3,004  $3,343  $3,640
Cost of sales...........................................  1,918   1,969   2,065
                                                         ------  ------  ------
Gross profit............................................  1,086   1,374   1,575
Selling, general and administrative expenses............  1,039   1,208   1,285
                                                         ------  ------  ------
Operating income........................................     47     166     290
Other Income............................................     (7)    (11)     (9)
                                                         ------  ------  ------
Net income and comprehensive income.....................     54     177     299
Retained earnings, beginning of year....................     70     124     301
                                                         ------  ------  ------
Stockholder distribution................................     --      --      (1)
                                                         ------  ------  ------
Retained earnings, end of year.......................... $  124  $  301  $  599
                                                         ======  ======  ======



   The accompanying notes are an integral part of these financial statements.

                       SUPERIOR TRUCK & AUTO SUPPLY, INC.

                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                             1996  1997  1998
                                                             ----  ----  -----
Operating activities
Net income and comprehensive income........................  $ 54  $177  $ 299
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation.............................................    76    63     57
Changes in operating assets and liabilities:
  Accounts receivable, net.................................   (49)  (38)   (32)
  Rebate receivable........................................   (16)  (20)   (41)
  Inventory, net...........................................   (30)  (98)  (115)
  Prepaid expenses and other current assets................   (64)  (20)     6
  Other assets.............................................    --   (10)    --
  Accounts payable.........................................    76    73    (97)
  Accrued liabilities......................................   (23)    6      7
                                                             ----  ----  -----
Net cash provided by operating activities..................    24   133     84
                                                             ----  ----  -----
Investing activities
Investments................................................    --   (71)     6
Acquisitions of property and equipment.....................   (49)  (23)   (70)
                                                             ----  ----  -----
Net cash used in investing activities......................   (49)  (94)   (64)
                                                             ----  ----  -----
Financing activities
Stockholder distribution...................................    --    --     (1)
Increase (decrease) in loan payable........................    16   (16)     3
Increase (decrease) in note payable........................    60   (16)   (37)
                                                             ----  ----  -----
Net cash provided (used) in financing activities...........    76   (32)   (35)
                                                             ----  ----  -----
Net increase (decrease) in cash............................    51     7    (15)
Cash at beginning of year..................................    26    77     84
                                                             ----  ----  -----
Cash at end of year........................................  $ 77  $ 84  $  69
                                                             ====  ====  =====
Supplemental disclosure of cash flow information:
  Cash paid during year for interest.......................  $ --  $ --  $  --
                                                             ====  ====  =====

   The accompanying notes are an integral part of these financial statements.

                      SUPERIOR TRUCKS & AUTO SUPPLY, INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Basis of Presentation

  The Company is engaged in the wholesale, retail, and refurbishing of truck parts in the Northeast. The Company is headquartered in Norwell, Massachusetts.

2. Summary of Significant Accounting Policies

 Cash and Cash Equivalents

  Cash and cash equivalents consist of highly liquid instruments with original maturities of three months or less from the date of purchase.

 Inventory

  Inventories consist of truck parts and cores, which are valued at the lower of cost or market. Cost is determined using the average cost method.

 Property, Plant and Equipment

  Property, plant and equipment is carried at cost less accumulated amortization and depreciation. Depreciation is calculated using primarily accelerated methods and is charged to operations over the estimated useful lives of the assets which range from five to thirty-nine years as follows:

                                        Methods                        Useful Life
                                        -------                        -----------
   Furniture and fixtures         MACRS 150% Declining               5 years
   Equipment                      MACRS 150% Declining               5 years
   Computer Equipment             MACRS 150% Declining               5 years
   Automobiles and trucks         MACRS 150% Declining               5 years
   Leasehold improvements         Straight-line                      31 1/2-39 years

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of a sale or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

 Income Taxes

  The Company has elected "S" corporation status for federal and state income tax reporting purposes. Accordingly, all federal and state income tax liabilities pass through to the stockholders.

 Uses of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      SUPERIOR TRUCKS & AUTO SUPPLY, INC.

                             (amounts in thousands)


3. Inventory

  The inventory balances at December 31, 1996, 1997 and 1998 consist of the following:

                                                                    1997  1998
                                                                    ---- ------
   Parts........................................................... $953 $1,065
   Cores...........................................................   42     45
                                                                    ---- ------
   Total inventory................................................. $995 $1,110
                                                                    ==== ======

4. Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. At December 31, 1997 and 1998 property and equipment consisted of the following:

                                                                    1997  1998
                                                                    ---- ------
   Furniture and fixtures.......................................... $148 $  150
   Machinery and equipment.........................................  187    202
   Automobiles and trucks..........................................  153    188
   Leasehold improvements..........................................  280    284
                                                                    ---- ------
                                                                     768    824
   Less: accumulated depreciation..................................  434    477
                                                                    ---- ------
                                                                    $334 $  347
                                                                    ==== ======

5. Related Party Transactions

  The Company has a month to month rental arrangement with a shareholder. Aggregate payments of approximately $72, $71 and $71 were under this arrangement during 1996, 1997 and 1998, respectively.

  The Company has a note payable with a shareholder of the Company. The note is non-interest bearing and due on demand.

  The Company owns a minority interest in the stock of HD America, Inc., a cooperative. The Company purchased approximately 37%, 56% and 64% of its goods through this cooperative and recorded a rebate receivable of $32, $71 and $84, for the years ended December 31, 1996, 1997 and 1998, respectively. These rebates earned are allocated between cost of sales and inventory.

6. Profit Sharing Plan

  Substantially all employees of the Company are covered by the Company's employee profit sharing plan. The amount of the contributions is at the discretion of the Company. There were no employer contributions for the years ended December 31, 1996, 1997, and 1998.

7. Subsequent Event

  On June 7, 1999 the Company was acquired by HDA Parts System, Inc. The financial statements have not been effected by this transaction.

                       SUPERIOR TRUCK & AUTO SUPPLY, INC.

                         UNAUDITED STATEMENT OF INCOME
              For the Period from January 1, 1999 to June 7, 1999
                             (amounts in thousands)

Net sales............................................................... $1,614
Cost of sales...........................................................    969
                                                                         ------
Gross profit............................................................    645
Selling, general and administrative expenses............................    569
                                                                         ------
Operating income........................................................     76
Other Income............................................................     --
                                                                         ------
Net income and comprehensive income..................................... $   76
                                                                         ======




   The accompanying notes are an integral part of these financial statements.

                       SUPERIOR TRUCK & AUTO SUPPLY, INC.

                       UNAUDITED STATEMENT OF CASH FLOWS
              For the Period from January 1, 1999 to June 7, 1999
                             (amounts in thousands)

Operating activities
Net income and comprehensive income..................................... $ 76
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation..........................................................   35
Changes in operating assets and liabilities:
  Accounts receivable, net..............................................  (58)
  Rebate receivable.....................................................   17
  Inventory, net........................................................   44
  Prepaid expenses and other current assets.............................    7
  Accounts payable......................................................   (4)
  Accrued liabilities...................................................    6
                                                                         ----
Net cash provided by operating activities...............................  123
                                                                         ----
Financing activities
Decrease in loan payable................................................  (94)
                                                                         ----
Net cash used in financing activities...................................  (94)
                                                                         ----
Net increase in cash....................................................   29
Cash at beginning of year...............................................  134
                                                                         ----
Cash at end of year..................................................... $163
                                                                         ====


   The accompanying notes are an integral part of these financial statements.

                      SUPERIOR TRUCKS & AUTO SUPPLY, INC.

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Basis of Presentation

  The Company is engaged in the wholesale, retail, and refurbishing of truck parts in the Northeast. The Company is headquartered in Norwell, Massachusetts.

  The consolidated financial information presented herein is unaudited. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto included in the latest consolidated financial statements of the Companies. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. The current period's results of operations are not necessarily indicative of results that ultimately may be achieved for the year.

2. Summary of Significant Accounting Policies

 Cash and Cash Equivalents

  Cash and cash equivalents consist of highly liquid instruments with original maturities of three months or less from the date of purchase.

 Inventory

  Inventories consist of truck parts and cores, which are valued at the lower of cost or market. Cost is determined using the average cost method.

 Property, Plant and Equipment

  Property, plant and equipment is carried at cost less accumulated amortization and depreciation. Depreciation is calculated using primarily accelerated methods and is charged to operations over the estimated useful lives of the assets which range from five to thirty-nine years as follows:

                                        Methods                        Useful Life
                                        -------                        -----------
   Furniture and fixtures         MACRS 150% Declining               5 years
   Equipment                      MACRS 150% Declining               5 years
   Computer Equipment             MACRS 150% Declining               5 years
   Automobiles and trucks         MACRS 150% Declining               5 years
   Leasehold improvements         Straight-line                      31 1/2-39 years

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of a sale or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

                      SUPERIOR TRUCKS & AUTO SUPPLY, INC.

                             (amounts in thousands)


 Income Taxes

  The Company has elected "S" corporation status for federal and state income tax reporting purposes. Accordingly, all federal and state income tax liabilities pass through to the stockholders.

 Uses of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. Subsequent Event

  On June 7, 1999 the Company was acquired by HDA Parts System, Inc. This was accounted for as a purchase. The unaudited financial statements have not been effected by this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Wheels and Brakes, Inc. and Subsidiaries

  In our opinion, the accompanying consolidated balance sheets and related consolidated statements of income and stockholders' equity and cash flows present fairly, in all material respects, the financial position of Wheels and Brakes, Inc. and subsidiaries (the "Company") at January 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

September 15, 1999
Chicago, Illinois

                   WHEELS AND BRAKES, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          At January 31, 1998 and 1999
                    (amounts in thousands except share data)

                                                                1998    1999
                                                               ------  -------
                            ASSETS
                            ------
Current Assets:
  Cash........................................................ $   96  $    99
  Receivables, net of allowance for doubtful accounts of $146
   and $151...................................................  2,390    2,339
  Rebate receivable...........................................    456      510
  Inventories.................................................  5,218    5,592
  Deferred income taxes.......................................    175      196
  Prepaid expenses............................................     54       66
                                                               ------  -------
    Total current assets......................................  8,389    8,802
Property and equipment, net of accumulated depreciation.......    563      535
Other Assets
  Cash value of life insurance, net of loans of $49 and $49...    118      121
  Other Assets................................................     50       44
  Non-current portion of rebate receivables...................    731      804
                                                               ------  -------
    Total Assets.............................................. $9,851  $10,306
                                                               ======  =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current Liabilities:
  Cash overdraft.............................................. $  915  $ 1,102
  Line of credit..............................................  2,722    2,645
  Current portion of note payable.............................     44       93
  Current portion of capital lease obligation.................     15       17
  Current portion of liability for ESOP indebtedness..........     52       56
  Accounts payable............................................  2,253    2,261
  Employee savings............................................    299      303
  Accrued expenses............................................    546      505
  Income taxes payable........................................     (5)      42
                                                               ------  -------
    Total current liabilities.................................  6,841    7,024
                                                               ------  -------
Long-term debt:
Notes payable, net of current portion.........................    214      293
Capital lease obligations, net of current portion.............     70       54
Deferred income taxes.........................................     25       32
Liability for ESOP indebtedness...............................    119       63
                                                               ------  -------
    Total liabilities.........................................  7,269    7,466
                                                               ------  -------
Stockholders' Equity
  Common stock ($.04 par value; 100,000 shares authorized;
   85,925 and 82,175 shares issued; 70,174 and 68,934 shares
   outstanding)...............................................      3        3
  Paid in capital.............................................     84       73
  Retained earnings...........................................  2,930    3,114
  Less: Guarantee for ESOP contribution.......................   (170)    (118)
  Cost of treasury stock (15,731 and 13,241 shares)...........   (265)    (232)
                                                               ------  -------
    Total stockholders' equity................................  2,582    2,840
                                                               ------  -------
    Total liabilities and stockholders' equity................ $9,851  $10,306
                                                               ======  =======

   The accompanying notes are an integral part of these financial statements.

                   WHEELS AND BRAKES, INC., AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              For the years ended January 31, 1997, 1998 and 1999
                             (amounts in thousands)

                                                       1997     1998     1999
                                                      -------  -------  -------
Net sales............................................ $22,980  $23,119  $23,702
Cost of sales........................................  16,135   16,405   16,846
                                                      -------  -------  -------
Gross profit.........................................   6,845    6,714    6,856
Selling, general and administrative expense..........   6,490    6,380    6,302
                                                      -------  -------  -------
    Income from operations...........................     355      334      554
                                                      -------  -------  -------
Other income (expenses):
  Net gain (loss) on disposals of fixed assets.......       2      --        (9)
  Interest expense...................................    (362)    (388)    (386)
  Bad debt recoveries................................       1        4        7
  Finance charges....................................      34       37       39
  Rental income, net.................................     119      109      144
  Interest income....................................      24       36       40
  Other..............................................       9       26       17
                                                      -------  -------  -------
    Net other expenses...............................    (173)    (176)    (148)
                                                      -------  -------  -------
Income before income taxes...........................     182      158      406
Provision for income taxes...........................      77       66      166
                                                      -------  -------  -------
Net income and comprehensive income.................. $   105  $    92  $   240
                                                      =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                   WHEELS AND BRAKES, INC., AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              For the years ended January 31, 1997, 1998 and 1999
                             (amounts in thousands)

                                                  Guarantee
                         Common Paid in Retained   for ESOP   Treasury
                         stock  capital earnings contribution  stock   Totals
                         ------ ------- -------- ------------ -------- ------
Balance--January 31,
 1996...................  $ 4    $ 84    $2,775     $(257)     $(270)  $2,336
Net income and
 comprehensive income...   --      --       105       --         --       105
Reduction in ESOP
 guarantee..............   --      --       --         41        --        41
Purchases of treasury
 stock..................   --      --       --        --          (4)      (4)
                          ---    ----    ------     -----      -----   ------
Balance--January 31,
 1997...................    4      84     2,880      (216)      (274)   2,478
Net income and
 comprehensive income...   --      --        92       --         --        92
Reduction in ESOP
 guarantee..............   --      --       --         46        --        46
Purchases of treasury
 stock..................   --      --       --        --         (34)     (34)
Retirement of treasury
 stock..................   (1)     --       (42)      --          43      --
                          ---    ----    ------     -----      -----   ------
Balance--January 31,
 1998...................    3      84     2,930      (170)      (265)   2,582
Net income and
 comprehensive income...   --      --       240       --         --       240
Reduction in ESOP
 guarantee..............   --      --       --         52        --        52
Purchases of treasury
 stock..................   --      --       --        --         (34)     (34)
Retirement of treasury
 stock..................   --     (11)      (56)      --          67      --
                          ---    ----    ------     -----      -----   ------
Balance--January 31,
 1999...................    3      73     3,114      (118)      (232)   2,840
                          ===    ====    ======     =====      =====   ======


   The accompanying notes are an integral part of these financial statements.

                   WHEELS AND BRAKES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended January 31, 1997, 1998 and 1999
                             (amounts in thousands)

                                                    1997      1998      1999
                                                  --------  --------  --------
Cash Flows from Operating Activities
  Net income and comprehensive income............ $    105  $     92  $    240
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization.................       48        59        64
   Loss (gain) on disposals of fixed assets......       (2)      --          9
   Change in operating assets and liabilities:
     Receivables.................................     (188)      204       167
     Rebate receivables..........................      (36)     (167)     (127)
     Inventories.................................      (12)     (350)     (241)
     Prepaid expenses............................       24       (49)      (12)
     Other assets................................       (8)       (6)        3
     Deferred taxes..............................      (30)       10       (14)
     Accounts payable............................      556       171       (68)
     Employee savings............................       23        21         4
     Accrued expenses............................      (54)       44       (41)
     Income taxes payable........................       23       (28)       47
                                                  --------  --------  --------
       Net cash provided by operating
        activities:..............................      449         1        31
                                                  --------  --------  --------
Cash Flows From Investing Activities
  Purchases of property, plant and equipment.....     (141)       15       (21)
  Proceeds from sales of property and equipment..        5        20       --
                                                  --------  --------  --------
       Net cash provided (used) by investing
        activities...............................     (136)       35       (21)
                                                  --------  --------  --------
Cash Flows From Financing Activities
  Proceeds from line of credit...................   23,775    25,806    26,118
  Payments on line of credit.....................  (24,640)  (25,421)  (26,195)
  Cash overdraft.................................      619      (351)      187
  Payments on notes payable and capital lease....      (38)      (55)      (83)
  Purchases of treasury stock....................       (4)      (34)      (34)
  Proceeds from notes payable....................      --         47       --
                                                  --------  --------  --------
       Net cash provided (used) by financing
        activities...............................     (288)       (8)       (7)
Net increase in cash.............................       25        28         3
Cash--Beginning..................................       43        68        96
                                                  --------  --------  --------
Cash--Ending..................................... $     68  $     96  $     99
                                                  ========  ========  ========
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for:
   Interest...................................... $    363  $    385  $    387
                                                  ========  ========  ========
   Taxes......................................... $     68  $    116  $    146
                                                  ========  ========  ========
Schedule of Non-Cash Investing and Financing
 Activities:
  Decrease in liability for ESOP indebtedness and
   guarantee for ESOP contribution............... $     41  $     46  $     52
                                                  ========  ========  ========
  New borrowings of debt to finance purchases of
   property and equipment........................ $    --   $     89  $    196
                                                  ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                    WHEELS AND BRAKES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Summary of Significant Accounting Policies

 Principles of Consolidation

  The accompanying financial statements include the accounts of Wheels and Brakes, Inc. (the "Company") and its wholly owned subsidiaries, Power Train of Georgia, Inc., Southeastern Commercial Warehouse, Inc. and Spec-rite Brake Company. All significant intercompany balances and transactions between the Company and its wholly owned subsidiaries have been eliminated.

  On September 2, 1997, Power Train of Georgia, Inc. and Southeastern Commercial Warehouse, Inc. were dissolved. Their operations were merged into the operations of the Company.

 Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include any highly liquid investment instruments purchased with a maturity of three months or less. Cash and cash equivalents do not include disbursements which have not yet cleared the line of credit, and which are listed as cash overdrafts in the accompanying consolidated balance sheets.

 Inventories

  Inventories consist of truck parts and cores, which are valued at the lower of the cost or market using the last in, first out (LIFO) method. Inventories valued at LIFO amounted to $5,327 and $5,638 at January 31, 1998 and 1999, respectively, which were below estimated average cost by $386 and $391, respectively.

 Deferred Income Taxes

  The Company applies an asset and liability approach to accounting for income taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation of fixed assets is provided using straight-line methods over estimated useful lives for financial reporting purposes and accelerated methods over statutory lives for income tax reporting purposes. Amortization of leasehold improvements is provided over estimated useful lives for financial reporting purposes. Maintenance and repairs are expensed as incurred, and major renewals and betterments are capitalized. The net gain or loss on retires property is charged to operations, and the related cost and accumulated depreciation are removed from the accounts.

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core credits". Cores, which are reusable components of originally purchased parts,

                    WHEELS AND BRAKES, INC. AND SUBSIDIARIES

                             (amounts in thousands)

may be exchanged for credit at the time of sale or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Inventories

  The inventory balances at January 31 consist of the following:

                                                                    1998   1999
                                                                   ------ ------
   Parts.......................................................... $4,112 $4,371
   Cores..........................................................  1,106  1,221
                                                                   ------ ------
   Total inventory................................................ $5,218 $5,592
                                                                   ====== ======

3. Property and equipment

  Property and equipment consists of the following at January 31:

                                                                   1998   1999
                                                                  ------ ------
   Computer systems.............................................. $  204 $  108
   Office furniture and fixtures.................................    285    291
   Machinery and equipment.......................................    584    602
   Vehicles......................................................     45     44
   Buildings and improvements....................................    404    396
   Land..........................................................     96     96
                                                                  ------ ------
                                                                   1,618  1,537
   Less: accumulated depreciation................................  1,055  1,002
                                                                  ------ ------
                                                                  $  563 $  535
                                                                  ====== ======

                    WHEELS AND BRAKES, INC. AND SUBSIDIARIES

                             (amounts in thousands)


4. Notes Payable

  The Company's indebtedness under notes as of January 31 consists of the following:

                                                                   1998  1999
                                                                   ----- ----
   Note, payable in quarterly installments of $15 principal and interest (at 7%) through April 2002; guaranteed by the
    majority stockholder.......................................... $ --  $172
   Note to American National Bank & Trust Company, payable in monthly installments appropriate to amortize the note through
    September 2005. The interest rate is equivalent to the three year U.S. Treasury note plus 3% and is adjusted every 3 years;
    collateralized by land and buildings..........................   173  157
   Note to former shareholder, payable in monthly installments of
    $1 principal and interest (at 10%) through January 2001;
    collateralized by 8,425 shares treasury stock.................    43   30
   Note to First Union, payable in monthly installments of $1 principal and interest (at 9.51%) through February 2001;
    collateralized by equipment...................................    38   27
   Note to former shareholder, payable in monthly installments of
    $1 principal and interest (at 10.0%) through May 1998;
    collateralized by 3,750 shares of treasury stock..............     4  --
                                                                   ----- ----
   Total..........................................................   258  386
   Less current portion...........................................    44   93
                                                                   ----- ----
                                                                   $ 214 $293
                                                                   ===== ====

  As of January 31, 1999, future maturities are as follows:

        2000............................................................... $ 93
        2001...............................................................  101
        2002...............................................................   79
        2003...............................................................   37
        2004...............................................................   25
       Thereafter..........................................................   51
                                                                            ----
                                                                            $386
                                                                            ====

5. Line of Credit

  The Company has a $4,500 line of credit agreement with NationsBank. Borrowings bear an interest at prime plus 0.75% and interest is paid monthly. The borrowings are collateralized by trade accounts receivable and inventories of the Company; the Company can borrow up to 85% of accounts receivable, as defined, and up to 45% of inventories, as defined. In addition, the borrowings are guaranteed by the President, who is the largest single stockholder of the Company. The borrowings outstanding on the line of credit were $2,722 and $2,645 at January 31, 1998 and 1999, respectively.

                    WHEELS AND BRAKES, INC. AND SUBSIDIAIRES

                             (amounts in thousands)


6. Lease Agreements

 Operating Leases

  The Company leases office space, warehouse facilities, vehicles and certain equipment under non-cancelable leases expiring at various dates. Certain offices and facilities leases are with companies owned by stockholders or employees of the Company. In addition to the fixed rentals, certain leases require payment of taxes, utilities, and various other use and occupancy costs, and include renewal provisions. The approximate future minimum rental obligations under these leases are as follows:

        2000............................................................. $  610
        2001.............................................................    503
        2002.............................................................    451
        2003.............................................................    342
        2004.............................................................    314
       Thereafter........................................................    400
                                                                          ------
                                                                          $2,620
                                                                          ======

  Rent expense for offices and warehouse facilities during the years ended January 31, 1997, 1998 and 1999 amounted to $424, $425 and $437, respectively. In addition, $35, $36 and $31, respectively, of additional rent were offset against rental income. Rental payments for leases with related parties amounted to $317, $318 and $313, respectively, during the years ended January 31, 1997, 1998 and 1999.

 Capital Lease

  The Company leases certain equipment under a capital lease which will expire October 2002. The economic substance of these leases has the company financing its acquisition of assets through the leases over their terms and, accordingly, they are reflected in the Company's assets and liabilities. The value of the leases assets as of January 31, 1998 and 1999 is as follows:

  Future minimum payments under the capital lease are as follows:

       2000................................................................ $22
       2001................................................................  22
       2002................................................................  22
       2003................................................................  17
                                                                            ---
                                                                             83
       Less: Amount representing interest..................................  12
                                                                            ---
                                                                             71
       Less: Current portion...............................................  17
                                                                            ---
                                                                            $54
                                                                            ===

  Total lease payments under this capital lease were $4 and $22 during the years ended January 31, 1998 and 1999, respectively.

                    WHEELS AND BRAKES, INC. AND SUBSIDIARIES

                    (amounts in thousands except share data)


7. Income Taxes

  The provision for income taxes for the years ended January 31 was as follows:

                                                                1997  1998 1999
                                                                ----  ---- ----
   Current income taxes:
     Federal..................................................  $ 92  $35  $152
     State....................................................    14    8    28
   Deferred income taxes......................................   (29)  23   (14)
                                                                ----  ---  ----
                                                                $ 77  $66  $166
                                                                ====  ===  ====

  The provision for income taxes differed from the United States statutory rate for the years ended January 31 for the following reasons:

                                                               1997  1998  1999
                                                               ----  ----  ----
   Federal income tax at statutory rate....................... $62   $54   $138
   Surtax exemption...........................................  (6)   (8)    --
   State tax provision, net...................................   8     7     16
   Non-deductible entertainment expense.......................   8     7      5
   Officers' life insurance...................................   4     5      6
   Other......................................................   1     1      1
                                                               ---   ---   ----
                                                               $77   $66   $166
                                                               ===   ===   ====

  Deferred tax assets (liabilities) were comprised of the following at January
31:

                                                                     1998  1999
                                                                     ----  ----
   Gross deferred tax assets:
     Inventory...................................................... $ 76  $ 90
     Accounts receivable............................................   55    57
     Vacation and bonus accruals....................................   44    49
                                                                     ----  ----
                                                                      175   196
   Gross deferred tax liabilities:
     Property and equipment.........................................  (25)  (32)
                                                                     ----  ----
   Net deferred tax asset........................................... $150  $164
                                                                     ====  ====

8. Employee Stock Ownership Plan (ESOP)

  In 1985 the Company adopted an ESOP. Upon adoption, the ESOP Plan purchased 27,600 shares of common stock, constituting 30.78% of the outstanding common stock, from the major stockholder at that time. The purchase price was $554 and was evidenced by a payment of $54 and $500 financed by the seller for fifteen years at 10.5%, with monthly payments of $6 beginning February 1986. The Company has guaranteed the note of the ESOP. This guarantee is shown as a reduction of stockholders' equity in the accompanying consolidated balance sheets in the amount of $170 and $119 as of January 31, 1998 and 1999, respectively.

                    WHEELS AND BRAKES, INC. AND SUBSIDIARIES

                    (amounts in thousands except share data)


  During the years ended January 31, 1997, 1998 and 1999, the Company purchased 153, 1,334 and 1,240 shares, respectively, of stock from ESOP. This stock represented the vested shares owned by certain individuals who no longer worked for the Company or participated in the ESOP. Rather than have the ESOP repurchase the shares and reallocate them to other participants, the Company elected to acquire them. These shares are included in treasury stock in the accompanying consolidated balance sheets.

9. Related Party Transactions

  The Company is a minority stockholder in HD America, Inc., a cooperative. As an incentive to purchase from HD America, Inc., the Company receives rebates based on amounts purchased. These rebates are paid over a three year period. During the years ended January 31, 1997, 1998 and 1999, the Company purchased $8,078, $8,711 and $10,646, respectively, resulting in rebates of $675, $811 and $814, respectively. At January 31, 1998 and 1999, $1,187 and $1,314 of HD America, Inc. rebate receivables are included in the balance sheet, respectively.

  The Company leases certain office and warehouse facilities from related parties.

  The Company periodically loans money to its employees and officers. No interest is generally charged on these advances and there is generally no fixed repayment date. At January 31, 1998 and 1999 these advances were $10 and $5, respectively.

10. Subsequent Events

  Subsequent to January 31, 1999, the Company's stockholders have agreed to sell their ownership interest in the Company to HDA Parts System, Inc. The financial statements have not been affected by this transaction.

                   WHEELS AND BRAKES, INC., AND SUBSIDIARIES

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                At June 30, 1999
                   (amounts in thousands, except share data)

                                ASSETS
                                ------
Current Assets:
  Cash................................................................ $   108
  Receivables, net of allowance for doubtful accounts of $228 ........   4,090
  Inventories.........................................................   5,586
  Prepaid expenses....................................................     105
  Current portion of notes receivable/patronage dividend..............      33
                                                                       -------
    Total current assets..............................................   9,922
Property and equipment, net of accumulated depreciation...............     251
  Other Assets........................................................      52
                                                                       -------
    Total Assets...................................................... $10,225
                                                                       =======
                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
Current Liabilities:
  Note payable........................................................   2,463
  Current portion of long term debt...................................     802
  Accounts payable....................................................   3,460
  Accrued liabilities.................................................     602
                                                                       -------
    Total current liabilities.........................................   7,327
                                                                       -------
Stockholders' Equity
  Common stock ($.04 par value; 100,000 shares authorized; 82,175
   shares issued; 68,934 shares outstanding)..........................       3
  Paid in capital.....................................................      73
  Retained earnings...................................................   3,172
  Less: Guarantee for ESOP contribution...............................    (118)
  Cost of treasury stock (13,241 shares)..............................    (232)
                                                                       -------
    Total stockholders' equity........................................   2,898
                                                                       -------
    Total liabilities and stockholders' equity........................ $10,225
                                                                       =======


   The accompanying notes are an integral part of these financial statements.

                   WHEELS AND BRAKES, INC., AND SUBSIDIARIES

                   UNAUDITED CONSOLIDATED STATEMENT OF INCOME
                    For the Five Months Ended June 30, 1999
                             (amounts in thousands)

Net sales.............................................................. $10,943
Cost of sales..........................................................   7,785
                                                                        -------
Gross profit...........................................................   3,158
Selling, general and administrative expense............................   3,052
                                                                        -------
    Income from operations.............................................     106
                                                                        -------
Other income (expenses):
  Interest expense.....................................................    (108)
  Interest income......................................................     --
  Other income.........................................................      98
                                                                        -------
Income before income taxes.............................................      96
Provision for income taxes.............................................      38
                                                                        -------
Net income and comprehensive income.................................... $    58
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                   WHEELS AND BRAKES, INC., AND SUBSIDIARIES

      UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    For the Five Months Ended June 30, 1999
                             (amounts in thousands)

                                                  Guarantee
                         Common Paid in Retained   for ESOP   Treasury
                         stock  capital earnings contribution  stock   Totals
                         ------ ------- -------- ------------ -------- -------
Balance--January 31,
 1999...................  $ 3    $ 73   $ 3,114     $ (118)    $ (232) $ 2,840
Net income and
 comprehensive income...  --      --         58        --         --        58
                          ---    ----   -------     ------     ------  -------
Balance at June 30,
 1999...................  $ 3    $ 73   $ 3,172     $ (118)    $ (232)  $2,898
                          ===    ====   =======     ======     ======  =======



   The accompanying notes are an integral part of these financial statements.

                   WHEELS AND BRAKES, INC., AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                    For the Five Months Ended June 30, 1999
                             (amounts in thousands)

Cash Flows from Operating Activities
  Net income and comprehensive income................................... $  58
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization........................................    27
   Change in operating assets and liabilities:
     Receivables........................................................   826
     Inventories........................................................    (6)
     Prepaid expenses...................................................  (157)
     Current Portion Notes Receivable/patronage dividend................  (477)
     Other assets.......................................................     8
     Accounts payable...................................................   (97)
     Accrued expenses...................................................   (97)
                                                                         -----
       Net cash provided by operating activities:.......................    85
                                                                         -----
Cash Flows From Investing Activities
  Purchases of property, plant and equipment............................   (19)
  Proceeds from sales of property and equipment.........................   276
                                                                         -----
       Net cash provided by investing activities........................   257
                                                                         -----
Cash Flows From Financing Activities
  Payments on notes payable and capital lease...........................  (333)
                                                                         -----
       Net cash used by financing activities............................  (333)
Net increase in cash....................................................     9
Cash--Beginning.........................................................    99
                                                                         -----
Cash--Ending............................................................ $ 108
                                                                         =====


   The accompanying notes are an integral part of these financial statements.

                    WHEELS AND BRAKES, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (amounts in thousands)

1. Summary of Significant Accounting Policies and basis of presentation

  The consolidated financial information presented herein is unaudited. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto included in the latest consolidated financial statements of the Companies. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. The current period's results of operations are not necessarily indicative of results that ultimately may be achieved for the year.

 Principles of Consolidation

  The accompanying financial statements include the accounts of Wheels and Brakes, Inc. (the "Company") and its wholly owned subsidiaries, Power Train of Georgia, Inc., Southeastern Commercial Warehouse, Inc. and Spec-rite Brake Company. All significant intercompany balances and transactions between the Company and its wholly owned subsidiaries have been eliminated.

 Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include any highly liquid investment instruments purchased with a maturity of three months or less. Cash and cash equivalents do not include disbursements which have not yet cleared the line of credit, and which are listed as cash overdrafts in the accompanying consolidated balance sheets.

 Inventories

  Inventories consist of truck parts and cores, which are valued at the lower of the cost or market using the last in, first out (LIFO) method.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation of fixed assets is provided using straight-line methods over estimated useful lives for financial reporting purposes and accelerated methods over statutory lives for income tax reporting purposes. Amortization of leasehold improvements is provided over estimated useful lives for financial reporting purposes. Maintenance and repairs are expensed as incurred, and major renewals and betterments are capitalized. The net gain or loss on retires property is charged to operations, and the related cost and accumulated depreciation are removed from the accounts.

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core credits". Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of sale or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

                    WHEELS AND BRAKES, INC. AND SUBSIDIARIES

                             (amounts in thousands)

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Inventories

  The inventory balances at June 30, 1999 consist of the following:

   Parts................................................................. $4,321
   Cores.................................................................  1,265
                                                                          ------
   Total inventory....................................................... $5,586
                                                                          ======

3. Property and equipment

  Property and equipment consists of the following at June 30, 1999:

   Computer systems..................................................... $  117
   Office furniture and fixtures........................................    291
   Machinery and equipment..............................................    609
   Vehicles.............................................................     44
   Buildings and improvements...........................................    172
                                                                         ------
                                                                          1,233
   Less: accumulated depreciation.......................................    982
                                                                         ------
                                                                         $  251
                                                                         ======

4. Subsequent Events

  On October 8, 1999, the Company's stockholders sold their ownership interest in the Company to HDA Parts System, Inc. This was accounted for as a purchase. The unaudited financial statements have not been affected by this transaction.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
QDSP Holdings, Inc.

  We have audited the accompanying consolidated balance sheet of QDSP Holdings, Inc. and subsidiaries (the Company) as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 28, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of QDSP Holdings, Inc. and subsidiaries at December 31, 1998, and the consolidated results of their operations and their consolidated cash flows for the period from July 28, 1998 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

  Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating balance sheet and consolidating statement of operations appearing in conjunction with the consolidated financial statements are presented for purposes of additional analysis and are not a required part of the consolidated financial statements. Such information has been subjected to the auditing procedures applied in our audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ Ernst & Young LLP

Chicago, Illinois
April 23, 1999

                              QDSP HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEET
                               December 31, 1998
                 (Dollars in Thousands, Except per Share Data)

                               ASSETS
                               ------
Current assets:
  Cash and cash equivalents.......................................... $  1,432
  Accounts receivable, net of allowance for doubtful accounts of
   $430..............................................................   17,425
  Inventories........................................................   31,305
  Deferred income taxes..............................................    2,001
  Other current assets...............................................    2,179
                                                                      --------
    Total current assets.............................................   54,342
  Property, plant, and equipment, net................................    6,667
  Goodwill, net......................................................   61,584
  Deferred financing costs, net......................................    1,715
  Deferred income taxes..............................................       45
  Other assets.......................................................      878
                                                                      --------
    Total assets..................................................... $125,231
                                                                      ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------
Current liabilities:
  Accounts payable................................................... $ 10,429
  Accrued expenses...................................................   12,176
  Current portion of long-term debt..................................    1,270
  Current portion of capital lease obligations.......................      333
                                                                      --------
    Total current liabilities........................................   24,208
  Long-term debt, less current portion...............................   46,982
  Capital lease obligations, less current portion....................      176
  Other long-term liabilities........................................      154
Stockholders' equity:
  Preferred stock, $100 stated value; authorized shares 500,000;
   issued and outstanding shares 269,250.............................   26,925
  Common stock, $.01 par value; authorized shares 5,000,000; issued
   and outstanding shares 2,692,500..................................       27
  Additional paid-in capital.........................................   26,898
  Retained earnings..................................................      149
  Accumulated other comprehensive loss...............................      (38)
  Note receivable due from stockholder...............................     (250)
                                                                      --------
    Total stockholders' equity.......................................   53,711
                                                                      --------
    Total liabilities and stockholders' equity....................... $125,231
                                                                      ========

          See accompanying notes to consolidated financial statements.

                              QDSP HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
       Period from July 28, 1998 (date of inception) to December 31, 1998
                             (Dollars in Thousands)

Net sales.............................................................. $67,490
Cost of goods sold.....................................................  45,234
                                                                        -------
Gross profit...........................................................  22,256
Selling, general, and administrative expenses..........................  19,685
                                                                        -------
Operating income.......................................................   2,571
Interest expense.......................................................   1,949
                                                                        -------
Income before income taxes.............................................     622
Income taxes...........................................................     473
                                                                        -------
Net income............................................................. $   149
                                                                        =======




          See accompanying notes to consolidated financial statements.

                              QDSP HOLDINGS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
       Period from July 28, 1998 (date of inception) to December 31, 1998
                             (Dollars in Thousands)

                                                                Accumulated     Note
                                           Additional              Other     Receivable      Total
                          Preferred Common  Paid-In   Retained Comprehensive  Due From   Stockholders'
                            Stock   Stock   Capital   Earnings     Loss      Stockholder    Equity
                          --------- ------ ---------- -------- ------------- ----------- -------------
Initial capital
 contributions..........   $26,925   $27    $26,898     $--        $ --         $ --        $53,850
Net income..............       --     --        --       149         --           --            149
Currency translation
 adjustment.............       --     --        --       --         (38)          --            (38)
                                                                                            -------
Comprehensive loss......                                                                        111
Note receivable due from
 stockholder............       --     --        --       --          --          (250)         (250)
                           -------   ---    -------     ----       ----         -----       -------
Balance at December 31,
 1998...................   $26,925   $27    $26,898     $149       $(38)        $(250)      $53,711
                           =======   ===    =======     ====       ====         =====       =======


          See accompanying notes to consolidated financial statements.

                              QDSP HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
       Period from July 28, 1998 (date of inception) to December 31, 1998
                             (Dollars in Thousands)

Operating activities
  Net income......................................................... $    149
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization....................................    1,399
    Amortization of deferred financing costs.........................      104
    Deferred income taxes............................................       51
    Changes in operating assets and liabilities (net of acquired businesses):
      Accounts receivable............................................     (509)
      Inventories....................................................   (2,881)
      Other current assets...........................................     (746)
      Accounts payable and accrued expenses..........................     (420)
                                                                      --------
        Net cash used in operating activities........................   (2,853)
Investing activities
  Acquisition of businesses, net of cash acquired....................  (95,389)
  Capital expenditures...............................................     (626)
                                                                      --------
        Net cash used in investing activities........................  (96,015)
Financing activities
  Initial capital contributions......................................   53,850
  Proceeds from long-term debt.......................................   47,000
  Proceeds from revolving credit facility............................    1,542
  Payments on revolving credit facility..............................     (290)
  Payment of deferred financing costs................................   (1,819)
                                                                      --------
        Net cash provided by financing activities....................  100,283
Effect of exchange rate changes on cash..............................       17
                                                                      --------
Increase in cash and cash equivalents................................    1,432
Cash and cash equivalents at beginning of period.....................      --
                                                                      --------
Cash and cash equivalents at end of period........................... $  1,432
                                                                      ========


          See accompanying notes to consolidated financial statements.

                              QDSP HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       Period from July 28, 1998 (date of inception) to December 31, 1998
                             (Dollars in Thousands)

1. Description of Business and Basis of Presentation

  QDSP Holdings, Inc. (the Company) was formed to act as a holding company to acquire heavy-duty aftermarket parts distribution and service companies. The Company's operating subsidiaries distribute heavy-duty replacement parts from distribution centers and provide services for heavy-duty vehicles primarily throughout the United States. The Company's customers include independent distributors, general repair shops, independent trucking businesses, major fleets, and other operators of heavy-duty equipment.

  The consolidated financial statements are presented as of December 31, 1998, and for the period from July 28, 1998 (date of inception) through December 31, 1998.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories are valued at the lower of cost or market, with cost being determined on the first in, first out (FIFO) method, and consist primarily of cores and finished goods.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed using the straight-line method over the respective estimated useful lives of the assets for financial reporting purposes as follows: 5 to 20 years for machinery and equipment, 5 to 10 years for furniture and fixtures, 5 years for vehicles, 20 years for buildings and land improvements, and the shorter of the lease term or the useful life for leasehold improvements. Depreciation expense was $751 for the period ended December 31, 1998.

 Goodwill

  Goodwill represents the excess of cost over the fair value of net assets of businesses acquired and is amortized using the straight-line method over 40 years. Accumulated amortization of goodwill was $648 at December 31,1998.

                              QDSP HOLDINGS, INC.

 Deferred Financing Costs

  The costs of obtaining financing are capitalized and amortized over the term of the related financing using the straight-line method which approximates the interest method. Accumulated amortization of deferred financing costs was $104 at December 31, 1998.

 Income Taxes

  Deferred taxes are recognized for the tax consequences of the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities by applying the enacted statutory income tax rates applicable to the periods when such differences are expected to reverse. Deferred taxes are recognized for the timing of these differences for financial reporting and income tax reporting purposes.

 Stock Options

  The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company recognizes compensation expense to the extent that the fair value of the Company's stock exceeds the stock option exercise price at the measurement date. The measurement date is the date at which both the exercise price and the number of options to be issued are known. No compensation expense was recognized for the period ended December 31, 1998.

 Revenue Recognition

  Revenue is recognized when products are shipped or services are performed.

 Foreign Currency Translation

  The functional currency for the Company's foreign operations is the operation's local currency. Accordingly, all balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date and income statement amounts have been translated using the average exchange rate for the year. The translation adjustments resulting from the changes in exchange rates have been reported separately in stockholders' equity as accumulated other comprehensive income (loss).

 Long-Lived Assets

  The Company evaluates its long-lived assets (including goodwill) on an ongoing basis. Identifiable intangibles are reviewed for impairment wherever events or changes in circumstances indicate that the carrying amount of the related asset may be impaired. Whether assets to be held and used are impaired is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the loss recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

                              QDSP HOLDINGS, INC.

 Fair Value of Financial Instruments

  The carrying amounts reported in the Company's balance sheet for cash and cash equivalents, trade accounts receivable, other current assets, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these instruments.

  The Company estimates the fair value of its long-term debt obligations, using the discounted cash flow method with interest rates currently available for similar obligations. The carrying amounts reported in the Company's balance sheet for these obligations approximate fair value as the debt contains variable interest rates and, as such, approximate fair value on an ongoing basis.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                              QDSP HOLDINGS, INC.

3. Acquisitions

  Effective July 31, 1998, the Company acquired 100% of the stock of (i) Fleetpride, Inc., (ii) Truck City Parts, Inc., (iii) Wheatly Truck Parts, Inc., and (iv) Universal Joint Sales, Inc. Effective July 31, 1998, the Company purchased certain net assets of (i) Automotive Sales Company, Inc. (ASCO) and
(ii) Drive Train Southwest, Inc. (Drive Train). Effective August 7, 1998, the Company acquired 100% of the stock of (i) SLM Group, Inc., (ii) Holt, Inc., and
(iii) City Spring Works, Inc. The aggregate purchase price of these acquisitions (collectively, the Acquired Companies) was approximately $95,389 including expenses relating to the purchase of approximately $6,420 and net of acquired cash of $7,046. Included in the aggregate purchase price is $5,014 of estimated additional payments based on working capital adjustments. The financial statements reflect the preliminary purchase price which will be finalized upon the determination of additional earn-out payments contingent upon the attainment of specified future earnings levels by certain of the Acquired Companies. The Company has not included these earn-out payments in the aggregate purchase price and believes that such payments will not exceed $2,100. The purchase price allocation will be finalized upon a final valuation of certain assets of the Acquired Companies. The allocation of the preliminary purchase price to the fair values of significant assets and liabilities as of the dates of purchase is as follows:

   Purchase price..................................................... $ 95,389
   Assets acquired/liabilities assumed:
     Accounts receivable..............................................   16,751
     Inventories......................................................   28,204
     Other current assets.............................................    3,555
     Property, plant, and equipment...................................    6,796
     Accounts payable.................................................  (11,131)
     Accrued expenses.................................................  (11,018)
                                                                       --------
   Goodwill........................................................... $ 62,232
                                                                       ========

  The acquisitions were accounted for under the purchase method of accounting and, as such, the results of the operations of the Acquired Companies subsequent to the dates of acquisition have been included in the consolidated operations of the Company.

4. Inventories

  Inventories at December 31, 1998, consist of the following:

   Cores................................................................ $ 2,746
   Finished goods.......................................................  28,559
                                                                         -------
                                                                         $31,305
                                                                         =======

                              QDSP HOLDINGS, INC.

5. Property, Plant, and Equipment

  Property, plant, and equipment consist of the following at December 31, 1998:

   Land and land improvements........................................... $  118
   Buildings and leasehold improvements.................................  2,154
   Machinery and equipment..............................................  2,968
   Furniture and fixtures...............................................    374
   Vehicles.............................................................  1,795
                                                                         ------
                                                                          7,409
   Less: Accumulated depreciation.......................................   (742)
                                                                         ------
                                                                         $6,667
                                                                         ======

6. Accrued Expenses

  Accrued expenses at December 31, 1998, are summarized as follows:

   Accrued acquisition costs........................................... $ 5,014
   Employee compensation and benefits..................................   2,338
   Other...............................................................   4,824
                                                                        -------
                                                                        $12,176
                                                                        =======

7. Long-Term Debt

  Long-term debt at December 31, 1998, is summarized as follows:

   Term loans.......................................................... $47,000
   Revolving credit facility...........................................   1,252
                                                                        -------
                                                                         48,252
   Less: Current maturities............................................  (1,270)
                                                                        -------
                                                                        $46,982
                                                                        =======

  On August 7, 1998, the Company entered into a credit agreement which provided for a $20.0 million term loan (Term Loan A) and a $27.0 million term loan (Term Loan B) to fund business acquisitions. Term Loan A and Term Loan B are payable in quarterly principal installments ranging from $68 to $6,345 through August 7, 2004 and August 7, 2006, respectively.

  The credit agreement also includes a revolving credit facility (the Credit Facility) which is available to the Company for working capital purposes and for business acquisitions. Maximum borrowings under the Credit Facility are $28.0 million (including letters of credit of up to $5.0 million). Commitment fees on the unused balance of 0.375% to 0.50% are payable monthly.

  At the Company's election, amounts outstanding under the term loans and the Credit Facility will bear interest, payable not less than quarterly, at either the bank's Prime Rate (7.75% at December 31, 1998) plus 0.75% to 2.0% or the London Interbank Offered Rate (LIBOR) (5.07% at December 31, 1998) plus 2.0% to 3.25%. The blended interest rate for the period ended

                              QDSP HOLDINGS, INC.

December 31, 1998, was 8.23%. The funds available to be advanced may not exceed
4.5 times the Company's earnings before interest, income taxes, depreciation, and amortization, as defined in the credit agreement. The Company had $640 available to be advanced in additional borrowings at December 31, 1998.

  The credit agreement covering the term loans and Credit Facility contain covenants, which among other things, require the Company to maintain certain financial ratios. The Company was in compliance with such covenants at December 31, 1998. The term loans and the Credit Facility are collateralized by substantially all of the assets of the Company.

  Annual maturities of the Company's long-term debt are as follows at December 31, 1998:

   1999................................................................. $ 1,270
   2000.................................................................   1,770
   2001.................................................................   3,270
   2002.................................................................   4,270
   2003.................................................................   4,770
   2004 and thereafter..................................................  32,902
                                                                         -------
                                                                         $48,252
                                                                         =======

8. Capital Leases

  Vehicles and equipment under capital leases consist of the following at December 31, 1998:

   Vehicles.............................................................. $ 449
   Machinery and equipment...............................................   172
                                                                          -----
                                                                            621
   Less: Accumulated amortization........................................  (125)
                                                                          -----
                                                                          $ 496
                                                                          =====

  Future minimum lease payments under capital leases with initial or remaining terms of one year or more consisted of the following at December 31, 1998:

   1999................................................................... $333
   2000...................................................................  167
   2001...................................................................   77
   2002...................................................................   23
                                                                           ----
   Total minimum payments.................................................  600
   Less: Amounts representing interest....................................   91
                                                                           ----
   Present value of minimum lease payments................................  509
   Less: Current portion..................................................  333
                                                                           ----
   Total long-term portion................................................ $176
                                                                           ====

                              QDSP HOLDINGS, INC.

9. Operating Leases

  The Company leases buildings under operating leases for some of its distribution and service centers from certain stockholders of the Company. The leases expire at various dates through 2008. Rent expense under the operating leases to these related parties was $965 for the period ended December 31, 1998.

  Additionally, the Company leases buildings and machinery and equipment under operating leases from unaffiliated entities. The leases expire on various dates through 2003. Rent expense for such leases was $299 for the period ended December 31, 1998.

  Future minimum lease payments under operating leases with terms in excess of one year are as follows at December 31, 1998:

   1999................................................................. $ 3,064
   2000.................................................................   2,606
   2001.................................................................   2,341
   2002.................................................................   2,089
   2003.................................................................   1,466
   2004 and thereafter..................................................   1,090
                                                                         -------
                                                                         $12,656
                                                                         =======

10. Income Taxes

  Income tax expense consists of the following at December 31, 1998:

   Current:
     Federal............................................................... $338
     State.................................................................   77
     Foreign...............................................................    7
                                                                            ----
                                                                             422
   Deferred................................................................   51
                                                                            ----
                                                                            $473
                                                                            ====

  Reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense is as follows at December 31, 1998:

   Income taxes at U.S. federal statutory rate............................ $211
   State income taxes, net of federal tax benefit.........................   51
   Nondeductible goodwill amortization....................................  206
   Other, net.............................................................    5
                                                                           ----
   Income tax expense..................................................... $473
                                                                           ====

                              QDSP HOLDINGS, INC.

  Significant components of the Company's deferred income taxes at December 31, 1998, are as follows:

   Deferred tax assets:
     Inventory obsolescence reserve..................................... $1,178
     Inventory capitalization...........................................    273
     Allowance for doubtful accounts....................................    154
     Employee compensation and benefits.................................    443
     Other..............................................................    108
                                                                         ------
                                                                          2,156
   Deferred tax liabilities:
     Amortization of deductible goodwill................................    (84)
     Accelerated depreciation...........................................    (26)
                                                                         ------
                                                                           (110)
                                                                         ------
   Net deferred tax asset............................................... $2,046
                                                                         ======

11. Related Party Transactions

  The Company paid Aurora Capital Partners and its affiliates (ACP), the controlling stockholders of the Company, $3,542 in fees for services provided in connection with companies acquired during the period ended December 31, 1998. These costs incurred as a result of the acquisitions during 1998 were included in the aggregate purchase price. In addition, ACP was paid management fees of $104 for the period ended December 31, 1998.

  As described in Note 9, the Company leases some buildings from certain stockholders of the Company. Additionally, the Company has a note receivable from a certain officer and stockholder of the Company, bearing interest at the prime rate (7.75% at December 31, 1998), due August 19, 2003, and collateralized by the stockholder's capital stock.

12. Preferred Stock

  Preferred stock is nonvoting. The holders of preferred stock are entitled to receive dividends at the rate of 10% per annum on the stated value ($100 per share of preferred stock), plus any dividends in arrears. Accumulated dividends in arrears aggregate approximately $1,122 as of December 31, 1998. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the preferred stock are entitled to a liquidation preference equal to $100 per share plus accrued but unpaid dividends.

  Subject to certain restrictions as defined in the agreement, the Company may redeem all or a portion of the preferred stock at any time. The preferred stockholders also may require the Company to redeem all or any portion of the preferred stock generally upon the occurrence of certain defined events. At the option of the Company, the preferred stock is exchangeable, in whole or in part, any time on or after January 1, 2000, into subordinated debentures due January 1, 2011.

                              QDSP HOLDINGS, INC.

13. Stock Options

  The Company's 1998 Stock Incentive Plan (the Plan), provides incentives to employees and nonemployee directors of the Company by granting them ownership awards of up to 600,000 shares of the Company's common stock. The Plan is administered by a committee of the Board of Directors which has the authority to determine the employees to whom awards will be made, the amount of the awards, and other terms and conditions of the awards. Under the Plan, awards may be granted in the form of stock options, stock appreciation rights, stock purchase warrants, performance units, or performance shares and are generally subject to time and performance vesting. Options are generally granted at not less than the fair value on the date of grant. The options expire ten years from the date of the grant. Options available for grant are 218,127 at December 31, 1998. Awards pursuant to the Plan granted in 1998 were issued in the form of stock options. The stock options vest over periods of time ranging from immediate vesting to vesting ratably over a five-year period.

  A summary of the status of the Company's option plan is presented below:

                                                                      Exercise
                                                             Options Price Range
                                                             ------- -----------
   Balance at July 28, 1998                                      --     $ --
   Options granted.......................................... 381,873      10
                                                             -------    ----
   Balance at December 31, 1998............................. 381,873    $ 10
                                                             =======    ====
   Exercisable at December 31, 1998......................... 111,124
                                                             =======

  Had compensation expense for the Company's Plan been determined in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company's pro forma net income would have been approximately $172 (net of tax benefit of $108) less than the net income reported in the statement of operations for the period ended December 31, 1998.

  The fair value of each option is estimated on the date of grant using the Minimum Value method for nonpublic companies with risk-free interest rates of 5.25% and expected award lives of five years for 1998. The Company has not paid and does not anticipate paying dividends; therefore, the expected dividend yield is assumed to be zero. The weighted-average fair value of all options granted during 1998 was $2.34. The weighted-average remaining contractual life of the options is 9.8 years at December 31, 1998.

  Because the Company's awards have characteristics significantly different from those of traded stock options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its awards.

14. Employee Savings Plan

  The Company sponsors several defined-contribution plans to provide substantially all employees of the Company an opportunity to accumulate personal funds for their retirement, subject to minimum duration of employment requirements. Employees may contribute up to 16% of before-tax earnings to substantially all of these plans. The Company matches a portion of the employees' basic

                              QDSP HOLDINGS, INC.

voluntary contributions as determined by the provisions of each plan. Company matching contributions to the plans were approximately $147 for the period ended December 31, 1998.

15. Subsequent Events

  Effective March 1999, the Company purchased all of the outstanding stock of TBS Incorporated for approximately $1,685. Goodwill of $1,026 was recognized in the acquisition. On March 2, 1999, the Company purchased all of the outstanding stock of New England Truck & Auto Service, Inc. for approximately $963. Goodwill of $754 was recognized in the acquisition. On March 2, 1999, the Company purchased substantially all the assets of Clutch & Brake, Inc. for approximately $4,200. Goodwill of $3,011 was recognized in the acquisition.

  Effective February 1999, the Company sold substantially all of the assets of Stats Remanufacturing Center, Inc., a subsidiary of Holt, Inc., to HaldexMidland Corporation for proceeds approximating $417. The net assets sold and gain on the sale of assets approximated $481 and $64, respectively.

  Effective March 1999, the Company sold approximately 50,279 shares of preferred stock and approximately 502,790 shares of common stock for $5,028 and $5,028, respectively. A portion of the proceeds from the sale of these shares was used for the acquisitions described above.

16. Impact of Year 2000 (Unaudited)

  The Company is heavily reliant on computerized information systems, and the Company has chosen to upgrade its current systems to correct Year 2000 compliance issues. The upgrades are expected to be in place by midyear 1999. While the Company believes its planning efforts are adequate to address its Year 2000 compliance issues, there can be no assurance that the systems of all other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. The Company has incurred no costs in relation to the upgrades as of December 31, 1998, and anticipates costs of $200 in 1999 to complete the project.

17. Supplemental Cash Flow Information

  The following table provides supplemental cash flow data in addition to the information provided in the consolidated statement of cash flows for the period ending December 31, 1998:

   Cash paid for:
     Income taxes......................................................... $ 866
     Interest............................................................. 1,090

                            Supplemental Information

                              QDSP HOLDINGS, INC.

                          CONSOLIDATING BALANCE SHEET

                               December 31, 1998
                             (Dollars in Thousands)

                                                       Truck  Wheatley Universal Automotive                   City
                        QDSP                           City    Truck     Joint     Sales              SLM    Spring
                      Holdings,  QDSP,    Fleetpride, Parts,   Parts,   Sales,    Company,  Holt,   Group,   Works,
                        Inc.      Inc.       Inc.      Inc.     Inc.     Inc.       Inc.     Inc.    Inc.     Inc.   Eliminations
                      --------- --------  ----------- ------- -------- --------- ---------- ------  -------  ------  ------------
      ASSETS
      ------
Current assets:
 Cash and cash
  equivalents......    $    41  $   (291)   $   235   $    14  $  190   $   124   $     8   $  169  $   783  $  159   $     --
 Accounts
  receivable,
  net..............        --        --       2,451     1,246     894     2,131     1,666      925    7,409     757         (54)
 Inventories.......        --        --       2,759     3,679   1,570     5,502     2,247    3,226   11,399     889          34
 Deferred income
  taxes............        --        --         269       292     238       322        26      264      380     210         --
 Other current
  assets...........        120     1,349         53       --      196       368         6      106       56     (75)        --
                       -------  --------    -------   -------  ------   -------   -------   ------  -------  ------   ---------
   Total current
    assets.........        161     1,058      5,767     5,231   3,088     8,447     3,953    4,690   20,027   1,940         (20)
Property, plant,
 and equipment,
 net...............        --        151      1,238       919     219     1,125       723      326    1,614     352         --
Investment in
 subsidiaries......     53,190   102,725        --        --      --        --        --       --       --      --     (155,915)
Intercompany
 receivable........        504     1,458        --        --        2       411       --       --       343     300      (3,018)
Goodwill, net......        --        --       4,239     7,896   3,153     8,675     5,531    3,121   25,006   3,963         --
Deferred financing
 costs, net........        --      1,820        113       166      73       219       116       81      546      73      (1,492)
Deferred income
 taxes.............        --        --         --        --        6         6       --       --       179     --         (146)
Other assets.......        --        262         56       --      --        370        88      (11)      94      19         --
                       -------  --------    -------   -------  ------   -------   -------   ------  -------  ------   ---------
                       $53,855  $107,474    $11,413   $14,212  $6,541   $19,253   $10,411   $8,207  $47,809  $6,647   $(160,591)
                       =======  ========    =======   =======  ======   =======   =======   ======  =======  ======   =========
  LIABILITIES AND
  ---------------
STOCKHOLDERS' EQUITY
---------------------
Accounts payable...    $   --   $    --     $ 1,845   $   863  $  505   $ 2,325   $ 1,103   $  980  $ 2,646  $  162   $     --
Accrued expenses...        --      5,235        776       893     107       587       470      264    3,072     781          (9)
Current portion of
 long-term debt....        --      1,270        104       151      65       201       106       74      501      68      (1,270)
Current portion of
 capital lease
 obligations.......        --        --         191       --      --         29       --        36       77     --          --
Intercompany
 payable...........          2     1,607        230       429      14        92        58      561      --       25      (3,018)
                       -------  --------    -------   -------  ------   -------   -------   ------  -------  ------   ---------
   Total current
    liabilities....          2     8,112      3,146     2,336     691     3,234     1,737    1,915    6,296   1,036      (4,297)
Long-term debt,
 less current
 portion...........        --     46,982      3,738     5,447   2,350     7,238     3,832    2,682   18,012   2,431     (45,730)
Capital lease
 obligations, less
 current portion...        --        --          70       --      --         16       --        78       12     --          --
Deferred income
 taxes.............        --        --           7        52     --        --         51       26      --       10        (146)
Other long-term
 liabilities.......        --        --         --        --      --        --        --       101       53     --          --
Stockholders'
 equity:
 Preferred stock...     26,925       --         --        --      --        --        --       --                           --
 Common stock......         27       --          38        10      62       136       --        27        2      20        (295)
 Additional paid-
  in capital.......     26,898    53,190      4,299     6,261   3,295     8,531     4,760    3,436   23,284   3,053    (110,109)
 Retained earnings
  (accumulated
  deficit).........          3      (560)       115       106     143        98        31      (58)     188      97         (14)
 Accumulated other
  comprehensive
  loss.............        --        --         --        --      --        --        --       --       (38)    --          --
 Note receivable
  due from
  stockholder......        --       (250)       --        --      --        --        --       --       --      --          --
                       -------  --------    -------   -------  ------   -------   -------   ------  -------  ------   ---------
   Total
    stockholders'
    equity.........     53,853    52,380      4,452     6,377   3,500     8,765     4,791    3,405   23,436   3,170    (110,418)
                       -------  --------    -------   -------  ------   -------   -------   ------  -------  ------   ---------
   Total
    liabilities and
    stockholders'
    equity.........    $53,855  $107,474    $11,413   $14,212  $6,541   $19,253   $10,411   $8,207  $47,809  $6,647   $(160,591)
                       =======  ========    =======   =======  ======   =======   =======   ======  =======  ======   =========
                      Consolidated
                      ------------
      ASSETS
      ------
Current assets:
 Cash and cash
  equivalents......     $  1,432
 Accounts
  receivable,
  net..............       17,425
 Inventories.......       31,305
 Deferred income
  taxes............        2,001
 Other current
  assets...........        2,179
                      ------------
   Total current
    assets.........       54,342
Property, plant,
 and equipment,
 net...............        6,667
Investment in
 subsidiaries......          --
Intercompany
 receivable........          --
Goodwill, net......       61,584
Deferred financing
 costs, net........        1,715
Deferred income
 taxes.............           45
Other assets.......          878
                      ------------
                        $125,231
                      ============
  LIABILITIES AND
  ---------------
STOCKHOLDERS' EQUITY
--------------------
Accounts payable...     $ 10,429
Accrued expenses...       12,176
Current portion of
 long-term debt....        1,270
Current portion of
 capital lease
 obligations.......          333
Intercompany
 payable...........          --
                      ------------
   Total current
    liabilities....       24,208
Long-term debt,
 less current
 portion...........       46,982
Capital lease
 obligations, less
 current portion...          176
Deferred income
 taxes.............          --
Other long-term
 liabilities.......          154
Stockholders'
 equity:
 Preferred stock...       26,925
 Common stock......           27
 Additional paid-
  in capital.......       26,898
 Retained earnings
  (accumulated
  deficit).........          149
 Accumulated other
  comprehensive
  loss.............          (38)
 Note receivable
  due from
  stockholder......         (250)
                      ------------
   Total
    stockholders'
    equity.........       53,711
                      ------------
   Total
    liabilities and
    stockholders'
    equity.........     $125,231
                      ============

                              QDSP HOLDINGS, INC.

                     CONSOLIDATING STATEMENT OF OPERATIONS

      Period from July 28, 1998 (date of inception) to December 31, 1998
                            (Dollars in Thousands)

                                                                                   Automotive
                    QDSP                       Truck City  Wheatley    Universal     Sales                 SLM
                  Holdings, QDSP,  Fleetpride,   Parts,      Truck    Joint Sales,  Company,             Group,  City Spring
                    Inc.    Inc.      Inc.        Inc.    Parts, Inc.     Inc.        Inc.    Holt, Inc.  Inc.   Works, Inc.
                  --------- -----  ----------- ---------- ----------- ------------ ---------- ---------- ------- -----------
Net sales.......    $ --    $ --     $8,619      $5,563     $4,108      $10,243      $7,189     $4,976   $24,182   $2,787
Cost of goods
 sold...........      --      --      5,463       3,646      2,604        6,535       4,640      3,377    17,957    1,167
                    -----   -----    ------      ------     ------      -------      ------     ------   -------   ------
Gross profit....      --      --      3,156       1,917      1,504        3,708       2,549      1,599     6,225    1,620
Selling,
 general, and
 administrative
 expenses.......       (9)    764     2,775       1,477      1,158        3,201       2,340      1,568     5,074    1,337
                    -----   -----    ------      ------     ------      -------      ------     ------   -------   ------
Operating income
 (loss).........        9    (764)      381         440        346          507         209         31     1,151      283
Interest
 expense, net...      --      176       164         209         90          277         147        103       690       93
                    -----   -----    ------      ------     ------      -------      ------     ------   -------   ------
Income before
 income taxes...        9    (940)      217         231        256          230          62        (72)      461      190
Income taxes....        6    (380)      102         125        113          132          31        (14)      273       93
                    -----   -----    ------      ------     ------      -------      ------     ------   -------   ------
Net income
 (loss).........    $   3   $(560)   $  115      $  106     $  143      $    98      $   31     $  (58)  $   188   $   97
                    =====   =====    ======      ======     ======      =======      ======     ======   =======   ======
                  Eliminations Consolidated
                  ------------ ------------
Net sales.......     $(177)      $67,490
Cost of goods
 sold...........      (155)       45,234
                  ------------ ------------
Gross profit....       (22)       22,256
Selling,
 general, and
 administrative
 expenses.......       --         19,685
                  ------------ ------------ ---
Operating income
 (loss).........       (22)        2,571
Interest
 expense, net...       --          1,949
                  ------------ ------------
Income before
 income taxes...       (22)          622
Income taxes....        (8)          473
                  ------------ ------------
Net income
 (loss).........     $ (14)      $   149
                  ============ ============

                              QDSP HOLDINGS, INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                At June 30, 1999
                 (Dollars in Thousands, Except per Share Data)

                               ASSETS
                               ------
Current assets:
  Cash and cash equivalents.......................................... $  6,878
  Accounts receivable, net of allowance for doubtful accounts of
   $511..............................................................   21,431
  Inventories........................................................   32,330
  Deferred income taxes..............................................    2,001
  Other current assets...............................................    4,308
                                                                      --------
    Total current assets.............................................   66,948
  Property, plant, and equipment, net................................    7,307
  Goodwill, net......................................................   65,884
  Deferred financing costs, net......................................    1,668
  Deferred income taxes..............................................       45
  Other assets.......................................................    1,016
                                                                      --------
    Total assets..................................................... $142,868
                                                                      ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------
Current liabilities:
  Accounts payable................................................... $ 11,059
  Accrued expenses...................................................    7,767
  Current portion of long-term debt..................................    2,172
  Current portion of capital lease obligations.......................      227
                                                                      --------
    Total current liabilities........................................   21,225
  Long-term debt, less current portion...............................   55,142
  Capital lease obligations, less current portion....................      201
  Other long-term liabilities........................................       33
Stockholders' equity:
  Preferred stock, $100 stated value; authorized shares 500,000;
   issued and outstanding shares 325,730.............................   32,573
  Common stock, $.01 par value; authorized shares 5,000,000; issued
   and outstanding shares 3,257,300..................................       91
  Additional paid-in capital.........................................   32,482
  Retained earnings..................................................    1,385
  Accumulated other comprehensive loss...............................      (38)
  Note receivable due from stockholder...............................     (226)
                                                                      --------
    Total stockholders' equity.......................................   66,267
                                                                      --------
    Total liabilities and stockholders' equity....................... $142,868
                                                                      ========

          See accompanying notes to consolidated financial statements.

                              QDSP HOLDINGS, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 1999
                             (Dollars in Thousands)

Net sales.............................................................. $91,983
Cost of goods sold.....................................................  62,973
                                                                        -------
Gross profit...........................................................  29,010
Selling, general, and administrative expenses..........................  23,828
                                                                        -------
Operating income.......................................................   5,182
Interest expense.......................................................   2,425
                                                                        -------
Income before income taxes.............................................   2,757
Income taxes...........................................................   1,521
                                                                        -------
Net income and comprehensive income.................................... $ 1,236
                                                                        =======




          See accompanying notes to consolidated financial statements.

                              QDSP HOLDINGS, INC.

            UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     For the Six Months Ended June 30, 1999
                             (Dollars in Thousands)

                                                                Accumulated     Note
                                           Additional              Other     Receivable      Total
                          Preferred Common  Paid-In   Retained Comprehensive  Due From   Stockholders'
                            Stock   Stock   Capital   Earnings     Loss      Stockholder    Equity
                          --------- ------ ---------- -------- ------------- ----------- -------------
Balance at December 31,
 1998...................   $26,925   $27    $26,898    $  149      $(38)        $(250)      $53,711
Capital contributions...     5,648    64      5,584       --        --            --         11,296
Net income and
 comprehensive income...       --    --         --      1,236       --            --          1,236
Note receivable due from
 stockholder............       --    --         --        --        --             24            24
                           -------   ---    -------    ------      ----         -----       -------
Balance at June 30,
 1999...................   $32,573   $91    $32,482    $1,385      $(38)        $(226)      $66,267
                           =======   ===    =======    ======      ====         =====       =======



          See accompanying notes to consolidated financial statements.

                              QDSP HOLDINGS, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                     For the Six Months Ended June 30, 1999
                             (Dollars in Thousands)

Operating activities
  Net income and comprehensive income................................. $ 1,236
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization.....................................   1,593
    Amortization of deferred financing costs..........................     131
    Changes in operating assets and liabilities (net of acquired businesses):
      Accounts receivable.............................................  (2,769)
      Inventories.....................................................     702
      Other current assets............................................  (1,820)
      Accounts payable and accrued expenses...........................  (4,633)
                                                                       -------
        Net cash used in operating activities.........................  (5,560)
Investing activities
  Acquisition of businesses, net of cash acquired.....................  (7,869)
  Capital expenditures................................................  (1,094)
                                                                       -------
        Net cash used in investing activities.........................  (8,963)
Financing activities
  Capital contributions...............................................  11,296
  Payments on long-term debt..........................................    (635)
  Proceeds from revolving credit facility.............................   9,655
  Payment of deferred financing costs.................................    (347)
                                                                       -------
        Net cash provided by financing activities.....................  19,969
                                                                       -------
Increase in cash and cash equivalents.................................   5,446
Cash and cash equivalents at beginning of period......................   1,432
                                                                       -------
Cash and cash equivalents at end of period............................ $ 6,878
                                                                       =======


          See accompanying notes to consolidated financial statements.

                              QDSP HOLDINGS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

1. Description of Business and Basis of Presentation

  QDSP Holdings, Inc. (the Company) was formed to act as a holding company to acquire heavy-duty aftermarket parts distribution and service companies. The Company's operating subsidiaries distribute heavy-duty replacement parts from distribution centers and provide services for heavy-duty vehicles primarily throughout the United States. The Company's customers include independent distributors, general repair shops, independent trucking businesses, major fleets, and other operators of heavy-duty equipment.

  The consolidated financial statements are presented as of June 30, 1999, and for the period from January 1, 1999 through June 30, 1999.

  The consolidated financial information presented herein is unaudited. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto included in the latest consolidated financial statements of the Companies. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. The current period's results of operations are not necessarily indicative of results that ultimately may be achieved for the year.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories are valued at the lower of cost or market, with cost being determined on the first in, first out (FIFO) method, and consist primarily of cores and finished goods.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed using the straight-line method over the respective estimated useful lives of the assets for financial reporting purposes as follows: 5 to 20 years for machinery and equipment, 5 to 10 years for furniture and fixtures, 5 years for vehicles, 20 years for buildings and land improvements, and the shorter of the lease term or the useful life for leasehold improvements.

 Goodwill

  Goodwill represents the excess of cost over the fair value of net assets of businesses acquired and is amortized using the straight-line method over 40 years.

                              QDSP HOLDINGS, INC.

 Deferred Financing Costs

  The costs of obtaining financing are capitalized and amortized over the term of the related financing using the straight-line method which approximates the interest method.

 Income Taxes

  Deferred taxes are recognized for the tax consequences of the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities by applying the enacted statutory income tax rates applicable to the periods when such differences are expected to reverse. Deferred taxes are recognized for the timing of these differences for financial reporting and income tax reporting purposes.

 Stock Options

  The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company recognizes compensation expense to the extent that the fair value of the Company's stock exceeds the stock option exercise price at the measurement date. The measurement date is the date at which both the exercise price and the number of options to be issued are known. No compensation expense was recognized for the period ended June 30, 1999.

 Revenue Recognition

  Revenue is recognized when products are shipped or services are performed.

                              QDSP HOLDINGS, INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Acquisitions

  The Company has made the following acquisitions during the six months ended June 30, 1999. They have all been accounted for as purchases, with the purchase price being allocated to the fair value of the identified assets and liabilities of the Company with the excess recorded as goodwill. Amortization of goodwill is recorded on a straight line basis over 40 years.

  On March 1, 1999, the Company acquired all of the capital stock of TBS, Inc. for approximately $1.7 million in cash. The Company has allocated $0.8 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On March 2, 1999, the Company acquired all of the capital stock of New England Truck & Auto Service, Inc. for approximately $1.0 million in cash. The Company has allocated $0.3 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

  On March 2, 1999, the Company acquired substantially all of the assets of Clutch & Brake, Inc. for approximately $4.2 million in cash. The Company has allocated $1.7 million of the purchase price to the identified assets and liabilities. The acquisition was accounted for as a purchase and the consolidated financial statements for the Company include income since the date of acquisition.

4. Inventories

  Inventories at June 30, 1999, consist of the following:

   Cores................................................................ $ 1,618
   Finished goods.......................................................  30,712
                                                                         -------
                                                                         $32,330
                                                                         =======

                              QDSP HOLDINGS, INC.

5. Employee Savings Plan

  Effective March 1999, the Company merged several defined contribution plans into one plan for the entire Company. Under the terms of the new plan, employees may contribute up to 15% of before-tax earnings. The Company matches a portion of the employee's voluntary contribution as determined by the provisions of the plan.

6. Supplemental Cash Flow Information

  The following table provides supplemental cash flow data in addition to the information provided in the consolidated statement of cash flows for the six months ending June 30, 1999:

   Cash paid for:
     Income taxes........................................................ $1,120
     Interest............................................................  3,700

7. Equity

  In March 1999, the Company issued approximately 564,800 shares of common stock and 56,480 shares of preferred stock receiving proceeds of approximately $11.3 million. A portion of the proceeds were used to fund the acquisitions described in note number 3.

8. Subsequent events

  On September 30, 1999, HDA Parts System, Inc. purchased the Company. This was accounted for as a purchase. The unaudited financial statements have not been affected by this transaction.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SLM Group, Inc.

  We have audited the accompanying consolidated balance sheet of SLM Group, Inc. and Subsidiaries (the Company) as of August 7, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the period from April 1, 1998 to August 7, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SLM Group, Inc. and Subsidiaries at August 7, 1998, and the consolidated results of their operations and their cash flows for the period from April 1, 1998 to August 7, 1998, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
December 18, 1998

                        SLM GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 August 7, 1998
                 (Dollars in Thousands, Except Per Share Data)

                                ASSETS
                                ------
Current assets:
  Cash and cash equivalents............................................ $   671
  Accounts receivable, less allowance for doubtful accounts of $60.....   6,550
  Other receivables....................................................     301
  Inventories..........................................................  10,375
  Deferred income taxes................................................     241
  Prepaid expenses and other current assets............................     386
                                                                        -------
    Total current assets...............................................  18,524
Property, plant and equipment, net.....................................   1,773
Deferred income taxes..................................................     183
Other assets...........................................................     165
                                                                        -------
    Total assets....................................................... $20,645
                                                                        =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................... $ 2,698
  Accrued expenses.....................................................   1,766
  Income taxes payable.................................................     235
  Current portion of long-term debt....................................   1,055
  Current portion of capital lease obligation..........................      80
                                                                        -------
    Total current liabilities..........................................   5,834
Long-term debt, less current portion...................................   2,532
Capital lease obligations, less current portion........................      42
Minority interest......................................................      41
Stockholders' equity:
  Common stock, $.01 par value, 180,000 shares authorized, issued and
   outstanding.........................................................       2
  Additional paid-in capital...........................................   3,508
  Retained earnings....................................................   8,686
                                                                        -------
    Total stockholders' equity.........................................  12,196
                                                                        -------
    Total liabilities and stockholders' equity......................... $20,645
                                                                        =======

          See accompanying notes to consolidated financial statements.

                        SLM GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                  Period from April 1, 1998 to August 7, 1998
                             (Dollars in Thousands)

Net sales.............................................................. $21,946
Cost of goods sold.....................................................  15,707
                                                                        -------
Gross profit...........................................................   6,239
Selling, general, and administrative expenses..........................   5,404
                                                                        -------
    Operating income...................................................     835
Interest expense.......................................................    (284)
Other income, net......................................................      79
                                                                        -------
Income before income taxes.............................................     630
Income taxes...........................................................     272
                                                                        -------
Net income............................................................. $   358
                                                                        =======




          See accompanying notes to consolidated financial statements.

                        SLM GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  Period from April 1, 1998 to August 7, 1998
                             (Dollars in Thousands)

                                               Additional              Total
                                        Common  Paid-In   Retained Stockholders'
                                        Stock   Capital   Earnings    Equity
                                        ------ ---------- -------- -------------
Balance at April 1, 1998...............  $ 2     $   59    $8,328     $ 8,389
Net income.............................   --        --        358         358
Capital contribution...................   --      3,449       --        3,449
                                         ---     ------    ------     -------
Balance at August 7, 1998..............  $ 2     $3,508    $8,686     $12,196
                                         ===     ======    ======     =======




          See accompanying notes to consolidated financial statements.

                        SLM GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  Period from April 1, 1998 to August 7, 1998
                             (Dollars in Thousands)

Operating activities
Net income...........................................................  $   358
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization......................................      209
  Deferred income taxes..............................................     (258)
  Gain on sale of fixed assets.......................................      (16)
  Changes in operating assets and liabilities:
    Trade accounts receivable........................................     (759)
    Other receivables................................................    2,431
    Inventories......................................................      817
    Prepaid expenses and other assets................................      617
    Accounts payable and accrued expenses............................     (152)
    Income taxes payable.............................................      180
                                                                       -------
      Net cash provided by operating activities......................    3,427
Investing activities
Proceeds on the sale of fixed assets.................................      200
Capital expenditures.................................................     (246)
                                                                       -------
      Net cash used in investing activities..........................      (46)
Financing activities
Net payments on revolving lines of credit............................   (4,000)
Payments on long-term debt...........................................     (194)
                                                                       -------
      Net cash used in financing activities..........................   (4,194)
                                                                       -------
Net decrease in cash and cash equivalents............................     (813)
Cash and cash equivalents at April 1, 1998...........................    1,484
                                                                       -------
Cash and cash equivalents at August 7, 1998..........................  $   671
                                                                       =======


          See accompanying notes to consolidated financial statements.

                        SLM GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Period from April 1, 1998 to August 7, 1998
                             (Dollars in Thousands)

1. Description of Business and Basis of Presentation

  SLM Group, Inc. and Subsidaries (the Company) distributes heavy duty truck parts and equipment to retail and wholesale customers, and provides related repair services. The Company's primary operations are located in and service Texas, Oregon, northern Mexico and Great Britain-based customers.

  Effective August 7, 1998, the Company was sold to Quality Distribution Service Partners, Inc.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company's subsidiaries consist of SLM Group, Inc. and SLM Power Group, Inc. and subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories are valued at the lower of cost or market, with cost being determined on the first in, first out (FIFO) method.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the respective estimated useful lives of the assets for financial reporting purposes as follows: 10 to 20 years for buildings and improvements, 3 to 10 years for machinery and equipment, 5 to 7 years for furniture and fixtures, 5 years for vehicles, and the shorter of the lease term or the useful life for leasehold improvements. Depreciation and amortization was $209 for the period ended August 7, 1998.

 Income Taxes

  Deferred taxes are recognized for the tax consequences of the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities by applying the enacted statutory income tax rates applicable to the periods when such differences are expected to reverse. Deferred taxes are recognized for the timing of these differences for financial reporting and income tax reporting purposes.

                        SLM GROUP, INC. AND SUBSIDIARIES

 Revenue Recognition

  Revenue is recognized when products are shipped or services are performed.

 Long-Lived Assets

  The Company evaluates its long-lived assets on an ongoing basis. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may be impaired. Whether assets to be held and used are impaired is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the loss recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

 Fair Value of Financial Instruments

  The carrying amounts reported in the Company's balance sheet for cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate fair value because of the short-term maturity of these instruments.

  The carrying amounts reported in the Company's balance sheets for variable-rate long-term debt, including current portion, approximate fair value, as the underlying long-term debt instruments are comprised of notes that are repriced on a short-term basis.

  The Company estimates the fair value of fixed rate long-term debt obligations including current portion, using the discounted cash flow method with interest rates currently available for similar obligations. The carrying amounts reported in the Company's balance sheets for these obligations approximate fair value.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition, although collateral is not required.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                        SLM GROUP, INC. AND SUBSIDIARIES

3. Inventories

  Inventories at August 7, 1998 consist of the following:

     Cores.............................................................. $   900
     Trucks.............................................................   1,237
     Finished goods.....................................................   8,238
                                                                         -------
                                                                         $10,375
                                                                         =======

4. Property, Plant and Equipment

  Property, plant and equipment consist of the following at August 7, 1998:

     Land............................................................... $  118
     Building and leasehold improvements................................  1,842
     Machinery and equipment............................................  2,944
     Furniture and fixtures.............................................    103
     Vehicles...........................................................  1,013
                                                                         ------
                                                                          6,020
     Less: Accumulated depreciation.....................................  4,247
                                                                         ------
                                                                         $1,773
                                                                         ======

5. Accrued Expenses

  Accrued expenses at August 7, 1998 are summarized as follows:

     Employee compensation and benefits................................. $  667
     Other..............................................................  1,099
                                                                         ------
                                                                         $1,766
                                                                         ======

6. Long-Term Debt

  Long-term debt consists of the following at August 7, 1998:

     Revolving line of credit........................................... $  600
     Term loans.........................................................  1,745
     Notes payable to former shareholder................................  1,242
                                                                         ------
                                                                          3,587
     Less: Current maturities...........................................  1,055
                                                                         ------
                                                                         $2,532
                                                                         ======

  The Company entered into a credit agreement on September 20, 1995, which provided for revolving lines of credit. The first line of credit (Revolver I) is available to the Company for working capital purposes. Funds available to be advanced under Revolver I may not exceed the lesser of (i) $7.0 million or (ii) 80% of eligible accounts receivable and the lesser of 50% of eligible inventory

                        SLM GROUP, INC. AND SUBSIDIARIES
or $3.0 million, as defined in the credit agreement. Revolver I matures on August 1, 1999. The Company had $6.2 million available to be advanced in additional borrowings on Revolver I at August 7, 1998. The second line of credit (Revolver II) was available to the Company for capital expenditures and had a maximum borrowing base of $1.0 million. Revolver II matured on August 1, 1998. The third line of credit (Revolver III) was available to a subsidiary of the Company, Power Equipment International, Inc., and had a maximum borrowing base of $2.0 million. Revolver III matured on August 1, 1998. No outstanding balances remained at August 7, 1998 on Revolver II or Revolver III.

  At the Company's election, amounts outstanding under Revolver I bear interest at either the bank's prime rate (8.5% at August 7, 1998), payable monthly, or the London Interbank Offered Rate (LIBOR) plus 2.5%, payable on the last day of the respective LIBOR term.

  The credit agreement also provided for a $726 term loan (Term Loan I) and subsequent amendments made to the credit agreement provided for a $625 term loan (Term Loan II) and an $865 term loan (Term Loan III). Term Loan I, Term Loan II and Term Loan III are payable in monthly principal and interest installments of $8, $8 and $14, respectively, and one remaining balance payment at the maturity date of August 2000, August 2001 and August 2002, respectively. The term loans bear interest at approximately 8.1%.

  The credit agreement covering the revolving lines of credit and term loans requires the Company to comply with certain financial and nonfinancial covenants. The revolving lines of credit and term loans are collateralized by substantially all of the assets of the Company.

  The notes payable to a former shareholder for repurchase of Company stock are payable in quarterly principal installments of $54 through October 2004, bear interest payable quarterly at 9.0% and are secured by the Company's stock.

  The Company had several notes payable to related parties, bearing interest at rates varying between 8.0% and 9.25%, which were paid in full during the period ended August 7, 1998.

  Annual maturities of the Company's long-term debt are as follows at August 7, 1998:

     1999................................................................ $1,055
     2000................................................................    962
     2001................................................................    813
     2002................................................................    379
     2003................................................................    216
     2004 and thereafter.................................................    162
                                                                          ------
                                                                          $3,587
                                                                          ======

7. Leases

  The Company has entered into a capital lease for equipment that expires in 2001. The Company also leases retail and office facilities under operating leases that expire at various dates through 2004.

                        SLM GROUP, INC. AND SUBSIDIARIES

In most cases, management expects that leases will be renewed or replaced by other similar leases in the normal course of business. Future minimum lease payments required under capital and operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
     Periods ending August 7:
       1999...................................................  $ 80    $  464
       2000...................................................    46       398
       2001...................................................    --       279
       2002...................................................    --       252
       2003 and thereafter....................................    --       347
                                                                ----    ------
     Total minimum lease payments.............................   126    $1,740
                                                                        ======
     Amounts representing interest............................    (4)
                                                                ----
     Present value of minimum lease payments..................   122
     Less: Current portion....................................    80
                                                                ----
     Total long-term portion..................................  $ 42
                                                                ====

  Rent expense for operating leases was $190 for the period ended August 7, 1998. Equipment leased under capital leases, net of accumulated depreciation of $106, was $118 at August 7, 1998.

8. Income Taxes

  Income tax expense for the period ended August 7, 1998 consisted of the following:

     Current:
       Federal........................................................... $ 462
       State.............................................................    68
                                                                          -----
                                                                            530
     Deferred............................................................  (258)
                                                                          -----
                                                                          $ 272
                                                                          =====

  Reconciliation of the income tax rate computed at the U.S. federal statutory tax rate to the income tax expense is as follows for the period ended August 7, 1998:

     Income taxes at U.S. federal statutory rate.......................... 34.0%
     State income taxes, net of federal tax benefit.......................  6.0
     Other................................................................  3.2
                                                                           ----
     Income tax expense................................................... 43.2%
                                                                           ====

                        SLM GROUP, INC. AND SUBSIDIARIES

  Significant components of the Company's deferred income taxes at August 7, 1998 is as follows:

     Deferred tax assets:
       Allowance for doubtful accounts................................... $  24
       Employee compensation and benefits................................   158
       Accelerated depreciation..........................................   183
       Inventory obsolescence reserve....................................   125
       Other.............................................................    50
                                                                          -----
                                                                            540
     Deferred tax liabilities:
       Prepaid expenses..................................................  (116)
                                                                          -----
     Net deferred tax asset.............................................. $ 424
                                                                          =====

9. Employee Savings Plan

  The Company sponsors a 401(k) savings plan. Substantially all full-time employees upon reaching certain age and service requirements are eligible to participate in the Plan. Employees may contribute up to 16% of their compensation with matching contributions equal to 100% on the first $200 and 25% on the remaining contribution up to 6% of eligible salary. Company matching contributions to the Plan were approximately $38 for the period ended August 7, 1998.

10. Supplemental Cash Flow Information

  The following table provides supplemental cash flow data in addition to the information provided in the consolidated statement of cash flows for the period ended August 7, 1998:

     Cash paid for:
       Income taxes........................................................ $372
       Interest............................................................  281

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SLM Group, Inc.:

  We have audited the accompanying combined balance sheets of SLM Group, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related combined statements of income and retained earnings, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SLM Group, Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

San Antonio, Texas
June 4, 1998

                        SLM GROUP, INC. AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS

                            March 31, 1998 and 1997

                                                            1998        1997
                                                         ----------- ----------
                         ASSETS
                         ------
Current assets:
  Cash.................................................. $ 1,524,585  1,464,738
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of
     $60,000 in 1998 and 1997...........................   5,790,645  4,807,967
    U.S. Government.....................................     432,004    403,795
    Other...............................................     681,689    904,828
  Inventories...........................................  11,192,157  8,951,248
  Prepaid expenses and other current assets.............     483,008    461,183
  Current portion of notes receivable...................      34,991     89,374
  Income taxes receivable...............................         --      43,710
  Deferred income taxes.................................      62,000     27,000
                                                         ----------- ----------
      Total current assets..............................  20,201,079 17,153,843
Net property and equipment..............................   6,843,115  6,943,279
Long-term portion of notes receivable...................      50,493    193,736
Deferred income taxes...................................     170,000    136,000
Other assets............................................     639,814    528,079
                                                         ----------- ----------
                                                         $27,904,501 24,954,937
                                                         =========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Trade accounts payable................................ $ 2,562,759  2,577,616
  Accrued expenses......................................   1,309,673  1,163,901
  Current installments of long-term debt................     796,025    642,318
  Other current liabilities.............................     498,608    331,443
  Interest-bearing obligations payable under floorplan
   arrangements.........................................     320,262        --
                                                         ----------- ----------
      Total current liabilities.........................   5,487,327  4,715,278
Notes payable to bank...................................   4,000,000  4,500,000
Long-term debt, excluding current installments..........   4,423,897  4,068,711
                                                         ----------- ----------
      Total liabilities.................................  13,911,224 13,283,989
                                                         ----------- ----------
Minority interest in consolidated partnerships..........   1,968,193  2,015,239
                                                         ----------- ----------
Stockholders' equity:
  Common stock, $.01 par value. Authorized, issued and
   outstanding 180,000 shares...........................       1,800      1,800
  Additional paid-in capital............................      59,200     59,200
  Retained earnings.....................................  11,964,084  9,594,709
                                                         ----------- ----------
      Total stockholders' equity........................  12,025,084  9,655,709
Commitments.............................................
                                                         ----------- ----------
                                                         $27,904,501 24,954,937
                                                         =========== ==========

            See accompanying notes to combined financial statements.

                        SLM GROUP, INC. AND SUBSIDIARIES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                      Years Ended March 31, 1998 and 1997

                                                         1998         1997
                                                      -----------  ----------
Sales................................................ $60,227,048  50,720,719
Cost of sales........................................  42,335,208  35,469,594
                                                      -----------  ----------
  Gross profit.......................................  17,891,840  15,251,125
Selling, general and administrative expenses.........  13,735,954  12,011,796
                                                      -----------  ----------
  Operating income...................................   4,155,886   3,239,329
                                                      -----------  ----------
Other income (expense):
  Interest expense, net..............................    (660,555)   (779,290)
  Gain (loss) on sale of property and equipment,
   net...............................................       5,718     (67,902)
  Foreign currency loss, net.........................     (33,668)    (22,721)
  Flood loss.........................................         --     (203,810)
  Other, net.........................................     192,865     171,505
                                                      -----------  ----------
                                                         (495,640)   (902,218)
                                                      -----------  ----------
  Income before income taxes and minority interest...   3,660,246   2,337,111
Income taxes.........................................  (1,337,917)   (756,000)
                                                      -----------  ----------
  Income before minority interest....................   2,322,329   1,581,111
Minority interest in net losses of consolidated
 partnerships........................................      47,046     144,506
                                                      -----------  ----------
  Net income.........................................   2,369,375   1,725,617
Retained earnings, beginning of year.................   9,594,709   7,869,092
                                                      -----------  ----------
Retained earnings, end of year....................... $11,964,084   9,594,709
                                                      ===========  ==========


            See accompanying notes to combined financial statements.

                        SLM GROUP, INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS

                      Years Ended March 31, 1998 and 1997

                                                          1998         1997
                                                       -----------  ----------
Cash flows from operating activities:
  Net income.......................................... $ 2,369,375   1,725,617
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.....................     917,188   1,022,134
    (Gain) loss on sale of property and equipment,
     net..............................................      (5,718)     67,902
    Flood loss........................................         --      203,810
    Equity in loss from investment in affiliated
     partnership......................................         --       34,923
    Minority interest in net losses of consolidated
     partnerships.....................................     (47,046)   (144,506)
    Changes in operating assets and liabilities:
      Accounts receivable.............................    (787,748)    (88,131)
      Inventories.....................................  (2,240,909)    284,894
      Prepaid expenses and other current assets.......     (21,825)   (239,348)
      Deferred income taxes...........................     (69,000)   (153,000)
      Income taxes receivable.........................      43,710     (38,000)
      Other assets....................................    (111,735)     30,820
      Trade accounts payable..........................     (14,857)    975,573
      Accrued expenses................................     145,772    (569,879)
      Other current liabilities.......................     167,165    (129,300)
                                                       -----------  ----------
        Net cash provided by operating activities.....     344,372   2,983,509
                                                       -----------  ----------
Cash flows from investing activities:
  Purchase of property and equipment..................  (1,175,739)   (916,993)
  Proceeds from sale of property and equipment........     364,433      88,286
  Issuance of notes receivable........................     (33,673)   (239,837)
  Payments from notes receivable......................     231,299     245,111
  Purchase of investment in affiliated partnership....         --      (53,828)
  Acquisition of controlling interest in affiliated
   partnership, net of cash acquired..................         --       22,967
                                                       -----------  ----------
        Net cash used in investing activities.........    (613,680)   (854,294)
                                                       -----------  ----------
Cash flows from financing activities:
  Net increase (decrease) in interest-bearing
   obligations payable under floor plan arrangements..     320,262    (391,366)
  Principal payments on notes payable to bank.........  (5,000,000) (4,100,000)
  Proceeds from notes payable to bank.................   4,500,000   2,200,000
  Principal payments on long-term debt................    (700,107)   (656,876)
  Proceeds from issuance of long-term debt............   1,209,000     919,000
  Proceeds from minority interest in consolidated
   partnerships.......................................         --       16,395
                                                       -----------  ----------
        Net cash provided by(used in) financing
         activities...................................     329,155  (2,012,847)
                                                       -----------  ----------
        Net increase in cash..........................      59,847     116,368
Cash at beginning of year.............................   1,464,738   1,348,370
                                                       -----------  ----------
Cash at end of year................................... $ 1,524,585   1,464,738
                                                       ===========  ==========

            See accompanying notes to combined financial statements.

                        SLM GROUP, INC. AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                            March 31, 1998 and 1997

(1) Summary of Significant Accounting Policies and Practices

 (a) Description of Business

  SLM Group, Inc. and its subsidiaries (the Company) market and sell heavy duty trucks and parts and also service heavy duty trucks and trailers primarily from locations in Texas, Oregon and Mexico and, through its telemarketing operations, throughout the United States. Avantra Corporation's revenues are from refueling contracts with the United States Department of Defense. On March 31, 1998 the operations of Avantra Corporation ceased as its remaining government contracts expired. Management does not anticipate any new contracts. Avantra's operations are not significant to the Company's operations and the contract expirations are not expected to have a material adverse effect on the Company.

 (b) Principles of Combination

  The combined financial statements include the following companies:

  .  SLM Group, Inc.,

  .  PEI Properties, Inc. and majority-owned partnership,

  .  Avantra Corporation, and,

  .  SLM Power Group, Inc. and subsidiaries

  SLM Power Group, Inc. is an 85.99% owned subsidiary of the Company. The financial statements of the Company are combined because SLM Power Group, Inc. is under common management. All other subsidiaries are wholly-owned by the Company. The combined financial statements also include a 70% owned joint venture, Parts Distributing Company (U.K.), Ltd. The joint venture was formed on December 1, 1996. In addition, an approximate 53% owned ranch partnership is also included in the combined financial statements. Minority interest is charged for the earnings or losses attributable to the minority interest.

  The foreign operations are not significant to the combined operations of the Company.

  All significant intercompany balances and transactions have been eliminated in combination.

 (c) Inventories

  Parts inventory are stated at the lower of replacement cost, which approximates the first-in, first-out method, or market. Trucks, trailers and cores for rebuilt parts are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 (d) Property and Equipment

  Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

                        SLM GROUP, INC. AND SUBSIDIARIES

 (e) Investment in Affiliated Partnership

  In fiscal year 1996, the Company acquired a 21.28% general partner interest in an affiliated partnership. This investment was accounted for using the equity method through June 30, 1996. On July 1, 1996, the Company purchased an additional 31.73% general partner interest in the partnership. The acquisition resulted in the Company obtaining an approximate 53% general partner interest in the partnership. Accordingly, the operations of the partnership after July 1, 1996 are included in the combined financial statements of the Company. The acquisition of the these partnership interests has been accounted for at the Company's historical cost as the entities are under common control.

 (f) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (g) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) Inventories

  Inventories consist of the following at March 31:

                                                           1998       1997
                                                        ----------- ---------
   Parts, net of reserves for obsolescence of $38,059
    in 1998 and 1997................................... $ 8,799,041 7,510,971
   Trucks and trailers.................................   1,734,010   765,896
   Cores for rebuilt parts.............................     659,106   674,381
                                                        ----------- ---------
                                                        $11,192,157 8,951,248
                                                        =========== =========

                        SLM GROUP, INC. AND SUBSIDIARIES

(3) Property and Equipment

  Property and equipment consists of the following at March 31:

                                            Estimated
                                           useful life     1998         1997
                                          ------------- -----------  ----------
   Land..................................            -- $ 3,214,692   3,291,372
   Buildings.............................      20 years   3,243,346   3,210,231
   Equipment............................. 2 to 10 years   5,942,740   5,938,598
   Livestock.............................     5-7 years     630,399     572,143
   Furniture and fixtures................     2-3 years     133,937     133,937
   Leasehold improvements................       3 years     251,749     214,996
                                                        -----------  ----------
                                                         13,416,863  13,361,277
   Less accumulated depreciation and amortization......  (6,573,748) (6,417,998)
                                                        -----------  ----------
                                                        $ 6,843,115   6,943,279
                                                        ===========  ==========

(4) Notes Payable to Bank

  The Company has two revolving lines of credit ($7,000,000 for working capital and $1,000,000 for capital expenditures) established with a bank on August 1, 1996. The interest rate on advances under this facility (8.5% at March 31, 1998) is, at the option of the Company, the bank's prime rate payable monthly, or 2.5% above the London InterBank Offered Rate (LIBOR rate) for 30, 60, 90 or 180 days, payable on the last day of the LIBOR term selected by the Company. The unused line of credit available to the Company, subject to certain borrowing base obligations and reserves, was approximately $3,800,000 at March 31, 1998. The lines of credit are secured by inventory, eligible accounts receivable and certain other assets of the Company. The loan agreement requires, among other matters, maintenance of certain financial ratios. The working capital line of credit has a March 31, 1998 balance of $3,000,000 and expires August 1, 1999. The capital expenditures line of credit has a March 31, 1998 balance of zero and expires August 1, 1998.

  The Company also has a $2,000,000 revolving line of credit with a bank. The outstanding balance on the line of credit at March 31, 1998 is $1,000,000. The interest rate on advances under this facility (8.5% at March 31, 1998) is, at the option of the Company, the bank's prime rate which is payable monthly, or 2.5% above the London InterBank Offered Rate (LIBOR rate) for 30, 60, 90 or 180 days, payable on the last day of the LIBOR term selected by the Company. The unused line of credit available to the Company was approximately $1,000,000 at March 31, 1998. The line of credit is secured by new and used truck inventory. The line of credit expires August 1, 1999.

(5) Interest-Bearing Obligations Payable Under Floorplan Arrangements and Long-Term Debt

  The Company finances a portion of their new and used truck inventory under a blanket floorplan financing agreement with their vendor which bears interest at the prime rate (8.5% at March 31, 1998) plus 1% for new vehicles and plus 1.5% for used vehicles. The floorplan agreement has a March 31, 1998 balance of $320,262 and is secured by new and used truck inventories. Interest is payable monthly and principal payments are due when a truck is sold.

                        SLM GROUP, INC. AND SUBSIDIARIES

  Long-term debt consists of the following at March 31:

                                                              1998      1997
                                                           ---------- ---------
Notes payable to a former stockholder in quarterly
 installments of $54,000 including interest at 9%; due
 October 2004; secured by stock of the Company...........  $1,296,000 1,512,000
Note payable to bank due in monthly installments of
 $7,900 including interest at 8.1% due August 2000;
 secured by real estate..................................     619,974   661,959
Notes payable to a related party; due in monthly
 installments of $5,050 and $5,099 including interest at
 5.45% and 5.6% for 1998 and 1997, respectively; maturing
 through March 2007, secured by real estate..............     613,366   639,409
Note payable to bank due in monthly installments of
 $7,565 including interest at 8.1%; due August 2001;
 secured by real estate..................................     558,878   601,817
Note payable to a stockholder of SLM, due in monthly
 installments of $3,960 including interest at 9%; due
 June 1999; secured by real estate.......................     252,384   276,020
Unsecured notes payable to a related party with interest
 payable semi-annually at 6.26%; due June 2005...........     180,000   210,000
Unsecured notes payable to a related party; due in annual
 installments of $16,667; interest is payable semi-
 annually at 6.26%; due June 2005........................     133,333   150,000
Note payable to individuals in monthly installments of
 $2,446, including interest at 8%, due May 2001, secured
 by a lien on real estate................................      81,880   103,727
Unsecured note payable to a related party due in
 quarterly installments of $2,027 including interest at
 6.8%; due December 2022.................................      96,787    98,603
Unsecured notes payable to a shareholder of SLM due in
 monthly installments of $6,000 including interest at 9%
 , maturing through May 1999.............................      21,321    83,847
Unsecured notes payable to a stockholder due in monthly
 installments of $3,000 including interest at 10.5%; due
 July 2003...............................................     134,993   155,626
Unsecured notes payable to a related party due in monthly
 installments of $4,500 and $5,500 in 1998 and 1997,
 respectively, including interest at 9%; maturing through
 July 2000...............................................      70,146    60,661
Unsecured notes payable to affiliated individuals in
 monthly installments of $1,310 including interest at 9
 %; maturing through December 1998.......................      51,361    41,812
Unsecured notes payable to stockholders of SLM with
 interest payable semi-annually at 6.26%; due June 2005..      60,000    30,000
Unsecured note payable to a related party due in annual
 installments of $4,000 for 1998 and annual installments
 of $10,500 plus interest thereafter at 5.39%, due March
 2000....................................................      21,000    25,000
Unsecured note payable to former stockholders in semi-
 annual installments of $25,000 including interest at 8%;
 due August 2000.........................................     286,788       --
Note payable to bank due in monthly installments of
 $14,200 including interest at 8.05%; due August 2002;
 secured by trade accounts receivable and inventory......     618,616       --
Unsecured notes payable to shareholder of SLM due in
 monthly installments of $8,500 including interest at 9%;
 maturing through March 2000.............................      78,095       --

                        SLM GROUP, INC. AND SUBSIDIARIES

                                                             1998       1997
                                                          ----------  ---------
Unsecured notes payable to affiliated individuals due at
 maturity including interest at 9% and 9.25%; maturing
 through March 1999.....................................  $   45,000        --
Unsecured note payable to a related party due in monthly
 installments of $6,982 including interest at 9%; due
 December 1997..........................................         --      60,548
                                                          ----------  ---------
  Total long-term debt..................................   5,219,922  4,711,029
  Less current installments of long-term debt...........    (796,025)  (642,318)
                                                          ----------  ---------
  Long-term debt, excluding current installments........  $4,423,897  4,068,711
                                                          ==========  =========

  The aggregate maturities of long-term debt are as follows:

   Year ending March 31:
     1999............................................................ $  796,025
     2000............................................................    872,529
     2001............................................................  1,284,177
     2002............................................................    919,409
     2003............................................................    291,822
     Thereafter......................................................  1,055,960
                                                                      ----------
                                                                      $5,219,922
                                                                      ==========

  The Company paid $692,963 and $799,359 for interest for the years ended March 31, 1998 and 1997, respectively.

(6) Income Taxes

  Income tax (expense) benefit for the years ended March 31 consist of the following:

                                                Current    Deferred   Total
                                              -----------  -------- ----------
Year ended March 31, 1998:
  U.S. federal............................... $(1,325,917)  63,000  (1,262,917)
  State......................................     (81,000)   6,000     (75,000)
                                              -----------  -------  ----------
                                              $(1,406,917)  69,000  (1,337,917)
                                              ===========  =======  ==========
Year ended March 31, 1997:
  U.S. federal............................... $  (864,000) 141,000    (723,000)
  State......................................     (45,000)  12,000     (33,000)
                                              -----------  -------  ----------
                                              $  (909,000) 153,000    (756,000)
                                              ===========  =======  ==========

                        SLM GROUP, INC. AND SUBSIDIARIES

  Income tax expense was $1,337,917 and $756,000 for the years ended March 31, 1998 and 1997, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes and minority interest as a result of the following:

                              1998        1997
                           -----------  --------
Computed "expected" tax
 expense.................. $(1,244,483) (794,618)
(Increase) decrease in
 income taxes resulting
 from:
  State income taxes, net
   of federal income tax
   benefit................     (53,460)  (29,700)
  Non-deductible loss of
   foreign subsidiary.....      19,907    17,600
  Non-deductible portion
   of loss from affiliated
   entity.................     (25,236)  (47,940)
  Non-deductible key man
   life insurance
   premiums...............     (35,931)  (31,358)
  Cash surrender value of
   life insurance
   policies...............      39,004    66,673
  Prior year tax
   adjustments............       4,083    79,607
  Other, net..............     (41,801)  (16,264)
                           -----------  --------
                           $(1,337,917) (756,000)
                           ===========  ========

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at March 31 are presented below:

                                                              1998      1997
                                                            --------  --------
Deferred tax assets:
  Accounts receivable, principally due to allowance for
   doubtful accounts....................................... $ 21,000    21,000
  Inventories, principally due to reserve for
   obsolescence............................................   14,000    14,000
  Inventories, principally due to additional costs
   inventoried for tax purposes pursuant to the Tax Reform
   Act of 1986.............................................   80,000    55,000
  Employee benefits, principally due to accrual for
   financial reporting purposes............................   45,000    44,000
  Property and equipment, principally due to differences in
   depreciation............................................  170,000   136,000
                                                            --------  --------
    Total gross deferred tax assets........................  330,000   270,000
Deferred tax liabilities--prepaid expenses.................  (98,000) (107,000)
                                                            --------  --------
    Net deferred tax asset................................. $232,000   163,000
                                                            ========  ========

  In assessing the realizability of net deferred tax asset, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at March 31, 1998.

  The Company paid $1,250,000 and $930,000 for income taxes for the years ended March 31, 1998 and 1997, respectively.

                        SLM GROUP, INC. AND SUBSIDIARIES

(7) Leases

  The Company has several noncancelable operating leases, primarily for office and warehouse space, that expire over the next five years. Future minimum lease payments under these leases as of March 31, 1998 are:

   Year ending March 31:
     1999............................................................ $  679,474
     2000............................................................    539,486
     2001............................................................    373,717
     2002............................................................    333,274
     2003............................................................    346,607
                                                                      ----------
                                                                      $2,272,558
                                                                      ==========

  Rental expense for operating leases was approximately $687,000 and $436,000 for the years ended March 31, 1998 and 1997, respectively.

  The Company paid $63,000 to an entity owned by stockholders of the Company for equipment leases for each of the years ended March 31, 1998 and 1997, respectively.

(8) Flood Loss

  On January 1, 1997, the Company's Sparks, Nevada facility was affected by a flood that encompassed the Reno/Sparks metropolitan area. The losses were limited primarily to inventory, supplies and equipment. The facility was closed for thirty days, and the operations were temporarily shifted to the Carrollton, Texas facility during the clean-up and restart phase.

(9) Year 2000 (unaudited)

  Management has initiated an company-wide program to prepare the Company's computer systems and applications for the year 2000. The Company expects to incur internal staff costs related to infrastructure and facilities enhancements necessary to prepare the systems for the year 2000. Management does not anticipate testing and conversion of system applications to have a material financial effect upon the Company as a whole, as a significant proportion of these costs are not likely to be incremental costs to the Company, but rather will represent the redeployment of existing information technology resources.

(10) Subsequent Events (unaudited)

  Subsequent to March 31, 1998, the Company was sold to Quality Distribution Service Partners, Inc. As part of this transaction, PEI Properties, Inc. was sold to the stockholders of SLM Group, Inc. and Avantra Corporation was dissolved.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Wheatley Truck Parts, Inc.

  We have audited the accompanying balance sheets of Wheatley Truck Parts, Inc. as of November 30, 1997 and July 31, 1998, and the statements of income and retained earnings and cash flows for the years ended November 30, 1996 and 1997, and the period from December 1, 1997 to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wheatley Truck Parts, Inc. as of November 30, 1997 and July 31, 1998, and the results of its operations and its cash flows for the years ended November 30, 1996 and 1997, and the period from December 1, 1997 to July 31, 1998, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
August 27, 1999

                           WHEATLEY TRUCK PARTS, INC.

                                 BALANCE SHEETS
                 (Dollars in Thousands, Except Per Share Data)


                                                            November 30  July 31
                                                               1997       1998
                                                            -----------  -------
                           ASSETS
                           ------
Current assets:
  Cash......................................................   $   39    $  249
  Accounts receivable, net of allowance for doubtful
   accounts of $25..........................................      813       876
  Inventories...............................................    1,608     1,624
  Deferred income taxes.....................................      222       222
  Other current assets......................................        7         5
                                                               ------    ------
    Total current assets....................................    2,689     2,976
  Property and equipment, net...............................      212       214
                                                               ------    ------
    Total assets............................................   $2,901    $3,190
                                                               ======    ======
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Revolving line of credit..................................   $   96    $  218
  Current portion of long-term debt.........................       32        25
  Accounts payable..........................................      758       642
  Accrued expenses..........................................       39        59
  Income taxes payable......................................       44        68
                                                               ------    ------
    Total current liabilities...............................      969     1,012
Long-term debt, less current portion........................        9        20
Stockholders' equity:
  Common stock, no par value, 1,000 shares authorized, 1,000
   shares issued and outstanding                                   62        62
  Retained earnings.........................................    1,861     2,096
                                                               ------    ------
    Total stockholders' equity..............................    1,923     2,158
                                                               ------    ------
    Total liabilities and stockholders' equity..............   $2,901    $3,190
                                                               ======    ======



                See accompanying notes to financial statements.

                           WHEATLEY TRUCK PARTS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                             (Dollars in Thousands)

                                                                    Period from
                                                     Year ended     December 1,
                                                    November 30,      1997 to
                                                    --------------   July 31,
                                                     1996    1997      1998
                                                    ------  ------  -----------
Net sales.......................................... $9,278  $9,501    $6,670
Cost of goods sold.................................  5,893   6,128     4,251
                                                    ------  ------    ------
Gross profit.......................................  3,385   3,373     2,419
Selling, general, and administrative expenses......  2,992   2,992     2,033
                                                    ------  ------    ------
Operating income...................................    393     381       386
Interest expense...................................    (22)    (16)       (7)
Other income.......................................      3       9         8
                                                    ------  ------    ------
Income before income taxes.........................    374     374       387
Income taxes.......................................    148     148       152
                                                    ------  ------    ------
Net income.........................................    226     226       235
Retained earnings at beginning of period...........  1,409   1,635     1,861
                                                    ------  ------    ------
Retained earnings at end of period................. $1,635  $1,861    $2,096
                                                    ======  ======    ======




                See accompanying notes to financial statements.

                           WHEATLEY TRUCK PARTS, INC.

                            STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                                  Period from
                                                     Year ended    December 1,
                                                     November 30,   1997 to
                                                     ------------   July 31,
                                                     1996   1997      1998
                                                     -----  -----  -----------
Operating activities
Net income.......................................... $ 226  $ 226     $235
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization.....................   113     88       29
  (Gain) loss on sale of equipment..................     4      1       (5)
  Changes in operating assets and liabilities:
    Accounts receivable.............................    43    (61)     (63)
    Inventories.....................................  (125)  (117)     (16)
    Other assets....................................     9      1        2
    Accounts payable and accrued expenses               (3)   (63)     (96)
    Income taxes payable............................    65    (62)      24
                                                     -----  -----     ----
Net cash provided by operating activities...........   332     13      110
Investing activities
Capital expenditures................................   (88)   (54)     (32)
Proceeds from sale of equipment.....................    18     --        6
                                                     -----  -----     ----
Net cash used in investing activities...............   (70)   (54)     (26)
Financing activities
Net borrowings (payments) on revolving line of
 credit.............................................  (237)    86      122
Borrowings of long-term debt........................    63     --       32
Payments on long-term debt..........................   (64)   (49)     (28)
                                                     -----  -----     ----
Net cash (used in) provided by financing
 activities.........................................  (238)    37      126
                                                     -----  -----     ----
Net increase (decrease) in cash.....................    24     (4)     210
Cash at beginning of period.........................    19     43       39
                                                     -----  -----     ----
Cash at end of period............................... $  43  $  39     $249
                                                     =====  =====     ====



                See accompanying notes to financial statements.

                           WHEATLEY TRUCK PARTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     Years ended November 30, 1996 and 1997
               and period from December 1, 1997 to July 31, 1998
                             (Dollars in Thousands)

1. Description of Business and Basis of Presentation

  Wheatley Truck Parts, Inc. (the Company) distributes heavy-duty replacement parts for heavy-duty vehicles primarily throughout the Midwest region of the United States. The Company's principal products include truck and trailer brakes, suspensions, drivelines, hydraulic parts, and other replacement parts. The Company's customers include independent distributors, general repair shops, independent trucking businesses, major fleets, and other operators of heavy-duty equipment.

  Effective July 31, 1998, the Company was sold to Quality Distribution Service Partners, Inc.

2. Summary of Significant Accounting Policies

 Inventories

  Inventories are valued at the lower of cost or market, with cost being determined on the first in, first out (FIFO) method, and consist primarily of finished goods.

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using accelerated tax methods over the respective estimated useful lives of the assets for financial reporting purposes as follows: 5 to 20 years for machinery and equipment, 5 to 10 years for furniture and fixtures, 5 years for vehicles, and 5 to 30 years for leasehold improvements. Leasehold improvements are stated at cost and amortized over the shorter of the lease term or the useful life of improvements. Depreciation and amortization was $113, $88, and $29 for the years ended November 30, 1996 and 1997 and the period ended July 31, 1998, respectively.

 Income Taxes

  Deferred income taxes are recognized for the tax consequences of the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities by applying the enacted statutory income tax rates applicable to the periods when such differences are expected to reverse. Deferred taxes are recognized for the timing of these differences for financial reporting and income tax reporting purposes.

 Revenue Recognition

  Revenue is recognized when products are shipped.

 Long-Lived Assets

  The Company evaluates its long-lived assets on an ongoing basis. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

                           WHEATLEY TRUCK PARTS, INC.

 Fair Value of Financial Instruments

  The carrying amounts reported in the Company's balance sheets for cash, accounts receivable, other current assets, accounts payable, and accrued expenses approximate their fair value because of the short-term maturity of these instruments.

  The Company estimates the fair value of the fixed rate long-term debt obligations, including current portions, using the discounted cash flow method with interest rates currently available for similar obligations. The carrying amounts reported in the Company's balance sheets for these obligations approximate fair value.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral is not required.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Property and Equipment

  Property and equipment are summarized as follows:

                                                             November 30 July 31
                                                                1997      1998
                                                             ----------- -------
   Machinery and equipment..................................   $  519    $  519
   Furniture and fixtures...................................      311       311
   Vehicles.................................................      345       353
   Leasehold improvements...................................      112       112
                                                               ------    ------
                                                                1,287     1,295
   Less: Accumulated depreciation and amortization              1,075     1,081
                                                               ------    ------
                                                               $  212    $  214
                                                               ======    ======

4. Revolving Line of Credit

  The Company maintains a revolving line of credit (Revolver) providing for borrowings of up to $600 for working capital purposes. The Revolver bears interest payable monthly at the bank's prime rate (8.5% at July 31, 1998). Amounts advanced are due on April 1999 subject to certain lending restrictions and collateralized by substantially all assets of the Company. At July 31, 1998, the Company had an unused portion of the Revolver of $382.

                           WHEATLEY TRUCK PARTS, INC.

5. Long-Term Debt

  Long-term debt are summarized as follows:

                                                             November 30 July 31
                                                                1997      1998
                                                             ----------- -------
     Notes payable..........................................     $41       $45
     Less: Current maturities...............................      32        25
                                                                 ---       ---
                                                                 $ 9       $20
                                                                 ===       ===

  The Company entered into several notes payable (Notes) for vehicles. The Notes are payable in monthly installments, bear interest ranging from 7.5% to 9.0%, and mature at various dates through February 2001.

  Annual maturities of long-term debt are as follows for the years ending July
31:

     1999................................................................... $25
     2000...................................................................  11
     2001...................................................................   9
                                                                             ---
                                                                             $45
                                                                             ===

6. Operating Leases

  The Company leases buildings under operating leases from certain stockholders of the Company. The leases expire at various dates through 2001. Rent under the operating leases to these related parties was $176 for the years ended November 1996 and 1997, respectively, and $118 for the period ended July 31, 1998.

  Additionally, the Company leases buildings and equipment under operating leases from unaffiliated entities. The leases expire on various dates through 2001. Rent expense for such leases was $44, $41, and $29 for the years ended November 30, 1996 and 1997 and period ended July 31, 1998, respectively.

  Future minimum lease payments under operating leases with terms in excess of one year are as follows for the years ending July 31:

     1999.................................................................. $ 82
     2000..................................................................   97
     2001..................................................................   28
                                                                            ----
                                                                            $207
                                                                            ====

                           WHEATLEY TRUCK PARTS, INC.

7. Income Taxes

  Income taxes included in the statement of income consist of the following:


                                                                          Period from
                                                          Year ended       December 1,
                                                          November 30,      1997 to
                                                          ------------       July 31,
                                                          1996    1997        1998
                                                          ----   -----    -----------
     Current:
       Federal............................................ $127 $127          $132
       State..............................................   21   21            20
                                                           ---- ----          ----
                                                           $148 $148          $152
                                                           ==== ====          ====

  Reconciliation of effective income tax rate computed at the U.S. federal statutory tax rate to income tax expense is as follows:

                                                                    Period from
                                                     Year ended     December 1,
                                                    November 30,      1997 to
                                                    --------------   July 31,
                                                     1996    1997      1998
                                                    ------  ------  -----------
     Income taxes at U.S. federal statutory rate..    34.0%   34.0%    34.0%
     State income taxes, net of federal tax
      benefit.....................................     4.7     4.7      4.7
     Other........................................     0.8     0.8      0.6
                                                    ------  ------     ----
     Income tax benefit...........................    39.5%   39.5%    39.3%
                                                    ======  ======     ====

  Significant components of the Company's deferred income are as follows:

                                                             November 30 July 31
                                                                1997      1998
                                                             ----------- -------
     Deferred tax assets:
       Allowance for doubtful accounts......................    $ 10      $ 10
       Inventory obsolescence reserve.......................     212       212
                                                                ----      ----
     Net deferred tax assets................................    $222      $222
                                                                ====      ====

8. Related Party Transactions

  The Company leases buildings from certain stockholders of the Company as described in Note 6.

9. Employee Savings Plan

  The Company sponsors a defined-contribution, profit-sharing plan to provide substantially all employees of the Company an opportunity to accumulate personal funds for their retirement subject to minimum duration of employment requirements. Participating employees may contribute up to 15% of before-tax earnings to the plan, and the Company matches up to 2% of the employees' contributions to the plan. Company matching contributions to the plan were $19, $20, and $15 for the years ended November 30, 1996 and 1997 and the period ended July 31, 1998, respectively.

                           WHEATLEY TRUCK PARTS, INC.

10. Supplemental Cash Flow Information

  The following table provides supplemental cash flow data in addition to the information provided in the statement of cash flows:

                                                                     Period from
                                                        Year ended   December 1,
                                                       November 30,    1997 to
                                                       -------------  July 31,
                                                        1996   1997     1998
                                                       ------ ------ -----------
   Cash paid for:
     Interest......................................... $  20  $   16    $  7
     Income taxes.....................................    56     122     128

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Truck City Parts, Inc.

  We have audited the accompanying balance sheets of Truck City Parts, Inc. as of December 31, 1997 and July 31, 1998, and the statements of income, stockholder's equity, and cash flows for the year ended December 31, 1997 and period from January 1, 1998 to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Truck City Parts, Inc. at December 31, 1997 and July 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and period from January 1, 1998 to July 31, 1998, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
December 18, 1998

                             TRUCK CITY PARTS, INC.

                                 BALANCE SHEETS
                 (Dollars in Thousands, Except Per Share Data)

                                                          December 31, July 31,
                                                              1997       1998
                                                          ------------ --------
                         ASSETS
                         ------
Current assets:
  Accounts receivable, net of allowance for doubtful
   accounts of $70.......................................    $1,260     $1,356
  Inventories............................................     2,523      2,017
  Deferred income taxes..................................       278        273
  Other current assets...................................       131         39
                                                             ------     ------
    Total current assets.................................     4,192      3,685
  Property, plant, and equipment, net....................       911        937
                                                             ------     ------
    Total assets.........................................    $5,103     $4,622
                                                             ======     ======
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Accounts payable.......................................    $1,047     $  973
  Accrued expenses.......................................       182        386
  Due to stockholders....................................       277        140
  Current portion of long-term debt......................     1,228        477
                                                             ------     ------
    Total current liabilities............................     2,734      1,976

Long-term debt, less current portion.....................       869        767
Deferred income taxes....................................        59         55
Stockholders' equity:
  Common stock, $10 par value, 5,000 shares authorized,
   1,000 shares
   issued and outstanding................................        10         10
  Additional paid-in capital.............................       318        318
  Retained earnings......................................     1,142      1,525
  Cost of 39 shares of common stock in treasury..........       (29)       (29)
                                                             ------     ------
    Total stockholders' equity...........................     1,441      1,824
                                                             ------     ------
    Total liabilities and stockholders' equity...........    $5,103     $4,622
                                                             ======     ======

                See accompanying notes to financial statements.

                             TRUCK CITY PARTS, INC.

                              STATEMENTS OF INCOME
                             (Dollars in Thousands)

                                                                     Period from
                                                                     January 1,
                                                         Year ended    1998 to
                                                        December 31,  July 31,
                                                            1997        1998
                                                        ------------ -----------
Net sales..............................................   $13,539      $8,411
Cost of goods sold.....................................     9,208       5,520
                                                          -------      ------
Gross profit...........................................     4,331       2,891
Selling, general, and administrative expenses..........     3,817       2,185
                                                          -------      ------
Operating income.......................................       514         706
Interest expense.......................................      (210)       (100)
Interest income........................................        48          18
                                                          -------      ------
Income before income taxes.............................       352         624
Income taxes...........................................       141         241
                                                          -------      ------
Net income.............................................   $   211      $  383
                                                          =======      ======




                See accompanying notes to financial statements.

                             TRUCK CITY PARTS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                        Year ended December 31, 1997 and
                  period from January 1, 1998 to July 31, 1998
                             (Dollars in Thousands)

                                                         Cost of
                                     Additional           Common      Total
                              Common  Paid-In   Retained Stock in Stockholders'
                              Stock   Capital   Earnings Treasury    Equity
                              ------ ---------- -------- -------- -------------
Balance at January 1, 1997..   $10      $318     $  931    $ --      $1,259
Purchase of common stock for
 treasury...................    --        --        --      (29)        (29)
Net income..................    --        --        211      --         211
                               ---      ----     ------    ----      ------
Balance at December 31,
 1997.......................    10       318      1,142     (29)      1,441
Net income..................    --        --        383      --         383
                               ---      ----     ------    ----      ------
Balance at July 31, 1998....   $10      $318     $1,525    $(29)     $1,824
                               ===      ====     ======    ====      ======



                See accompanying notes to financial statements.

                             TRUCK CITY PARTS, INC.

                            STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                                     Period from
                                                                     January 1,
                                                         Year ended    1998 to
                                                        December 31,  July 31,
                                                            1997        1998
                                                        ------------ -----------
Operating activities
Net income............................................     $ 211       $   383
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization.......................       209           126
  Deferred income taxes...............................        25             1
  Gain on sale of property, plant, and equipment......        (4)           (1)
  Changes in operating assets and liabilities:
   Accounts receivable................................       109           (96)
   Inventories........................................      (344)          506
   Other current assets...............................      (111)           92
   Accounts payable and accrued expenses..............      (297)          130
                                                           -----       -------
    Net cash provided by (used in) operating
     activities.......................................      (202)        1,141
Investing activities
Capital expenditures..................................       (93)         (111)
Proceeds from sale of property, plant, and equipment..         9           118
                                                           -----       -------
    Net cash provided by (used in) investing
     activities.......................................       (84)            7
Financing activities
Proceeds (payments) on amounts due to stockholders....        12          (137)
Proceeds from issuance of long-term debt..............       764           330
Payments on long-term debt............................      (476)       (1,341)
Purchase of treasury stock............................       (14)           --
                                                           -----       -------
Net cash provided by (used in) financing activities...       286        (1,148)
                                                           -----       -------
Net change in cash....................................       --            --
Cash at beginning of period...........................       --            --
                                                           -----       -------
Cash at end of period.................................     $ --        $   --
                                                           =====       =======


                See accompanying notes to financial statements.

                             TRUCK CITY PARTS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                        Year ended December 31, 1997 and
                  period from January 1, 1998 to July 31, 1998
                             (Dollars in Thousands)

1. Description of Business

  Truck City Parts, Inc. (the Company) distributes heavy duty truck parts to retail and wholesale customers, mainly in the coal, timber, and trucking industries. The Company's products such as brakes, suspensions, filters, and other replacement parts, are sold primarily throughout the mid-Atlantic region of the United States.

  Effective July 31, 1998, the Company was sold to Quality Distribution Service Partners, Inc.

2. Summary of Significant Accounting Policies

 Inventories

  Inventories are valued at the lower of cost or market, with cost being determined on the last in, first out (LIFO) method.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the respective estimated useful lives of the assets for financial reporting purposes as follows: 5 to 20 years for machinery and equipment, 5 to 10 years for furniture and fixtures, 5 years for vehicles, 5 to 30 years for leasehold improvements, and 20 years for land improvements. Accelerated depreciation methods are used for income tax purposes. Leasehold improvements are stated at cost and amortized over the shorter of the lease term or the useful life of improvements. Depreciation and amortization was $176 and $126 for the year ended December 31, 1997 and period ended July 31, 1998, respectively.

 Income Taxes

  Deferred income taxes are recognized for the tax consequences of the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities by applying the enacted statutory income tax rates applicable to the periods when such differences are expected to reverse. Deferred taxes are recognized for the timing of these differences for financial reporting and income tax reporting purposes.

 Revenue Recognition

  Revenue is recognized when products are shipped.

 Long-Lived Assets

  The Company evaluates its long-lived assets on an ongoing basis. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Recoverability of assets to be held and used is measured by a

                             TRUCK CITY PARTS, INC.

comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

 Fair Value of Financial Instruments

  The carrying amounts reported in the Company's balance sheet for accounts receivable, other current assets, accounts payable, and accrued expenses approximate their fair value because of the short-term maturity of these instruments.

  The carrying amounts reported in the Company's balance sheets for variable rate long-term debt, including current portion, approximate fair value, as the underlying long-term debt instrument is comprised of a note that is repriced on a short-term basis.

  The Company estimates the fair value of the fixed rate long-term debt obligations including current portions, using the discounted cash flow method with interest rates currently available for similar obligations. The carrying amounts reported in the Company's balance sheets for these obligations approximate fair value.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral is not required.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Inventories

  Inventories are summarized as follows:

                                                                          July
                                                            December 31,  31,
                                                                1997      1998
                                                            ------------ ------
     Parts, including core inventories.....................    $  317    $  375
     Finished goods........................................     2,206     1,642
                                                               ------    ------
                                                               $2,523    $2,017
                                                               ======    ======

  If the first in, first out method (FIFO) had been used for valuing inventories, the total amount of income before income taxes would have increased by $73 and $84 for the year ended December 31, 1997 and period ended July 31, 1998, respectively.

                             TRUCK CITY PARTS, INC.

4. Property, Plant, and Equipment

  Property, plant, and equipment are summarized as follows:

                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
   Land and land improvements.............................    $   21     $    3
   Machinery and equipment................................       574        528
   Furniture and fixtures.................................       142        189
   Vehicles...............................................       662        639
   Leasehold improvements.................................       282        278
                                                              ------     ------
                                                               1,681      1,637
   Less: Accumulated depreciation.........................       770        700
                                                              ------     ------
                                                              $  911     $  937
                                                              ======     ======

5. Long-Term Debt

  Long-term debts are summarized as follows:

                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
   Revolving line of credit...............................    $  950     $  150
   Term loan..............................................     1,040        870
   Installment notes......................................       107        224
                                                              ------     ------
                                                               2,097      1,244
   Less: Current maturities...............................     1,228        477
                                                              ------     ------
                                                              $  869     $  767
                                                              ======     ======

  On March 28, 1997, the Company entered into a credit agreement providing for a $1,200 revolving line of credit (the Revolver) available to the Company for working capital purposes. Advances may be made under the Revolver up to an aggregate of $1,200, subject to certain lending restrictions. The Revolver matures on April 1, 2002, and bears interest at the banks' prime rate (8.5% at July 31, 1998) plus 0.5%. Interest is due on the first day of each month, and the interest rate was approximately 9.0% at July 31, 1998. At July 31, 1998, the Company had no outstanding letters of credit and an unused portion of the Revolver of $1,050.

  On March 28, 1997, the Company entered into a credit agreement providing for a $1,200 term loan (Term Loan) to refinance existing bank term loans. The Term Loan is payable in monthly principal installments of $20 and bears interest payable monthly at the bank's prime rate plus 0.5% through April 1, 2002.

  The Revolver and Term Loan are collateralized by substantially all assets of the Company and guaranteed by a stockholder of the Company. In addition, the Revolver and Term Loan require the Company to comply with certain nonfinancial covenants.

  Installment notes for vehicles mature through 2001, are payable in monthly principal and interest installments, bear interest at 3.0%, and are collateralized by vehicles.

                             TRUCK CITY PARTS, INC.

  Annual maturities of long-term debt are as follows at July 31, 1998:

       1999............................................................. $  477
       2000.............................................................    324
       2001.............................................................    293
       2002.............................................................    150
                                                                         ------
                                                                         $1,244
                                                                         ======

6. Operating Leases

  The Company leases buildings and an airplane under operating leases from a stockholder of the Company. The leases expire at various dates through 2003. Rent under the operating leases to this related party was $250 and $146 for the year ended December 31, 1997 and the period ended July 31, 1998, respectively.

  Additionally, the Company leases buildings under noncancelable operating leases from unaffiliated entities. The leases expire on various dates through 2003. Rent expense for such leases was $78 and $75 for the year ended December 31, 1997 and the period ended July 31, 1998, respectively.

  Future minimum lease payments under operating leases with terms in excess of one year are as follows at July 31, 1998:

       1999............................................................. $  311
       2000.............................................................    307
       2001.............................................................    216
       2002.............................................................    180
       2003.............................................................    105
                                                                         ------
                                                                         $1,119
                                                                         ======

7. Income Taxes

  Income taxes included in the statement of income consist of the following:

                                                                     Period from
                                                                     January 1,
                                                         Year ended    1998 to
                                                        December 31,  July 31,
                                                            1997        1998
                                                        ------------ -----------
     Current:
       Federal........................................      $102        $212
       State..........................................        14          28
                                                            ----        ----
                                                             116         240
     Deferred.........................................        25           1
                                                            ----        ----
                                                            $141        $241
                                                            ====        ====

                             TRUCK CITY PARTS, INC.

  Reconciliation of effective income tax rate computed at the U.S. federal statutory tax rate to income tax expense is as follows:

                                                                    Period from
                                                                    January 1,
                                                        Year ended    1998 to
                                                       December 31,  July 31,
                                                           1997        1998
                                                       ------------ -----------
     Income taxes at U.S. federal statutory rate......     34.0%       34.0%
     State income taxes, net of federal tax benefit...      4.6         4.6
     Other............................................      1.4         0.2
                                                           ----        ----
     Income tax expense...............................     40.0%       38.8%
                                                           ====        ====

  Significant components of the Company's deferred income taxes are as follows:

                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
     Deferred tax assets:
       Allowance for doubtful accounts...................      $ 27       $ 27
       Inventory obsolescence reserve....................       232        232
       Other.............................................        19         14
                                                               ----       ----
                                                                278        273
     Deferred tax liability:
       Accelerated depreciation..........................       (59)       (55)
                                                               ----       ----
     Net deferred tax asset..............................      $219       $218
                                                               ====       ====

8. Related Party Transactions

  The Company has a note payable due to a stockholder of the Company, bearing interest at 9.0% and due on demand. The balance outstanding was $140 at July 31, 1998.

  The Company also made payments of $137 for a note payable due to a stockholder of the Company during the period ended July 31, 1998. No balance remained outstanding at July 31, 1998.

  In addition, the Company leases buildings and an airplane from a stockholder of the Company as described in Note 6.

9. Employee Savings Plan

  The Company sponsors a contributory savings plan to provide substantially all employees of the Company an opportunity to accumulate personal funds for their retirement subject to minimum duration of employment requirements. Participating employees may contribute up to 10% of before-tax earnings to the plan, which are matched up to 2%. Company matching contributions to the plan were $15 and $10 for the year ended December 31, 1997 and period ended July 31, 1998, respectively.

                             TRUCK CITY PARTS, INC.

10. Supplemental Cash Flow Information

  The following table provides supplemental cash flow data in addition to the information provided in the statements of cash flows:

                                                                    Period from
                                                       Year ended   January 1,
                                                      December 31,    1998 to
                                                          1997     July 31, 1998
                                                      ------------ -------------
     Cash paid for:
       Interest.....................................      $210         $100
       Income taxes.................................       306           47

  The Company issued $164 and $158 in notes payable for the year ended December 31, 1997 and period ended July 31, 1998, respectively, to purchase machinery and equipment. The Company issued $15 in notes payable for the year ended December 31, 1997 to purchase treasury stock.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Automotive Sales Company, Inc.

  We have audited the accompanying balance sheets of Automotive Sales Company, Inc. (the Company) as of December 31, 1997 and July 31, 1998 and, the statements of income and retained earnings and cash flows for the years ended December 31, 1996 and 1997 and period from January 1, 1998 to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Automotive Sales Company, Inc. as of December 31, 1997 and July 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 and period from January 1, 1998 to July 31, 1998, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
August 27, 1999

                         AUTOMOTIVE SALES COMPANY, INC.

                                 BALANCE SHEETS
                   (dollars in thousands, except share data)

                                                                          July
                                                            December 31,  31,
                                                                1997      1998
                                                            ------------ ------
                          ASSETS
                          ------
Current assets:
  Cash and cash equivalents................................    $   20    $   18
  Accounts receivable, net of allowance for doubtful
   accounts of $5..........................................       829     1,092
  Inventories..............................................     1,464     1,301
  Current portion of rebates receivable....................       134        73
  Other current assets.....................................       109       107
                                                               ------    ------
    Total current assets...................................     2,556     2,591
  Property, plant, and equipment, net......................     1,598     1,607
  Rebates receivable, less current portion.................       257       330
  Other assets.............................................       104       112
                                                               ------    ------
    Total assets...........................................    $4,515    $4,640
                                                               ======    ======
           LIABILITIES AND STOCKHOLDER'S EQUITY
           ------------------------------------
Current liabilities:
  Revolving line of credit.................................    $   25    $   80
  Current portion of long-term debt........................       189       200
  Accounts payable.........................................     1,260     1,086
  Accrued expenses.........................................       271       286
                                                               ------    ------
    Total current liabilities..............................     1,745     1,652
Long-term debt, less current portion.......................     2,031     1,915
Stockholder's equity:
  Common stock, $1 par value; 100,000 shares authorized;
   50,000 shares issued and outstanding....................        50        50
  Retained earnings........................................       689     1,023
                                                               ------    ------
    Total stockholder's equity.............................       739     1,073
                                                               ------    ------
    Total liabilities and stockholder's equity.............    $4,515    $4,640
                                                               ======    ======

                See accompanying notes to financial statements.

                         AUTOMOTIVE SALES COMPANY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                             (dollars in thousands)

                                                                    Period from
                                                    Year ended      January 1,
                                                   December 31,       1998 to
                                                  ----------------   July 31,
                                                   1996     1997       1998
                                                  -------  -------  -----------
Net sales........................................ $12,008  $11,784    $7,108
Cost of goods sold...............................   8,302    8,235     5,251
                                                  -------  -------    ------
Gross profit.....................................   3,706    3,549     1,857
Selling, general, and administrative expenses....   3,388    3,242     1,290
                                                  -------  -------    ------
Operating income.................................     318      307       567
Interest expense.................................    (208)    (207)     (105)
Other income.....................................      64       60        15
                                                  -------  -------    ------
Net income.......................................     174      160       477
Retained earnings at beginning of period.........     689      687       689
Distributions....................................    (176)    (158)     (143)
                                                  -------  -------    ------
Retained earnings at end of period............... $   687  $   689    $1,023
                                                  =======  =======    ======


                See accompanying notes to financial statements.

                         AUTOMOTIVE SALES COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                      Year ended    Period from
                                                       December     January 1,
                                                          31,         1998 to
                                                      ------------   July 31,
                                                      1996   1997      1998
                                                      -----  -----  -----------
Operating activities:
  Net income......................................... $ 174  $ 160     $ 477
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization....................    84     80        44
    Changes in operating assets and liabilities:
    Accounts receivable..............................   (24)    35      (263)
    Inventories......................................   (38)   193       163
    Other assets.....................................   (49)   (74)     (18)
    Accounts payable and accrued expenses............   242   (476)     (159)
                                                      -----  -----     -----
      Net cash provided by (used in) operating
       activities....................................   389    (82)      244
Investing activities:
  Capital expenditures...............................   (21)   (29)      (53)
                                                      -----  -----     -----
      Net cash used in investing activities..........   (21)   (29)      (53)
Financing activities:
  Net borrowings (payments) on revolving credit
   facility..........................................   105   (295)       55
  Borrowings of long-term debt.......................    --    750        --
  Payments on long-term debt.........................  (294)  (183)     (105)
  Distributions......................................  (176)  (158)     (143)
                                                      -----  -----     -----
      Net cash provided by (used in) financing
       activities....................................  (365)   114      (193)
                                                      -----  -----     -----
Increase (decrease) in cash and cash equivalents.....     3      3        (2)
Cash and cash equivalents at beginning of period.....    14     17        20
                                                      -----  -----     -----
Cash and cash equivalents at end of period........... $  17  $  20     $  18
                                                      =====  =====     =====
Supplemental disclosure of cash flow information:
  Cash paid for interest............................. $ 208  $ 199     $  93


                See accompanying notes to financial statements.

                         AUTOMOTIVE SALES COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                   Years ended December 31, 1997 and 1996 and
                  period from January 1, 1998 to July 31, 1998
                             (Dollars in Thousands)

1. Description of Business

  Automotive Sales Company, Inc. (the Company) distributes heavy duty truck parts to retail and wholesale customers and provides related repair services. Products and services are sold primarily to Arizona-based customers.

  Effective July 31, 1998, the Company was sold to Quality Distribution Service Partners, Inc.

2. Summary of Significant Accounting Policies

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories are valued at the lower of cost or market, with cost being determined on the first in, first out (FIFO) method, and consist primarily of finished goods.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the respective estimated useful lives of the assets for financial reporting purposes as follows: 5 to 20 years for machinery and equipment, 5 to 10 years for furniture and fixtures, 5 years for vehicles, 5 to 30 years for leasehold improvements, and 20 years for land improvements. Leasehold improvements are stated at cost and amortized over the shorter of the lease term or the useful life of improvements. Depreciation and amortization was $84, $80, and $44 for the years ended December 31, 1996 and 1997, and period ended July 31, 1998, respectively.

 Income Taxes

  The Company has elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code and similar Arizona statutes. Under these provisions, the Company does not pay federal or state income taxes at the corporate level. Instead, the shareholders are liable for individual income taxes on the Company's taxable income.

 Revenue Recognition

  Revenue is recognized when products are shipped or services are performed.

 Long-Lived Assets

  The Company evaluates its long-lived assets on an ongoing basis. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the

                         AUTOMOTIVE SALES COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (dollars in thousands)

related asset may be impaired. Whether assets to be held and used are impaired is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the loss recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

 Fair Value of Financial Instruments

  The carrying amounts reported in the Company's balance sheet for cash and cash equivalents, trade accounts receivable, rebates receivable, other current assets, accounts payable, and accrued expenses approximate their fair value because of the short-term maturity of these instruments.

  The carrying amount of the Company's long-term variable rate debt approximates its fair value. The fair value of the fixed rate long-term debt obligations is estimated using the discounted cash flow method with interest rates currently available for similar obligations.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition, although collateral is not required.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Property, Plant, and Equipment

  Property, plant, and equipment are summarized as follows:

                                                                          July
                                                            December 31,  31,
                                                                1997      1998
                                                            ------------ ------
     Land..................................................    $  252    $  252
     Buildings and leasehold improvements..................     1,404     1,404
     Machinery and equipment...............................       636       544
     Furniture and fixtures................................       380       479
     Vehicles..............................................         8        47
                                                               ------    ------
                                                                2,680     2,726
     Less: Accumulated depreciation........................     1,082     1,119
                                                               ------    ------
                                                               $1,598    $1,607
                                                               ======    ======

                         AUTOMOTIVE SALES COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (dollars in thousands)

4. Rebates Receivable

  The Company holds non-interest-bearing certificates of indebtedness from HD America, Inc., a purchasing cooperative from whom the Company purchases approximately 30%-35% of their parts. The Company is eligible for various discounts and rebates in the form of patronage dividends on its purchases from the cooperative. Patronage dividends are earned annually and received in the following year in the form of cash and a nonnegotiable, non-interest-bearing certificate of indebtedness. The Company posted an irrevocable standby letter of credit for the benefit of HD America, Inc. in the amount of $128 expiring December 1998. The Company has the ability to replace this group of suppliers, but it may not be at such favorable terms.

  Annual maturities of the Company's rebate receivables are as follows for the years ending July 31:

       1999................................................................ $ 73
       2000................................................................  123
       2001................................................................  134
       2002................................................................   73
                                                                            ----
                                                                            $403
                                                                            ====

5. Long-Term Debt

  Long-term debt is summarized as follows:

                                                                          July
                                                            December 31,  31,
                                                                1997      1998
                                                            ------------ ------
   Revolving credit facility...............................    $   25    $   80
   Term loan...............................................       677       604
   Mortgage notes..........................................     1,374     1,355
   Note payable............................................       147       136
   Other...................................................        22        20
                                                               ------    ------
                                                                2,245     2,195
   Less: Current maturities................................       214       280
                                                               ------    ------
                                                               $2,031    $1,915
                                                               ======    ======

  The Company maintains a revolving credit facility (the Facility) with the bank providing for borrowings of up to $650, subject to certain lending restrictions, and bearing interest at the bank's prime rate (8.5% at July 31, 1998). The Facility matures in May 1999 and funds borrowed may not exceed 80.0% and 50.0% of the Company's eligible accounts receivable and eligible inventories, respectively. Available borrowings under the Facility were $401 at July 31, 1998.

  In April 1997, the Company entered into a credit agreement providing for a $750 term loan (Term Loan) to refinance existing term loans. The Term Loan is payable in monthly installments of $10, plus interest at the prime rate through May 2003.

  The Facility and Term Loan require the Company to comply with certain financial and nonfinancial covenants. The Company was in compliance with such covenants at July 31, 1998. The Facility and Term Loan are collateralized by substantially all of the assets of the Company.

                         AUTOMOTIVE SALES COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (dollars in thousands)

  In December 1997, the Company entered into a mortgage note payable for $1,200 to purchase property. The mortgage note payable is due in monthly principal and interest installments of $8 through December 2002, and bears interest at 7.0%. The note is secured by land and building and a $400 personal guarantee by the majority stockholder. Additionally, the Company has a mortgage note payable due in monthly installments of $3 through March 2006, including principal and interest at a rate adjusted every three years to the 3-year U.S. Treasury note rate plus 3.0% (9.25% at July 31, 1998), and is secured by land and building.

  The Company has a note payable due in monthly installments of $2 including principal and interest at 6.0% through February 2004 and is secured by inventory.

  Annual maturities of the Company's long-term debt are as follows for the years ending July 31:

       1999.............................................................. $  280
       2000..............................................................    185
       2001..............................................................    190
       2002..............................................................    194
       2003..............................................................    179
       2004 and thereafter...............................................  1,167
                                                                          ------
                                                                          $2,195
                                                                          ======

6. Operating Leases

  The Company leases vehicles under noncancelable operating leases which expire on various dates through 2000. Rent expense approximated $158, $153, and $74 for the years ended December 31, 1996 and 1997 and period ended July 31, 1998, respectively. Future minimum lease payments under operating leases with terms in excess of one year are as follows for the years ending July 31:

       1999................................................................. $44
       2000.................................................................  22
                                                                             ---
                                                                             $66
                                                                             ===

7. Employee Savings Plan

  The Company sponsors a profit-sharing plan with an employee contribution provision to provide substantially all employees of the Company an opportunity to accumulate personal funds for their retirement, subject to minimum duration of employment requirements. Employees may contribute up to 10% of before-tax earnings to the plan. The Company's contributions to the plan are discretionary. The Company made no contributions to the plan for the years ended December 31, 1996 and 1997, respectively. Company contributions to the plan were approximately $8 for the period ended July 31, 1998.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
CSW Enterprises, Inc. and Subsidiary

  We have audited the accompanying consolidated balance sheets of CSW Enterprises, Inc. and Subsidiary (the Company) as of December 31, 1997 and August 7, 1998, and the related consolidated statements of income and retained earnings and cash flows for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to August 7, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CSW Enterprises, Inc. and Subsidiary as of December 31, 1997 and August 7, 1998, and the consolidated results of its operations and its consolidated cash flows for the years ended December 31, 1996 and 1997 and period from January 1, 1998 to August 7, 1998, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
September 3, 1999

                             CSW ENTERPRISES, INC.

                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except per share data)

                                                         December 31, August 7,
                                                             1997       1998
                                                         ------------ ---------
                         ASSETS
Current assets:
  Cash..................................................    $  828     $  256
  Accounts receivable, net of allowance for doubtful
   accounts of $45......................................       756        849
  Inventories...........................................       818        933
  Deferred income taxes.................................       187        237
  Other current assets..................................        43         62
                                                            ------     ------
Total current assets....................................     2,632      2,337

Property, plant, and equipment, net.....................     1,711      1,665
Other assets............................................        40          5
                                                            ------     ------
Total assets............................................    $4,383     $4,007
                                                            ======     ======

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable......................................    $  280     $  401
  Accrued expenses......................................       429        529
  Income taxes payable..................................        21        143
  Due to stockholders...................................       800        --
  Current portion of long-term debt.....................       164        229
                                                            ------     ------
Total current liabilities...............................     1,694      1,302

Long-term debt, less current portion....................       427        254

Stockholders' equity:
  Common stock, $1 par value; 5,000 shares authorized;
   524 shares issued and outstanding....................         1          1
  Additional paid-in capital............................       193        193
  Retained earnings.....................................     2,068      2,257
                                                            ------     ------
Total stockholders' equity..............................     2,262      2,451
                                                            ------     ------
Total liabilities and stockholders' equity..............    $4,383     $4,007
                                                            ======     ======

          See accompanying notes to consolidated financial statements.

                             CSW ENTERPRISES, INC.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                             (Dollars in thousands)

                                                                        Period
                                                                         from
                                                       Year ended     January 1,
                                                      December 31,     1998 to
                                                      --------------  August 7,
                                                       1996    1997      1998
                                                      ------  ------  ----------
Net sales............................................ $6,792  $7,359    $4,811
Cost of goods sold...................................  4,551   4,701     3,097
                                                      ------  ------    ------
Gross profit.........................................  2,241   2,658     1,714
Selling, general, and administrative expenses........  1,910   2,178     1,365
                                                      ------  ------    ------
Operating income.....................................    331     480       349
Other income, net....................................     41      82        42
Interest expense.....................................   (154)   (139)      (74)
                                                      ------  ------    ------
Income before income taxes...........................    218     423       317
Income taxes.........................................     91     172       128
                                                      ------  ------    ------
Net income...........................................    127     251       189
Retained earnings at beginning of period.............  1,690   1,817     2,068
                                                      ------  ------    ------
Retained earnings at end of period................... $1,817  $2,068    $2,257
                                                      ======  ======    ======



          See accompanying notes to consolidated financial statements.

                             CSW ENTERPRISES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                          Year        Period
                                                          ended        from
                                                        December    January 1,
                                                           31,       1998 to
                                                        ----------  August 7,
                                                        1996  1997     1998
                                                        ----  ----  ----------
Operating activities
Net income............................................. $127  $251     $189
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization........................  178   168       77
  Deferred income taxes................................  (43)   (5)     (50)
  Loss on sale of investments..........................   --    --       24
  Changes in operating assets and liabilities:
    Accounts receivable................................   93  (122)     (93)
    Inventories........................................   69   (17)    (115)
    Other assets.......................................   59    (7)     (17)
    Accounts payable and accrued expenses..............  140    18      221
    Income taxes payable...............................   19     3      122
                                                        ----  ----     ----
Net cash provided by operating activities..............  642   289      358
Investing activities
Capital expenditures...................................  (47)  (84)     (31)
Proceeds from sale of investments......................   --    --        9
                                                        ----  ----     ----
Net cash used in investing activities..................  (47)  (84)     (22)
Financing activities
Payments on long-term debt............................. (174) (160)    (108)
Payments on notes due to stockholders..................   --    --     (800)
                                                        ----  ----     ----
Net cash used in financing activities.................. (174) (160)    (908)
                                                        ----  ----     ----
Net increase (decrease) in cash........................  421    45     (572)
Cash at beginning of period............................  362   783      828
                                                        ----  ----     ----
Cash at end of period.................................. $783  $828     $256
                                                        ====  ====     ====


          See accompanying notes to consolidated financial statements.

                             CSW ENTERPRISES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended December 31, 1996 and 1997 and the period from January 1, 1998 to August 7, 1998

1. Description of Business and Presentation

  CSW Enterprises, Inc. and Subsidiary (collectively the Company) is engaged in the distribution of heavy-duty replacement parts from distribution centers and provides services for heavy-duty vehicles in the Oklahoma City, Oklahoma, metropolitan area. The Company's principal products include truck and trailer brake, suspension, axle, and other replacement parts. The Company's customers include independent distributors, general repair shops, independent trucking businesses, major fleets, and other operators of heavy-duty equipment.

  Effective August 7, 1998, the Company was purchased by Quality Distribution Service Partners, Inc.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Inventories

  Inventories are valued at the lower of cost or market, with cost being determined on the first in, first out (FIFO) method, and consist primarily of cores and finished goods.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed using the straight-line method over the respective estimated useful lives of the assets for financial reporting purposes as follows: 5 to 8 years for machinery and equipment, 5 to 10 years for furniture and fixtures, 5 years for vehicles, and 5 to 39 years for leasehold improvements. Leasehold improvements are stated at cost and amortized over the shorter of the lease term or the useful life for leasehold improvements. Depreciation and amortization was $178, 168, and $77 for the years ended December 31, 1996 and 1997 and period ended August 7, 1998, respectively.

 Income Taxes

  Deferred taxes are recognized for the tax consequences of the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities by applying the enacted statutory income tax rates applicable to the periods when such differences are expected to reverse. Deferred taxes are recognized for the timing of these differences for financial reporting and income tax reporting purposes.

 Revenue Recognition

  Revenue is recognized when products are shipped or services are performed.

                             CSW ENTERPRISES, INC.

 Long-Lived Assets

  The Company evaluates its long-lived assets on an ongoing basis. Identifiable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may be impaired. Whether assets to be held and used are impaired is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the loss recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

 Fair Value of Financial Instruments

  The carrying amounts reported in the Company's balance sheet for cash, accounts receivable, other current assets, other assets, accounts payable, and accrued expenses approximate fair value because of the short-term maturity of these instruments.

  The Company estimates the fair value of its long-term debt obligations, using the discounted cash flow method with interest rates currently available for similar obligations. The carrying amounts reported in the Company's balance sheet for these obligations approximate fair value as the debt contains variable interest rates and, as such, approximate fair value on an ongoing basis.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition, although collateral is not required.

  The Company has two vendors with significant purchases of 14% and 10%, respectively, for the year ended December 31, 1997, and 18% and 14%, respectively, for the period ended August 7, 1998. The Company believes that other suppliers could provide the Company's needs in comparable terms.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Inventories

  Inventories are summarized as follows:

                                                          December 31, August 7,
                                                              1997       1998
                                                          ------------ ---------
     Cores...............................................     $153       $135
     Finished goods......................................      665        798
                                                              ----       ----
                                                              $818       $933
                                                              ====       ====

                             CSW ENTERPRISES, INC.

4. Property, Plant, and Equipment

  Property, plant, and equipment are summarized as follows:

                                                         December 31, August 7,
                                                             1997       1998
                                                         ------------ ---------
     Land and building..................................     $2006     $2,006
     Leasehold improvements.............................       251        258
     Machinery and equipment............................     1,006      1,014
     Furniture and fixtures.............................        79         79
     Vehicles...........................................       210        226
                                                            ------     ------
                                                             3,552      3,583
     Less: Accumulated depreciation and amortization....     1,841      1,918
                                                            ------     ------
                                                            $1,711     $1,665
                                                            ======     ======

5. Accrued Expenses

  Accrued expenses are summarized as follows:

                                                          December 31, August 7,
                                                              1997       1998
                                                          ------------ ---------
     Profit sharing......................................     $293       $390
     Employee compensation and benefits..................       81        114
     Other...............................................       55         25
                                                              ----       ----
                                                              $429       $529
                                                              ====       ====

6. Long-Term Debt

  Long-term debt are summarized as follows:

                                                          December 31, August 7,
                                                              1997       1998
                                                          ------------ ---------
     Installment notes...................................     $591       $483
     Less: Current reclassification......................      164        229
                                                              ----       ----
                                                              $427       $254
                                                              ====       ====

  On October 1, 1992, the Company entered into an agreement providing for an $877 installment note (Note I) to purchase land and a building. Note I is payable in monthly principal and interest installments of $12 and bears interest at the bank's prime rate (8.5% at August 7, 1998) plus 0.5% through October 1, 2000.

  On January 30, 1995, the Company entered into an agreement providing for a $180 installment note (Note II) to finance building improvements. Note II is payable in monthly principal and interest installments of $2 and bears interest at the bank's prime rate (8.5% at August 7, 1998) plus 0.5% through February 1, 2005.

                             CSW ENTERPRISES, INC.

  On December 29, 1994, the Company entered into an agreement providing for a $150 installment note (Note III) to finance computer needs. Note III is payable in monthly principal and interest installments of $3 and bears interest at a fixed rate of 9.0% through May 1, 2000.

  The credit agreement covering the installment notes requires the Company to comply with certain financial and nonfinancial covenants. The installment notes are collateralized by substantially all assets of the Company and guaranteed by stockholders of the Company.

  Annual maturities of long-term debt are as follows for the years ending August 7:

     1999.................................................................. $229
     2000..................................................................  167
     2001..................................................................   19
     2002..................................................................   20
     2003..................................................................   22
     2004 and thereafter...................................................   26
                                                                            ----
                                                                            $483
                                                                            ====

7. Operating Leases

  The Company leases office equipment under noncancelable operating leases which expire on various dates through 2005. Rent expense for such leases approximated $6, $7, and $4 for the years ended December 31, 1996 and 1997, and period ended August 7, 1998, respectively.

8. Income Taxes

  Income taxes included in the consolidated statement of income consist of the following:

                                                                     Period from
                                                      Year ended     January 1,
                                                     December 31,      1998 to
                                                     --------------   August 7,
                                                      1996    1997      1998
                                                     ------  ------  -----------
     Current:
      Federal....................................... $  114  $  150     $150
      State.........................................     20      27       28
                                                     ------  ------     ----
                                                        134     177      178
     Deferred.......................................    (43)     (5)     (50)
                                                     ------  ------     ----
                                                     $   91  $  172     $128
                                                     ======  ======     ====

  Reconciliation of the effective income tax rate computed at the U.S. federal statutory tax rate to income tax expense is as follows:


                                                          Year       Period from
                                                          ended      January 1,
                                                        December 31,   1998 to
                                                        ------------  August 7,
                                                        1996  1997      1998
                                                        ----  ----   -----------
     Income taxes at U.S. federal statutory rate....... 34.0% 34.0%    34.0%
     State income taxes, net of federal tax benefit....  6.2   6.0      5.5
     Other.............................................  1.5   0.7      0.9
                                                        ----  ----     ----
                                                        41.7% 40.7%    40.4%
                                                        ====  ====     ====

                             CSW ENTERPRISES, INC.

  Significant components of the Company's deferred income taxes are as follows:

                                                          December 31, August 7,
                                                              1997       1998
                                                          ------------ ---------
     Inventory obsolescence reserve......................     $ 34       $ 34
     Allowance for doubtful accounts.....................       18         18
     Employee compensation and benefits..................      135        185
                                                              ----       ----
     Deferred tax asset..................................     $187       $237
                                                              ====       ====

9. Related Party Transactions

  As of August 7, 1998, the Company sold investments held in property to a stockholder of the Company for proceeds approximating $9. A loss of $24 on the sale was recognized for the difference between the financial statement carrying amounts and the proceeds received in the transaction. The proceeds received approximate fair value based on an appraisal from a third party.

  The Company had notes payable due to certain stockholders of the Company totaling $800 outstanding at December 31, 1997. During the period ended August 7, 1998, the Company paid these notes in full and no balances remained outstanding.

10. Employee Savings Plan

  The Company sponsors a defined-contribution plan to provide substantially all employees of the Company an opportunity to accumulate personal funds for their retirement. Employees may contribute up to 15% of before-tax earnings to the plan, and the Company matches up to 2% of the employees' contributions to the plan. For the year ended December 31, 1996, no Company matching contributions were made to the Plan. Company matching contributions to the plan were approximately $18 and $21 for the year ended December 31, 1997 and the period ended August 7, 1998, respectively.

11. Supplemental Cash Flow Information

  The following table provides supplemental cash flow data to the information provided in the consolidated statement of cash flows:

                                                                     Period from
                                                        Year ended   January 1,
                                                       December 31,    1998 to
                                                       -------------  August 7,
                                                        1996   1997     1998
                                                       ------ ------ -----------
     Cash paid for:
      Income taxes.................................... $  101 $  176    $137
      Interest........................................    154    139      74

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Holt Incorporated

  We have audited the accompanying consolidated balance sheet of Holt Incorporated and Subsidiaries (the Company) as of August 7, 1998, and the related consolidated statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Holt Incorporated and Subsidiaries at August 7, 1998, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
December 11, 1998

                               HOLT INCORPORATED

                           CONSOLIDATED BALANCE SHEET
                                 August 7, 1998
                 (Dollars in Thousands, Except Per Share Data)

                                 ASSETS
Current assets:
  Cash.................................................................. $   33
  Accounts receivable, net of allowance for doubtful accounts of $43....    928
  Inventories...........................................................  3,081
  Deferred income taxes.................................................    333
  Other current assets..................................................     94
                                                                         ------
    Total current assets................................................  4,469
Property, plant, and equipment, net.....................................    363
                                                                         ------
    Total assets........................................................ $4,832
                                                                         ======

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit.............................................. $1,970
  Accounts payable......................................................  1,377
  Accrued expenses......................................................    404
  Current portion of long-term debt.....................................     54
  Current portion of capital lease obligations..........................     48
                                                                         ------
    Total current liabilities...........................................  3,853
Long-term debt, less current portion....................................     27
Capital lease obligations, less current portion.........................     79
Stockholders' equity:
  Common stock, $10 par value; 100,000 shares authorized shares; 2,710
   shares issued and outstanding........................................     27
  Retained earnings.....................................................    846
                                                                         ------
    Total stockholders' equity..........................................    873
                                                                         ------
    Total liabilities and stockholders' equity.......................... $4,832
                                                                         ======


          See accompanying notes to consolidated financial statements.

                               HOLT INCORPORATED

             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
                           Year ended August 7, 1998
                             (Dollars in Thousands)

Net sales.............................................................. $14,193
Cost of goods sold.....................................................   9,510
                                                                        -------
Gross profit...........................................................   4,683
Selling, general, and administrative expenses..........................   4,432
                                                                        -------
Operating income.......................................................     251
Other income...........................................................      57
Interest expense.......................................................    (249)
                                                                        -------
Income before income taxes.............................................      59
Income taxes...........................................................      26
                                                                        -------
Net income.............................................................      33
Retained earnings at August 6, 1997....................................     813
                                                                        -------
Retained earnings at August 7, 1998.................................... $   846
                                                                        =======




          See accompanying notes to consolidated financial statements.

                               HOLT INCORPORATED

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           Year ended August 7, 1998
                             (Dollars in Thousands)

Operating activities
Net income............................................................. $  33
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization........................................   190
  Deferred income taxes................................................    (6)
  Gain on sale of equipment............................................   (17)
  Changes in operating assets and liabilities:
    Accounts receivable................................................   437
    Inventories........................................................  (174)
    Other current assets...............................................   (31)
    Accounts payable and accrued expenses..............................   (27)
                                                                        -----
Net cash provided by operating activities..............................   405

Investing activities
Proceeds from sale of equipment........................................    28
Capital expenditures...................................................   (45)
                                                                        -----
Net cash used in investing activities..................................   (17)

Financing activities
Net payments on revolving line of credit...............................  (142)
Payments on long-term debt.............................................  (109)
Net payments on related party notes....................................  (137)
Payments on capital lease obligations..................................   (21)
                                                                        -----
Net cash used in financing activities..................................  (409)
                                                                        -----
Net decrease in cash...................................................   (21)
Cash at August 8, 1997.................................................    54
                                                                        -----
Cash at August 7, 1998................................................. $  33
                                                                        =====


          See accompanying notes to consolidated financial statements.

                               HOLT INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           Year ended August 7, 1998
                             (Dollars in Thousands)

1. Description of Business and Basis of Presentation

  Holt Incorporated and Subsidiaries (collectively the Company) are engaged in the distribution of heavy-duty replacement parts and provide services for heavy-duty vehicles primarily throughout the midwest United States. The Company's principal products include truck and trailer wheels, rims, brakes, suspensions, axles, electrical, and other replacement parts. The Company's customers include independent distributors, general repair shops, independent trucking businesses, major fleets, and other operators of heavy-duty equipment.

  Effective August 7, 1998, the Company was sold to Quality Distribution Service Partners, Inc. (QDSP). The Company's fiscal year end is July 31. In connection with the sale of the Company to QDSP, the financial statements are presented as of August 7, 1998, and for the year then ended.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Stats Remanufacturing Center, Inc. and Four T Sales & Service, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

 Inventories

  Inventories are lower of cost or market and consist primarily of finished goods. The cost of inventories are determined using average cost, which approximates the first in, first out (FIFO) method.

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line and accelerated methods over the respective estimated useful lives of the assets for financial reporting purposes as follows: 3 to 8 years for machinery and equipment, 5 years for vehicles, and 15 years for leasehold improvements. Depreciation and amortization was $190 for the year ended August 7, 1998.

 Income Taxes

  Deferred taxes are recognized for the tax consequences of the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities by applying the enacted statutory income tax rates applicable to the periods when such differences are expected to reverse. Deferred taxes are recognized for the timing of these differences for financial reporting and income tax reporting purposes.

                               HOLT INCORPORATED

 Revenue Recognition

  Revenue is recognized when products are shipped or services are performed.

 Long-Lived Assets

  The Company evaluates its long-lived assets on an ongoing basis. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may be impaired. Whether assets to be held and used are impaired is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the loss recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

 Fair Value of Financial Instruments

  The carrying amounts reported in the Company's balance sheet for cash, trade accounts receivable, other current assets, accounts payable, and accrued expenses approximate their fair value because of the short-term maturity of these instruments.

  The carrying amounts reported in the Company's balance sheet for variable-rate long-term debt, including current portion, approximate fair-value, as the underlying long-term debt instruments are comprised of notes that are repriced on a short-term basis.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition, although collateral is not required.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Property and Equipment

  Property and equipment consist of the following at August 7, 1998:

     Leasehold improvements............................................. $  141
     Machinery and equipment............................................  1,393
     Vehicles...........................................................    556
                                                                         ------
                                                                          2,090
     Less: Accumulated depreciation.....................................  1,727
                                                                         ------
                                                                         $  363
                                                                         ======

                               HOLT INCORPORATED

4. Revolving Line of Credit

  The Company maintains a revolving line of credit (Revolver) providing for borrowings of up to $3.0 million including letters of credit of up to $50 for working capital purposes. The Revolver bears interest payable monthly at the bank's prime rate (8.5% at August 7, 1998) plus 1.0%. Amounts advanced are due on October 31, 1998, subject to certain lending restrictions and financial and nonfinancial covenants, collateralized by substantially all assets of the Company and guaranteed by a majority stockholder. At August 7, 1998, the Company had no outstanding letters of credit and an unused portion of the Revolver of approximately $1.0 million.

5. Long-Term Debt

  Long-term debt at August 7, 1998, consists of the following:

     Term loan............................................................. $35
     Installment loans.....................................................  46
                                                                            ---
                                                                             81
     Less: Current maturities..............................................  54
                                                                            ---
                                                                            $27
                                                                            ===

  On August 17, 1994, the Company entered into an agreement providing for a $150 term loan (Term Loan) to refinance an existing term loan. The Term Loan is payable in monthly principal and interest installments of $7 and bears interest payable monthly at the bank's prime rate (8.5% at August 7, 1998) plus 2.0% through August 1999. The Term Loan requires the Company to comply with certain financial and nonfinancial covenants and is collateralized by substantially all assets of the Company and guaranteed by a majority stockholder.

  Installment notes for vehicles are payable in quarterly principal and interest installments, bear interest at rates varying from 3.9% to 9.9%, mature ranging from October 1998 through February 2002 and are collateralized by vehicles.

  Annual maturities of the Company's long-term debt are as follows at August 7, 1998:

     Year ending August 7:
       1999................................................................. $54
       2000.................................................................  16
       2001.................................................................   9
       2002.................................................................   2
       2003 and thereafter..................................................  --
                                                                             ---
                                                                             $81
                                                                             ===

                               HOLT INCORPORATED

6. Capital Leases

  Future minimum lease payments under capital leases with initial or remaining terms of one year or more consisted of the following at July 31, 1998:

     1999................................................................. $ 49
     2000.................................................................   41
     2001.................................................................   38
     2002.................................................................   22
                                                                           ----
     Total minimum payments...............................................  150
     Less: Amounts representing interest..................................   23
                                                                           ----
     Present value of minimum lease payments..............................  127
     Less: Current portion................................................   48
                                                                           ----
     Total long-term portion.............................................. $ 79
                                                                           ====

  Vehicles leased under capital leases, net of accumulated depreciation of $26, were approximately $130 at July 31, 1998.

7. Operating Leases

  The Company leases buildings under noncancelable operating leases from a partnership owned by stockholders of the Company. The leases expire at various dates through 2001. Rent under the operating leases to this related party was $123 for the year ended August 7, 1998.

  Additionally, the company leases machinery and equipment under operating leases from unaffiliated entities. The leases expire at various dates through 2002. Rent expense approximated $287 for the year ended August 7, 1998.

  Future minimum lease payments under operating leases with terms in excess of one year are as follows at August 7, 1998:

     1999.................................................................. $377
     2000..................................................................  271
     2001..................................................................  250
     2002..................................................................   77
                                                                            ----
                                                                            $975
                                                                            ====

8. Income Taxes

  The income tax expense consists of the following for the period ended August 7, 1998:

     Current:
       Federal............................................................. $28
       State...............................................................   4
                                                                            ---
                                                                             32
     Deferred..............................................................  (6)
                                                                            ---
                                                                            $26
                                                                            ===

                               HOLT INCORPORATED

  Reconciliation of effective income tax rate computed at the U.S. federal statutory tax rate to the income tax expense is as follows for the period ended August 7, 1998:

     Federal taxes at statutory rate...................................... 34.0%
     State income taxes, net of federal benefit...........................  5.4
     Other................................................................  4.7
                                                                           ----
     Income tax expense................................................... 44.1%
                                                                           ====

  Significant components of the Company's deferred income taxes at August 7, 1998, are as follows:

     Deferred tax assets:
       Allowance for receivables.......................................... $ 16
       Inventory reserve..................................................  213
       Other..............................................................  104
                                                                           ----
     Total deferred tax assets............................................ $333
                                                                           ====

9. Related Parties

  As described in Note 7, the Company leases buildings from JDH Investments, a partnership owned by stockholders of the Company. The lease expense related to these leases was financed by JDH Investments. A net payment of $137 was made on the balance of the financing of the leases. No balance remained outstanding at August 7, 1998.

10. Employee Savings and Profit-Sharing Plans

  The Company sponsors a defined-contribution plan to provide substantially all employees of the Company an opportunity to accumulate personal funds for their retirement subject to minimum duration of employment requirements. Participating employees may contribute up to 15% of before-tax earnings to the plan which are matched by the Company up to the lesser of 25% of the employees' contribution or two hundred and fifty dollars. Company matching contributions to the plan were $7 for the year ended August 7, 1998.

  The Company has a profit-sharing plan that covers employees who have completed one year of service and attained the age of twenty-one. Contributions to the profit-sharing plan are determined by the Board of Directors of the Company and were $20 for the year ended August 7, 1998.

11. Supplemental Cash Flow Information

  The following table provides supplemental cash flow data in addition to the information provided in the consolidated statement of cash flows for the year ended August 7, 1998:

     Cash paid for:
       Income taxes........................................................ $232
       Interest............................................................  249

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Sharkey Family Holdings, Inc.

  We have audited the accompanying balance sheets of Sharkey Family Holdings, Inc. (d/b/a Universal Joint Sales Company), as of December 31, 1997 and July 31, 1998, and the statements of income, stockholders' equity, and cash flows for the year ended December 31, 1997 and period from January 1, 1998 to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Universal Joint Sales Company at December 31, 1997 and July 31, 1998, and the results of their operations and their cash flows for the year ended December 31, 1997 and period from January 1, 1998 to July 31, 1998, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
December 18, 1998

                         UNIVERSAL JOINT SALES COMPANY

                                 BALANCE SHEETS
                 (Dollars in thousands, except per share data)

                                                                         July
                                                           December 31,  31,
                                                               1997      1998
                                                           ------------ ------
                          ASSETS
                          ------
Current assets:
  Cash....................................................    $  --     $  141
  Accounts receivable, less allowance for doubtful
   accounts of $65........................................     1,864     2,134
  Inventories.............................................     4,583     5,518
  Current portion of rebates receivable...................       457       183
  Due from stockholders...................................       --         40
  Other current assets....................................        61        62
                                                              ------    ------
    Total current assets..................................     6,965     8,078
  Property, plant, and equipment, net.....................     1,143     1,143
  Rebates receivable, less current portion................       232       599
  Other assets............................................       103       102
                                                              ------    ------
    Total assets..........................................    $8,443    $9,922
                                                              ======    ======
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Revolving line of credit................................    $  880    $1,180
  Accounts payable........................................     1,760     2,348
  Accrued expenses........................................       250       325
  Due to stockholders.....................................       180       --
  Current portion of long-term debt.......................       409       381
  Current portion of capital lease obligation.............        27        32
                                                              ------    ------
    Total current liabilities.............................     3,506     4,266
Long-term debt, less current portion......................       723       540
Capital lease obligation, less current portion............        45        24
Stockholders' equity:
  Common stock, Class A voting, no par value, 100 shares
   authorized, issued, and outstanding....................       --        --
  Common stock, Class B nonvoting, $.00001 par value,
   1,000,000 shares authorized, issued, and outstanding...       --        --
  Additional paid-in capital..............................       372       372
  Retained earnings.......................................     3,914     4,903
  Cost of 1,000 shares of common stock in treasury........      (117)     (183)
                                                              ------    ------
    Total stockholders' equity............................     4,169     5,092
                                                              ------    ------
    Total liabilities and stockholders' equity............    $8,443    $9,922
                                                              ======    ======

                       See notes to financial statements.

                         UNIVERSAL JOINT SALES COMPANY

                              STATEMENTS OF INCOME
                             (Dollars in thousands)

                                                                     Period from
                                                                     January 1,
                                                         Year ended    1998 to
                                                        December 31,  July 31,
                                                            1997        1998
                                                        ------------ -----------
Net sales..............................................   $24,248      $15,122
Cost of goods sold.....................................    16,011        9,548
                                                          -------      -------
Gross profit...........................................     8,237        5,574
Selling, general, and administrative expenses..........     7,871        4,525
                                                          -------      -------
      Operating income.................................       366        1,049
Interest expense.......................................      (237)         (86)
Other income...........................................       118           49
                                                          -------      -------
Income before income taxes.............................       247        1,012
Income taxes...........................................         7           23
                                                          -------      -------
Net income.............................................   $   240      $   989
                                                          =======      =======


                       See notes to financial statements.

                         UNIVERSAL JOINT SALES COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                        Year ended December 31, 1997 and
                  period from January 1, 1998 to July 31, 1998

                                                         Cost of
                                     Additional           Common      Total
                              Common  Paid-In   Retained Stock in Stockholders'
                              Stock   Capital   Earnings Treasury    Equity
                              ------ ---------- -------- -------- -------------
Balance at January 1, 1997..   $134     $238     $4,510   $(117)     $4,765
Distributions to
 stockholders'..............    --       --        (836)    --         (836)
Net income..................    --       --         240     --          240
                               ----     ----     ------   -----      ------
Balance at December 31,
 1997.......................    134      238      3,914    (117)      4,169
Purchase of common stock for
 treasury...................    --       --         --     (66)        (66)
Net income..................    --       --         989     --          989
                               ----     ----     ------   -----      ------
Balance at July 31, 1998....   $134     $238     $4,903   $(183)     $5,092
                               ====     ====     ======   =====      ======



                       See notes to financial statements.

                         UNIVERSAL JOINT SALES COMPANY

                            STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                       Period
                                                                        from
                                                                     January 1,
                                                         Year ended   1998 to
                                                        December 31,  July 31,
                                                            1997        1998
                                                        ------------ ----------
Operating activities
Net income.............................................   $   240        989
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization......................       291        132
    Gain on sale of property, plant, and equipment.....        (2)       (14)
    Changes in operating assets and liabilities:
      Accounts receivable..............................       (88)      (270)
      Inventories......................................       283       (935)
      Other assets.....................................      (100)       (93)
      Accounts payable and accrued expenses............       474        662
                                                          -------       ----
        Net cash provided by operating activities......     1,098        471
Investing activities
Capital expenditures...................................      (272)      (169)
Proceeds from sale of property, plant, and equipment...        34         64
                                                          -------       ----
Net cash used in investing activities..................      (238)      (105)
Financing activities
Payments on amounts due to stockholders................       (40)      (220)
Net proceeds from revolving line of credit.............       130        300
Payments on long-term debt.............................      (382)      (223)
Payments on capital lease obligation...................       (13)       (16)
Purchase of treasury stock.............................       --         (66)
Distributions..........................................      (836)       --
                                                          -------       ----
        Net cash used in financing activities..........    (1,141)      (225)
                                                          -------       ----
Net increase (decrease) in cash........................      (281)       141
Cash at beginning of period............................       281        --
                                                          -------       ----
Cash at end of period..................................   $   --        $141
                                                          =======       ====


                       See notes to financial statements.

                         UNIVERSAL JOINT SALES COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                        Year ended December 31, 1997 and
                  period from January 1, 1998 to July 31, 1998
                             (Dollars in thousands)

1. Description of Business and Basis of Presentation

  Sharkey Family Holdings, Inc. (d/b/a Universal Joint Sales Company) was formed on January 1, 1998, through the combination of five companies controlled through common ownership. The companies combined were: (i) Universal Joint Sales Company inc., (ii) Universal Joint Sales of Buffalo, Inc.; (iii) Universal Joint Sales of Watertown, Inc.; (iv) Driveshaft Specialists, Inc.; and (v) Driveshaft Specialists of Jacksonville, Inc. Upon the combination of these companies, the entities became divisions of Sharkey Family Holdings, Inc. All references to the Company refer collectively to the combined entities prior to January 1, 1998, and to Sharkey Family Holdings, Inc. subsequently.

  The financial statements as of and for the year ended December 31, 1997 are presented on a combined basis. All significant intercompany transactions and balances have been eliminated.

  The Company distributes heavy-duty replacement parts from distribution centers and provides services for heavy-duty vehicles in New York, Pennsylvania, and Florida. The Company's principal products include drive lines, brakes, clutches, power takeoffs, front wheel drive components, and other replacement parts.

  Effective July 31, 1998, the Company was purchased by Quality Distribution Service Partners, Inc.

2. Significant Accounting Policies

 Inventories

  Inventories are valued at the lower of cost or market, with cost being determined on the first in, first out (FIFO) method, and consist primarily of core and finished goods.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the respective estimated useful lives of the assets for financial reporting purposes as follows: 25 years for buildings, 5 to 7 years for furniture and fixtures, 5 to 7 years for machinery and equipment, 5 years for vehicles, and the shorter of the lease term or the useful life for leasehold improvements. Depreciation and amortization was $291 and $132 for the year ended December 31, 1997 and period ended July 31, 1998, respectively.

 Income Taxes

  The Company has elected to be taxed as an S Corporation under the Internal Revenue Code. Under these provisions, the Corporation does not pay federal income tax at the corporate level. Instead shareholders are liable for individual income taxes for the Company's taxable income. Therefore, no provision or liability for federal income taxes have been included in the financial statements for the Company. The Company is liable for various state income taxes. Provisions of $7 and $23 were recorded for the year ended December 31, 1997 and period ended July 31, 1998.

                         UNIVERSAL JOINT SALES COMPANY

 Revenue Recognition

  Revenue is recognized when products are shipped or services are performed.

 Long-Lived Assets

  The Company evaluates its long-lived assets on an ongoing basis. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may be impaired. Whether assets to be held and used are impaired is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the loss recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

 Fair Value of Financial Instruments

  The carrying amounts reported in the Company's balance sheet for cash, accounts receivable, rebates receivable, other current assets, accounts payable, and accrued expenses approximate their fair value because of the short-term maturity of these instruments.

  The Company estimates the fair value of the long-term debt obligations including current portions, using the discounted cash flow method with interest rates currently available for similar obligations. The carrying amounts reported in the Company's balance sheets for these obligations approximate fair value.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition, although collateral is not required.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Inventories

  Inventories consist of the following:

                                                                           July
                                                             December 31,  31,
                                                                 1997      1998
                                                             ------------ ------
     Cores..................................................    $  385    $1,439
     Finished Goods.........................................     4,198     4,079
                                                                ------    ------
                                                                $4,583    $5,518
                                                                ======    ======

                         UNIVERSAL JOINT SALES COMPANY

4. Property, Plant, and Equipment

  Property, plant, and equipment are summarized as follows:

                                                                          July
                                                            December 31,  31,
                                                                1997      1998
                                                            ------------ ------
       Buildings and leasehold improvements................    $1,171    $1,170
       Machinery and equipment.............................     1,441     1,511
       Furniture and fixtures..............................       821       821
       Vehicles............................................       631       652
                                                               ------    ------
                                                                4,064     4,154
       Less: Accumulated depreciation......................     2,921     3,011
                                                               ------    ------
                                                               $1,143    $1,143
                                                               ======    ======

5. Rebates Receivable

  The Company holds non-interest-bearing certificates of indebtedness from HD America, Inc., a purchasing cooperative from whom the Company purchases a significant amount of their inventory. The Company is eligible for various discounts and rebates in the form of patronage dividends on their purchases from the cooperative. Patronage dividends are earned annually and are received in the following year in the form of cash and non-negotiable, non-interest-bearing certificates of indebtedness. The Company has the ability to replace this group of suppliers; however, it may not be at such favorable terms.

  Annual maturities of the Company's rebates receivable are as follows at July 31, 1998:

       Period ending July 31:
         1999.............................................................. $183
         2000..............................................................  176
         2001..............................................................  240
         2002..............................................................  183
                                                                            ----
                                                                            $782
                                                                            ====

6. Revolving Line of Credit

  The Company maintains a revolving line of credit providing for borrowings of up to $1,250 bearing interest at the prime rate (8.5% at July 31, 1998) plus 0.25%. The revolving line of credit is renewable annually on July 31 and is secured by substantially all assets of the Company and guaranteed by the stockholders. As of July 31, 1998, $1,180 was outstanding on the line of credit.

                         UNIVERSAL JOINT SALES COMPANY

7. Long-Term Debt

  Long-term debts are summarized as follows:

                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
       Installment notes..................................    $  912      $790
       Notes payable......................................       128        69
       Other notes payable................................        92        62
                                                              ------      ----
       Total long-term debt...............................     1,132       921
       Less: Current maturities...........................       409       381
                                                              ------      ----
                                                              $  723      $540
                                                              ======      ====


  In October 1994, the Company entered into an agreement providing for a $250 installment note to purchase machinery. The installment note is payable in monthly principal installments of $4 and interest at the bank's prime rate (8.5% at July 31, 1998) plus 1.0% through October 1999. The installment note is guaranteed by the majority shareholder of the Company. The amount outstanding under the installment note at July 31, 1998, was $63.

  In August 1996, the Company entered into an agreement providing for a $300 installment note to purchase inventory. The installment note is payable in monthly principal installments of $5 and interest at the bank's prime rate plus 1.0% through August 2001. The installment note is collateralized by inventory and personally guaranteed by the majority stockholder of the Company. The amount outstanding under the note at July 31, 1998, was $190.

  In December 1996, the Company entered into an agreement providing for a $750 installment note to provide working capital. The installment note is payable in monthly principal installments of $13 and interest at the bank's prime rate plus 0.25% through December 2001. The installment note is personally guaranteed by the majority stockholder of the Company. The amount outstanding under the note at July 31, 1998, was $537.

  The Company has two notes payable due to 805 Spencer Street Partnership, a partnership owned by stockholders of the Company. The notes bear interest at 9.25% and are payable in monthly principal and interest installments of $8 and $1 through December 1998 and June 2000, respectively.

  The Company has entered into several notes payable (Notes) to purchase automobiles and equipment. The Notes are payable in monthly principal and interest installments and bear interest at rates varying from 6.65% to 11.95% and mature through 2001. The Notes are collateralized by the vehicles and equipment purchased with the loan proceeds.

  Annual maturities of the Company's long-term debt are as follows at July 31, 1998:

       1999................................................................ $381
       2000................................................................  253
       2001................................................................  219
       2002................................................................   68
                                                                            ----
                                                                            $921

                         UNIVERSAL JOINT SALES COMPANY

8. Capital Leases

  Equipment under capital leases consists of the following:

                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
       Equipment..........................................     $84        $84
       Less: Accumulated amortization.....................      14         30
                                                               ---        ---
                                                               $70        $54
                                                               ===        ===

  Future minimum lease payments under capital leases with initial or remaining terms of one year or more consist of the following at July 31, 1998:

       1999................................................................ $32
       2000................................................................  29
                                                                            ---
       Total minimum lease payments........................................  61
       Amounts representing interest.......................................   5
                                                                            ---
       Present value of minimum lease payments.............................  56
       Less: Current portion...............................................  32
                                                                            ---
                                                                            $24
                                                                            ===

9. Operating Leases

  The Company leases buildings under operating leases from stockholders of the Company. The leases expire at various dates through 2006. Rent expense under the operating leases to the related parties was $814 and $497 for the year ended December 31, 1997 and the period ended July 31, 1998, respectively.

  Additionally, the Company leases equipment and vehicles under operating leases from unaffiliated entities. The leases expire on various dates through 2001. Rent expense for such leases was $28 and $22 for the year ended December 31, 1997 and period ended July 31, 1998, respectively.

  Future minimum lease payments under operating leases with terms in excess of one year are as follows at July 31, 1998:

       1999.............................................................. $  499
       2000..............................................................    174
       2001..............................................................    138
       2002..............................................................    137
       2003..............................................................     76
       2004 and thereafter...............................................    227
                                                                          ------
                                                                          $1,251
                                                                          ======

10. Related Party Transactions

  As described in Note 9, the Company leases buildings from stockholders of the Company. In addition, the Company has notes payable with stockholders as described in Note 7.

                         UNIVERSAL JOINT SALES COMPANY

11. Employee Savings Plan

  The Company sponsors a qualified defined-contribution plan to provide substantially all employees of the Company an opportunity to accumulate personal funds for their retirement subject to minimum duration of employment requirements. Participating employees may contribute up to 15% of before-tax earnings to the plan. The Company will match up to 5% of employees' contributions to the plan. Company contributions to the plan were $176 and $104 for the year ended December 31, 1997 and period ended July 31, 1998.

12. Supplemental Cash Flow Information

  The following table provides supplemental cash flow data in addition to the information provided in the statements of cash flows:

                                                                         Period
                                                            Year ended   ended
                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
       Cash paid for:
         Income taxes.....................................     $ 14       $ 5
         Interest.........................................      181        79

  The Company issued $70 and $12 in notes payable to purchase vehicles and machinery for the year ended December 31, 1997 and period ended July 31, 1998, respectively.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Fleetpride, Inc.

  We have audited the accompanying balance sheets of Fleetpride, Inc. as of December 31, 1997 and July 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fleetpride, Inc. as of December 31, 1997 and July 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, and period from January 1, 1998 to July 31, 1998, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
September 3, 1999

                                FLEETPRIDE, INC.

                                 BALANCE SHEETS
                 (Dollars in Thousands, Except Per Share Data)

                                                          December 31, July 31,
                                                              1997       1998
                                                          ------------ --------
                         ASSETS
                         ------
Current assets:
  Cash...................................................    $   10     $   51
  Accounts receivable, net of allowance for doubtful
   accounts of $50.......................................     1,923      2,306
  Inventories............................................     1,953      2,467
  Deferred income taxes..................................       253        255
  Other current assets...................................       537        224
                                                             ------     ------
    Total current assets.................................     4,676      5,303
  Property and equipment, net............................     1,348      1,278
  Deferred income taxes..................................        43         31
  Other assets...........................................        56         55
                                                             ------     ------
    Total assets.........................................    $6,123     $6,667
                                                             ======     ======
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Revolving line of credit...............................    $2,651     $2,589
  Accounts payable.......................................     1,247      1,913
  Accrued expenses.......................................       415        636
  Current portion of long-term debt......................       180        131
  Current portion of capital lease obligations...........       247        182
                                                             ------     ------
    Total current liabilities............................     4,740      5,451
  Long-term debt, less current portion...................       133         93
  Capital lease obligations, less current portion........       180        169
Stockholders' equity:
  Preferred stock: $1,000 stated value; 400 shares
   authorized, issued, and outstanding                          400        400
  Common stock: $10 par value; 5,000 shares authorized,
   3,805 shares issued, and 950 outstanding..............        38         38
  Additional paid-in capital.............................       283        283
  Retained earnings......................................       824        708
  Accumulated other comprehensive loss:
  Unrealized loss on securities available-for-sale.......       (52)       (52)
  Cost of 2,855 shares of common stock in treasury.......      (423)      (423)
                                                             ------     ------
    Total stockholders' equity...........................     1,070        954
                                                             ------     ------
    Total liabilities and stockholders' equity...........    $6,123     $6,667
                                                             ======     ======

                See accompanying notes to financial statements.

                                FLEETPRIDE, INC.

                            STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                            Year ended       Period from
                           December 31,      January 1,
                          ----------------     1998 to
                           1996     1997    July 31, 1998
                          -------  -------  -------------
Net sales...............  $27,152  $19,833     $12,830
Cost of goods sold......   19,927   12,860       8,436
                          -------  -------     -------
Gross profit............    7,225    6,973       4,394
Selling, general, and
 administrative
 expenses...............    6,608    6,867       4,336
                          -------  -------     -------
Operating income........      617      106          58
Interest expense........     (387)    (318)       (195)
                          -------  -------     -------
Income (loss) before
 income taxes...........      230     (212)       (137)
Income taxes (benefit)..      114      (60)        (39)
                          -------  -------     -------
Net income (loss).......  $   116  $  (152)    $   (98)
                          =======  =======     =======



                See accompanying notes to financial statements.

                               FLEETPRIDE, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                            (Dollars in Thousands)

                                                               Accumulated  Cost of
                                          Additional              Other      Common      Total
                         Preferred Common  Paid-In   Retained Comprehensive Stock in Stockholders'
                           Stock   Stock   Capital   Earnings     Loss      Treasury    Equity
                         --------- ------ ---------- -------- ------------- -------- -------------
Balance at January 1,
 1996...................   $400     $38      $283     $ 932       $ --       $(423)     $1,230
Net income..............     --      --        --       116         --          --         116
Preferred stock
 dividends..............     --      --        --       (36)        --          --         (36)
Change in unrealized
 loss on securities
 available for sale.....     --      --        --        --        (49)         --         (49)
                           ----     ---      ----     -----       ----       -----      ------
Balance at December 31,
 1996...................    400      38       283     1,012        (49)       (423)      1,261
Net loss................     --      --        --      (152)        --          --        (152)
Preferred stock
 dividends..............     --      --        --       (36)        --          --         (36)
Change in unrealized
 loss on securities
 available for sale.....     --      --        --        --         (3)         --          (3)
                           ----     ---      ----     -----       ----       -----      ------
Balance at December 31,
 1997...................    400      38       283       824        (52)       (423)      1,070
Net loss................     --      --        --       (98)        --          --         (98)
Preferred stock
 dividends..............     --      --        --       (18)        --          --         (18)
                           ----     ---      ----     -----       ----       -----      ------
Balance at July 31,
 1998...................   $400     $38      $283     $ 708       $(52)      $(423)     $  954
                           ====     ===      ====     =====       ====       =====      ======

                See accompanying notes to financial statements.

                                FLEETPRIDE, INC.

                            STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                    Year ended     Period from
                                                   December 31,    January 1,
                                                   -------------     1998 to
                                                    1996   1997   July 31, 1998
                                                   ------  -----  -------------
Operating activities
Net income (loss)................................  $  116  $(152)     $ (98)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
Depreciation and amortization....................     251    277        215
Deferred income taxes............................     (21)   (70)        10
Changes in operating assets and liabilities:
Accounts receivable..............................     974   (127)      (383)
Inventories......................................   1,017     10       (514)
Other assets.....................................     257     96        314
Accounts payable and accrued expenses............    (935)   (75)       887
                                                   ------  -----      -----
Net cash provided by (used in) operating
 activities......................................   1,659    (41)       431
Investing activities
Capital expenditures.............................    (172)  (184)      (103)
                                                   ------  -----      -----
Net cash used in investing activities............    (172)  (184)      (103)
Financing activities
Net proceeds (borrowings) from revolving line of
 credit                                            (1,195)   570        (62)
Payments on other long-term debt.................    (166)  (173)       (89)
Payments on capital lease obligations............    (108)  (150)      (118)
Dividends paid...................................     (36)   (36)       (18)
                                                   ------  -----      -----
Net cash provided by (used in) financing
 activities......................................  (1,505)   211       (287)
                                                   ------  -----      -----
Net increase (decrease) in cash..................     (18)   (14)        41
Cash at beginning of period......................      42     24         10
                                                   ------  -----      -----
Cash at end of period............................  $   24  $  10      $  51
                                                   ======  =====      =====


                See accompanying notes to financial statements.

                                FLEETPRIDE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                   Years ended December 31, 1996 and 1997 and
                  period from January 1, 1998 to July 31, 1998
                             (Dollars in Thousands)

1. Description of Business and Basis of Presentation

  Fleetpride, Inc. (the Company) distributes heavy-duty replacement parts from distribution centers and provides services for heavy-duty vehicles primarily throughout the Northeastern United States. The Company's principal products include truck and trailer wheel, brake, suspension, body, and other replacement parts. The Company's customers include independent distributors, general repair shops, independent trucking businesses, major fleets, and other operators of heavy-duty equipment.

  Effective July 31, 1998, the Company was purchased by Quality Distribution Service Partners, Inc.

2. Summary of Significant Accounting Policies

 Inventories

  Inventories are valued at the lower of cost or market, with cost being determined on an average basis, which approximates first in, first out (FIFO) method.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the respective estimated useful lives of the assets for financial reporting purposes as follows: 6 to 12 years for machinery and equipment, 5 to 12 years for furniture and fixtures, 5 years for vehicles, and the shorter of the lease term or the useful life for leasehold improvements. Depreciation and amortization was $251, $277, and $215 for the year ended December 31, 1996 and 1997 and period ended July 31, 1998, respectively.

 Income Taxes

  Deferred income taxes are recognized for the tax consequences of the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities by applying the enacted statutory income tax rates applicable to the periods when such differences are expected to reverse. Deferred taxes are recognized for the timing of these differences for financial reporting and income tax reporting purposes.

 Revenue Recognition

  Revenue is recognized when products are shipped or services are performed.

 Long-lived Assets

  The Company evaluates its long-lived assets on an ongoing basis. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the

                                FLEETPRIDE, INC.

related asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

 Fair Value of Financial Instruments

  The carrying amounts reported in the Company's balance sheet for cash, trade accounts receivable, other current assets, accounts payable, and accrued expenses approximate their fair value because of the short-term maturity of these instruments. The fair value of investments in marketable securities is estimated based on quotes from brokers or current rates offered for instruments with similar characteristics.

  The Company estimates the fair value of the fixed rate long-term debt obligations, including current portions, using the discounted cash flow method with interest rates currently available for similar obligations. The carrying amounts reported in the Company's balance sheets for these obligations approximate fair value.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition, although collateral is not required.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Investments

  Available-for-sale marketable securities, classified as other current assets, are accounted for at market prices with the unrealized loss shown as a separate component of stockholders' equity. They consisted of the following:

                                                     Amortized Unrealized Market
                                                       Cost       Loss    Value
                                                     --------- ---------- ------
     December 31, 1997 Common stock.................    $65       $(52)    $13
     July 31, 1998 Common stock.....................     65        (52)     13

                                FLEETPRIDE, INC.

4. Inventories

  Inventories consist of the following:

                                                                           July
                                                             December 31,  31,
                                                                 1997      1998
                                                             ------------ ------
     Cores..................................................    $  373    $  398
     Finished goods.........................................     1,580     2,069
                                                                ------    ------
                                                                $1,953    $2,467
                                                                ======    ======

5. Property and Equipment

  Property and equipment consist of the following:

                                                                          July
                                                            December 31,  31,
                                                                1997      1998
                                                            ------------ ------
     Machinery and equipment..............................     $1,124    $1,166
     Furniture and fixtures...............................        787       828
     Vehicles.............................................        890       930
     Leasehold improvements...............................        587       609
                                                               ------    ------
                                                                3,388     3,533
     Less: Accumulated depreciation
     and amortization.....................................      2,040     2,255
                                                               ------    ------
                                                               $1,348    $1,278
                                                               ======    ======

6. Accrued Expenses

  Accrued expenses consist of the following:

                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
     Employee compensation and benefits...................     $315       $431
     Core inventory to be returned........................       49        128
     Interest.............................................       18         23
     Other................................................       33         54
                                                               ----       ----
                                                               $415       $636
                                                               ====       ====

7. Revolving Line of Credit

  The Company maintains a revolving line of credit (Revolver) providing for borrowings of up to $2,750 including letters of credit of up to $150. The Revolver bears interest payable monthly at the bank's prime rate (8.5% at July 31, 1998) plus .75%. Amounts advanced are due on demand, subject to certain lending restrictions, collateralized by substantially all assets of the Company and guaranteed by a majority stockholder. At July 31, 1998, the Company had no outstanding letters of credit, and an unused portion of the Revolver of $161.

                                FLEETPRIDE, INC.

8. Long-term Debt

  Long-term debt are summarized as follows:

                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
     Term loan............................................     $213       $173
     Note payable.........................................      100         51
                                                               ----       ----
                                                                313        224
     Less: Current maturities.............................      180        131
                                                               ----       ----
                                                               $133       $ 93
                                                               ====       ====

  The term loan (Term Loan) is payable in monthly principal and interest installments of $7 and bears interest payable monthly at the bank's prime rate plus 0.75% through March 2000. The Term Loan requires the Company to comply with certain financial and nonfinancial covenants and is collateralized by substantially all assets of the Company and guaranteed by a majority stockholder.

  A note payable for inventory and equipment is payable in quarterly principal and interest installments of $26 through November 1998, bears interest at 7.0% and is guaranteed by a majority stockholder.

  Annual maturities of the Company's debt are as follows for the years ending July 31:

     1999.................................................................. $131
     2000..................................................................   80
     2001..................................................................   13
                                                                            ----
                                                                            $224
                                                                            ====

9. Capital Leases

  Vehicles under capital leases consist of the following:

                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
     Vehicles.............................................    $ 827      $ 869
     Less: Accumulated amortization.......................     (428)      (547)
                                                              -----      -----
                                                              $ 399      $ 322
                                                              =====      =====

  Future minimum lease payments under capital leases with initial or remaining terms of one year or more consisted of the following for the years ending July 31:

     1999................................................................. $195
     2000.................................................................  120
     2001.................................................................   68
     2002.................................................................    8
                                                                           ----
     Total minimum payments...............................................  391
     Less: Amounts representing interest..................................   40
                                                                           ----
     Present value of minimum lease payments..............................  351
     Less: Current portion................................................  182
                                                                           ----
     Total long-term portion.............................................. $169
                                                                           ====

                                FLEETPRIDE, INC.

10. Operating Leases

  The Company leases buildings under operating leases for some of its distribution and service centers from certain stockholders of the Company. The leases expire at various dates through 2018. Rent expense under the operating leases to these related parties was $422, $415, and $272 for the years ended December 31, 1996 and 1997 and for the period ended July 31, 1998, respectively.

  Additionally, the Company leases buildings, machinery and equipment, and vehicles under operating leases from unaffiliated entities. These leases expire on various dates through 2001. Rent expense for such leases was $275, $304, and $167 for the years ended December 31, 1996 and 1997 and for the period ended July 31, 1998, respectively.

  Future minimum lease payments under operating leases with terms in excess of one year are as follows for the years ending July 31:

     1999................................................................ $  574
     2000................................................................    421
     2001................................................................    397
     2002................................................................    314
     2003................................................................    338
     2004 and thereafter.................................................  2,875
                                                                          ------
                                                                          $4,919
                                                                          ======

11. Income Taxes

  The income taxes (benefit) consist of the following:

                                                                    Period from
                                                    Year ended      January 1,
                                                   December 31,       1998 to
                                                    1996    1997   July 31, 1998
                                                   ------  ------  -------------
     Current:
       Federal.................................... $  119  $    9      $(43)
       State......................................     16       1        (6)
                                                   ------  ------      ----
                                                      135      10       (49)
     Deferred.....................................    (21)    (70)       10
                                                   ======  ======      ====
                                                   $  114  $  (60)     $(39)
                                                   ======  ======      ====

  Reconciliation of effective income tax rate computed at the U.S. federal statutory tax rate to income taxes (benefit) are as follows:

                                                                  Period from
                                                  Year ended      January 1,
                                                 December 31,       1998 to
                                                 1996    1997    July 31, 1998
                                                 ------ ------   -------------
     Income taxes at U.S. federal statutory
      rate......................................  34.0%  (34.0)%     (34.0)%
     State income taxes, net of federal tax
      benefit...................................   5.7    (3.5)       (3.3)
     Other......................................   9.9     9.2         8.8
                                                 -----  ------       -----
     Income taxes...............................  49.6%  (28.3)%     (28.5)%
                                                 =====  ======       =====

                                FLEETPRIDE, INC.

  Significant components of the Company's deferred income taxes are as follows:

                                                           December 31, July 31,
                                                               1997       1998
                                                           ------------ --------
     Deferred tax assets:
       Inventory obsolescence reserve.....................     $131       $131
       Allowance for doubtful accounts....................       19         19
       Amortization of noncompete agreement...............      116        112
       Employee compensation and benefits.................       77         77
       Other..............................................       33         29
                                                               ----       ----
                                                                376        368
     Deferred tax liabilities:
       Accelerated depreciation...........................       80         82
                                                               ----       ----
     Net deferred tax asset...............................     $296       $286
                                                               ====       ====

12. Related Party Transactions

  As described in Note 10, the Company leases some buildings from certain stockholders of the Company.

  The Company sells products in the ordinary course of business to companies owned by certain stockholders of the Company. Sales for the years ended December 31, 1996 and 1997 and for the period ended July 31, 1998, approximated $130, $428, and $228, respectively.

  In September 1996, the Company discontinued selling new and used trailers and truck bodies and sold its related equipment inventory at cost of $2,007 to a stockholder of the Company. Noncash proceeds from the sale of the equipment inventory were received in the form of a $1,767 equipment inventory notes payable assumed by the purchaser and a $240 note receivable accepted by the Company.

13. Preferred Stock

  The holders of preferred stock are entitled to receive semiannual cumulative dividends at the rate of 9% on the $1,000 stated value of the preferred stock. There are no accumulated dividends in arrears as of December 31, 1997 and July 31, 1998.

  The Company may redeem all or a portion of the preferred stock at any time prior to the fourth anniversary of that investor's purchase.

14. Employee Savings Plan

  The Company sponsors a defined-contribution plan to provide substantially all employees of the Company an opportunity to accumulate personal funds for their retirement, subject to minimum duration of employment requirements. Employees may contribute up to 15% of before-tax earnings to the plan. The plan is structured in the form of a 401(k). The Company matches a portion of the employees' contributions as determined by the provision of the plan. The Company's contribution to the plan for any year, as determined by the Board of Directors, is discretionary, but in no event will

                                FLEETPRIDE, INC.

it exceed the amount deductible for income tax purposes. There were no Company contributions to the plan for the years ended December 31, 1996 or 1997 and period ended July 31, 1998.

15. Commitments and Contingencies

  Prior to 1997, the Company's former equipment division customers financed trailer purchases through a finance company, whereby the Company arranged to receive a fee for each sale being financed. Under this agreement, the Company was liable for 25% of the related outstanding loan, in the event the customer went into default. As of July 31, 1998, total loans outstanding are $848 and the maximum exposure for the Company is $212. The Company does not currently believe that potential additional expenses for customers in default will have a material adverse effect on the financial condition or results of operations of the Company and, as such, no reserve has been recorded as of July 31, 1998.

16. Supplemental Cash Flow Information

  The following table provides supplemental cash flow data in addition to the information provided in the statement of cash flows:

                                                     Year ended    Period from
                                                    December 31,   January 1,
                                                    -------------    1998 to
                                                     1996   1997  July 31, 1998
                                                    ------ ------ -------------
     Cash paid (received) for:
       Income taxes................................ $    2 $   91     $(63)
       Interest....................................    464    317      193

  Capital lease obligations of $180 and $42 were incurred when the Company entered into leases for equipment for the year ended December 31, 1997 and period ended July 31, 1998, respectively.

  As described in Note 12, the Company sold equipment inventory for noncash proceeds of $2,007.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Stockholders of TBS Incorporated:

  In our opinion, the accompanying balance sheets and related statements of income and retained deficit and cash flows present fairly, in all material respects, the financial position of TBS Incorporated (the "Company") at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

September 10, 1999
Chicago, Illinois

                                TBS INCORPORATED

                                 BALANCE SHEETS
                         At December 31, 1997 and 1998
                  (amounts in thousands except for share data)

                                                                 1997    1998
                                                                ------  ------
                            ASSETS
                            ------
Current assets:
  Cash and cash equivalents.................................... $   19  $  --
  Accounts receivable, less allowance for doubtful accounts of
   $2 and $2 at 1997 and 1998 respectively.....................    306     322
  Inventory....................................................    441     582
  Note receivable from related party...........................     22      28
  Prepaid expenses and other current assets....................     19      29
  Rebate receivable............................................     45      80
                                                                ------  ------
    Total current assets.......................................    852   1,041
  Property and equipment, net..................................    170     195
  Goodwill, net................................................    160     152
  Deferred taxes...............................................    120     162
  Other assets.................................................     42       7
                                                                ------  ------
    Total assets............................................... $1,344  $1,557
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Bank overdraft............................................... $  --   $    8
  Line of credit...............................................    241     224
  Current portion of long-term debt............................     88      54
  Accounts payable.............................................    321     482
  Accrued taxes................................................     84      99
  Accrued liabilities..........................................     50      53
                                                                ------  ------
    Total current liabilities..................................    784     920
Long-term debt.................................................    341     400
                                                                ------  ------
    Total liabilities..........................................  1,125   1,320
                                                                ------  ------
Stockholders' equity:
  Common stock of TBS Incorporated, $1 par value 1,000,000
   shares authorized,
   24,324 shares issued and outstanding........................     24      24
  Additional paid-in capital...................................    673     673
  Retained deficit.............................................   (478)   (460)
                                                                ------  ------
    Total stockholders' equity.................................    219     237
                                                                ------  ------
    Total liabilities and stockholders' equity................. $1,344  $1,557
                                                                ======  ======

                                TBS INCORPORATED

                   STATEMENTS OF INCOME AND RETAINED DEFICIT
              For the Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                         1996    1997    1998
                                                        ------  ------  ------
Net sales.............................................. $2,641  $3,245  $3,724
Cost of sales..........................................  1,970   1,912   2,696
                                                        ------  ------  ------
Gross profit...........................................    671   1,333   1,028
Selling, general and administrative expenses...........    754   1,060     914
                                                        ------  ------  ------
Operating income.......................................    (83)    273     114
Other expense..........................................    (70)    (87)    (86)
                                                        ------  ------  ------
Income before income taxes.............................   (153)    186      28
Income taxes...........................................    --       75      10
                                                        ------  ------  ------
Net income (loss) and comprehensive income (loss)......   (153)    111      18
Retained deficit, beginning of year....................   (436)   (589)   (478)
                                                        ------  ------  ------
Retained deficit, end of year.......................... $ (589) $ (478) $ (460)
                                                        ======  ======  ======

                                TBS INCORPORATED

                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                          1996   1997   1998
                                                          -----  -----  -----
Operating activities
Net income (loss) and comprehensive income (loss)........ $(153) $ 111  $  18
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Amortization of goodwill...............................    --     10      7
  Depreciation and amortization..........................    48     38     39
  Provision for bad debt.................................    (1)     2     --
  Deferred taxes.........................................    --     (4)   (42)
  Gain on sale of equipment, net.........................     3     --     --
Changes in operating assets and liabilities:
  Accounts receivable....................................  (141)   (90)   (15)
  Inventory..............................................   (57)   (77)  (141)
  Prepaid expenses and other current assets..............   (10)   (44)   (52)
  Other assets...........................................     3    (20)    35
  Accounts payable.......................................  (106)    68    160
  Accrued liabilities....................................   (63)    75     18
                                                          -----  -----  -----
Net cash provided by (used in) operating activities......  (477)    69     27
                                                          -----  -----  -----
Investing activities
Acquisitions of property and equipment...................   (32)   (48)   (63)
Proceeds from sale of property and equipment.............     3     --     --
                                                          -----  -----  -----
Net cash used in investing activities....................   (29)   (48)   (63)
Financing activities
Bank overdraft...........................................    (7)    --      8
Net change in line of credit.............................   124     67    (17)
Proceeds from issuance of debt...........................   435    147    173
Principal payments of long-term debt.....................   (35)  (211)  (139)
Payments on obligations under capital leases.............    (9)    (7)    (8)
                                                          -----  -----  -----
Net cash provided (used) in financing activities.........   508     (4)    17
                                                          -----  -----  -----
Net increase (decrease) in cash..........................     2     17    (19)
Cash at beginning of year................................    --      2     19
                                                          -----  -----  -----
Cash at end of year...................................... $   2  $  19  $  --
                                                          =====  =====  =====
Supplemental disclosure of cash flow information
  Cash paid during year for interest..................... $  55  $ 102  $  79
                                                          =====  =====  =====
  Cash paid during year for taxes........................ $  --  $  --  $  29
                                                          =====  =====  =====

                                TBS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                             (dollars in thousands)

Note 1--Description of Business

  TBS Incorporated (the "Company") engages in the sale of heavy duty truck parts and servicing of medium and heavy duty vehicles. The Company is headquartered in Tucson, Arizona and operates branches in both Tucson and Phoenix, Arizona. The Company's primary markets are located in Arizona and southwestern New Mexico.

Note 2--Summary of Significant Accounting Policies

 Cash and Cash Equivalents

  Cash and cash equivalents consist of highly liquid instruments with original maturities of three months or less from the date of purchase.

 Inventory

  Inventories consist of truck parts and cores, which are stated at the lower of cost or market. Cost is determined using the average cost method.

 Property and Equipment

  Property and equipment is carried at cost less accumulated amortization and depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to 31 years as follows:

                                                                         Useful
   Method                                                                 Life
   ------                                                                ------
   Furniture and fixtures...............................................  5-7
   Equipment............................................................  3-7
   Automobiles and trucks...............................................  3-5
   Leasehold improvements...............................................   31

 Goodwill

  Goodwill represents the excess of the purchase cost over the fair value of net assets acquired in a business and is presented net of accumulated amortization. Amortization of goodwill is recorded on a straight line basis over 40 years.

 Revenue Recognition

  Revenue is recognized when products are shipped. Sales for core parts are recorded net of exchanges and "core" credits. Cores, which are reusable components of originally purchased parts, may be exchanged for credit at the time of a sale or within a specified period. Returned cores are either returned to the vendor for credit or remanufactured.

 Uses of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                                TBS INCORPORATED
of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 3--Inventory

  The inventory balances at December 31, 1997 and 1998 consist of the following:

                                                                       1997 1998
                                                                       ---- ----
   Parts inventory.................................................... $408 $551
   Cores..............................................................   33   31
                                                                       ---- ----
                                                                       $441 $582
                                                                       ==== ====

Note 4--Property and Equipment

  Property and equipment are recorded at cost. At December 31, 1997 and 1998 property and equipment consisted of the following:

                                                                   1997   1998
                                                                   -----  -----
   Office and shop equipment...................................... $ 541  $ 604
   Automobiles and trucks.........................................   183    168
   Leasehold improvements.........................................   168    168
                                                                   -----  -----
                                                                     892    940
   Less: accumulated depreciation.................................  (722)  (745)
                                                                   -----  -----
                                                                   $ 170  $ 195
                                                                   =====  =====

  Depreciation expense was $48, $38, and $39 for the years ending December 31, 1996, 1997 and 1998, respectively.

Note 5--Line of Credit

  At December 31, 1997 and 1998 the Company had an unsecured line of credit with a commercial bank in which it may borrow the lesser of $300 or 80% of accounts receivable. Interest is payable monthly at the prime rate plus 6.5% with a minimum rate of 15%. The line of credit expires May 1999. At December 31, 1998, the Company had $224 outstanding under this line of credit.

                                TBS INCORPORATED

Note 6--Long-term Debt

  Long-term debt at December 31, 1997 and 1998 consists of the following:

                                                                      1997 1998
                                                                      ---- ----
Various unsecured notes payable to former stockholders and employees of TBS, Inc., with interest rates from 5.5% to 15% through May
 1999...............................................................  $155 $191
Various collateralized notes payable to a financial institution with interest rates from 10.75% to prime plus 5% through December 2001;
 collateralized by all equipment and inventory......................   260  217
Various capital leases for shop and office equipment through October
 2003...............................................................    14   46
                                                                      ---- ----
                                                                       429  454
  Less current portion..............................................    88   54
                                                                      ---- ----
                                                                      $341 $400
                                                                      ==== ====

  At December 31, 1997 and 1998 the Company had unamortized deferred debt issuance costs of $10 and $7, respectively. These amounts are being amortized over the lives of the related debt issues.

Note 7--Retirement Savings Plan

  The Company sponsors a 401(k) retirement savings plan implemented on October 1, 1997 which covers substantially all employees. The Company makes a matching contribution equal to 20% of each employee's contribution up to 5% of their annual salary. The Company may also elect to make additional discretionary contributions, allocated on the basis of compensation. Employees are immediately vested in their own contributions, if any, and are 100% vested in the Company's matching contributions upon completion of five years of service. Matching contributions were $0, $1 and $5 for the years ending December 31, 1996, 1997 and 1998, respectively.

Note 8--Related Party Transactions

  The Company leases both branch facilities under noncancelable operating leases with the stockholders that extend through March 2018. Certain of these leases have renewal options. The following is a schedule of future minimum lease payments under these leases as of December 31, 1998:

     1999................................................................ $  116
     2000................................................................    116
     2001................................................................    116
     2002................................................................    116
     2003 and thereafter.................................................  1,864
                                                                          ------
       Total............................................................. $2,328
                                                                          ======

  Aggregate payments of approximately $85, $98 and $116 were made to these stockholders under these leases during 1996, 1997 and 1998, respectively.

                                TBS INCORPORATED

Note 9--Capital Leases

  The Company leases telephone equipment, computers and copiers under capital leases with third-parties with terms extending through October 2003. Certain of these leases have renewal options. At December 31, 1998, the future minimum rental payments required under these noncancelable leases are as follows:

       1999................................................................ $14
       2000................................................................  12
       2001................................................................   8
       2002................................................................   8
       2003 and thereafter.................................................   8
                                                                            ---
     Total minimum lease payments..........................................  50
                                                                            ---
     Less amounts representing interest....................................   4
                                                                            ---
     Present value of minimum lease payments............................... $46
                                                                            ===

  Depreciation expense for third-party capital leases was approximately $9, $10 and $14 during the years ended 1996, 1997 and 1998, respectively.

Note 10--Income Taxes

  As of January 1, 1997, the Company changed their corporate status from a "S" Corporation to a "C" Corporation for federal and state income tax reporting purposes. The Company then set up a deferred tax asset of $119 and deferred tax liability of $17, increasing paid in capital by $115 and recognized $13 in net income. The Company applies an asset and liability approach to accounting for deferred income taxes. These assets and liabilities relate principally to differing methods of depreciation, amortization of goodwill and the disallowance of the reserve for inventory obsolescence and allowance for doubtful accounts.

  Significant components of the provision for income taxes are as follows:

                                                                     1997 1998
                                                                     ---- ----
   Current expense
     Federal........................................................  49   37
     State..........................................................  13    9
                                                                     ---  ---
   Total Current....................................................  62   46
                                                                     ===  ===
   Deferred expense (benefit)
     Federal........................................................  10  (29)
     State..........................................................   3   (7)
                                                                     ---  ---
   Total Deferred...................................................  13  (36)
                                                                     ===  ===

Note 11--Subsequent Event

  On March 1, 1999, the Company was acquired by QDSP Parts System, Inc. The financial statements have not been effected by this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
New England Truck and Auto Service, Inc.

  In our opinion, the accompanying balance sheets and the related statements of income and retained earnings, and cash flows present fairly, in all material respects, the financial position of New England Truck and Auto Service, Inc. (the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

September 10, 1999
Chicago, Illinois

                    NEW ENGLAND TRUCK AND AUTO SERVICE, INC.

                                 BALANCE SHEETS
                         at December 31, 1997 and 1998
                    (amounts in thousands except share data)

                                                                      1997 1998
                                                                      ---- ----
                               ASSETS
Current assets:
  Cash and cash equivalents.......................................... $ 40 $ 36
  Accounts receivable, net of allowance for doubtful accounts of $0 and $2, respectively..............................................  105  195
  Accounts receivable, related parties...............................  --    39
  Inventories........................................................   75   44
  Deferred tax assets................................................  --     2
  Prepaid expenses and other assets..................................    4    4
                                                                      ---- ----
    Total current assets.............................................  224  320
                                                                      ---- ----
Property and equipment, net..........................................  155  123
                                                                      ---- ----
    Total assets.....................................................  379  443
                                                                      ==== ====
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion, long term debt....................................    2  --
  Short-term bank borrowing..........................................   27   22
  Accounts payable...................................................  109   75
  Accrued expenses...................................................   30   82
  Customer advances..................................................   19  --
  Notes payable, related parties.....................................    6  --
                                                                      ---- ----
    Total current liabilities........................................  193  179
                                                                      ---- ----
  Deferred tax liability.............................................    5    8
    Total liabilities................................................  198  187
                                                                      ---- ----
Stockholders' equity
  Capital stock ($150 par value; 100 shares authorized and
   outstanding)......................................................   15   15
  Additional paid in capital.........................................   50   50
  Retained earnings..................................................  116  191
                                                                      ---- ----
    Total stockholders' equity.......................................  181  256
                                                                      ---- ----
    Total liabilities and stockholders' equity....................... $379 $443
                                                                      ==== ====

   The accompanying notes are an integral part of these financial statements.

                    NEW ENGLAND TRUCK AND AUTO SERVICE, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
              for the years ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                          1996    1997    1998
                                                         ------  ------  ------
Sales................................................... $1,864  $1,834  $1,964
Cost of sales...........................................  1,259   1,247   1,292
                                                         ------  ------  ------
Gross profit............................................    605     587     672
Selling, general, and administrative expenses...........    574     560     533
                                                         ------  ------  ------
Income from operations..................................     31      27     139
Interest expense........................................    (14)     (7)     (3)
                                                         ------  ------  ------
Income before income taxes..............................     17      20     136
Provision for income taxes..............................      7       7      61
                                                         ------  ------  ------
Net income and comprehensive income.....................     10      13      75
                                                         ------  ------  ------
Retained earnings, beginning of year....................     93     103     116
                                                         ------  ------  ------
Retained earnings, end of year.......................... $  103  $  116  $  191
                                                         ======  ======  ======



   The accompanying notes are an integral part of these financial statements.

                    NEW ENGLAND TRUCK AND AUTO SERVICE, INC.

                            STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1996, 1997 and 1998
                             (amounts in thousands)

                                                               1996  1997  1998
                                                               ----  ----  ----
Cash flows from operating activities:
  Net income and comprehensive income......................... $10   $ 13  $ 75
  Adjustments to reconcile net income to net cash provided
   (used) in operating activities:
    Depreciation..............................................  39     47    40
    Change in operating assets and liabilities:
      Trade accounts receivable...............................   5     63   (90)
      Accounts receivable, related parties....................   2     47   (39)
      Inventories.............................................  --    (12)   31
      Deferred taxes..........................................   5      3     1
      Prepaid expenses........................................   1     (4)   --
      Accounts payable trade.................................. (10)   (35)  (34)
      Accrued expenses........................................  (2)    25    33
                                                               ---   ----  ----
Net cash provided by operating activities.....................  50    147    17
                                                               ---   ----  ----
Cash flows from investing activities:
  Purchases of property and equipment......................... (32)   (47)   (8)
                                                               ---   ----  ----
Net cash (used) by investing activities....................... (32)   (47)   (8)
                                                               ---   ----  ----
Cash flows from financing activities:
  Payments on note payable, bank.............................. (11)   (81)   (7)
  Payment on note payable, related parties....................  --     --    (6)
  Proceeds from note payable, related parties.................   6      6    --
                                                               ---   ----  ----
Net cash (used) by financing activities.......................  (5)   (75)  (13)
                                                               ---   ----  ----
Net change in cash............................................  13     25    (4)
Cash at beginning of year.....................................   2     15    40
                                                               ---   ----  ----
Cash at end of year........................................... $15   $ 40  $ 36
                                                               ===   ====  ====
Supplemental disclosures of cash flow information
Cash paid for interest........................................ $ 4   $  7  $ 14
                                                               ===   ====  ====
Cash paid for income taxes.................................... $ 5   $ --  $ --
                                                               ===   ====  ====

        The accompanying notes are an integral part of these statements.

                    NEW ENGLAND TRUCK AND AUTO SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Nature of Business

 Nature of Business

  The Company was incorporated in the State of Massachusetts in 1988, and is a repair and service facility for trucks and automobiles. All of its sales are to customers located in the state of Massachusetts.

2. Summary of Significant Accounting Policies

 Cash and cash equivalents

  Cash and equivalents represent cash and short-term, highly liquid investments with original maturities three months or less.

 Inventory

  Inventory consists of minor parts and materials associated with the repair process. Also included in inventory are materials and labor related to jobs in process at year-end. Parts and materials are valued at the lower of cost or market.

 Deferred Income Taxes

  The Company applies an asset and liability approach to accounting for income taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization which is calculated on the double declining basis. Equipment is depreciated over the estimated useful lives, which range from 4 to 10 years. Leasehold improvements are depreciated over 10 years.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized when products are released to the customer and invoiced.

                    NEW ENGLAND TRUCK AND AUTO SERVICE, INC.

3. Inventories

  Inventories at December 31 consist of the following:

                                                                       1997 1998
                                                                       ---- ----
   Parts and materials inventory...................................... $32  $17
   Work in-process....................................................  43   27
                                                                       ---  ---
                                                                       $75  $44
                                                                       ===  ===

4. Property and Equipment

  Property and equipment at December 31 consists of the following:

                                                                      1997 1998
                                                                      ---- ----
   Machinery and equipment........................................... $477 $482
   Leasehold improvements............................................   99  100
   Automobiles.......................................................   86   87
                                                                      ---- ----
                                                                       662  669
   Less: accumulated depreciation....................................  507  546
                                                                      ---- ----
                                                                      $155 $123
                                                                      ==== ====

5. Short Term Bank Borrowings

  In July 1996 the Company obtained a $40 bank credit facility with the Bank of Braintree for an operating line of credit that was renewable annually. This line of credit was closed in February 1997. In March 1997 a new bank credit facility was obtained from Charter Bank. The note was renewed in March 1998 and matures in March 1999. The note bears interest at 1% plus the bank's prime rate, 9.5% and 8.75% at December 31, 1997 and 1998 respectively. At December 31, 1997 and 1998, respectively, borrowings under the line of credit totaled $27 and $22. The credit facility is collateralized by the Company's trade receivables, inventory, leaseholds and equipment.

6. Long-Term Debt

  The current portion of long term debt in 1997 is a note payable to the Bank of Braintree requiring monthly payments of $347 plus interest at 10.25%. Final payment was made in July of 1998.

7. Leases

  Future minimum lease payments for non-cancelable operating leases are as follows:

                                                                          Leases
                                                                          ------
   1999..................................................................  $ 98
   2000..................................................................    98
   2001..................................................................    98
   2002, and thereafter..................................................    25
                                                                           ----
                                                                           $319
                                                                           ====

                    NEW ENGLAND TRUCK AND AUTO SERVICE, INC.

  The rental lease requires payment of property taxes and operational expenses in addition to base periodic rentals. The lease on the York property expires in April 2002. Total rent expense for the operating leases was $96, $120 and $109 for the years ended December 31, 1996, 1997, and 1998.

8. Related Party Transactions

  At December 31, 1997, the Company had short-term notes payable to the owner of the Company of $35. The notes are non-interest bearing and are due on demand. Notes payable are combined with related party receivables of $29 and $39 at December 31, 1997 and 1998 respectively. Related party receivables include receivables from the owner as well as various employees.

  The Company rented the facility at York Road, from the owner, for approximately $8 per month (Note 7).

9. Income Taxes

  The provision for income taxes for the years ended December 31, 1996, 1997 and 1998 was as follows:

                                                                  1996 1997 1998
                                                                  ---- ---- ----
   Current income taxes:
     Federal..................................................... $ -- $ 2  $46
     State.......................................................    2   2   14
   Deferred income taxes.........................................    5   3    1
                                                                  ---- ---  ---
                                                                  $  7 $ 7  $61
                                                                  ==== ===  ===

  The provision for income taxes differs from the United States statutory rate for the years ended December 31, 1996, 1997 and 1998 for the following reasons:

                                                                  1996 1997 1998
                                                                  ---- ---- ----
   Statutory tax rate............................................ $ 3  $ 3  $46
   State and local taxes, net of federal benefit.................   2    2    9
   Nondeductible expenses........................................   2    2    2
   Other.........................................................  --   --    4
                                                                  ---  ---  ---
                                                                  $ 7  $ 7  $61
                                                                  ===  ===  ===

  Deferred tax assets (liabilities) were comprised of the following at December 31, 1997 and 1998:

   Gross deferred tax assets:
     Accounts receivable............................................ $--   $ 1
     Capital loss carryover.........................................  --     1
     Other..........................................................  --     4
                                                                     ----  ---
                                                                      --     2
   Gross deferred tax liabilities:
     Property and equipment.........................................   (5)  (8)
                                                                     ----  ---
   Net deferred tax liability....................................... $ (5) $(6)
                                                                     ====  ===

11. Subsequent Events

  On March 3, 1999, the Company was acquired by QDSP, Inc. This was accounted for as a purchase. The financial statements have not been effected by this transaction.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             HDA PARTS SYSTEM, INC.

                  Offer to Exchange up to $100,000,000 of its
                    12% Senior Subordinated Notes due 2005,
              Which Have Been Registered Under the Securities Act,
                   for up to $100,000,000 of its Outstanding
                     12% Senior Subordinated Notes due 2005

                               ----------------

                                   PROSPECTUS

                               ----------------


                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers.

  HDA, City Truck and Trailer Parts of Alabama, Inc., City Truck and Trailer Parts of Alabama, L.L.C. and City Friction, Inc. are incorporated or organized in Alabama. Their articles of incorporation or organization and bylaws provide for indemnification of their officers and directors to the fullest extent permitted by Alabama law. The Alabama Business Corporation Act permits indemnification of individuals in their capacities as directors and officers if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, or, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. HDA's Amended and Restated Articles of Incorporation further requires a finding by the disinterested members of its board of directors, or by special counsel, that the director or officer met the standards of conduct discussed above before indemnification is allowed, unless the director or officer has been successful in defending the proceeding. A corporation may not indemnify a director under the Alabama Business Corporation Act (1) in a proceeding by or in the right of the corporation, if the director has been adjudged liable to the corporation; or
(2) if the director was adjudged liable on the basis that he or she improperly received personal benefit.

  Holdings, QDSP Holdings, Inc., Quality Distribution Service Partners, Inc., Automotive Sales Company, Inc., City Spring Works, Inc., Fleetpride, Inc., Holt, Incorporated, SLM Power Group, Inc., Truck City Parts, Inc., Universal Joint Sales Company, Inc., Wheatley Truck Parts, Inc., CB Acquisition Sub, Inc. are Delaware corporations. Their certificates of incorporation and bylaws provide for indemnification of their officers and directors to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law provides for the indemnification by a corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought by reason of the fact that they were or are directors, officers, employees or agents. Section 102(b)(7) of the Delaware General Corporation Law eliminates the liability of a corporation's directors, officers, agents or employees to a corporation or its stockholders, except for liabilities related to breach of duty of loyalty, intentional misconduct and knowing violations of law, unlawful payment of dividends or receipt of improper personal benefit.

  Associated Brake Supply, Inc., Associated Truck Center, Inc. and Onyx Distribution, Inc. are California corporations. Their articles of incorporation or bylaws provide for indemnification of their officers and directors to the fullest extent permitted by California law. Section 204 of the California General Corporation Law eliminates the liability of a corporation's directors for monetary damages arising from a breach of a fiduciary duty, except for liabilities arising from intentional misconduct, knowing violations of law, improper distributions to shareholders, improper receipt of personal benefit and various other liabilities. Section 317 of the California General Corporation Law provides for indemnification by a California corporation of its directors, officers, employees and agents, to the maximum extent permitted by the California General Corporation Law, in connection with any proceeding arising by reason of the fact that such person is or was a director, officer, employee or agent.

  Tisco, Inc. and Tisco of Redding, Inc. are also California corporations. Their bylaws permit indemnification for directors, officers agents or employees if the individuals acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, or, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The bylaws do not permit indemnification (1) if the individual has been adjudged liable to the corporation; (2) of amounts paid to settle or otherwise dispose of the action, with or without court approval; or (3) of expenses incurred in defending an action which is disposed of without court approval.

  Associated Truck Parts of Nevada, Inc. is a Nevada corporation. Its articles of incorporation and bylaws do not provide for indemnification of its officers and directors. Section 78.037 of the Nevada General Corporation Law eliminates the liability of a corporation's directors for monetary damages to the fullest extent permissible under Nevada law, except for intentional misconduct, fraud, a knowing violation of the law or the payment or dividends in violation of the Nevada General Corporation Law.

  Parts Holding Company also is a Nevada corporation. Its articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Nevada law.

  Truck & Trailer Parts is a Georgia corporation. Its bylaws and the Georgia Business Corporation Code permit indemnification of individuals in their capacities as directors and officers if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, or, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, if a determination has been made that the director or officer has met the standard of conduct. A corporation may not indemnify a director under the Georgia Business Corporation Code (1) in a proceeding by or in the right of the corporation, unless the director has met the relevant standard of conduct; or
(2) if the director was adjudged liable on the basis that he or she improperly received personal benefit, whether or not involving action in his or her official capacity.

  Wheels and Brakes, Inc. and Specrite Brake Company also are Georgia corporations. Wheels and Brakes' articles of incorporation permit indemnification of its officers and directors except in matters where the individual is adjudged to have been derelict in the performance of his duties as such officer or director due to his own individual neglect or malfeasance. The foregoing right is not exclusive of other rights to which the officer or director may be entitled to as a matter of law. Specrite Brake Company's articles of incorporation and bylaws do not provide for indemnification of its officers and directors.

  City Truck & Trailer Parts of Tennessee, Inc. is a Tennessee Corporation. Its articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Tennessee law. The Tennessee Business Corporation Act permits indemnification of individuals in their capacities as directors and officers if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, or, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director under Tennessee Business Corporation Act (1) in a proceeding by or in the right of the corporation, if the director has been adjudged liable to the corporation; or (2) if the director was adjudged liable on the basis that he or she improperly received personal benefit.

  Truckparts is a Connecticut corporation. Its certificate of incorporation and bylaws do not provide for indemnification of its officers and directors. The Connecticut Business Corporation Act permits indemnification of individuals in their capacities as directors and officers if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, or, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director under the Connecticut Business Corporation Act (1) in a proceeding by or in the right of the corporation, if the director has been adjudged liable to the corporation; or (2) if the director was adjudged liable on the basis that he or she improperly received personal benefit.

  Freeway Truck Parts of Washington, Inc. is also a Washington corporation. Its articles and bylaws do not provide for indemnification of its directors and officers. The Washington Business Corporation Act permits indemnification of individuals in their capacities as directors and officers if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, or, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director under the Washington Business Corporation Act (1) in a proceeding by or in the right of the corporation, if the director has been adjudged liable to the corporation; or (2) if the director was adjudged liable on the basis that he or she improperly received personal benefit.

  Active Gear, L.L.C. is a Washington limited liability company. Its limited liability company agreement provides for indemnification of its officers and directors for any liability, loss, damage, cost or expense incurred for actions in furtherance of its interests except with respect to liability arising from fraud, misconduct, bad faith or negligence.

  Superior Truck & Auto Supply, Inc. is a Massachusetts corporation. Its articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Massachusetts law. Massachusetts General Laws, Chapter 156B, Section 67, empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

  New England Truck & Auto Service, Inc. also is a Massachusetts corporation. Its articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Massachusetts law.

  TBS, Incorporated is an Arizona corporation. Its articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Arizona law. Arizona law generally permits indemnification of an officer or director if such individual acted in good faith and with respect to conduct of an official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation, and in all other cases, at least not opposed to the corporation's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify any director who is adjudged liable to the corporation or who is adjudged, regardless of the nature of the proceeding, liable on the basis that the director received an improper benefit.

  Four-T Sales & Service, Inc. and Stats Remanufacturing Center, Inc. are Nebraska corporations. Their articles of incorporation and bylaws provide for indemnification of their officers and directors to the fullest extent permitted by Nebraska law. The Nebraska Business Corporation Act permits indemnification of an officer or director if such individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  Power Export Distributing Company, Power Equipment International, Inc., Parts Management Company and Parts Distributing Company, Ltd. are Texas corporations. Their articles of incorporation and bylaws provide for indemnification of their officers and directors to the fullest extent permitted by Texas law. The Texas Business Corporation Act permits indemnification of an officer or director if such individual acted in good faith and with respect to conduct of an official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation, and in all other cases, at least not opposed to the corporation's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  Specialized Sales & Service, Inc. is an Oregon corporation. Its articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Oregon law. The Oregon Business Corporation Act generally permit indemnification of an officer or director if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to a criminal matter, if the individual had no reasonable cause to believe his or her conduct was unlawful.

  HDA insures its and its subsidiaries' directors and officers against liabilities which they may incur in their capacity as directors and officers under liability insurance policies carried by HDA, subject to some exceptions and deductions.

Item 21. Exhibits And Financial Statement Schedules.

  (a) Exhibits

  A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference.

  (b) Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts for the years ended December 31, 1996, 1997 and 1998 is filed with this registration statement.

Item 22. Undertakings.

  (a) The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions, described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          HDA PARTS SYSTEM, INC.
                                          CITY TRUCK HOLDINGS, INC.

                                                    /s/ JOHN J. GREISCH
                                          By: _________________________________
                                          Name:       John J. Greisch
                                          Title:  President and Chief Executive
                                                          Officer


  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                 Title
              ---------                                 -----

       /s/ JOHN J. GREISCH            President and Chief Executive Officer and
 ____________________________________  Director (Principal Executive Officer)
           John J. Greisch

          /s/ JOHN P. MILLER          Vice President, Chief Financial Officer
 ____________________________________  and Secretary (Principal Financial and
            John P. Miller             Accounting Officer)

                  *                   Chairman of the Board of Directors
 ____________________________________
         Frederick J. Warren

 ____________________________________ Director
           Robert Anderson

                  *                   Director
 ____________________________________
           W. Larry Clayton

                  *                   Director
 ____________________________________
       Christopher A. Laurence

                  *                   Director
 ____________________________________
          Richard R. Crowell


              Signature               Title
              ---------               -----

                  *                   Director
 ____________________________________
           Gerald L. Parsky

                  *                   Director
 ____________________________________
           William S. Wade

    /s/ JOHN J. GREISCH
*By: __________________________
        John J. Greisch
       Attorney-in-Fact


                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          CITY TRUCK AND TRAILER PARTS OF
                                           ALABAMA, INC.
                                          CITY TRUCK AND TRAILER PARTS OF
                                           TENNESSEE, INC.
                                          CITY FRICTION, INC.

                                                    /s/ JOHN P. MILLER
                                          By: _________________________________
                                          Name:        John P. Miller
                                          Title:       Vice President

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                Title
              ---------                                -----

                  *                   President & Secretary (Principal
 ____________________________________  Executive Officer) and Director
           W. Larry Clayton

        /s/ JOHN P. MILLER            Vice President (Principal Financial and
 ____________________________________  Accounting Officer)
            John P. Miller

                  *                   Director
 ____________________________________
         Frederick J. Warren

                  *                   Director
 ____________________________________
       Christopher A. Laurence

     /s/ JOHN P. MILLER
*By: __________________________
        John P. Miller
       Attorney-in-fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          CITY TRUCK AND TRAILER PARTS OF
                                           ALABAMA, L.L.C.

                                          By: HDA Parts System, Inc., its sole
                                           member

                                                  /s/ JOHN J. GREISCH
                                          By: _________________________________
                                          Name:       John J. Greisch
                                               President and Chief Executive
                                                          Officer
                                          Title:

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature              Title
              ---------              -----

       /s/ JOHN J. GREISCH            President and Chief Executive Officer and
 ____________________________________  Director (Principal Executive Officer)
           John J. Greisch

        /s/ JOHN P. MILLER            Vice President, Chief Financial Officer and
 ____________________________________  Secretary (Principal Financial and
            John P. Miller             Accounting Officer)

                  *                   Chairman of the Board of Directors
 ____________________________________
         Frederick J. Warren

                  *                   Director
 ____________________________________
           Robert Anderson

              Signature               Title
              ---------               -----




                  *                   Director
 ____________________________________
           W. Larry Clayton

                  *                   Director
 ____________________________________
       Christopher A. Laurence

                  *                   Director
 ____________________________________
          Richard R. Crowell
                  *                   Director
 ____________________________________
           Gerald L. Parsky

                  *                   Director
 ____________________________________
           William S. Wade


*By:
    /s/ JOHN J. GREISCH
-------------------------------
        John J. Greisch
       Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          TRUCK & TRAILER PARTS, INC.

                                                   /s/ John J. Greisch
                                          By: _________________________________
                                          Name:       John J. Greisch
                                          Title:         President

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                Title
              ---------                                -----

         /s/ John J. Greisch          President (Principal Executive Officer)
 ____________________________________  and Director
           John J. Greisch

        /s/ John P. Miller            Secretary (Principal Financial and
 ____________________________________  Accounting Officer) and Director
            John P. Miller

                  *                   Director
 ____________________________________
        W. Louis Bissette III


*By:    /s/ John J. Greisch
    _________________________________
        John J. Greisch
       Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          TRUCKPARTS, INC.

                                                   /s/ John J. Greisch
                                          By: _________________________________
                                          Name:       John J. Greisch
                                          Title:  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                Title
              ---------                                -----

        /s/ John J. Greisch           Chief Executive Officer (Principal
 ____________________________________  Executive Officer) and Director
           John J. Greisch

        /s/ John P. Miller            Vice President of Finance (Principal
 ____________________________________  Financial and Accounting Officer) and
            John P. Miller             Director

                  *                   Director
 ____________________________________
         Anthony N. Vingiano

                  *                   Director
 ____________________________________
            James T. Stone

     /s/ John J. Greisch
*By: __________________________
        John J. Greisch
       Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          ASSOCIATED BRAKE SUPPLY, INC.
                                          ASSOCIATED TRUCK CENTER, INC.
                                          ONYX DISTRIBUTION, INC.
                                          ASSOCIATED TRUCK PARTS OF NEVADA,
                                           INC.
                                          FREEWAY TRUCK PARTS OF WASHINGTON,
                                           INC.

                                                    /s/ John P. Miller
                                          By: _________________________________
                                          Name:        John P. Miller
                                          Title: Vice President and Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                Title
              ---------                                -----

                  *                   President (Principal Executive Officer)
 ____________________________________  and Director
           David S. Seewack

         /s/ John P. Miller           Vice President and Secretary (Principal
 ____________________________________  Financial and Accounting Officer)
            John P. Miller

         /s/ John J. Greisch          Director
      _______________________________
           John J. Greisch
                  *                   Director
 ____________________________________
       Christopher A. Laurence

                  *                   Director
 ____________________________________
         Frederick J. Warren

                  *                   Director
 ____________________________________
             Scott Spiwak

     /s/ John P. Miller
*By: ________________________________
        John P. Miller
       Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          TISCO, INC.
                                          TISCO OF REDDING, INC.

                                                    /s/ John P. Miller
                                          By: _________________________________
                                          Name:        John P. Miller
                                          Title: Vice President and Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                Title
              ---------                                -----

                  *                   President (Principal Executive Officer)
 ____________________________________  and Director
          Gregory D. Mathis

         /s/ John P. Miller           Vice President and Secretary (Principal
 ____________________________________  Financial and Accounting Officer)
            John P. Miller

        /s/ John J. Greisch           Director
 ____________________________________
           John J. Greisch

                  *                   Director
 ____________________________________
       Christopher A. Laurence

                  *                   Director
 ____________________________________
         Frederick J. Warren

     /s/ John P. Miller
*By: ________________________________
        John P. Miller
       Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          SUPERIOR TRUCK & AUTO SUPPLY, INC.

                                                   /s/ John P. Miller
                                          By: _________________________________
                                          Name:        John P. Miller
                                          Title: Vice President and Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                Title
              ---------                                -----

                  *                   President and Director (Principal
 ____________________________________  Executive Officer)
          L. Scott Esposito

        /s/ John P. Miller            Vice President and Secretary (Principal
 ____________________________________  Financial and Accounting Officer)
            John P. Miller

                  *                   Director
 ____________________________________
       Christopher A. Laurence

                  *                   Director
 ____________________________________
         Frederick J. Warren

        /s/ John J. Greisch           Vice President and Director
 ____________________________________
           John J. Greisch

     /s/ John P. Miller
*By: __________________________
        John P. Miller
       Attorney-in-fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          ACTIVE GEAR, L.L.C.

                                          By: HDA Parts System, Inc., its sole
                                           member

                                                  /s/ John J. Greisch
                                          By: _________________________________
                                          Name:       John J. Greisch
                                          Title: President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                 Title
              ---------                                 -----

       /s/ John J. Greisch            President and Chief Executive Officer and
 ____________________________________  Director (Principal Executive Officer)
           John J. Greisch

         /s/ John P. Miller           Vice President, Chief Financial Officer
 ____________________________________  and Secretary (Principal Financial and
            John P. Miller             Accounting Officer)

                  *                   Director
 ____________________________________
         Frederick J. Warren

                  *                   Director
 ____________________________________
           Robert Anderson

                  *                   Director
 ____________________________________
           W. Larry Clayton

              Signature                 Title
              ---------                 -----

                  *                   Director
 ____________________________________
       Christopher A. Laurence

                  *                   Director
 ____________________________________
          Richard R. Crowell


                  *                   Director
 ____________________________________
           Gerald L. Parsky

                  *                   Director
 ____________________________________
           William S. Wade

        /s/ John J. Greisch
*By: ________________________________
            John J. Greisch
            Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          WHEELS AND BRAKES, INC.
                                          SPECRITE BRAKE COMPANY

                                          By: /s/   John J. Greisch
                                          _____________________________________
                                          Name: John J. Greisch
                                          Title: President and Assistant
                                           Treasurer

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                Title
              ---------                                -----

       /s/ John J. Greisch            President, Assistant Treasurer and
 ____________________________________  Director (Principal Executive Officer)
           John J. Greisch

        /s/ John P. Miller            Vice President Treasurer, Secretary and
 ____________________________________  Director (Principal Financial and
            John P. Miller             Accounting Officer)

                  *                   Director
 ____________________________________
       Christopher A. Laurence

        /s/ John J. Greisch
*By: _______________________________
            John J. Greisch
            Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 11, 1999.

                                          QDSP HOLDINGS, INC.
                                          QUALITY DISTRIBUTION SERVICE
                                           PARTNERS, INC.
                                          AUTOMOTIVE SALES COMPANY, INC.
                                          CITY SPRING WORKS, INC.
                                          FLEETPRIDE, INC.
                                          HOLT, INCORPORATED
                                          SLM POWER GROUP, INC.
                                          TRUCK CITY PARTS, INC.
                                          UNIVERSAL JOINT SALES COMPANY, INC.
                                          WHEATLEY TRUCK PARTS, INC.
                                          CB ACQUISITION SUB, INC.
                                          NEW ENGLAND TRUCK & AUTO SERVICE,
                                           INC.
                                          TBS, INCORPORATED
                                          FOUR-T SALES & SERVICE, INC.
                                          STATS REMANUFACTURING CENTER, INC.
                                          POWER EXPORT DISTRIBUTING COMPANY
                                          POWER EQUIPMENT INTERNATIONAL, INC.
                                          PARTS MANAGEMENT COMPANY
                                          PARTS HOLDING COMPANY
                                          SPECIALIZED SALES & SERVICE, INC.
                                          PARTS DISTRIBUTING COMPANY, LTD.

                                                 /s/ John J. Greisch
                                          By: _________________________________
                                          Name: John J. Greisch
                                          Title: President

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 11, 1999.

              Signature                                 Title
              ---------                                 -----

       /s/ John J. Greisch            President and Director (Principal
 ____________________________________  Executive Officer)
           John J. Greisch

        /s/ John P. Miller            Vice President, Secretary, Treasurer and
 ____________________________________  Director (Principal Financial and
            John P. Miller             Accounting Officer)

                                                                     SCHEDULE II

                           CITY TRUCK HOLDINGS, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (amounts in thousands)

                                                         Additions
                                             ---------------------------------
                             Balance at          Charged to       Charged to               Balance at
      Description        beginning of period costs and expenses other accounts Deductions end of period
      -----------        ------------------- ------------------ -------------- ---------- -------------
Allowance for doubtful
 accounts:
  For the year ended
   December 31, 1996....        $ 13                $132                         $ 132       $   13
                                ====                ====            ======       =====       ======
  For the year ended
   December 31, 1997....        $ 13                $121                         $ 121       $   13
                                ====                ====            ======       =====       ======
  For the year ended
   December 31, 1998....        $ 13                $134            $1,002(1)    $ --        $1,149
                                ====                ====            ======       =====       ======
Inventory valuation
 allowance:
  For the year ended
   December 31, 1996....        $350                $108                         $ 108       $  350
                                ====                ====            ======       =====       ======
  For the year ended
   December 31, 1997....        $350                $150                         $ 150       $  350
                                ====                ====            ======       =====       ======
  For the year ended
   December 31, 1998....        $350                $440            $2,682(1)    $ 123       $3,349
                                ====                ====            ======       =====       ======

---------------------
(1) These additions relate to businesses acquired during the year.

                                 EXHIBIT INDEX

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 3.1     Amended and Restated Articles of Incorporation of HDA Parts System,
          Inc.*
 3.2     Bylaws of HDA Parts System, Inc.*
 4.1     Indenture, dated as of July 31, 1998, by and among HDA Parts System,
          Inc., the guarantors identified therein and U.S. Trust Company of
          California, N.A., as trustee*
 4.1.1   First Supplemental Indenture, dated as of September 30, 1998 among
          Truck & Trailer Parts, Inc., City Truck Holdings, Inc., HDA, any
          other Guarantors party thereto, and Parent party thereto and U.S.
          Trust Company, National Association, as trustee*
 4.1.2   Second Supplemental Indenture, dated as of December 21, 1998 among
          Truckparts, Inc., HDA, any other Guarantors party to the Indenture referred to therein and U.S. Trust Company, National Association, as trustee*
 4.1.3   Third Supplemental Indenture, dated as of January 14, 1999 among
          Associated Brake Supply, Inc., Associated Truck Center, Inc., Onyx
          Distribution, Inc., Associated Truck Parts of Nevada, Inc., Freeway
          Truck Parts of Washington, Inc., Tisco, Inc. and Tisco of Redding,
          Inc. HDA, any other Guarantors party to the Indenture referred to therein and U.S. Trust Company, National Association, as trustee*
 4.1.4   Fourth Supplemental Indenture, dated as of April 20, 1999, among
          Active Gear, L.L.C., the Company, any other Guarantors party thereto, any Parent party thereto and U.S. Trust Company, National
          Association, as trustee*
 4.1.5   Fifth Supplemental Indenture, dated as of June 7, 1999, among Superior
          Truck & Auto Supply, Inc., the Company, any other Guarantors party thereto and U.S. Trust Company, National Association, as trustee*
 4.1.6   Sixth Supplemental Indenture, dated as of September 27, 1999, among
          HDA Parts System, Inc., the several guarantors party thereto and U.S.
          Trust Company of California, N.A., as trustee*
 4.1.7   Seventh Supplemental Indenture, dated as of October 1, 1999, among
          QDSP Holdings, Inc., Quality Distribution Service Partners, Inc.,
          Automotive Sales Company, Inc., CB Acquisition Sub, Inc., City Spring
          Works, Inc., Fleetpride, Inc., Four T Sales & Service, Inc., Holt
          Incorporated, New England Truck & Auto Service, Inc., Parts
          Distributing Company, Ltd., Parts Holding Company, Parts Management
          Company, Power Equipment International, Inc., Power Export
          Distributing Company, SLM Power Group, Inc., Specialized Sales &
          Service, Inc., TBS Incorporated, Truck City Parts, Inc., Stats
          Remanufacturing Center, Inc., Universal Joint Sales Company, Inc.,
          and Wheatley Truck Parts, Inc., the Company, any other guarantors party to the indenture referred to therein and U.S. Trust Company,
          National Association, as trustee*
 4.1.8   Eighth Supplemental Indenture, dated as of October 8, 1999, among
          Wheels and Brakes, Inc. and Specrite Brake Company, the Company, any
          other guarantors party to the indenture referred to therein and U.S.
          Trust Company, National Association, as trustee*
 4.2     A/B Exchange Registration Rights Agreement, dated as of July 31, 1998, by and among HDA Parts System, Inc. the guarantors identified therein and Donaldson, Lufkin & Jenrette Securities Corporation and
          BancAmerica Robertson Stephens*
 5       Opinion of Latham & Watkins
 10.1    $225.0 million Credit Agreement, dated as of September 30, 1999, among
          City Truck Holdings, Inc., HDA Parts System, Inc., as Borrower, The
          Several Lenders from Time to Time Parties Thereto, First Union
          National Bank, as Documentation Agent, Credit Suisse First Boston, as
          Syndication Agent, and The Chase Manhattan Bank, as Administrative
          Agent*

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.2    Stock Purchase Agreement, dated as of May 29, 1998, by and among BABF
          City Corp., City Truck and Trailer Parts, Inc. and its Affiliates and
          Merger Subsidiaries named therein and the Shareholders and Members of
          City Truck and Trailer Parts, Inc. and its Affiliates and Merger
          Subsidiaries*
 10.3    Asset Contribution Agreement, dated as of June 19, 1998, by and among
          City Truck and Trailer Parts, Inc. and Stone Heavy Duty, Inc.,
          Ashland Automotive Parts, Inc., Fred A. Stone, Jr., James T. Stone
          and Thomas D. Stone*
 10.4    Contribution and Purchase Agreement, dated as of September 30, 1998, by and among City Truck Holdings, Inc., HDA Parts System, Inc. and
          Truck & Trailer Parts, Inc., DHP Leasing, Inc., the Shareholders of
          Truck & Trailer Parts, Inc. and DHP Leasing, Inc.*
 10.5    Asset Purchase Agreement, dated as of October 31, 1998, by and among
          HDA Parts System, Inc. and Tampa Brake & Supply Co., Inc. and the
          Shareholders of Tampa Brake & Supply Co., Inc.*
 10.6    Asset Purchase Agreement, dated as of November 4, 1998, by and among
          HDA Parts System, Inc. and Connecticut Driveshaft, Inc. and the
          Shareholders of Connecticut Driveshaft, Inc.*
 10.7    Stock Purchase Agreement, dated as of December 17, 1998, by and among
          City Truck Holdings, Inc., HDA Parts System, Inc. and Truckparts,
          Inc., and the Shareholders of Truckparts, Inc.*
 10.8    Stock Purchase Agreement, dated as of January 11, 1999, by and among
          City Truck Holdings, Inc., HDA Parts System, Inc. and Associated
          Brake Supply, Inc. and the Shareholders of Associated Brake Supply,
          Inc.*
 10.9    Stock Purchase Agreement, dated as of January 12, 1999, by and among
          City Truck Holdings, Inc., HDA Parts System, Inc. and the
          Shareholders of Tisco, Inc. and Tisco of Redding, Inc.*
 10.10   Trademark License Agreement, dated as of July 6, 1998, by and between
          HD America, Inc. and City Truck & Trailer Parts, Inc.*
 10.11   Management Services Agreement, dated as of September 30, 1999, among
          City Truck Holdings, Inc., Brentwood Private Equity Management LLC
          and Aurora Management Partners LLC*
 10.12   Stock Contribution Agreement, dated as of August 27, 1998, by and among the parties identified on the signature page thereto and City
          Truck Holdings, Inc.*
 10.13   Amended and Restated Stockholders' Agreement, dated as of September
          30, 1999, by and among the parties listed on the signature pages attached thereto and City Truck Holdings, Inc.*
 10.14   Stock Purchase Agreement, dated as of July 1, 1998, by and between
          City Truck & Trailer Parts, Inc. and John J. Greisch*
 10.15   Stock Purchase Agreement, dated as of July 10, 1998, by and between
          HDA Parts System, Inc. and John P. Miller*
 10.16   Stock Purchase, Vesting and Repurchase Agreement, dated as of October
          19, 1998, between City Truck Holdings, Inc. and A. William Cavalle*
 10.17   Form of Stock Purchase, Vesting and Repurchase Agreement*
 10.18   Stock Purchase Agreement, dated as of September 30, 1998, by and between City Truck Holdings, Inc. and Martin R. Reid*
 10.19   Stock Purchase Agreement, dated as of March 5, 1999, by and between
          City Truck Holdings, Inc. and John J. Greisch*
 10.20   Stock Purchase Agreement, dated as of March 5, 1999, by and between
          City Truck Holdings, Inc. and John P. Miller*
 10.21   Stock Purchase Agreement, dated as of March 5, 1999, by and between
          City Truck Holdings, Inc. and Anthony William Cavalle*
 10.22   Stock Purchase Agreement, dated as of February 1, 1999, by and between
          City Truck Holdings, Inc. and Gene L. Curtin*

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.23   Purchase Agreement, dated April 20, 1999, by and among City Truck
          Holdings, Inc. and HDA Parts System, Inc. and the Member of Active
          Gear, L.L.C.*
 10.24   Asset Purchase Agreement dated as of May 28, 1999 by and among HDA
          Parts System, Inc. and CNF Transportation Inc. and Vantage Parts of
          Illinois, Inc.*
 10.25   Stock Purchase Agreement dated as of June 7, 1999 by and among City
          Truck Holdings, Inc. and HDA Parts System, Inc. and The Shareholders
          of Superior Truck & Auto Supply, Inc.*
 10.26   Asset Purchase Agreement dated as of August 6, 1999 by and among HDA
          Parts Systems, Inc. and Certified Power, Inc.*
 10.27   Asset Purchase Agreement dated as of August 25, 1999 by and among
          Associated Brake Supply, Inc., California Equipment company,
          California Equipment Co. of Sacramento and The Shareholders of
          California Equipment Company and California Equipment Co. of
          Sacramento*
 10.28   Agreement and Plan of Merger, dated September 3, 1999, by and among
          QDSP Holdings, Inc., City Truck Holdings, Inc. and Fleetpride
          Acquisition Corporation.*
 10.29   Stock Purchase Agreement, dated as of October 8, 1999, among HDA Parts
          System, Inc. and The Shareholders of Wheels and Brakes, Inc.*
 12      Computation of Ratio of Earnings to Fixed Charges*
 21      Subsidiaries of HDA Parts System, Inc.*
 23.1    Consent of Latham & Watkins (included in Exhibit 5)
 23.2    Consent of PriceWaterhouseCoopers LLP*
 23.3    Consent of McGladrey & Pullen, LLP*
 23.4    Consent of Ernst & Young LLP*
 23.5    Consent of KPMG LLP*
 24      Powers of Attorney*
 25      Statement of Eligibility and Qualification on Form T-1 of U.S. Trust
          Company of California, N.A., as trustee*
 27      Financial Data Schedule*
 99.1    Letter of Transmittal with respect to the Exchange Offer*
 99.2    Notice of Guaranteed Delivery with respect of the Exchange Offer*

---------------------
 * Previously filed.